Exhibit 10.10

Execution Version

MASTER REPURCHASE AND SECURITIES CONTRACT

by and between

KREF LENDING I LLC,
a Delaware limited liability company

as Seller

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association

as Buyer

Dated as of October 21, 2015

TABLE OF CONTENTS

		Page

ARTICLE 1

APPLICABILITY

Section 1.01	Applicability	1

ARTICLE 2

DEFINITIONS AND INTERPRETATION

Section 2.01	Definitions	1
Section 2.02	Rules of Interpretation	34

ARTICLE 3

THE TRANSACTIONS

Section 3.01	Procedures	36
Section 3.02	Transfer of Purchased Assets; Servicing Rights	39
Section 3.03	Maximum Amount	39
Section 3.04	Early Repurchase Date; Mandatory Repurchases	40
Section 3.05	Repurchase	41
Section 3.06	Extension of the Maturity Date	42
Section 3.07	Payment of Price Differential and Fees	42
Section 3.08	Payment, Transfer and Custody	43
Section 3.09	Repurchase Obligations Absolute	43
Section 3.10	Future Funding Transaction	44

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01	Margin Deficit	45

ARTICLE 5

APPLICATION OF INCOME

Section 5.01	Waterfall Account; Servicer Account	46
Section 5.02	Before a Default or an Event of Default	47
Section 5.03	After Default or Event of Default	47

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ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01	Indemnity	79
Section 13.02	Expenses	81

ARTICLE 14

INTENT

Section 14.01	Safe Harbor Treatment	82
Section 14.02	Liquidation	82
Section 14.03	Qualified Financial Contract	82
Section 14.04	Netting Contract	82
Section 14.05	Master Netting Agreement	83

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

ARTICLE 16

NO RELIANCE

ARTICLE 17

SERVICING

Section 17.01	Servicing Rights	84
Section 17.02	Accounts Related to Purchased Assets	85
Section 17.03	Servicing Reports	85
Section 17.04	Servicer Event of Default	86

ARTICLE 18

MISCELLANEOUS

Section 18.01	Governing Law	86
Section 18.02	Submission to Jurisdiction; Service of Process	86
Section 18.03	IMPORTANT WAIVERS	87
Section 18.04	Integration	88
Section 18.05	Single Agreement	88
Section 18.06	Use of Employee Plan Assets	88
Section 18.07	Survival and Benefit of Seller’s Agreements	88

Section 18.08	Assignments and Participations	89
Section 18.09	Ownership and Hypothecation of Purchased Assets	91
Section 18.10	Confidentiality	91
Section 18.11	No Implied Waivers	91
Section 18.12	Notices and Other Communications	92
Section 18.13	Counterparts; Electronic Transmission	92
Section 18.14	No Personal Liability	92
Section 18.15	Protection of Buyer’s Interests in the Purchased Assets; Further Assurances	93
Section 18.16	Default Rate	94
Section 18.17	Set-off	94
Section 18.18	Seller’s Waiver of Set-off	95
Section 18.19	Power of Attorney	95
Section 18.20	Periodic Due Diligence Review	95
Section 18.21	Time of the Essence	96
Section 18.22	PATRIOT Act Notice	96
Section 18.23	Successors and Assigns; No Third Party Beneficiaries	96
Section 18.24	Acknowledgement of Anti-Predatory Lending Policies	96
Section 18.25	Maintenance of Financial Covenants	96

Schedules & Exhibits

Schedule 1	Asset Specific Representations and Warranties

Annex 1	Contact Information for Seller and Buyer

Exhibit A	Form of Transaction Request
Exhibit B	Form of Confirmation
Exhibit C	Form of Account Control Agreement
Exhibit D-1	Form of Closing Certificate
Exhibit D-2	Form of Compliance Certificate
Exhibit E	Form of Purchased Asset Data Summary
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Servicer Notice
Exhibit H	Form of Power of Attorney
Exhibit I	Form of Servicing Agreement
Exhibit J	Form of Future Funding Confirmation
Exhibit K	Form of Irrevocable Redirection Notice
Exhibit L-1	Form of Tax Compliance Certificate (For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-2	Form of Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit L-3	Form of Tax Compliance Certificate (For Foreign Participants That Are Partnerships U.S. Federal Income Tax Purposes)
Exhibit L-4	Form of Tax Compliance Certificate (For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

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THIS MASTER REPURCHASE AND SECURITIES CONTRACT, dated as of October 21, 2015 (this “Agreement”), is made by and between KREF LENDING I LLC, a Delaware limited liability company (as more specifically defined below, (“Seller”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (as more specifically defined below, “Buyer”).  Seller and Buyer (each also a “Party”) hereby agree as follows:

ARTICLE 1

APPLICABILITY

Section 1.01                       Applicability.  Subject to the terms and conditions of the Repurchase Documents, from time to time during the Funding Period and at the request of Seller, the Parties may enter into transactions in which Seller agrees to sell, transfer and assign to Buyer certain Assets and all related rights in, and interests related to, such Assets on a servicing released basis, against the transfer of funds by Buyer representing the Purchase Price for such Assets, with a simultaneous agreement by Buyer to transfer such Assets to Seller for subsequent repurchase on the related Repurchase Date, which date shall not be later than the Maturity Date, against the transfer of funds by Seller representing the Repurchase Price for such Assets.

ARTICLE 2

DEFINITIONS AND INTERPRETATION

Section 2.01                       Definitions.

“Accelerated Repurchase Date”:  Defined in Section 10.02.

“Account Control Agreement”:  A deposit account control agreement in favor of Buyer with respect to any bank account related to a Purchased Asset, in the form and substance of Exhibit C hereto.

“Actual Knowledge”:  With respect to any Person, the actual knowledge of such Person without further inquiry or investigation; provided, that for the avoidance of doubt, such actual knowledge shall include the actual knowledge of such Person and each of its employees, officers and directors involved in the management of any or all of the Transactions, Seller, Pledgor, Guarantor, any Affiliate and/or any or all of the Purchased Assets, as applicable.

“Affiliate”:  (a) When used with respect to Seller, Pledgor, Guarantor, KKR REIT or Manager, (i) Intervening Holdco, KKR REIT and any Subsidiary of KKR REIT that is also a direct or indirect parent of Seller, and (ii) Manager and (b) when used with respect to any other specified Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person.

“Affiliated Hedge Counterparty”:  Buyer, or an Affiliate of Buyer, in its capacity as a party to any Interest Rate Protection Agreement with Seller, or any Affiliate of Seller.

“Aggregate Amount Outstanding”:  On each date of the determination thereof, the total amount due and payable to Buyer by Seller in connection with all Transactions under this Agreement.

“Alternative Rate”:  A per annum rate based on an index approximating the behavior of LIBOR, as determined by Buyer.

“Anti-Terrorism Laws”:  Any Requirements of Law relating to money laundering or terrorism, including Executive Order 13224 signed into law on September 23, 2001, the regulations promulgated by the Office of Foreign Assets Control of the Treasury Department, and the PATRIOT Act.

“Applicable Percentage”:  For each Purchased Asset, the applicable percentage determined by Buyer for such Purchased Asset on the Purchase Date therefor as specified in the relevant Confirmation).

“Appraisal”:  An appraisal of the related Mortgaged Property conducted by an Independent Appraiser in accordance with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, and, in addition, certified by such Independent Appraiser as having been prepared in accordance with the requirements of the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, addressed to (either directly or pursuant to a reliance letter in favor of Buyer or reliance language in such Appraisal running to the benefit of Buyer as a successor and/or assign) and reasonably satisfactory to Buyer.

“Approved Investors”:  Any outside investor in KKR REIT that is acceptable to Buyer, in its sole discretion.

“Approved Representation Exception”:  Any Representation Exception furnished by Seller to Buyer and approved in writing by Buyer in its discretion prior to the related Purchase Date, which written approval may be contained in the applicable Confirmation.

“Asset”:  Any (a) Whole Loan or Senior Interest, the Mortgaged Property for which is included in the categories for Types of Mortgaged Property, but excluding (i) any distressed debt or (ii) any Equity Interest issued by a special purpose entity organized to issue collateralized debt or loan obligations or (b) Mezzanine Loan, but only to the extent that the Whole Loan to which such Mezzanine Loan relates is also a Purchased Asset hereunder.

“Assignment and Acceptance”:  Defined in Section 18.08(c).

“Bailee”:  With respect to any Transaction involving a Wet Mortgage Asset, (i) a national title insurance company, Paul Hastings LLP, or another nationally-recognized real estate counsel acceptable to Buyer and Seller or (ii) any other entity approved by Buyer and Seller, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Wet Mortgage Asset.

“Bailee Agreement”: The meaning set forth in the Custodial Agreement.

“Bankruptcy Code”:  Title 11 of the United States Code, as amended.

“Basic Mortgage Asset Documents”:  The following original (except as otherwise permitted in Section 2.01 of the Custodial Agreement), fully executed and complete documents (in each case together with an original general assignment, an original assignment or allonge, as applicable, executed in blank and, as applicable, an original assignment and assumption agreement or any similar document required by the terms of the applicable Purchased Asset Documents to effectuate an assignment of such Asset, executed by Seller in blank):  (1) the Mortgage Note or Mezzanine Note, as applicable (or, in the case of a Senior Interest consisting of a participation interest, the related participation certificate, with a certified true and correct copy of the related Mortgage Note), (2) the Mortgage (and, in the case of a Mezzanine Loan, all related pledge and security agreements and UCC-1 financing statements executed in connection therewith), (3) the assignment of Mortgage, (4) the assignment of leases and rents, if any, (5) the assignment of assignment of leases and rents (if applicable), and (6) the related security agreement (if applicable and, in the case of a Mezzanine Loan, each original certificate representing the related Equity Interests, together with an undated stock power, covering each such certificate, duly executed in blank).

“Blank Assignment Documents”:  Defined in Section 6.02(k).

“Book Value”:  For each Purchased Asset, as of any date, an amount, as certified by Seller in the related Confirmation, equal to the lesser of (a) the outstanding principal amount or par value thereof as of such date, and (b) the price that Seller initially paid or advanced in respect thereof plus any additional amounts advanced by Seller that were funded in connection with Seller’s future funding obligations under the related Purchased Asset Documents minus Principal Payments received by Seller and as further reduced by losses realized and write-downs taken by Seller, together with all other reductions in the unpaid balance due in connection with the related Whole Loan (including, with respect to any Senior Interest that is a participation, any reduction in the principal balance of the related Whole Loan).

“Business Day”:  Any day other than (a) a Saturday or a Sunday, (b) a day on which banks in the States of New York, Minnesota or North Carolina are authorized or obligated by law or executive order to be closed, (c) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Custodian is authorized or obligated by law or executive order to be closed, or (d) if the term “Business Day” is used in connection with the determination of LIBOR, a day on which dealings in Dollar deposits are not carried on in the London interbank market.

“Buyer”:  Wells Fargo Bank, National Association, in its capacity as Buyer under this Agreement and the other Repurchase Documents, together with its successors and permitted assigns.

“Buyer’s Margin Percentage”:  For any Purchased Asset as of any date, the percentage equivalent of the quotient obtained by dividing one (1) by the Applicable Percentage used to calculate the Purchase Price on the related Purchase Date.

“Capital Lease Obligations”:  With respect to any Person, the amount of all obligations of such Person to pay rent or other amounts under a lease of property to the extent and in the amount that such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Stock”:  Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“CFTC”:  The U.S. Commodity Futures Trading Commission.

“CFTC Regulations”:  The rules, regulations, orders and interpretations published or issued by the CFTC, as amended.

“Change of Control”:

(a)                                 The consummation of a merger or consolidation of KKR REIT or Guarantor with or into another entity or any other reorganization if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity’s stock or other ownership interest in such entity outstanding immediately after such merger, consolidation or such other reorganization is not owned directly or indirectly by Persons who were stockholders or holders of such other ownership interests in KKR REIT or Guarantor immediately prior to such merger, consolidation or other reorganization;

(b)                                 Any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor or KKR REIT entitled to vote generally in the election of directors, members or partners of forty-nine percent (49%) or more, other than Controlled Affiliates or to the extent such interests are obtained through a public market offering or secondary market trading;

(c)                                  With respect to Pledgor, Guarantor shall (i) cease to own and Control, of record and beneficially, directly or indirectly one hundred percent (100%) of the outstanding Capital Stock of Pledgor;

(d)                                 With respect to Seller, Pledgor shall cease to own, of record and beneficially, directly, one hundred percent (100%) of the outstanding Capital Stock of Seller and to Control Seller;

(e)                                  With respect to Guarantor, a Transfer of all or substantially all of Guarantor’s assets; or

(f)                                   With respect to Manager, (i) the sale, merger, consolidation or reorganization of Manager with or into any entity that is not a Controlled Affiliate as of the

Closing Date, (ii) Manager ceases to be sixty-six and sixty-seven one hundredths percent (66.67%) owned and Controlled, directly or indirectly, by Parent, (iii) Manager ceases for any reason to act as manager under the Management Agreement or (iv) the Management Agreement is terminated.

The term “person,” as used in this definition of Change of Control, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Class”:  With respect to an Asset, such Asset’s classification as one of the following: Whole Loan, Senior Interest or Mezzanine Loan.

“Cleared Swap”:  Any Interest Rate Protection Agreement that is cleared by a DCO.

“Closing Certificate”:  A true and correct certificate in the form of Exhibit D-1, executed by a Responsible Officer of Seller.

“Closing Date”:  October 21, 2015.

“Code”:  The Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collection Account”:  Any account established by a Servicer in connection with the servicing of any Asset or Purchased Asset.

“Commodity Exchange Act”:  The Commodity Exchange Act, as amended.

“Compliance Certificate”:  A true and correct certificate in the form of Exhibit D-2, executed by a Responsible Officer of Seller and Guarantor.

“Confirmation”:  A purchase confirmation in the form of Exhibit B, duly completed, executed and delivered by Seller and Buyer in accordance with Section 3.01.

“Connection Income Taxes”:  Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Liabilities”:  With respect to any Person as of any date of determination, all of the following as of such date: (a) liabilities and obligations (including any Guarantee Obligations) of such Person in respect of “off-balance sheet arrangements” (as defined in the Off-Balance Sheet Rules defined below in this definition), (b) obligations, including Guarantee Obligations, whether or not required to be disclosed in the footnotes to such Person’s financial statements, guaranteeing in whole or in part any Non-Recourse Indebtedness, lease, dividend or other obligation, excluding, however (i) contractual indemnities (including any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and (ii) guarantees of non-monetary obligations that have not yet been called on or quantified, of such Person or any other Person, and (c) forward commitments or obligations to fund or provide proceeds with respect to any loan or other financing that is obligatory and non-discretionary on the part of the lender.  The amount of any Contingent Liabilities described in the preceding clause (b) shall be deemed to be (i) with respect to a guarantee of interest or interest and principal, or operating income guarantee, the sum of all payments required to be made thereunder (which, in the case of an operating income guarantee, shall be deemed to be equal to the debt service for the note secured thereby), through (x) in the case of an interest or interest and principal guarantee, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (y) in the case of an operating income guarantee, the date through which such guarantee will remain in effect, and (ii) with respect to all guarantees not covered by the preceding clause (i), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and in the footnotes to the most recent financial statements of such Person.  “Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements and Aggregate Contractual Obligations, Securities Act Release Nos. 33-8182; 34-47264; FR-67 International Series Release No. 1266 File No. S7-42-02, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR Parts 228, 229 and 249).

“Contractual Obligation”:  With respect to any Person, any provision of any securities issued by such Person or any indenture, mortgage, deed of trust, deed to secure debt, contract, undertaking, agreement, instrument or other document to which such Person is a party or by which it or any of its property or assets are bound or are subject.

“Control”:  With respect to any Person, the direct or indirect possession of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling,” “Controlled” and “under common Control” have correlative meanings.

“Controlled Account Agreement”:  A control agreement with respect to (a) the Waterfall Account, dated as of the date of this Agreement, among Seller, Buyer and Deposit Account Bank, and (b) each Collection Account, dated as of the date of this Agreement, among the related Servicer, Buyer and the Deposit Account Bank.

“Controlled Affiliate”: Any entity that is majority-owned and Controlled by Parent.

“Current Mark-to-Market Value”:  For any Purchased Asset as of any date, the market value for such Purchased Asset as of such date as determined by Buyer, taking into account such criteria as and to the extent that Buyer deems appropriate, including as appropriate current market conditions, credit quality, liquidity of position, subordination, delinquency status and aging and any amounts owing to Buyer or a Hedge Counterparty under any related Interest Rate Protection Agreement, which market value, in each case, may be determined to be zero.

“Custodial Agreement”:  The Custodial Agreement, dated as of the date hereof, among Buyer, Seller and Custodian, as the same may be amended, modified, waived, supplemented, extended, replaced or restated from time to time.

“Custodian”:  Wells Fargo Bank, National Association, or any successor permitted by the Custodial Agreement.

“DCO”:  A “derivatives clearing organization,” as such term is defined in Section 1a(15) of the Commodity Exchange Act and the CFTC Regulations.

“Debt Yield”:  With respect to any Person and for any relevant time period, the percentage equivalent of the quotient obtained by dividing (i) the underwritten net cash flow for such period from the Mortgaged Properties securing the Purchased Assets, as determined by Buyer, by (ii) the Repurchase Price of such Purchased Assets on the last day of such time period.

“Default”:  Any event that, with the giving of notice or the lapse of time, or both, would become an Event of Default.

“Default Rate”:  Defined in Section 1 of the Fee Letter, which definition is incorporated herein by reference.

“Defaulted Asset”:  Any Asset or Purchased Asset and any related Whole Loan, as applicable, (a) that is one (1) day or more delinquent beyond the date following the expiration of all applicable notice, grace and/or cure periods set forth in the applicable Purchased Asset Documents in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents, other than those that were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, unless consented to by Buyer in accordance with the terms of this Agreement, (b) for which there is a Representation Breach with respect to such Asset or Purchased Asset, other than an Approved Representation Exception, (c) for which there is a non-monetary default under the related Purchased Asset Documents beyond any applicable notice or cure period in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents other than those that were disclosed in writing to Buyer prior to the Purchase Date of the related Purchased Asset, (d) an Insolvency Event has occurred with respect to the Underlying Obligor beyond any applicable notice, grace or cure periods set forth in the applicable Purchased Asset Documents, (e) with respect to which there has been an extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any related loan or participation document (in each case including, without limitation, any such document with respect to any Whole Loan related to any Senior Interest or Mezzanine Loan) that, in each case, has a material adverse effect on the value or cash-flow of such asset, as determined by Buyer, or (f) for which Seller or a Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property; provided that with respect to any Senior Interest or Mezzanine Loan, in addition to the foregoing such Senior Interest or Mezzanine Loan will also be considered a Defaulted Asset to the extent that the related Whole Loan would be considered a Defaulted Asset as described in this definition provided, further, in each case, without regard to any waivers or modifications of, or amendments to, the related Purchased Asset Documents.

“Deposit Account Bank”:  Wells Fargo Bank, National Association, or any other bank approved by Buyer.

“Derivatives Contract”:  Any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross—currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Derivatives Termination Value”:  With respect to any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in the preceding clause (a), the amount(s) determined as the mark—to—market value(s) for such Derivatives Contracts, as determined based on one or more mid—market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include Buyer).

“Dollars” and “$”:  Lawful money of the United States of America.

“Early Repurchase Date”:  Defined in Section 3.04.

“Eligible Asset”:  An Asset:

(a)                                 that has been approved as a Purchased Asset by Buyer;

(b)                                 with respect to which no Representation Breach exists;

(c)                                  that is not a Defaulted Asset;

(d)                                 with respect to which there are no future funding obligations on the part of Seller other than any future funding obligations expressly approved by Buyer pursuant to Section 3.10 which future funding obligations are and shall remain at all times, solely the obligations of Seller;

(e)                                  that does not result, in Buyer’s determination, in a failure of the Minimum Facility Debt Yield Test;

(f)                                   whose Mortgaged Property is not a hotel, unless (i) the hotel is a national flag hotel, (ii) Buyer has received a copy of the franchise agreement and related documents for operation of the hotel under the national flag, all reports issued by the franchisor and a comfort letter from the franchisor running to the benefit of successors and assigns of the lender, (iii) the hotel management is acceptable to Buyer, and (iv) the hotel manager has entered into a subordination of management agreement, all of which are acceptable to Buyer;

(g)                                  where the underlying Mortgaged Property is located in the United States, the Underlying Obligors are domiciled in the United States, and all obligations under the Asset and the Purchased Asset Documents are denominated and payable in Dollars;

(h)                                 the Mortgaged Property is not under construction, conversion or rehabilitation, and is not a condominium regime established for sale of individual units, and is not under conversion to another type of Asset that represents a subordinated interest in the related Mortgaged Property;

(i)                                     with respect to which all Underlying Obligors thereon (and any of their respective Affiliates) are not Sanctioned Entities;

(j)                                    that satisfies the LTV/LTC Test;

(k)                                 that does not involve an Equity Interest of Seller or any Affiliate of Seller that would result in (i) an actual or potential conflict of interest, (ii) an affiliation with an Underlying Obligor which results or could result in the loss or impairment of any material rights of the holder of the Asset; provided, Seller shall disclose to Buyer before the Purchase Date each Equity Interest held or to be held by Seller or any Affiliate of Seller with respect to such Asset whether or not it satisfies either of the preceding clauses (i) or (ii);

(l)                                     for which all Purchased Asset Documents have been delivered to Custodian in accordance with the terms hereof and the Custodial Agreement;

(m)                             that is secured or, with respect to a Senior Interest, the related Whole Loan is secured, by a perfected, first priority security interest on a fully “stabilized” or “transitional” Type of Mortgaged Property (or, in the case of a Mezzanine Loan, secured by first priority pledges of all of the Equity Interests of Persons that directly or indirectly own a commercial or multi-family property), as determined by Buyer;

(n)                                 that do not cause Seller to violate any Sub-Limit;

(o)                                 as to which either (i) each Underlying Obligor has delivered an executed Irrevocable Redirection Notice to Buyer, or (ii) the related Servicer has delivered an executed Servicer Notice to Buyer;

(p)                                 as to which all escrows, reserves and other collateral accounts are subject to Account Control Agreements in favor of Seller, each of which are collaterally assigned to Buyer; and

(q)                                 as to which, in the case of any Mezzanine Loan, the Whole Loan to which such Mezzanine Loan relates is also a Purchased Asset;

provided, that, notwithstanding the failure of an Asset or Purchased Asset to conform to the requirements of this definition, Buyer may, subject to such terms, conditions and requirements and Applicable Percentage adjustments as Buyer may require, designate in writing any such non-conforming Asset or Purchased Asset as an Eligible Asset, which designation (1) may include a temporary or permanent asset-specific waiver of one or more Eligible Asset requirements, and (2) shall not be deemed a waiver of the requirement that all other Assets and Purchased Assets must be Eligible Assets (including any Assets that are similar or identical to the Asset or Purchased Asset subject to the waiver).

“Eligible Assignee”:  Any of the following Persons designated by Buyer for purposes of Section 18.08(c), other than, at all times prior to the occurrence and during the continuance of a Default or an Event of Default, a Prohibited Transferee:  (a) a bank, financial institution, pension fund, insurance company, savings and loan association, investment bank, trust company, commercial credit corporation, pension plan, pension fund advisory firm, mutual fund, federal reserve bank, federal home loan bank, governmental entity or plan, or similar Person, an Affiliate of any of the foregoing, or any Affiliate of Buyer, and (b) any other Person to which Seller has consented; provided, that such consent of Seller shall not be unreasonably withheld, delayed or conditioned, and shall not be required at any time when a Default or Event of Default has occurred and is continuing.

“Environmental Laws”:  Any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline and rule of common law now or hereafter in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety or hazardous materials, including CERCLA, RCRA, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Oil Pollution Act of 1990, the Emergency Planning and the Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, the Occupational Safety and Health Act, and any state and local or foreign counterparts or equivalents.

“Equity Interests”:  With respect to any Person, (a) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (b) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (c) any security convertible into or exchangeable for any of the foregoing, and (d) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized but unissued on any date.

“ERISA”:  The Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate”:  Any trade or business (whether or not incorporated) that is a member of Seller’s, Pledgor’s, Manager’s or KKR REIT’s controlled group or under common control with Seller, Pledgor, Manager or KKR REIT, within the meaning of Section 414 of the Code.

“Event of Default”:  Defined in Section 10.01.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended.

“Excluded Taxes”:  Any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer:  (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes imposed on or measured by net worth (however denominated) and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or the office from which it books the Transactions located in, the jurisdiction imposing such Taxes (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) Taxes imposed on amounts payable to or for the account of Buyer with respect to an interest in the Repurchase Obligations pursuant to a law in effect on the date on which such Party (i) acquires such interest in the Repurchase Obligations or (ii) changes the office from which it books the Transactions, except in each case to the extent that, pursuant to Section 12.06, amounts with respect to such Taxes were payable either to such Party’s assignor immediately before such Party became a party hereto or to such Party immediately before it changed the office from which it books the Transactions, (c) Taxes attributable to Buyer’s failure to comply with Section 12.06(e) and (d) any withholding Taxes imposed under FATCA.  For the purpose of clarification, any reference to “Buyer” in this definition of “Excluded Taxes” refers also to any Eligible Assignee or Participant.

“Exit Fee”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Extension Condition”:  Defined in Section 3.06.

“Extension Fee”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Extension Period”:  Defined in Section 3.06.

“FATCA”:  Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any treaty, law, regulation or other official guidance enacted in any other jurisdiction pursuant to an intergovernmental agreement between the U.S. and any other such jurisdiction that facilitates the implementation of the foregoing.

“FCM”: A futures commission merchant subject to regulation under the Commodity Exchange Act.

“FDIA”:  Defined in Section 14.03.

“FDICIA”:  Defined in Section 14.04.

“Fee Letter”:  The fee and pricing letter, dated as of the date hereof, between Buyer and Seller, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Fitch”:  Fitch, Inc. or, if Fitch, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Foreign Buyer”:  A Buyer that is not a U.S. Person.

“Funding Expiration Date”:  The earliest to occur of (a) October 20, 2018, (b) any Accelerated Repurchase Date, and (c) any date on which the Maturity Date shall otherwise occur in accordance with the provisions hereof or Requirements of Law.

“Funding Fee”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Funding Period”:  The period from the Closing Date to but excluding the Funding Expiration Date.

“Future Funding Amount”:  With respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller and approved by Buyer pursuant to Section 3.10, the product of (a) the amount that Seller is funding as a post-closing advance on the related Future Funding Date as required by the related Purchased Asset Documents relating to such Purchased Asset, and (b) the Applicable Percentage for such Purchased Asset; provided, in no event shall the aggregate amount so requested by Seller exceed the amount of future funding set forth on the related Confirmation for the initial Transaction relating to such Purchased Asset, minus all previous Future Funding Amounts funded by Buyer relating to such Purchased Asset.

“Future Funding Confirmation”:  Defined in Section 3.10(i).

“Future Funding Date”:  With respect to any Purchased Asset for which a Future Funding Transaction has been requested by Seller and approved by Buyer, the date on which Seller is required to fund a Future Funding Amount pursuant to the Purchased Asset Documents relating to such Purchased Asset.

“Future Funding Request Package”:  With respect to one or more Future Funding Transactions, the following, to the extent applicable and available, unless any such items were previously delivered to Buyer and have not been modified since the date of each such delivery:  (a) the related request for advance, executed by the related Underlying Obligor (which shall include evidence of Seller’s approval of the related Future Funding Transaction), and any other documents that require Seller to fund; (b) the related affidavit executed by the related Underlying Obligor which covers such issues as Buyer shall request, and any other related documents; (c) the executed fund control agreement (or the executed escrow agreement, if funding through escrow); (d) copies of any guaranteed maximum price contracts, general contractor’s agreements and major sub-contracts (as defined in any such contract or agreement, as applicable); (e) the title policy endorsement for the advance; (f)  copies of any tenant leases; (g) executed copies of any service contracts; (h) updated financial statements, operating statements and rent rolls; (i) evidence of required insurance; (j) engineering reports and updates to the engineering reports; (k) an updated Underwriting Package for the related Purchased Asset; and (l) copies of any additional documentation as required in connection therewith, or as otherwise requested by Buyer.

“Future Funding Transaction”:  Any Transaction approved by Buyer pursuant to Section 3.10.

“GAAP”:  Generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents”:  With respect to any Person, its articles or certificate of incorporation or formation, by-laws, partnership, limited liability company, memorandum and articles of association, operating or trust agreement and/or other organizational, charter or governing documents.

“Governmental Authority”:  Any (a) nation or government, (b) state or local or other political subdivision thereof, (c) central bank or similar monetary or regulatory authority, (d) Person, agency, authority, instrumentality, court, regulatory body, central bank or other body or entity exercising executive, legislative, judicial, taxing, quasi—judicial, quasi—legislative, regulatory or administrative functions or powers of or pertaining to government, (e) court or arbitrator having jurisdiction over such Person, its Affiliates or its assets or properties, (f) stock exchange on which shares of stock of such Person are listed or admitted for trading, (g) accounting board or authority that is responsible for the establishment or interpretation of national or international accounting principles, in each case, whether foreign or domestic, and (h) supra-national body such as the European Union or the European Central Bank.

“Guarantee Agreement”: The Guarantee Agreement dated as of the date hereof, made by Guarantor in favor of Buyer.

“Guarantee Obligation”:  With respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of the obligations for which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, Contractual Obligation, Derivatives Contract or other obligations or Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation, or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); and provided, further, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum anticipated liability in respect thereof as reasonably determined by such Person.

“Guarantor”:  KKR Real Estate Finance Holdings, L.P., a Delaware limited partnership, together with its successors and assigns.

“Hedge Account”: The deposit account, established at Deposit Account Bank, in the name of Seller, pledged to Buyer and subject to an Account Control Agreement.

“Hedge Counterparty”:  Either (a) an Affiliated Hedge Counterparty, or (b) or any other counterparty, approved by Buyer, to any Interest Rate Protection Agreement with Seller; provided that in the case of a Cleared Swap, each reference in this Agreement to the Hedge Counterparty shall instead be a reference to the related DCO and; provided further that, in either case such agreement contains a consent satisfactory to Buyer to the collateral assignment to Buyer of all of the rights (but none of the obligations) of Seller thereunder.

“Hedge Required Asset”:  A Purchased Asset that has a fixed rate of interest or return, or any other Purchased Asset that may be designated as such by Buyer.

“Hotel Asset”:  A Purchased Asset that is directly or indirectly secured by one or more hotel properties.

“Income”:  With respect to any Purchased Asset, all of the following (in each case with respect to the entire par amount of the Asset represented by such Purchased Asset and not just with respect to the portion of the par amount represented by the Purchase Price advanced against such Asset) without duplication:  (a) all Principal Payments, (b) all Interest Payments, and (c) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such Purchased Asset, including Principal Payments, Interest Payments, principal and interest payments, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees, late charges, late fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds; provided, that any amounts that under the applicable Purchased Asset Documents are required to be deposited into and held in escrow or reserve to be used for a specific purpose, such as taxes and insurance, shall not be included in the term “Income” unless and until (i) an event of default exists under such Purchased Asset Documents, (ii) the holder of the related Purchased Asset has exercised or is entitled to exercise rights and remedies with respect to such amounts, (iii) such amounts are no longer required to be held for such purpose under such Purchased Asset Documents, or (iv) such amounts may be applied to all or a portion of the outstanding indebtedness under such Purchased Asset Documents.

“Indebtedness”:  With respect to any Person and any date, all of the following with respect to such Person as of such date:  (a) obligations in respect of money borrowed (including principal, interest, assumption fees, prepayment fees, yield maintenance charges, penalties, exit fees, contingent interest and other monetary obligations whether choate or inchoate and whether by loan, the issuance and sale of debt securities or the sale of property or assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets, or otherwise), (b) obligations, whether or not for money borrowed: (i) represented by notes payable, letters of credit or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered, or (iv) in connection with the issuance of Preferred Equity or trust preferred securities, (c) Capital Lease Obligations, (d) reimbursement obligations under any letters of credit or acceptances (whether or not the same have been presented for payment), (e) Off—Balance Sheet Obligations, (f) obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any mandatory redeemable stock issued by such Person or any other Person (inclusive of forward equity contracts), valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) as applicable, all obligations of such Person (but not the obligations of others) in respect of any equity commitment arrangements, credit enhancements, contingent or future funding obligations under any Purchased Asset or any obligation senior to any Purchased Asset, unfunded interest reserve amount under any Purchased Asset or any other obligation of such Person with respect to such Purchased Asset that is senior to such Purchased Asset, purchase obligation, repurchase obligation, sale/buy-back agreement, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests (other than mandatory redeemable stock)), (h) net obligations under any Derivatives Contract not entered into as a hedge against existing indebtedness, in an amount equal to the Derivatives Termination Value thereof, (i) all Non-Recourse Indebtedness, recourse indebtedness and all indebtedness of other Persons that such Person has guaranteed or is otherwise recourse to such Person, (j) all indebtedness of another Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents) on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment obligation; provided, that if such Person has not assumed or become liable for the payment of such indebtedness, then for the purposes of this definition the amount of such indebtedness shall not exceed the market value of the property subject to such Lien, (k) all Contingent Liabilities, (l) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person or obligations of such Person to pay the deferred purchase or acquisition price of property or assets, including contracts for the deferred purchase price of property or assets that include the procurement of services, (m) indebtedness of general partnerships of which such Person is liable as a general partner (whether secondarily or contingently liable or otherwise), and (n) obligations to fund capital commitments under any Governing Document, subscription agreement or otherwise.

“Indemnified Amounts”:  Defined in Section 13.01(a).

“Indemnified Person”:  Defined in Section 13.01(a).

“Indemnified Taxes”:  (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Seller under any Repurchase Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Independent Appraiser”:  A professional real estate appraiser that (i) is approved by Buyer in its sole discretion; (ii) was not selected or identified by the Underlying Obligor and is not affiliated with the lender under the mortgage or the Underlying Obligor; (iii) if engaged by

Seller or any of its Affiliates, Seller or such Affiliate, as applicable, is a “financial services institution” within the meaning of the Interagency Guidelines on Evaluations and Appraisals; (iv) is a member in good standing of the American Appraisal Institute; (v) is certified or licensed in the state where the subject Mortgaged Property is located and (vi) in each such case, has a minimum of five years’ experience in the subject property type.

“Independent Director” or “Independent Manager”:  An individual who has prior experience as an independent director, independent manager or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, or Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors or Independent Managers, independent members, another nationally recognized company approved by Buyer, in each case that is not an Affiliate of Seller and that provides professional independent directors, independent managers and/or other corporate services in the ordinary course of its business, and which individual is duly appointed as a member of the board of directors or board of managers of such corporation or limited liability company and is not, has never been, and will not while serving as Independent Director or Independent Manager be, any of the following:

(r)                                    a member, partner, equity holder, manager, director, officer or employee of Seller or any of its equity holders or Affiliates (other than (i) as an Independent Director or Independent Manager or “special member” of Seller and (ii) as an Independent Director or Independent Manager or “special member” of an Affiliate of Seller that is not in the direct chain of ownership of Seller and that is required by a creditor to be a single purpose bankruptcy remote entity, provided, however, that such Independent Director or Independent Manager is employed by a company that routinely provides professional Independent Directors or Independent Managers);

(s)                                   a creditor, supplier or service provider (including provider of professional services) to Seller or any of its equity holders or Affiliates (other than through a nationally-recognized company that routinely provides professional independent directors, independent managers and/or other corporate services to Seller, any single-purpose entity equity holder, or any of their respective equity holders or Affiliates in the ordinary course of business);

(t)                                    a family member of any such member, partner, equity holder, manager, director, officer, employee, creditor, supplier or service provider; or

(u)                                 a Person who controls (whether directly, indirectly or otherwise) any of the individuals described in the preceding clauses (a), (b) or (c).

An individual who otherwise satisfies the preceding definition other than clause (a) by reason of being the Independent Director or Independent Manager of a Special Purpose Entity affiliated with Seller shall not be disqualified from serving as an Independent Director or Independent Manager of Seller if the fees that such individual earns from serving as Independent Director or Independent Manager of Affiliates of Seller in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year.

“Insolvency Action”:  With respect to any Person, the taking by such Person of any action resulting in an Insolvency Event, other than solely under clause (g) of the definition thereof.

“Insolvency Event”:  With respect to any Person, (a) the filing of a decree or order for relief by a court having jurisdiction in the premises with respect to such Person or any substantial part of its assets or property in an involuntary case under any applicable Insolvency Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, or ordering the winding-up or liquidation of such Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of sixty (60) days, (b) the commencement by such Person of a voluntary case under any applicable Insolvency Law now or hereafter in effect, (c) the consent by such Person to the entry of an order for relief in an involuntary case under any Insolvency Law, (d) the consent by such Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such Person or for any substantial part of its assets or property, (e) the making by such Person of any general assignment for the benefit of creditors, (f) the admission in a legal proceeding of the inability of such Person to pay its debts generally as they become due, (g) the failure by such Person generally to pay its debts as they become due, or (h) the taking of action by such Person in furtherance of any of the foregoing.

“Insolvency Laws”:  The Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments and similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Insolvency Proceeding”:  Any case, action or proceeding before any court or other Governmental Authority relating to any Insolvency Event.

“Interest Expense”:  With respect to any Person, the amount of total interest expense incurred by such Person, and its consolidated Subsidiaries, including capitalized or accruing interest (but excluding interest funded under a construction loan), plus such Person’s proportionate share of interest expense from the joint venture investments and unconsolidated Affiliates of such Person, all with respect to such period.

“Interest Payments”:  With respect to any Purchased Asset, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such Purchased Asset.

“Interest Rate Protection Agreement”:  With respect to any or all Purchased Assets, any futures contract, options related contract, short sale of United States Treasury securities or any interest rate swap, cap, floor or collar agreement, total return swap or any other similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations either generally or under specific contingencies, in each case with a Hedge Counterparty and that is acceptable to Buyer.  For the avoidance of doubt, any Interest Rate Protection Agreement with respect to a Purchased Asset shall be included in the definitions of “Purchased Asset” and “Repurchase Document.”

“Internal Control Event”:  Fraud that involves management or other employees who have a significant role in, the internal controls of Seller or any Affiliate of Seller over financial reporting.

“Intervening Holdco”:  KKR Fund Holdings L.P., a Cayman Islands limited partnership, together with its successors and permitted assigns.

“Investment”: With respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, guaranty or credit enhancement of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person.  Any binding commitment or option to make an Investment in any other Person shall constitute an Investment.  Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in this Agreement, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Company Act”:  The Investment Company Act of 1940, as amended, restated or modified from time to time, including all rules and regulations promulgated thereunder.

“IPO Transaction”: shall mean any public offering involving the issuance of direct or indirect common equity interests in Initial Guarantor or any Person to which the assets of Initial Guarantor are contributed, including pursuant to an “UPREIT” structure, on a nationally recognized stock exchange in an underwritten primary public offering subsequent to the date hereof pursuant to a registration statement under the Investment Company Act which has been declared effective by the Securities and Exchange Commission (other than a registration statement on Form S-4, S-8 or any other similar form).

“Irrevocable Redirection Notice”:  A notice in the form of Exhibit K, sent by Seller, syndication agent or by Servicer on Seller’s behalf, directing the remittance of all Income with respect to a Purchased Asset to the Servicer Account and executed by the applicable Underlying Obligor, Servicer, syndication agent or such other appropriate Person in connection with the Purchased Asset, as applicable, as may be acceptable to Buyer.

“IRS”:  The United States Internal Revenue Service.

“KKR REIT”:  KKR Real Estate Finance Trust Inc., a Maryland corporation, together with its successors and assigns.

“Knowledge”:  With respect to any Person, means collectively (i) the Actual Knowledge of such Person, (ii) notice of any fact, event, condition or circumstance that would cause a reasonably prudent manager to conduct an inquiry that would give such Person Actual Knowledge, whether or not such Person actually undertook such an inquiry, and (iii) all knowledge that is imputed to a Person under any statute, rule, regulation, ordinance, or official decree or order.

“LIBOR”:  The rate of interest per annum determined by Buyer on the basis of the rate for deposits in Dollars for delivery on the first (1st) day of each Pricing Period, for a period approximately equal to such Pricing Period, as reported on Reuters Screen LIBOR01 Page (or any successor page) at approximately 11:00 a.m., London time, on the Pricing Rate Determination Date (or if not so reported, then as determined by Buyer from another recognized source or interbank quotation).  Each calculation by Buyer of LIBOR shall be conclusive and binding for all purposes, absent manifest error.  If the calculation of LIBOR results in a LIBOR rate of less than zero (0), LIBOR shall be deemed to be zero (0) for all purposes of this Agreement.

“Lien”:  Any mortgage, statutory or other lien, pledge, charge, right, claim, adverse claim, attachment, levy, hypothecation, assignment, deposit arrangement, security interest, UCC financing statement or encumbrance of any kind on or otherwise relating to any Person’s assets or properties in favor of any other Person or any preference, priority or other security agreement or preferential arrangement of any kind.

“LTV/LTC Test”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Manager”:  KKR Real Estate Finance Manager LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Margin Call”:  Defined in Section 4.01.

“Margin Deficit”:  Defined in Section 4.01.

“Market Disruption Event”:  Any event or events that, in the good faith determination of Buyer, results in (a) the effective absence of a “repo market” or related “lending market” for purchasing (subject to repurchase) or financing debt obligations secured by commercial mortgage loans or securities, (b) Buyer’s not being able to finance Purchased Assets through the “repo market” or “lending market” with traditional counterparties at rates that would have been reasonable prior to the occurrence of such event or events, (c) the effective absence of a “securities market” for securities backed by Purchased Assets, or (d) Buyer’s not being able to sell securities backed by Purchased Assets at prices that would have been reasonable prior to the occurrence of such event or events.

“Market Value”:  For any Purchased Asset as of any date, the lower of the Current Mark-to-Market Value and Book Value for such Purchased Asset (as determined by Buyer); provided that, notwithstanding any other provision of this Agreement, the Market Value of a Purchased Asset shall not exceed the lower of (x) the Market Value assigned to such Purchased Asset as of the Purchase Date, plus any additional amounts advanced by Seller that were funded in connection with Seller’s future funding obligations under the related Purchased Asset Documents, minus Principal Payments received by Seller or Buyer in respect of such Purchased Asset, and (y) the par value of such Purchased Asset as of such date; provided, further that the Market Value shall be automatically set at zero for any Purchased Asset with respect to which:

(v)                                 the requirements of the definition of Eligible Asset are not satisfied, as determined by Buyer;

(w)                               a Representation Breach exists, as determined by Buyer;

(x)                                 any statement, affirmation or certification made or information, document, agreement, report or notice delivered by Seller to Buyer is untrue in any material respect; provided that, to the extent that Seller provides corrected information in a timely manner satisfactory to Buyer (as determined in Buyer’s sole discretion), Buyer may waive its right to deem the Market Value of such Purchased Asset to be zero and, instead, adjust the Market Value of such Purchased Asset in Buyer’s sole discretion;

(y)                                 any Retained Interest, funding obligation or any other obligation of any kind has been transferred to Buyer;

(z)                                  Seller fails to repurchase such Purchased Asset by the Repurchase Date therefor;

(aa)                          an Insolvency Event has occurred with respect to any (i) Underlying Obligor, or (ii) co-participant or other Person having an interest in such Purchased Asset or any related Mortgaged Property which is pari passu with the rights of Buyer in such Purchased Asset;

(bb)                          Buyer determines that a material adverse effect has occurred with respect to the related Mortgaged Property or that such Purchased Asset is otherwise unlikely to be collectible on a timely basis;

(cc)                            all Purchased Asset Documents have not been delivered to Custodian within the time periods required by this Agreement and the Custodial Agreement;

(dd)                          any material Purchased Asset Document has been released from the possession of Custodian under the Custodial Agreement to Seller for more than ten (10) days;

(ee)                            the inclusion of such Purchased Asset would result in a violation of any applicable Sub-Limit; or

(ff)                              Seller fails to deliver any reports required hereunder where such failure adversely affects the Market Value thereof or Buyer’s ability to determine Market Value therefor.

“Material Adverse Effect”:  Any event, development or circumstance that has a material adverse effect on or material adverse change in or to (a) the property, assets, business, operations, financial condition or credit quality of Seller or any of its Affiliates, (b) the validity, legality, binding effect or enforceability of any material rights and remedies under any of the Repurchase Documents, Purchased Asset Documents, Purchased Assets or security interest granted hereunder or thereunder, (c) the rights and remedies of Buyer or any Indemnified Person under any Repurchase Document, (d) the Current Mark-to-Market Value, rating (if applicable), liquidity or other aspect of a material portion of the Purchased Assets, as determined by Buyer, or (e) the perfection or priority of any Lien granted under any Repurchase Document or Purchased Asset Document.

“Material Modification”:  Any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate rights, remedies, consents, approvals and waivers) of, any Purchased Asset, or Purchased Asset Document.  For the avoidance of doubt, non-material modifications, such as consent rights over non-material leases, budgets, utilization of reserves or the release of non-material reserves, approval of escrows and bonding amounts for mechanics’ or materialmen’s liens, tax abatements or tax challenges, and de minimis takings for road expansions, curb cuts or water drainage and ordinary and necessary use limitations that otherwise do not impact the current use of the property are specifically excluded from the scope of this definition.

“Materials of Environmental Concern”:  Any (a) substances that are regulated pursuant to Environmental Laws as “wastes,” “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” “pollutants” or “contaminants” or any such analogous term including, without limitation, asbestos, radon, mold, polychlorinated biphenyls and urea-formaldehyde, (b) oil, petroleum, or petroleum derived substances and (c) explosives or radioactive materials.

“Maturity Date”:  The earliest of (a) October 20, 2018, as such date may be extended pursuant to Section 3.06, (b) any Accelerated Repurchase Date, and (c) any date on which the Maturity Date shall otherwise occur in accordance with the provisions hereof or Requirements of Law.

“Maximum Amount”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Maximum Applicable Percentage”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Mezzanine Loan”:  A performing mezzanine loan secured by pledges of 100% of the Equity Interests of the Mortgagor or an Affiliate of the Mortgagor under the related Whole Loan.

“Mezzanine Loan Documents”:  With respect to any Purchased Asset that is a Mezzanine Loan, the Mezzanine Note, those documents executed in connection with, evidencing or governing such Mezzanine Loan and the Mortgage Loan Documents for the related Whole Loan including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Whole Loan).

“Mezzanine Note”:  The original executed promissory note or other tangible evidence of Mezzanine Loan indebtedness.

“Mezzanine Related Mortgage Asset”:  An Eligible Asset or a Purchased Asset for which one or more related Mezzanine Loans exist and with respect to which the principal balance of such Mezzanine Loan(s) remains outstanding.

“Minimum Facility Debt Yield Test”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Moody’s”:  Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Mortgage”:  Any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Asset File”:  The meaning specified in the Custodial Agreement.

“Mortgage Loan Documents”:  With respect to any Whole Loan, those documents executed in connection with and/or evidencing or governing such Whole Loan, including, without limitation those that are required to be delivered to Custodian under the Custodial Agreement.

“Mortgage Note”:  The original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a commercial mortgage loan.

“Mortgaged Property”:  (I) In the case of a Whole Loan or a Senior Interest, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral directly or indirectly securing repayment of the debt evidenced by (a) a Mortgage Note (in the case of a Whole Loan), and (b) the Mortgage Note of the Whole Loan to which such Senior Interest relates (in the case of a Senior Interest), and (II) in the case of a Mezzanine Loan, the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral owned by the Person (or Affiliate of such Person) the equity of which is pledged as collateral for such Mezzanine Loan.

“Mortgagee”:  The record holder of a Mortgage Note secured by a Mortgage.

“Mortgagor”:  The obligor on a Mortgage Note, including any Person who has assumed or guaranteed the obligations of the obligor thereunder.

“Multiemployer Plan”:  A Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Hotel Asset”:  A Purchased Asset that is not a Hotel Asset.

“Non-Recourse Indebtedness”:  With respect to any Person and any date, indebtedness of such Person as of such date for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, Insolvency Events, non-approved transfers or other events) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

“Off-Balance Sheet Obligations”:  With respect to any Person and any date, to the extent not included as a liability on the balance sheet of such Person, all of the following with respect to such Person as of such date: (a) monetary obligations under any financing lease or so—called “synthetic,” tax retention or off-balance sheet lease transaction that, upon the application of any Insolvency Laws, would be characterized as indebtedness, (b) monetary obligations under any sale and leaseback transaction that does not create a liability on the balance sheet of such Person, or (c) any other monetary obligation arising with respect to any other transaction that (i) is characterized as indebtedness for tax purposes but not for accounting purposes, or (ii) is the functional equivalent of or takes the place of borrowing but that does not constitute a liability on the balance sheet of such Person (for purposes of this clause (c), any transaction structured to provide Tax deductibility as Interest Expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Other Connection Taxes”:  With respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Taxes (other than a connection arising from Buyer having executed, delivered, become a Party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Repurchase Document, or sold or assigned an interest in any Transaction or Repurchase Document).

“Other Permitted Withdrawals”: Any withdrawal by Seller of amounts on deposit in the Hedge Account to the extent such amounts are related to an Interest Rate Protection Agreement entered into with respect to an Asset that is (i) no longer a Purchased Asset, or (ii) has been priced for securitization.

“Other Taxes”: Any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under any Repurchase Document or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Repurchase Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent”: KKR & Co. L.P., a Delaware limited partnership, together with its successors and assigns.

“Participant”:  Defined in Section 18.08(b).

“Participant Register”:  Defined in Section 18.08(g).

“Party”:  The meaning set forth in the preamble to this Agreement.

“PATRIOT Act”:  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, modified or replaced from time to time.

“Permitted Withdrawals”:  Any withdrawal by Seller of amounts on deposit in the Hedge Account, but only to the extent (i) that no Default or Event of Default has occurred and is continuing, (ii) such amounts relate to an Interest Rate Protection Agreement entered into with respect to an Asset that is a Purchased Asset and (iii) such amounts (a) relate to regularly scheduled payments due to Seller pursuant to a Hedge Counterparty’s obligations under the related Interest Rate Protection Agreement, (b) relate to regularly scheduled payments due to a Hedge Counterparty pursuant to Seller’s obligations under an Interest Rate Protection Agreement, or (c) are required to be delivered to a Hedge Counterparty in satisfaction of Seller’s collateral posting requirements under an Interest Rate Protection Agreement.

“Person”:  An individual, corporation, limited liability company, business trust, partnership, trust, unincorporated organization, joint stock company, sole proprietorship, joint venture, Governmental Authority or any other form of entity.

“Plan”:  An employee benefit or other plan established or maintained by Seller or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Seller or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions and that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“Plan Asset Regulation”:  The regulation of the United States Department of Labor at 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA).

“Pledge and Security Agreement”:  The Pledge and Security Agreement, dated as of the date hereof, between Buyer and Pledgor, as amended, modified, waived, supplemented, extended, restated or replaced from time to time.

“Pledged Collateral”:  Defined in the Pledge and Security Agreement.

“Pledgor”:  KKR Holdings I LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Power of Attorney”: Defined in Section 18.19.

“Preferred Equity”:  A performing current pay preferred equity position (with a put or synthetic maturity date structure replicating a debt instrument and excluding any perpetual preferred equity positions) evidenced by a stock share certificate or other similar ownership certificate representing the entire equity ownership interest in entities that own income producing commercial real estate.

“Price Differential”:  For any Pricing Period or portion thereof and (a) for any Transaction outstanding, the sum of the products, for each day during such Pricing Period or portion thereof, of (i) 1/360th of the Pricing Rate in effect for each Purchased Asset subject to such Transaction during such Pricing Period, times (ii) the outstanding Purchase Price for such Purchased Asset on each such day, or (b) for all Transactions outstanding, the sum of the amounts calculated in accordance with the preceding clause (a) for all Transactions.

“Pricing Margin”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Pricing Period”:  For any Purchased Asset, (a) in the case of the first Remittance Date for such Purchased Asset, the period from the Purchase Date for such Purchased Asset to but excluding such Remittance Date, and (b) in the case of any subsequent Remittance Date, the one-month period commencing on and including the prior Remittance Date and ending on but excluding such Remittance Date; provided, that no Pricing Period for a Purchased Asset shall end after the Repurchase Date for such Purchased Asset to the extent such Purchased Asset is actually repurchased on such Repurchase Date.

“Pricing Rate”:  For any Pricing Period, LIBOR for such Pricing Period plus the applicable Pricing Margin, which shall be subject to adjustment and/or conversion as provided in Sections 12.01 and 12.02; provided, that while an Event of Default is continuing, the Pricing Rate shall be the Default Rate.

“Pricing Rate Determination Date”:  (a) In the case of the first Pricing Period for any Purchased Asset, the related Purchase Date for such Purchased Asset, and (b) in the case of each subsequent Pricing Period, two (2) Business Days prior to the Remittance Date on which such Pricing Period begins or on any other date as determined by Buyer and communicated to Seller by written notice delivered at least one (1) week prior to the effective date of the proposed change.  The failure to communicate shall not impair Buyer’s decision to reset the Pricing Rate on any date.

“Principal Payments”:  For any Purchased Asset, all payments and prepayments of principal received for such Purchased Asset, including insurance and condemnation proceeds which are permitted by the terms of the Purchased Asset Documents to be applied to principal and are, in fact, so applied and recoveries of principal from liquidation or foreclosure which are permitted by the terms of the Purchased Asset Documents to be applied to principal and are, in fact, so applied.

“Prohibited Transferee”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Public Sale”:  KKR REIT, or any direct or indirect owner of 100% of the Equity Interests in KKR REIT, becomes a Public Vehicle, whether through one or more related spinoffs, distributions or equity issuance, or other similar transactions.

“Public Vehicle”: A Person whose securities are listed and traded on a nationally or internationally recognized securities exchange or quoted on a nationally or internationally recognized automated quotation system.

“Purchase Agreement”:  Any purchase agreement between Seller and any Transferor pursuant to which Seller purchased or acquired an Asset which is subsequently sold to Buyer hereunder, which Purchase Agreement shall contain a grant of a security interest in favor of Seller and authorize the filing of UCC financing statements against the Transferor with respect to such Asset.

“Purchase Date”:  For any Purchased Asset, the date on which such Purchased Asset is transferred by Seller to Buyer.

“Purchase Price”:  For any Purchased Asset, (a) as of the Purchase Date for such Purchased Asset, an amount equal to the product of the Market Value of such Purchased Asset, times the Applicable Percentage for such Purchased Asset, and (b) as of any other date, the amount described in the preceding clause (a), (i) increased by any Future Funding Amounts disbursed by Buyer to Seller or the related borrower with respect to such Purchased Asset and (ii) reduced by any amount of Margin Deficit transferred by Seller to Buyer pursuant to Section 4.01 and applied to the Purchase Price of such Purchased Asset, (ii) reduced by any Principal Payments remitted to the Waterfall Account and which were applied to the Purchase Price of such Purchased Asset by Buyer pursuant to clause fifth of Section 5.02, and (iii) reduced by any payments made by Seller in reduction of the outstanding Purchase Price, in each case on or prior to such date of determination with respect to such Purchased Asset.

“Purchased Asset Documents”:  Individually or collectively, as the context may require, the related Mortgage Loan Documents, Mezzanine Loan Documents and/or the related Senior Interest Documents.

“Purchased Assets”:  (a) For any Transaction, each Asset sold by Seller to Buyer in such Transaction, and (b) for the Transactions in general, all Assets sold by Seller to Buyer, in each case including, to the extent relating to such Asset or Assets, all of Seller’s right, title and interest in and to (i) Purchased Asset Documents, (ii) Servicing Rights, (iii) Servicing Files, (iv) mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder, (v) insurance policies, certificates of insurance and claims, payments and proceeds thereunder, (vi) the principal balance of such Assets, not just the amount advanced, (vii) amounts and property from time to time on deposit in the Waterfall Account or the Servicer Account, together with the both Waterfall Account and the Servicer Account themselves, (viii) collection, escrow, reserve, collateral or lock—box accounts and all amounts and property from time to time on deposit therein, to the extent of Seller’s or the holder’s interest therein, (ix) Income, (x) security interests of Seller in Derivatives Contracts entered into by Underlying Obligors, (xi) rights of Seller under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement, (xii) Interest Rate Protection Agreements relating to such Assets, (xiii) all of the Pledged Collateral, (xiv) all supporting obligations of any kind, and (xv) all proceeds related to the sale, securitization or other disposition thereof; provided, that (A) Purchased Assets shall not include any obligations of Seller or any Retained Interests, and (B) for purposes of the grant of security interest by Seller to Buyer set forth in Section 11.01, together with the other provisions of Article 11, Purchased Assets shall include all of the following: general intangibles, accounts, chattel paper, deposit accounts, securities accounts, instruments, securities, financial assets, uncertificated securities, security entitlements and investment property (as such terms are defined in the UCC) and replacements, substitutions, conversions, distributions or proceeds relating to or constituting any of the items described in the preceding clauses (i) through (xv).

“Rating Agency” or “Rating Agencies”:  Each of Fitch, Moody’s and S&P.

“Register”:  Defined in Section 18.08(f).

“REIT”:  A Person satisfying the conditions and limitations set forth in Section 856(b), Section 856(c), and Section 857(a) of the Code and qualifying as a real estate investment trust, as defined in Section 856(a) of the Code.

“Release”:  Any generation, treatment, use, storage, transportation, manufacture, refinement, handling, production, removal, remediation, disposal, presence or emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of any Materials of Environmental Concern on, about, under, from or within all or any portion of any Mortgaged Property (other than cleaning supplies customarily used in the types of operations conducted at the applicable Mortgaged Property).

“Release Amount”:  With respect to any Purchased Asset, an amount equal to the lesser of (i) the Release Percentage multiplied by the unpaid Purchase Price of the related Purchased Asset, and (ii) the Aggregate Amount Outstanding.

“Release Percentage”: Defined in the Fee Letter, which definition is incorporated herein by reference.

“Remedial Work”:  Any investigation, inspection, site monitoring, containment, clean—up, removal, response, corrective action, mitigation, restoration or other remedial work of any kind or nature because of, or in connection with, the current or future presence, suspected presence, Release or threatened Release in or about the air, soil, ground water, surface water or soil vapor, including any action to comply with any applicable Environmental Laws or directives of any Governmental Authority with regard to any Environmental Laws.

“Remittance Date”:  The 12th day of each month (or if such day is not a Business Day, the next following Business Day, or if such following Business Day would fall in the following month, the next preceding Business Day), or such other day as is mutually agreed to by Seller and Buyer.

“REOC”:  A Real Estate Operating Company within the meaning of Regulation Section 2510.3-101(e) of the Plan Asset Regulations.

“Representation Breach”:  Any representation, warranty, certification, statement or affirmation made or deemed made by Seller, Pledgor or Guarantor in any Repurchase Document (including in Schedule 1) or in any certificate, notice, report or other document delivered pursuant to any Repurchase Document, that proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any Knowledge or lack of Knowledge thereof by such Person; provided that no representation or warranty with respect to which a related Approved Representation Exception exists shall constitute a Representation Breach.

“Representation Exceptions”:  With respect to each Purchased Asset, a written list prepared by Seller and delivered to Buyer prior to the Purchase Date of such Purchased Asset specifying, in reasonable detail, the representations and warranties (or portions thereof) set forth in this Agreement (including in Schedule 1) that are not satisfied with respect to an Asset or Purchased Asset.

“Repurchase Date”:  For any Purchased Asset, the earliest to occur of (a) the Maturity Date, without giving effect to any unexercised extensions thereof, (b) any Early Repurchase Date therefor, (c) the Business Day on which Seller is to repurchase such Purchased Asset as specified by Seller and agreed to by Buyer in the related Confirmation, and (d) the date that is two (2) Business Days prior to the maturity date (under the related Purchased Asset Documents with respect to such Purchased Asset including, with respect to each Senior Interest that is a participation, the related Whole Loan) for such Purchased Asset, without giving effect to any extension of such maturity date, whether by modification, waiver, forbearance or otherwise (other than extensions at the Underlying Obligor’s option and which do not require consent of the lender(s) thereunder pursuant to the terms of the Purchased Asset Documents with respect to such Purchased Asset) other than extensions that have been approved by Buyer in writing in its sole discretion without giving effect to any amendments other than those which have been similarly approved by Buyer in writing in its sole discretion; provided that, solely with respect to this clause (d), the settlement date with respect to such Repurchase Date and Purchased Asset may occur two (2) Business Days thereafter as provided in Section 3.05).

“Repurchase Documents”:  Collectively, this Agreement, the Custodial Agreement, the Fee Letter, the Controlled Account Agreement, the Servicing Agreement and any related sub-servicing agreements, all Interest Rate Protection Agreements, the Pledge and Security Agreement, the Guarantee Agreement, all Account Control Agreements, the Power of Attorney, all Confirmations, all UCC financing statements, amendments and continuation statements filed pursuant to any other Repurchase Document, and all additional documents, certificates, agreements or instruments, the execution of which is required or necessary for, or incidental to, performing or carrying out any other Repurchase Document.

“Repurchase Obligations”:  All obligations of Seller to pay the Repurchase Price on the Repurchase Date and all other obligations and liabilities of Seller to Buyer arising under or in connection with the Repurchase Documents (for the avoidance of doubt, including all Interest Rate Protection Agreements), whether now existing or hereafter arising, and, without duplication, all interest and fees that accrue to Buyer and its Affiliates after the commencement by or against Seller or any of its Affiliates of any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (in each case, whether due or accrued).

“Repurchase Price”:  For any Purchased Asset as of any date, an amount equal to the sum of (a) the outstanding Purchase Price as of such date (as increased by any Future Funding Amounts and any other additional funds advanced in connection with such Purchased Asset), (b) the accrued and unpaid Price Differential for such Purchased Asset as of such date, (c) all other amounts that are, or otherwise would be, due and payable as of such date by Seller to Buyer under this Agreement or any Repurchase Document, (d) any accrued and unpaid fees and expenses and indemnity amounts, late fees, default interest, breakage costs and any other amounts owed by Seller or Guarantor to Buyer or any of its Affiliates under this Agreement, any Repurchase Document or otherwise, (e) unless, simultaneously with such repurchase, all other amounts otherwise due and payable under this Agreement are being repaid in full in connection with the termination of this Agreement, an amount equal to any unpaid Release Amounts, and (f) any applicable Exit Fee for such Purchased Asset.

“Requirements of Law”:  With respect to any Person or property or assets of such Person and as of any date, all of the following applicable thereto as of such date: all Governing Documents and existing and future laws, statutes, rules, regulations, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by any Governmental Authority (including Environmental Laws, ERISA, regulations of the Board of Governors of the Federal Reserve System, and laws, rules and regulations relating to usury, licensing, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other Governmental Authority.

“Responsible Officer”:  With respect to any Person, the chief executive officer, the chief financial officer, the chief accounting officer, the treasurer or the chief operating officer of such Person or such other officer designated as an authorized signatory pursuant to such Person’s Governing Documents.

“Retained Interest”:  (a) With respect to any Purchased Asset, (i) all duties, obligations and liabilities of Seller thereunder, including payment and indemnity obligations, (ii) all obligations of agents, trustees, servicers, administrators or other Persons under the documentation evidencing such Purchased Asset, and (iii) if any portion of the Indebtedness related to such Purchased Asset is owned by another lender or is being retained by Seller, the interests, rights and obligations under such documentation to the extent they relate to such portion, and (b) with respect to any Purchased Asset with an unfunded commitment on the part of Seller, all obligations to provide additional funding, contributions, payments or credits.

“S&P”:  Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or, if Standard & Poor’s Ratings Services is no longer issuing ratings, another nationally recognized rating agency reasonably acceptable to Buyer.

“Sanctioned Entity”:  (a) A country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, that (in the case of the preceding clauses (a), (b), (c) and this clause (d)) is subject to a country sanctions program administered and enforced by the Office of Foreign Assets Control, or (e) a Person named on the list of Specially Designated Nationals maintained by the Office of Foreign Assets Control.

“Seller”:  The Seller named in the preamble of this Agreement.

“Senior Interest”:  (a) A senior or pari passu participation interest in a Whole Loan, or (b) an “A note” in an “A/B structure” in a Whole Loan, in each case for which the Mortgaged Property has fully stabilized, as determined by Buyer.

“Senior Interest Documents”:  For any Senior Interest, the Senior Interest Note, together with any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Senior Interest, and the Mortgage Loan Documents for the related Whole Loan, and including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement (which documents so required to be delivered to Custodian shall only be required to include, for the avoidance of doubt, copies of the Mortgage Loan Documents for the related Whole Loan).

“Senior Interest Note”:  (a) The original executed promissory note, participation or other certificate or other tangible evidence of a Senior Interest, (b) the related original Mortgage Note (or, if Seller cannot obtain the original, then a certified copy thereof), and (c) the related original participation and/or intercreditor agreement, as applicable (or, if Seller cannot obtain the original, then a certified copy thereof with a lost note affidavit signed by a senior officer of Seller in such form as is acceptable to Buyer in its discretion).

“Servicer”: For each Purchased Asset, as determined in accordance with Article 17, either (a) Wells Fargo Bank, National Association, or its designee, (b) Situs Asset Management LLC, or (c) another servicer acceptable to Buyer, in each case servicing such Purchased Asset under a Servicing Agreement.

“Servicer Account”:  The segregated, non-interest bearing account, created and maintained at Deposit Account Bank pursuant to the Servicing Agreement, which shall be in Servicer’s name on behalf of Buyer pursuant to the Servicing Agreement, account number ###-#######.

“Servicer Event of Default”:  With respect to a Servicer, any default or event of default (however defined) under the Servicing Agreement between Servicer, Seller and Buyer (if applicable).

“Servicer Notice”:  A notice in the form of Exhibit G sent by Seller to Servicer, and countersigned and returned by Servicer, directing the remittance of all Income directly into the Collection Account or Waterfall Account, as applicable.

“Servicing Agreement”:  An agreement entered into by Buyer (if applicable), Seller and a Servicer for the servicing of Purchased Assets, acceptable to Buyer.

“Servicing File”:  With respect to any Purchased Asset, the file retained and maintained by Seller or a Servicer, including the originals or copies of all Purchased Asset Documents and other documents and agreements relating to such Purchased Asset, including to the extent applicable all servicing agreements, files, documents, records, data bases, computer tapes, insurance policies and certificates, appraisals, other closing documentation, payment history and other records relating to or evidencing the servicing of such Purchased Asset, which file shall be held by or on behalf of Seller and/or a Servicer for and on behalf of Buyer.

“Servicing Rights”:  All right, title and interest of Seller or any of its Affiliates, or any other Person, in and to any and all of the following:  (a) rights to service and/or sub-service, and collect and make all decisions with respect to, the Purchased Assets and/or any related Whole Loans, (b) amounts received by Seller or any of its Affiliates, or any other Person, for servicing and/or sub-servicing the Purchased Assets and/or any related Whole Loans, (c) late fees, penalties or similar payments with respect to the Purchased Assets and/or any related Whole Loans, (d) agreements and documents creating or evidencing any such rights to service and/or sub-service (including, without limitation, all Servicing Agreements), together with all documents, files and records relating to the servicing and/or sub-servicing of the Purchased Assets and/or any related

Whole Loans, and rights of Seller, or any of its Affiliates, or any other Person thereunder, (e) escrow, reserve and similar amounts with respect to the Purchased Assets and/or any related Whole Loans, (f) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to the Purchased Assets and/or any related Whole Loans, and (g) accounts and other rights to payment related to the Purchased Assets and/or any related Whole Loans.

“Solvent”:  With respect to any Person at any time, having a state of affairs such that all of the following conditions are met at such time:  (a) the fair value of the assets and property of such Person is greater than the amount of such Person’s liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated for purposes of Section 101(32) of the Bankruptcy Code, (b) the present fair salable value of the assets and property of such Person in an orderly liquidation of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its assets and property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets and property would constitute unreasonably small capital.

“Special Purpose Entity”: A corporation, limited partnership or limited liability company that, since the date of its formation (unless otherwise indicated in this Agreement) and at all times on and after the date hereof, has complied with and shall at all times comply with the provisions of Article 9.

“Structuring Fee”:  Defined in the Fee Letter, which definition is incorporated herein by reference.

“Sub-Limit”:

(gg)                            the Market Value ascribed to any individual Purchased Asset shall not exceed 30% of the Maximum Amount; and

(hh)                          the Market Value ascribed to all Hotel Assets in the aggregate shall not exceed 30% of the Maximum Amount.

“Subsidiary”: With respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Taxes”:  All present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Sheet”:  The letter dated July 21, 2015 from Buyer to KKR REIT.

“Transaction”:  With respect to any Asset, the sale and transfer of such Asset from Seller to Buyer pursuant to the Repurchase Documents against the transfer of funds from Buyer to Seller representing the Purchase Price for such Asset.

“Transaction Request”:  Defined in Section 3.01(a).

“Transferor”:  The seller of an Asset under a Purchase Agreement.

“Type”:  With respect to a Mortgaged Property underlying any Purchased Asset, such Mortgaged Property’s classification as one of the following, as designated by Buyer in its sole discretion, which designation shall be noted on the related Confirmation:  multifamily, retail, office, industrial or hospitality.

“UCC”:  The Uniform Commercial Code as in effect in the State of New York; provided, that, if, by reason of a Requirement of Law, the perfection, effect on perfection or non-perfection or priority of the security interest in any Purchased Asset is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, then “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority.

“Underlying Obligor”:  Individually and collectively, as the context may require, (a) in the case of a Purchased Asset that is a Whole Loan, the Mortgagor and each obligor and guarantor under such Purchased Asset, including (i) any Person who has not signed the related Mortgage Note but owns an interest in the related Mortgaged Property, which interest has been encumbered to secure such Purchased Asset, and (ii) any other Person who has assumed or guaranteed the obligations of such Mortgagor under the Purchased Asset Documents relating to a Purchased Asset, (b) in the case of a Purchased Asset that is a Senior Interest, the Mortgagor and each obligor and any other Person who has assumed or guaranteed the related Whole Loan, and (c) in the case of any Purchased Asset that is a Mezzanine Loan, (i) all Underlying Obligors with respect to the related Whole Loan and the owner of the related Mortgaged Property, (ii) the borrower under the related Mezzanine Loan, and (iii) any other Person who has assumed or guaranteed the obligation of such Mezzanine Loan borrower.

“Underwriting Package”:  With respect to one or more Assets, the internal document or credit committee memorandum (which may be redacted to protect non-material confidential information) setting forth all material information relating to an Asset which is known by Seller, prepared by Seller for its evaluation of such Asset, to include at a minimum all the information required to be set forth in the relevant Confirmation.  In addition, the Underwriting Package shall include all of the following, to the extent applicable and available:

(ii)                                  all Purchased Asset Documents required to be delivered to Custodian under Section 2.01 of the Custodial Agreement;

(jj)                                an Appraisal, together with a property condition report, a Phase I environmental report and, if appropriate, a seismic report;

(kk)                          the current occupancy report, tenant stack and rent roll;

(ll)                                  all available property-level financial statements, which shall cover, at a minimum, the two (2) year period since construction of the applicable Mortgaged Property was completed or, if the construction of the applicable Mortgaged Property was completed more recently than two (2) years prior to the date of the related Transaction Request, property level financial statements which shall cover the time period from completion of construction to the Transaction Request date, unless the related Mortgaged Property has been operational for less than two (2) years, in which case such financial statements shall cover for the time period beginning from and after the date such operations at the related Mortgaged Property first commenced;

(mm)                  the current financial statement of the Underlying Obligor;

(nn)                          the Mortgage Asset File;

(oo)                          third-party reports and agreed-upon procedures, letters and reports (whether drafts or final forms), site inspection reports, market studies and other due diligence materials prepared by or on behalf of or delivered to Seller;

(pp)                          aging of accounts receivable and accounts payable;

(qq)                          copies of all Purchased Asset Documents not otherwise required to be delivered pursuant to clause (a) above;

(rr)                                such further documents or information as Buyer may request;

(ss)                              any and all agreements, documents, reports, or other information concerning the Purchased Assets (including, without limitation, all of the related Purchased Asset Documents) received or obtained in connection with the origination of the Purchased Assets;

(tt)                                any other material documents or reports concerning the Purchased Assets prepared or executed by Seller or any of its Affiliates;

(uu)                          if the related Asset was acquired by Seller from a third party, all documents, instruments and agreements received in respect of the closing of the acquisition transaction under the Purchase Agreement;

(vv)                          for any Mezzanine Loan, copies of all documents executed in connection therewith including, without limitation, the related intercreditor agreement, any co-lender agreement and all similar agreements; and

(ww)                      for any prospective Purchased Asset where building renovations and/or tenant improvement work is contemplated under the Purchased Asset Documents or any survey, plans or budgets prepared in connection with the related Mortgaged Property, copies of any such plans or budgets, which plans and/or budgets as applicable, shall be acceptable to Buyer in its sole discretion.

“U.S. Person”:  Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”:  Defined in Section 12.06(e).

“VCOC”: A “venture capital operating company” within the meaning of Section 2510.3-101(d) of the Plan Asset Regulations.

“Waterfall Account”:  A segregated non-interest bearing account established at Deposit Account Bank, in the name of Seller, pledged to Buyer and subject to a Controlled Account Agreement.

“Wet Mortgage Asset”:  An Eligible Asset for which (i) the scheduled funding date is the proposed Purchase Date set forth in the Transaction Request, (ii) Seller has delivered a Transaction Request pursuant to Section 3.01(g) hereof, and (iii) a complete Mortgage Asset File has not been delivered to Custodian prior to the related Purchase Date.

“Whole Loan”:  A performing commercial real estate whole loan made to the related Underlying Obligor and secured primarily by a perfected, first priority Lien in the related underlying Mortgaged Property, including, without limitation (A) with respect to any Senior Interest, the Whole Loan in which Seller owns a Senior Interest, and (B) with respect to any Mezzanine Loan, the Whole Loan made to the Mortgagor or Affiliate of such Mortgagor whose Equity Interests, directly or indirectly, secure such Mezzanine Loan.

Section 2.02                       Rules of Interpretation.  Headings are for convenience only and do not affect interpretation.  The following rules of this Section 2.02 apply unless the context requires otherwise.  The singular includes the plural and conversely.  A gender includes all genders.  Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to an Article, Section, Subsection, Paragraph, Subparagraph, Clause, Annex, Schedule, Appendix, Attachment, Rider or Exhibit is, unless otherwise specified, a reference to an Article, Section, Subsection, Paragraph, Subparagraph or Clause of, or Annex, Schedule, Appendix, Attachment, Rider or Exhibit to, this Agreement, all of which are hereby incorporated herein by this reference and made a part hereof.  A reference to a party to this Agreement or another agreement or document includes the party’s successors, substitutes or assigns permitted by the Repurchase Documents.  A reference to an agreement or document is to the agreement or document as amended, restated, modified, novated, supplemented or replaced, except to the extent prohibited by any Repurchase Document.  A reference to legislation or to a provision of legislation includes a modification, codification, replacement, amendment or reenactment of it, a legislative provision substituted for it and a rule, regulation or statutory instrument issued under it.  A reference to writing includes a facsimile or electronic transmission and any means of reproducing words in a tangible and permanently visible form.  A reference to conduct includes an omission, statement or undertaking, whether or not in writing.  A Default or Event of Default exists until it has been cured or waived in writing by Buyer.  The words “hereof,” “herein,” “hereunder” and similar words refer to this

Agreement as a whole and not to any particular provision of this Agreement, unless the context clearly requires or the language provides otherwise.  The word “including” is not limiting and means “including without limitation.”  The word “any” is not limiting and means “any and all” unless the context clearly requires or the language provides otherwise.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”  The words “will” and “shall” have the same meaning and effect.  A reference to day or days without further qualification means calendar days.  A reference to any time means New York time.  This Agreement may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their respective terms.  Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed in accordance with GAAP, and all accounting determinations, financial computations and financial statements required hereunder shall be made in accordance with GAAP, without duplication of amounts, and on a consolidated basis with all Subsidiaries.  All terms used in Articles 8 and 9 of the UCC, and used but not specifically defined herein, are used herein as defined in such Articles 8 and 9.  A reference to “fiscal year” and “fiscal quarter” means the fiscal periods of the applicable Person referenced therein.  A reference to an agreement includes a security interest, guarantee, agreement or legally enforceable arrangement whether or not in writing.  A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.  Whenever a Person is required to provide any document to Buyer under the Repurchase Documents, the relevant document shall be provided in writing or printed form unless Buyer requests otherwise.  At the request of Buyer, the document shall be provided in computer disk form or both printed and computer disk form.  The Repurchase Documents are the result of negotiations between the Parties, have been reviewed by counsel to Buyer and counsel to Seller, and are the product of both Parties.  No rule of construction shall apply to disadvantage one Party on the ground that such Party proposed or was involved in the preparation of any particular provision of the Repurchase Documents or the Repurchase Documents themselves.  Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents, and may form opinions and make determinations, in its sole and absolute discretion.  Reference herein or in any other Repurchase Document to Buyer’s discretion, shall mean, unless otherwise expressly stated herein or therein, Buyer’s sole and absolute discretion, subject to the implied covenant of good faith and fair dealing under New York law in effect on the Closing Date, and the exercise of such discretion shall be final and conclusive.  In addition, whenever Buyer has a decision or right of determination, opinion or request, exercises any right given to it to agree, disagree, accept, consent, grant waivers, take action or no action or to approve or disapprove (or any similar language or terms), or any arrangement or term is to be satisfactory or acceptable to or approved by Buyer (or any similar language or terms), the decision of Buyer with respect thereto shall be in the sole and absolute discretion of Buyer, and such decision shall be final and conclusive, except as may be otherwise specifically provided herein.

ARTICLE 3

THE TRANSACTIONS

Section 3.01                       Procedures.

(a)                                 From time to time during the Funding Period, but not more frequently than twice per week, Seller may request Buyer to enter into a proposed Transaction by sending Buyer a notice substantially in the form of Exhibit A (“Transaction Request”), which Transaction Request shall:  (i) describe the Transaction and each proposed Asset and any related Mortgaged Property and other security therefor in reasonable detail, (ii) transmit a complete Underwriting Package for each proposed Asset, (iii) set forth the Representation Exceptions requested, if any, with respect to each proposed Asset, and (iv) indicate the amount of all then-currently unfunded future funding obligations, and the portion thereof expected to be funded by Buyer under Section 3.10.  Seller shall promptly deliver to Buyer any supplemental materials requested at any time by Buyer.  Buyer shall conduct such review of the Underwriting Package and each such Asset as Buyer determines appropriate.  Buyer shall determine whether or not it is willing to purchase any or all of the proposed Assets, and if so, on what terms and conditions.  In connection with such review and determination, Buyer may also consider the pro forma effect that acquiring the proposed Purchased Asset would have on the concentrations of specific asset categories.  It is expressly agreed and acknowledged that Buyer is entering into the Transactions on the basis of all such representations and warranties and on the completeness and accuracy of the information contained in the applicable Underwriting Package, and any incompleteness or inaccuracies in the related Underwriting Package will only be acceptable to Buyer if disclosed in writing to Buyer by Seller in advance of the related Purchase Date, and then only if Buyer opts to purchase the related Purchased Asset from Seller notwithstanding such incompleteness and inaccuracies.  In the event of a Representation Breach, Seller shall immediately repurchase the related Asset or Assets in accordance with Section 3.05.

(b)                                 Buyer shall give Seller notice of the date when Buyer has received a complete Transaction Request, together with the Underwriting Package, supplemental materials and any other documentation required pursuant to Section 3.01(a) or otherwise required under any Repurchase Documents.  Buyer shall endeavor to communicate to Seller a preliminary non-binding determination of whether or not it is willing to purchase any or all of such Assets, and if so, on what terms and conditions, within five (5) Business Days (or, if two (2) or more prospective Purchased Assets are being considered for purchase by Buyer at the same time, within ten (10) Business Days) after such date, and if its preliminary determination is favorable, by what date Buyer expects to communicate to Seller a final non-binding indication of its determination; provided that, if Buyer has not communicated its preliminary non-binding indication to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Asset.  Thereafter, if Buyer has granted its preliminary approval, Buyer shall provide final approval or disapproval of any such proposed Purchased Asset within five (5) Business Days (or, if two (2) or more prospective Purchased Assets are being considered for purchase by Buyer at the same time, within ten (10) Business Days) from the date of the preliminary approval, but the failure of Buyer to do so shall not be treated for any purpose as a breach of the terms of this Agreement by Buyer or deprive Buyer of any of its rights or remedies hereunder or under any other Repurchase Document.  If Buyer has not communicated its final non-binding indication to Seller by such date, Buyer shall automatically and without further action be deemed to have determined not to purchase any such Asset.

(c)                                  If Buyer communicates to Seller a final non-binding determination that it is willing to purchase any or all of such Assets, Seller shall deliver to Buyer an executed preliminary Confirmation for such Transaction, describing each such Asset and its proposed Purchase Date, Market Value, Applicable Percentage, Purchase Price and such other terms and conditions as Buyer may require prior to the Purchase Date.  If Buyer requires changes to the preliminary Confirmation, Seller shall make such changes and re-execute the preliminary Confirmation.  If Buyer determines to enter into the Transaction on the terms described in the preliminary Confirmation, Buyer shall promptly execute and return the same to Seller, which shall thereupon become effective as the Confirmation of the Transaction.  Buyer’s approval of the purchase of an Asset on such terms and conditions as Buyer may require shall be evidenced only by its execution and delivery of the related Confirmation.  For the avoidance of doubt, Buyer shall not (i) be bound by any preliminary or final non-binding determination referred to above, (ii) be deemed to have approved the purchase of an Asset by virtue of the approval or entering into by Buyer of a rate lock agreement, Interest Rate Protection Agreement, total return swap or any other agreement with respect to such Asset, or (iii) be obligated to purchase an Asset notwithstanding a Confirmation executed by the Parties unless and until all applicable conditions precedent in Article 6 have been satisfied or waived by Buyer.

(d)                                 Each Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Transaction covered thereby, and shall be construed to be cumulative to the extent possible.  If terms in a Confirmation are inconsistent with terms in this Agreement with respect to a particular Transaction, the Confirmation shall prevail.  Whenever the Applicable Percentage or any other term of a Transaction (other than the Pricing Rate, Market Value and outstanding Purchase Price) with respect to an Asset is revised or adjusted in accordance with this Agreement, an amended and restated Confirmation reflecting such revision or adjustment and that is otherwise acceptable to the Parties shall be prepared by Seller and executed by the Parties.

(e)                                  The fact that Buyer has conducted or has failed to conduct any partial or complete examination or any other due diligence review of any Asset or Purchased Asset shall in no way affect any rights Buyer may have under the Repurchase Documents or otherwise with respect to any representations or warranties or other rights or remedies thereunder or otherwise, including the right to determine at any time that such Asset or Purchased Asset is not an Eligible Asset.

(f)                                   No Transaction shall be entered into if (i) any Margin Deficit, Default, Event of Default, Market Disruption Event or Material Adverse Effect exists or would exist as a result of such Transaction, (ii) the Repurchase Date for the Purchased Assets subject to such Transaction would be later than the Maturity Date, (iii) the proposed Purchased Asset does not qualify as an Eligible Asset, (iv) after giving effect to such Transaction, (A) the aggregate Repurchase Price of all Purchased Assets subject to Transactions then outstanding would exceed the Maximum Amount, or (B) any Sub-Limit would be exceeded, (v) the Funding Expiration Date has occurred, (vi) if Buyer determines not to enter into any such Transaction for any reason or for no reason, or (vii) all Purchased Asset Documents have not been delivered to Custodian in accordance with the applicable provisions of this Agreement and the Custodial Agreement, or

(viii) either the Minimum Facility Debt Yield Test or the LTV/LTC Test are then-currently being breached.

(g)                                  In addition to the foregoing provisions of this Section 3.01, solely with respect to any Wet Mortgage Asset, a copy of the related Transaction Request shall be delivered by Seller to Bailee no later than 10:00 a.m. (New York City time) one (1) Business Day prior to the requested Purchase Date, to be held in escrow by Bailee on behalf of Buyer pending finalization of the Transaction.

(h)                                 Notwithstanding any of the foregoing provisions of this Section 3.01 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Wet Mortgage Asset:

(i)                                     by 10:00 a.m. (New York City time) on the related Purchase Date, Seller or Bailee shall deliver signed .pdf copies of the Purchased Asset Documents to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;

(ii)                                  not later than 10:00 a.m. (New York City time) on the related Purchase Date, (A) Bailee shall deliver an executed .pdf copy of the Bailee Agreement to Seller, Buyer and Custodian by electronic mail and (B) if Buyer has previously received the trust receipt in accordance with Section 3.01(b) of the Custodial Agreement, determined that all other applicable conditions in this Agreement, including without limitation those set forth in Section 6.02 hereof, have been satisfied, and otherwise has agreed to purchase the related Wet Mortgage Asset, Buyer shall (I) execute and deliver a .pdf copy of the related Confirmation to Seller and Bailee via electronic mail and (II) wire funds in the amount of the related Purchase Price for the related Wet Mortgage Asset in accordance with the wire transfer instructions that were previously delivered to Buyer by Seller; and

(iii)                               within three (3) Business Days after the applicable Purchase Date with respect to any Wet Mortgage Asset, Seller shall deliver, or cause to be delivered (A) to Custodian, the complete original Mortgage Asset File with respect to such Wet Mortgage Asset, pursuant to and in accordance with the terms of the Custodial Agreement, and (B) to Buyer, the complete original Underwriting Package with respect to the related Wet Mortgage Assets purchased by Buyer; provided, that if Seller cannot deliver, or cause to be delivered within three (3) Business Days, (A) any Basic Mortgage Asset Document to Custodian that is required by its terms to be recorded, due to a delay caused solely by the public recording office where such document or instrument has been delivered for recordation, then Seller shall deliver to Custodian (x) within three (3) Business Days of the applicable Purchase Date, a copy thereof (certified by Seller to be a true and complete copy of the original thereof submitted for recording) and (y) within two (2) Business Days after receipt, and in all cases within ninety (90) days of the applicable Purchase Date, either the original of such document, or a photocopy thereof, with evidence acceptable to Buyer of submission for recording (including stamp-filed copies, if applicable) thereon and (B) any document in the Mortgage Asset File other than a Basic Mortgage Asset Document, due to an unavoidable delay outside the control of Seller, then Seller shall deliver to Custodian within thirty (30) days of the applicable Purchase Date, either the original of such document, or a photocopy thereof certified by Seller to be a true and correct copy of the original.  For the avoidance of doubt (A) Seller shall, in all cases, deliver the original Mortgage Note or (i) in the case of a Senior Interest consisting of a participation interest, the original participation certificate to Buyer, or (ii) in the case of a Mezzanine Loan, the original Mezzanine Note and each original certificate representing the related Equity Interests together with an undated stock power covering each certificate, duly executed in blank to Buyer, in each case within three (3) Business Days of the applicable Purchase Date and (B) Buyer may, but shall not obligated to, consent to such later date for delivery of any part of the Mortgage Asset File as Buyer sees fit, in Buyer’s sole discretion; provided that, if Seller is unable to provide an original of any instruments required pursuant to this sentence, then Seller may, in satisfaction of the document delivery requirements set forth in this sentence, (i) execute a lost instrument affidavit, particular to such type of instrument, and (ii) indemnify Buyer for actual losses suffered as a result of Seller’s failure to provide any such original.

(i)                                     In addition to the foregoing provisions of this Section 3.01, solely with respect to any Mezzanine Related Mortgage Asset owned by Seller, Seller shall (i) as part of the Underwriting Package, provide Buyer with such information regarding the Mezzanine Related Mortgage Asset as Buyer may request and all documents executed in connection with all related Mezzanine Loans including, without limitation, any related intercreditor, co-lender or similar agreements, and (ii) in connection with the purchase thereof by Buyer, convey, transfer and assign to Buyer, for no additional consideration from Buyer, each related Mezzanine Loan owned by Seller, Guarantor or any of their respective Affiliates to Buyer in form and substance satisfactory to Buyer, together with all other documents necessary or desirable to effect such collateral assignment, in each case as determined by Buyer and its counsel in their discretion.

Section 3.02                       Transfer of Purchased Assets; Servicing Rights.  On the Purchase Date for each Purchased Asset, and subject to the satisfaction of all applicable conditions precedent in Article 6, (a) ownership of and title to such Purchased Asset shall be transferred to and vest in Buyer or its designee against the simultaneous transfer of the Purchase Price to the account of Seller specified in Annex 1 (or if not specified therein, in the related Confirmation or as directed by Seller), and (b) Seller hereby sells, transfers, conveys and assigns to Buyer on a servicing-released basis all of Seller’s right, title and interest (except with respect to any Retained Interests) in and to such Purchased Asset, together with all related Servicing Rights.  Subject to this Agreement, during the Funding Period Seller may sell to Buyer, repurchase from Buyer and re-sell Eligible Assets to Buyer, but Seller may not substitute other Eligible Assets for Purchased Assets.  Buyer has the right to designate each Servicer of the Purchased Assets.  The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Assets under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of Section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to the Repurchase Documents.

Section 3.03                       Maximum Amount.  The aggregate outstanding Purchase Price for all Purchased Assets as of any date of determination shall not exceed the Maximum Amount.  If the aggregate outstanding Purchase Price of the Purchased Assets as of any date of determination exceeds the Maximum Amount, Seller shall pay the amount of such excess to Buyer within one (1) Business Day of Seller’s receipt of notice thereof from Buyer.

Section 3.04                       Early Repurchase Date; Mandatory Repurchases.  Seller may terminate any Transaction with respect to any or all Purchased Assets and repurchase such Purchased Assets on any date prior to the Repurchase Date (an “Early Repurchase Date”); provided, that (a) Seller notifies Buyer and any related Affiliated Hedge Counterparty at least three (3) Business Days before the proposed Early Repurchase Date identifying the Purchased Asset(s) to be repurchased and the Repurchase Price thereof, (b) Seller delivers a certificate from a Responsible Officer of Seller in form and substance satisfactory to Buyer certifying that no Margin Deficit, Default or Event of Default exists or would exist as a result of such repurchase that would not be cured by the related pending early repurchase, there are no other Liens on the remaining Purchased Assets or Pledged Collateral other than Buyer’s Lien, and such repurchase would not cause Seller to violate either the Minimum Facility Debt Yield Test or the LTV/LTC Test, (c) if the Early Repurchase Date is not a Remittance Date, Seller pays to Buyer any amount due under Section 12.03 and pays all amounts due to any related Affiliated Hedge Counterparty under the related Interest Rate Protection Agreement, and (d) Seller pays to Buyer any Exit Fee due in accordance with Section 3.07 (including, in connection with each partial reduction of outstanding Purchase Price, a pro-rata portion of the related Exit Fee), and Seller thereafter complies with Section 3.05.  Such early terminations and repurchases shall be limited to two (2) occurrences in any calendar week, except if such early termination or repurchase is effected (i) in connection with the repayment of such Purchased Asset by or on behalf of the related Mortgagor; (ii) to cure an Event of Default, so long as the related repurchase in fact cures the related Event of Default, so long as the related repurchase in fact cures the related Event of Default; or (iii) in connection with contributing assets into a securitization vehicle.

No repurchase in whole or in part, and no partial reduction of the Purchase Price of any Purchased Asset that is a Whole Loan may be made unless the Purchased Asset that is the related Mezzanine Loan (if any) is also repurchased in whole.  If any repurchase of a Purchased Asset that is a Whole Loan is required pursuant to this Section 3.04, Seller shall also repurchase the related Mezzanine Loan (if any) in full.

In addition to other rights and remedies of Buyer under any Repurchase Document, Seller shall, in accordance with the procedures set forth in this Section 3.04 and Section 3.05 immediately repurchase any Purchased Asset that (I) either (a) no longer qualifies as an Eligible Asset, as determined by Buyer, or (b) for which all documents required to be delivered to Custodian under the Custodial Agreement have not been so delivered on a timely basis, or (II) is a Mezzanine Loan, immediately after the related Whole Loan is no longer a Purchased Asset, provided that, at any time prior to the consummation of an IPO Transaction and after the expiration of the Funding Period, if any Purchased Asset that is described in clause (I) is not immediately repurchased by Seller with available cash (and Seller, Pledgor, KKR REIT and Guarantor have, on a timely basis, used all of their available cash and cash equivalents to repurchase such Purchased Asset) then Seller may satisfy its obligation to repurchase such Purchased Asset by paying any remaining amount due within the earlier of (x) the time period provided for funding capital calls from Approved Investors under Guarantor’s organizational documents and (y) ten (10) Business Days, so long as (A) sufficient undrawn committed capital from Approved Investors remain under the applicable organizational documents or subscription agreements and (B) Guarantor immediately (1) makes the required capital calls from Approved Investors, and (2) provides Buyer with copies of all notices and requests delivered under clause (1) of this sentence.  Seller shall not be required to pay an Exit Fee to Buyer in connection with the mandatory repurchase by Seller of any Purchased Asset described in clause (I)(a) of the immediately preceding sentence.

Section 3.05                       Repurchase.  On the Repurchase Date for each Purchased Asset, Seller shall transfer to Buyer the Repurchase Price for such Purchased Asset as of the Repurchase Date, and pay all amounts due to any Affiliate Hedge Counterparty under the related Interest Rate Protection Agreement and, so long as no Default or Event of Default has occurred and is continuing, Buyer shall transfer to Seller such Purchased Asset, whereupon such Transaction with respect to such Purchased Asset shall terminate; provided, however, that, with respect to any Repurchase Date that occurs on the second Business Day prior to the maturity date (under the related Purchased Asset Documents with respect to such Purchased Asset) for such Purchased Asset by reason of clause (d) of the definition of “Repurchase Date”, settlement of the payment of the Repurchase Price and such amounts may occur up to the second Business Day after such Repurchase Date; provided, further, that Buyer shall have no obligation to transfer to Seller, or release any interest in, such Purchased Asset until Buyer’s receipt of payment in full of the Repurchase Price therefor.  So long as no Default or Event of Default has occurred and is continuing, upon receipt by Buyer of the Repurchase Price and all other amounts due and owing to Buyer and its Affiliates under this Agreement and each other Repurchase Document as of such Repurchase Date, Buyer shall be deemed to have simultaneously released its security interest in such Purchased Asset, shall authorize Custodian (in accordance with the terms of the Custodial Agreement) to release to Seller the Purchased Asset Documents for such Purchased Asset and, to the extent any UCC financing statement filed against Seller specifically identifies such Purchased Asset, Buyer shall deliver an amendment thereto or termination thereof evidencing the release of such Purchased Asset from Buyer’s security interest therein.  Any such transfer or release shall be without recourse to Buyer and without representation or warranty by Buyer, except that Buyer shall hereby be deemed to represent to Seller, to the extent that good title was transferred and assigned by Seller to Buyer hereunder on the related Purchase Date, that Buyer is the sole owner of Purchased Asset, free and clear of any other interests or Liens caused by Buyer’s actions or inactions.  Any Income with respect to such Purchased Asset received by Buyer or Deposit Account Bank after payment of the Repurchase Price therefor shall be remitted to Seller.  Notwithstanding the foregoing, on or before the Maturity Date, Seller shall repurchase all Purchased Assets by paying to Buyer the outstanding Repurchase Price therefor and all other outstanding Repurchase Obligations.  Notwithstanding any provision to the contrary contained elsewhere in any Repurchase Document, at any time during the existence of an unsatisfied Margin Deficit, an uncured Default or Event of Default, Seller shall only be permitted to repurchase a Purchased Asset in connection with a full payoff of all amounts due in respect of such Purchased Asset by the Underlying Obligor, if either (I) such repurchase completely satisfies the related Margin Deficit or completely cures the related uncured Default or Event of Default, as the case by be, or (II) Seller shall pay directly to Buyer an amount equal to the greater of (y) one-hundred percent (100%) of the net proceeds paid in connection with the relevant payoff and (z) one hundred percent (100%) of the net proceeds received by Seller in connection with the sale of such Purchased Asset.  The portion of all such net proceeds in excess of the then-current Repurchase Price of the related Purchased Asset shall be applied by Buyer to reduce any other amounts due and payable to Buyer under this Agreement.

Section 3.06                       Extension of the Maturity Date.   At the request of Seller delivered to Buyer in writing no earlier than ninety (90) days and no later than thirty (30) days before the Maturity Date, provided that the Extension Conditions set forth below are fully satisfied both on the date of Seller’s written request and as of the scheduled Maturity Date, Buyer may in its sole and absolute discretion grant up to two (2) extensions of the Maturity Date, each for a period not to exceed one (1) year (an “Extension Period”) by giving notice to Seller approving such extension and specifying the extended Maturity Date to Seller no later than fifteen (15) days before the expiration of the scheduled Maturity Date.  The failure of Buyer to so deliver such notice approving the extension shall be deemed to be Buyer’s determination not to extend the Maturity Date.  Any extension of the Maturity Date shall be subject to the following conditions, as determined by Buyer in its sole discretion (each, an “Extension Condition”):  (i) no Default or Event of Default has occurred and is continuing, (ii) no Margin Deficit shall be outstanding, (iii) Seller shall have made a timely written request to extend the Maturity Date as provided in this Section 3.06, (iv) Seller shall be in compliance with each of the Minimum Facility Debt Yield Test and the LTV/LTC Test, and all Purchased Assets otherwise qualify as Eligible Assets, and (v) the payment by Seller to Buyer of the Extension Fee on or before the scheduled Maturity Date.  If the Extension Conditions are not fully satisfied as of the scheduled Maturity Date, then notwithstanding any prior approval by Buyer in its discretion of Seller’s request to extend the Maturity Date, Seller shall have no right to extend the Maturity Date, and any pending request to extend the Maturity Date shall be deemed to be denied.  Notwithstanding anything to the contrary in this Section 3.06, in no event shall the Maturity Date be extended for more than two (2) Extension Periods.  For the avoidance of doubt, an extension of the Maturity Date pursuant to this Section 3.06 shall not extend the Repurchase Date of any Purchased Asset if an earlier Repurchase Date was specified in the related Confirmation.

Section 3.07                       Payment of Price Differential and Fees.

(a)                                 Notwithstanding that Buyer and Seller intend that each Transaction hereunder constitute a sale to Buyer of the Purchased Assets subject thereto, Seller shall pay to Buyer the accrued value of the Price Differential for each Purchased Asset on each Remittance Date.  In addition thereto, interest shall accrue on all past due amounts otherwise due from Seller to Buyer under this Agreement at a rate equal to the Pricing Rate plus five percent (5%).  Buyer shall give Seller notice of the Price Differential and any fees and other amounts due under the Repurchase Documents on or prior to the second (2nd) Business Day preceding each Remittance Date; provided, that Buyer’s failure to deliver such notice within such time period shall not affect (i) the accrual of such obligations in accordance with this Agreement or (ii) Seller’s obligation to pay such amounts.  If the Price Differential includes any estimated Price Differential, Buyer shall recalculate such Price Differential after the Remittance Date and, if necessary, make adjustments to the Price Differential amount due on the following Remittance Date.

(b)                                 Seller and Guarantor shall pay to Buyer all fees and other amounts as and when due as set forth in this Agreement including, without limitation:

(i)                                     the Structuring Fee, which shall be fully earned by Buyer on the Closing Date, one-third of which shall be payable to Buyer on the Closing Date, one-third of which shall be payable to Buyer on the first anniversary of the Closing Date and one-third of which shall be payable to Buyer on the second anniversary of the Closing Date;

(ii)                                  the Funding Fee, which shall be fully earned by, and due and payable to Buyer on each Purchase Date with each advance of any Purchase Price to Seller under this Agreement and with each advance of a Future Funding Amount under this Agreement; and

(iii)                               the Exit Fee, which shall be fully earned on, and due and payable to Buyer in accordance with, the terms and provisions as set forth in Section 2 of the Fee Letter and hereby incorporated by reference.

Section 3.08                       Payment, Transfer and Custody.

(a)                                 Unless otherwise expressly provided herein, all amounts required to be paid or deposited by Seller, Pledgor, Guarantor or any other Person under the Repurchase Documents shall be paid or deposited in accordance with the terms hereof no later than 3:00 p.m. (New York City time) on the day when due, in immediately available Dollars and without deduction, set-off or counterclaim, and if not received before such time shall be deemed to be received on the next Business Day.  Whenever any payment under the Repurchase Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next following Business Day, and such extension of time shall in such case be included in the computation of such payment.  Seller, Guarantor and Pledgor shall, to the extent permitted by Requirements of Law, pay to Buyer interest in connection with any amounts not paid when due under the Repurchase Documents, which interest shall be calculated at a rate equal to the Default Rate, until all such amounts are received in full by Buyer.  Amounts payable to Buyer and not otherwise required to be deposited into the Servicer Account shall be deposited into an account of Buyer.  Seller shall have no rights in, rights of withdrawal from, or rights to give notices or instructions regarding Buyer’s account or the Waterfall Account or the Servicer Account.

(b)                                 Any Purchased Asset Documents not delivered to Buyer or Custodian on the relevant Purchase Date and subsequently received or held by or on behalf of Seller are and shall be held in trust by Seller or its agent for the benefit of Buyer as the owner thereof until so delivered to Buyer or Custodian.  Seller or its agent shall maintain a copy of such Purchased Asset Documents and the originals of the Purchased Asset Documents not delivered to Buyer or Custodian.  The possession of Purchased Asset Documents by Seller or its agent is in a custodial capacity only at the will of Buyer for the sole purpose of assisting the related Servicer with its duties under the Servicing Agreement.  Each Purchased Asset Document retained or held by or on behalf of Seller or its agent shall be segregated on Seller’s books and records from the other assets of Seller or its agent, and the books and records of Seller or its agent shall be marked to reflect clearly the sale of the related Purchased Asset to Buyer on a servicing-released basis.  Seller or its agent shall release its custody of the Purchased Asset Documents only in accordance with written instructions from Buyer, unless such release is required as incidental to the servicing of the Purchased Assets by Servicer or is in connection with a repurchase of any Purchased Asset by Seller, in each case in accordance with the Custodial Agreement.

Section 3.09                       Repurchase Obligations Absolute.  All amounts payable by Seller under the Repurchase Documents shall be paid without notice, demand, counterclaim, set-off, deduction or defense (as to any Person and for any reason whatsoever) and without abatement, suspension, deferment, diminution or reduction (as to any Person and for any reason whatsoever), and the Repurchase Obligations shall not be released, discharged or otherwise affected, except as expressly provided herein, by reason of:  (a) any damage to, destruction of, taking of, restriction or prevention of the use of, interference with the use of, title defect in, encumbrance on or eviction from, any Purchased Asset, the Pledged Collateral or related Mortgaged Property, (b) any Insolvency Proceeding relating to Seller, any Underlying Obligor or any other loan participant under a Senior Interest, or any action taken with respect to any Repurchase Document, Purchased Asset Document by any trustee or receiver of Seller, any Underlying Obligor or any other loan participant under a Senior Interest, or by any court in any such proceeding, (c) any claim that Seller has or might have against Buyer under any Repurchase Document or otherwise, (d) any default or failure on the part of Buyer to perform or comply with any Repurchase Document or other agreement with Seller, (e) the invalidity or unenforceability of any Purchased Asset, Repurchase Document or Purchased Asset Document, or (f) any other occurrence whatsoever, whether or not similar to any of the foregoing, and whether or not Seller has notice or Knowledge of any of the foregoing.  The Repurchase Obligations shall be full recourse to Seller and limited recourse to Guarantor to the extent of, and subject to the specified full-recourse provisions set forth in, the Guarantee Agreement.  This Section 3.09 shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations.

Section 3.10                       Future Funding Transaction.  Buyer’s agreement to enter into any Future Funding Transaction is subject to the satisfaction of the following conditions precedent, both immediately prior to entering into such Future Funding Transaction and also after giving effect to the consummation thereof:

(i)                                     Seller shall give Buyer written notice of each Future Funding Transaction, together with a signed, written confirmation in the form of Exhibit J attached hereto prior to the related Future Funding Date (each, a “Future Funding Confirmation”), signed by a Responsible Officer of Seller.  Each Future Funding Confirmation shall identify the related Whole Loan, Senior Interest and/or Mezzanine Loan, shall identify Buyer and Seller and shall be executed by both Buyer and Seller; provided, however, that Buyer shall not be liable to Seller if it inadvertently acts on a Future Funding Confirmation that has not been signed by a Responsible Officer of Seller.  Each Future Funding Confirmation, together with this Agreement, shall be conclusive evidence of the terms of the Future Funding Transaction covered thereby, and shall be construed to be cumulative to the extent possible.  If terms in a Future Funding Confirmation are inconsistent with terms in this Agreement with respect to a particular Future Funding Transaction, other than with respect to the Applicable Percentage and Maximum Applicable Percentage set forth in such Future Funding Confirmation, this Agreement shall prevail.

(ii)                                  For each proposed Future Funding Transaction, no less than seven (7) Business Days prior to the proposed Future Funding Date, Seller shall deliver to Buyer a Future Funding Request Package.  Buyer shall have the right to conduct an additional due diligence investigation of the Future Funding Request Package and/or the related Whole Loan, Senior Interest and/or Mezzanine Loan as Buyer determines.  Buyer shall be entitled to make a determination, in the exercise of its sole and absolute discretion whether, in the case of a Future Funding Transaction, it shall or shall not advance the Future Funding Amount.  If Buyer determines not to advance a Future Funding Amount with respect to any Purchased Asset for any reason, Seller shall promptly satisfy all future funding obligations with respect to each Purchased Asset as and when required pursuant to the related Purchased Asset Documents, together with the terms of this Agreement.  Prior to the approval of each proposed Future Funding Transaction by Buyer, Buyer shall have determined, in its sole and absolute discretion, that (A) all of the applicable conditions precedent for a Transaction, as described in Section 6.02, have been met by Seller, (B) the Minimum Facility Debt Yield Test and the LTV/LTC Test are each in compliance, both before and after giving effect to the proposed Transaction, (C) the related Purchased Asset is not a Defaulted Asset, and (D) all related conditions precedent set forth in the related Purchased Asset Documents have been satisfied.  Notwithstanding any other provision herein or otherwise, Buyer shall have no obligation to enter into any Future Funding Transaction (even with respect to any Purchased Asset identified on the applicable Purchase Date as having future funding obligations).  Any determination to enter into a Future Funding Transaction shall be made in Buyer’s sole and absolute discretion.

(iii)                               Upon the approval by Buyer of a particular Future Funding Transaction, Buyer shall deliver to Seller a signed copy of the related Future Funding Confirmation described in clause (i) above, on or before the related Future Funding Date.  On the related Future Funding Date, which shall occur no later than three (3) Business Days after the final approval of the Future Funding Transaction by Buyer (a) if an escrow agreement has been established in connection with such Future Funding Transaction, Buyer shall remit the related Future Funding Amount to the related escrow account, (b) if the terms of the Purchased Asset Documents provide for a reserve account in connection with future advances, Buyer shall remit the related Future Funding Amount to the applicable reserve account and (c) otherwise, Buyer shall remit the related Future Funding Amount directly to the related Underlying Obligor.

ARTICLE 4

MARGIN MAINTENANCE

Section 4.01                       Margin Deficit.

(a)                                 If on any date the Market Value for any Purchased Asset (as determined by Buyer) is less than the product of (A) the applicable Buyer’s Margin Percentage times (B) the outstanding Repurchase Price for such Purchased Asset as of such date (the excess, if any, “Margin Deficit”), then, at any time when (i) a Default or an Event of Default has occurred and is continuing, (ii) all aggregate unpaid Margin Deficits equal or exceed $1,000,000, or (iii) the unpaid Margin Deficit with respect to any individual Purchased Asset exceeds an amount equal to five percent (5%) of such Purchased Asset’s Market Value as of the related Purchase Date, in each case, Buyer shall have the right from time to time as determined in its sole and absolute discretion to make a margin call (“Margin Call”) to Seller.  Notwithstanding the foregoing, the determination of Market Value for purposes of this Section 4.01(a) shall exclude changes caused solely due to fluctuations in interest rates and changes in spreads.  Thereafter, prior to the expiration of the Funding Period, Seller shall, within two (2) Business Days after notice from Buyer of any such Margin Call, transfer cash to Buyer in an amount at least equal to such Margin Deficit and, provided that, at any time prior to the consummation of an IPO Transaction and after the expiration of the Funding Period, if a Margin Call is not satisfied on a timely basis by Seller with available cash (and Seller, Pledgor, KKR REIT and Guarantor have, on a timely basis, used all of their available cash and cash equivalents to reduce the existing Margin Deficit), then Seller may satisfy its obligations related to the remaining Margin Deficit by paying any remaining amount due within the earlier of (x) the time period provided for funding capital calls from Approved Investors under Guarantor’s organizational documents, and (y) ten (10) Business Days after the date of the related Margin Call, so long as (A) sufficient undrawn capital from Approved Investors remains under the applicable organizational documents or subscription agreements and (B) Guarantor immediately (i) makes the required capital calls from Approved Investors under its organizational documents, and (ii) provides Buyer with copies of all notices and requests delivered under clause (i) of this sentence.

(b)                                 Buyer’s election not to deliver, or to forbear from delivering, a margin deficit notice at any time there is a Margin Deficit shall not waive or be deemed to waive the Margin Deficit or in any way limit, stop or impair Buyer’s right to deliver a margin deficit notice at any time when the same or any other Margin Deficit exists.  Buyer’s rights relating to Margin Deficits under this Section 4.01 are cumulative and in addition to and not in lieu of any other rights of Buyer under the Repurchase Documents or Requirements of Law.

(c)                                  All cash transferred to Buyer pursuant to this Section 4.01 with respect to a Purchased Asset shall be deposited into the Waterfall Account, except as directed by Buyer, and notwithstanding any provision in Section 5.02 to the contrary, shall be applied to reduce the Purchase Price of such Purchased Asset.

(d)                                 After the satisfaction of each Margin Deficit under this Section 4.01, Seller and Buyer shall execute all necessary and appropriate amended Confirmations, as determined by Buyer.

ARTICLE 5

APPLICATION OF INCOME

Section 5.01                       Waterfall Account; Servicer Account.  The Waterfall Account and the Servicer Account shall be established at Deposit Account Bank.  Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a)(2) of the UCC) over the Waterfall Account, and Buyer shall have “control” within the meaning of Section 9-104(a)(2) of the UCC over the Servicer Account, in each case pursuant to the terms of separate Controlled Account Agreements.  Neither Seller nor any Person claiming through or under Seller shall have any claim to or interest in either the Waterfall Account or the Servicer Account.  All Income received by Seller, Buyer, any Servicer or Deposit Account Bank in respect of the Purchased Assets, shall be transferred, subject to the applicable provisions of the Servicing Agreement, by Servicer from the Servicer Account into the Waterfall Account within two (2) Business Days prior to the next Remittance Date (unless Servicer is either an entity other than Buyer or an Affiliate of Buyer, or the Servicer in place on the Closing Date, in which case all such transfers shall be made within two (2) Business Days of receipt thereof).  All such Income, once deposited in the Waterfall Account, shall be applied to and remitted by Deposit Account Bank in accordance with this Article 5.

Section 5.02                       Before a Default or an Event of Default.  If no Default or Event of Default exists, all Income described in Section 5.01 and deposited into the Waterfall Account during each Pricing Period shall be applied by Deposit Account Bank by no later than the next following Remittance Date in the following order of priority:

first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such Remittance Date;

second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

third, to pay to Buyer an amount sufficient to eliminate any outstanding Margin Deficit or to cure existing breaches of either the Minimum Facility Debt Yield Test or the LTV/LTC Test (without limiting Seller’s obligation to satisfy a Margin Deficit in a timely manner as required by Section 4.01);

fourth, to pay to Buyer, the Applicable Percentage of any Principal Payments (to the extent actually deposited into the Waterfall Account), to be applied to reduce the outstanding Purchase Price of Purchased Assets, as Buyer shall determine;

fifth, to pay to Buyer all Release Amounts, to be applied by Buyer to reduce the then-current unpaid Repurchase Prices of one or more of the remaining Purchased Assets, as Buyer shall determine in its discretion;

sixth, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and any Servicing Agreement;

seventh, to pay to Buyer any other amounts due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents; and

eighth, to pay to Seller any remainder for its own account, subject, however, to the covenants and other requirements of the Repurchase Documents.

Section 5.03                       After Default or Event of Default.  If a Default or Event of Default exists, all Income deposited into the Waterfall Account in respect of the Purchased Assets shall be applied by Deposit Account Bank, on the Business Day next following the Business Day on which each amount of Income is so deposited, in the following order of priority:

first, to pay to Buyer an amount equal to the Price Differential accrued with respect to all Purchased Assets as of such date;

second, to pay to Buyer an amount equal to all default interest, late fees, fees, expenses and Indemnified Amounts then due and payable from Seller and other applicable Persons to Buyer under the Repurchase Documents;

third, to pay any custodial and servicing fees and expenses due and payable under the Custodial Agreement and any Servicing Agreement;

fourth, to pay to Buyer an amount equal to the aggregate Repurchase Price of all Purchased Assets (to be applied in such order and in such amounts as determined by Buyer, until such Repurchase Price has been reduced to zero); and

fifth, to pay to Buyer all other Repurchase Obligations due to Buyer.

Section 5.04                       Seller to Remain Liable.  If the amounts remitted to Buyer as provided in Sections 5.02 and 5.03 are insufficient to pay all amounts due and payable from Seller to Buyer under this Agreement or any Repurchase Document on a Remittance Date, a Repurchase Date or Maturity Date, whether due to the occurrence of an Event of Default or otherwise, Seller shall remain liable to Buyer for payment of all such amounts when due.

ARTICLE 6

CONDITIONS PRECEDENT

Section 6.01                       Conditions Precedent to Initial Transaction.  Buyer shall not be obligated to enter into any Transaction or purchase any Asset until the following conditions have been satisfied or waived by Buyer, on and as of the Closing Date and the first Purchase Date:

(a)                                 Buyer has received the following documents, each dated the Closing Date or as of the first Purchase Date unless otherwise specified: (i) each Repurchase Document duly executed and delivered by the parties thereto, (ii) an official good standing certificate or its documentary equivalent dated a recent date with respect to Seller and Guarantor (including, with respect to Seller, in each jurisdiction where any Mortgaged Property is located to the extent necessary for Buyer to enforce its rights and remedies thereunder), (iii) certificates of the secretary or an assistant secretary of Seller and Guarantor with respect to attached copies of the Governing Documents and applicable resolutions of Seller and Guarantor, and the incumbencies and signatures of officers of Seller and Guarantor executing the Repurchase Documents to which each is a party, evidencing the authority of Seller and Guarantor with respect to the execution, delivery and performance thereof, (iv) a Closing Certificate, (v) an executed Power of Attorney, (vi) such opinions from counsel to Seller and Guarantor as Buyer may require, including with respect to corporate matters (including, without limitation, the valid existence and good standing of Seller, Guarantor and Pledgor and the enforceability of their respective operating agreements), the due authorization, execution, delivery and enforceability of each of the Repurchase Documents, non-contravention, no consents or approvals required other than those that have been obtained, perfected security interests in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Repurchase Documents, Investment Company Act matters, true sale, and substantive non-consolidation, and the applicability of Bankruptcy Code safe harbors (including Buyer’s related liquidation, termination and offset rights), (vii) a duly completed Compliance Certificate, (viii) such opinions from counsel to Custodian as Buyer may require, and (ix) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;

(b)                                 (i) UCC financing statements have been filed against Seller and Pledgor in all filing offices required by Buyer, (ii) Buyer has received such searches of UCC filings, tax liens, judgments, pending litigation and other matters relating to Seller and the Purchased Assets as Buyer may require, and (iii) the results of such searches are satisfactory to Buyer;

(c)                                  Buyer has received payment from Seller of all fees and expenses then payable under Section 3.07(b), the related provisions of the Fee Letter and all expenses payable as contemplated by Section 13.02, together with any other fees and expenses otherwise due and payable pursuant to any of the other Repurchase Documents;

(d)                                 Buyer has completed to its satisfaction such due diligence (including, Buyer’s “Know Your Customer” and Anti-Terrorism Laws diligence) and modeling as Buyer may require; and

(e)                                  Buyer has received approval from its internal credit committee and all other necessary approvals required for Buyer, to enter into this Agreement and consummate Transactions hereunder.

Section 6.02                       Conditions Precedent to All Transactions.  Buyer shall not be obligated to enter into any Transaction, purchase any Asset, or be obligated to take, fulfill or perform any other action hereunder, until the following additional conditions have been satisfied or waived by Buyer, with respect to each Asset on and as of the Purchase Date (including the first Purchase Date) therefor:

(a)                                 Buyer has received the following documents for each prospective Purchased Asset:  (i) a Transaction Request, (ii) an Underwriting Package, (iii) a Confirmation, (iv) if the prospective Purchased Asset is not serviced by Buyer or an Affiliate of Buyer, copies of the related Servicing Agreements, (v) Irrevocable Redirection Notices, (vi) a trust receipt and other items required to be delivered under the Custodial Agreement, (vi) with respect to any Wet Mortgage Asset, a Bailee Agreement, (vii) the related Servicing Agreement, if a copy was not previously delivered to Buyer, (viii) a Servicer Notice, (ix) a duly completed Compliance Certificate and (x) all other documents, certificates, information, financial statements, reports, approvals and opinions of counsel as Buyer may require;

(b)                                 immediately before such Transaction and after giving effect thereto and to the intended use thereof, no Representation Breach (including with respect to any Purchased Asset), Default, Event of Default, Margin Deficit, Market Disruption Event or Material Adverse Effect have occurred and be continuing, and the Minimum Facility Debt Yield Test, and LTV/LTC Test are each in compliance, and no default or event of default exists under any other financing, hedging, security or other agreement (other than this Agreement) between Seller and any of its Affiliates, and Buyer or any Affiliate thereof;

(c)                                  Buyer has completed its due diligence review of the Underwriting Package, Purchased Asset Documents and such other documents, records and information as Buyer deems appropriate, and the results of such reviews are satisfactory to Buyer;

(d)                                 Buyer has (i) determined that such Asset is an Eligible Asset, (ii) approved the purchase of such Asset, (iii) obtained all necessary internal credit and other approvals for such Transaction, and (iv) executed the Confirmation;

(e)                                  immediately after giving effect to such Transaction, the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Amount;

(f)                                   the Repurchase Date specified in the Confirmation is not later than the Maturity Date;

(g)                                  Seller has satisfied all requirements and conditions and has performed all covenants, duties, obligations and agreements contained in the other Repurchase Documents to be performed by such Person on or before the Purchase Date; to the extent the related Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Asset to Buyer, Buyer has received evidence that Seller has satisfied all applicable requirements under such pledgee provisions (including, if applicable, the giving of notice to the applicable Persons of Buyer’s interest in such Purchased Asset), so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(h)                                 to the extent the related Purchased Asset Documents contain notice, cure and other provisions in favor of a pledgee under a repurchase or warehouse facility, and without prejudice to the sale treatment of such Asset to Buyer, Buyer has received satisfactory evidence that Seller has given notice to the applicable Persons of Buyer’s interest in such Asset and otherwise satisfied any other applicable requirements under such pledgee provisions so that Buyer is entitled to the rights and benefits of a pledgee under such pledgee provisions;

(i)                                     (i) Buyer has received a copy of any Interest Rate Protection Agreement and related documents entered into with respect to such Asset, (ii) Seller has assigned or pledged to Buyer all of Seller’s rights (but none of its obligations) under such Interest Rate Protection Agreement and related documents, subject to, in the case of a Cleared Swap, (A) the rights, if any, of the related DCO and FCM and (B) any limitation on assignment or pledge by Seller required by the DCO or FCM, and (iii) no termination event, default or event of default (however defined) exists thereunder;

(j)                                    if requested by Buyer, such opinions from counsel to Seller, Pledgor and Guarantor as Buyer may require, including, without limitation, with respect to the perfected security interest in the Purchased Assets, the Pledged Collateral and any other collateral pledged pursuant to the Repurchase Document, and true sale issues; and

(k)                                 Custodian shall have received executed blank assignments of all Purchased Asset Documents in appropriate form for recording in the jurisdiction in which the underlying real estate is located, together with executed blank assignments of all Purchased Asset Documents (the “Blank Assignment Documents”).

Each Confirmation delivered by Seller shall constitute a certification by Seller that all of the conditions precedent in this Article 6 have been satisfied.

The failure of Seller to satisfy any of the conditions precedent in this Article 6 with respect to any Transaction or Purchased Asset shall, unless such failure was set forth in an exceptions schedule to the relevant Confirmation or otherwise waived in writing by Buyer on or before the related Purchase Date, give rise to the right of Buyer at any time to rescind the related

Transaction, whereupon Seller shall immediately pay to Buyer the Repurchase Price of such Purchased Asset.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants, on and as of the date of this Agreement, each Purchase Date, and at all times when any Repurchase Document or Transaction is in full force and effect as follows:

Section 7.01                       Seller.  Seller has been duly organized and validly exists in good standing as a limited liability company under the laws of the State of Delaware.  Seller (a) has all requisite power, authority, legal right, licenses and franchises, (b) is duly qualified to do business in all jurisdictions necessary, and (c) has been duly authorized by all necessary action, to (w) own, lease and operate its properties and assets, (x) conduct its business as presently conducted, (y) execute, deliver and perform its obligations under the Repurchase Documents to which it is a party, and (z) originate, service, acquire, own, sell, assign, pledge and repurchase the Purchased Assets.  Seller’s exact legal name is set forth in the preamble and signature pages of this Agreement.  Seller’s location (within the meaning of Article 9 of the UCC), and the office where Seller keeps all records (within the meaning of Article 9 of the UCC) relating to the Purchased Assets is at the address of Seller referred to in Annex 1.  Seller has not changed its name or location within the past twelve (12) months.  Seller’s Delaware organizational identification number is #######, and its tax identification number is ##-#######. Seller is a one hundred percent (100%) direct and wholly-owned Subsidiary of Pledgor.  The fiscal year of Seller is the calendar year.  Seller has no Indebtedness, Contractual Obligations or Investments other than (a) ordinary trade payables, (b) in connection with Assets acquired or originated for the Transactions, and (c) under the Repurchase Documents.  Seller has no Guarantee Obligations.  Seller has no Subsidiaries.

Section 7.02                       Repurchase Documents.  Each Repurchase Document to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by Insolvency Laws and general principles of equity.  The execution, delivery and performance by Seller of each Repurchase Document to which it is a party do not and will not (a) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under, any (i) Governing Document, Indebtedness, Guarantee Obligation or Contractual Obligation applicable to Seller or any of its properties or assets, (ii) Requirements of Law, or (iii) approval, consent, judgment, decree, order or demand of any Governmental Authority, or (b) result in the creation of any Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents) on any of the properties or assets of Seller.  All approvals, authorizations, consents, orders, filings, notices or other actions of any Person or Governmental Authority required for the execution, delivery and performance by Seller of the Repurchase Documents to which it is a party and the sale of and grant of a security interest in each Purchased Asset to Buyer, have been obtained, effected, waived or given and are in full force and effect.  The execution, delivery and performance of the Repurchase Documents do not require compliance by Seller with any “bulk sales” or similar law.  There is no material litigation, proceeding or investigation pending or, to the Knowledge of Seller threatened, against Seller,

Pledgor, any Affiliate or Guarantor before any Governmental Authority (a) asserting the invalidity of any Repurchase Document, (b) seeking to prevent the consummation of any Transaction, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect.

Section 7.03                       Solvency.  None of Seller or any of its Affiliates is or has ever been the subject of an Insolvency Proceeding.  Each of Seller and its Affiliates is Solvent, and the Transactions do not and will not render Seller or any of its Affiliates not Solvent.  Seller is not entering into the Repurchase Documents or any Transaction with the intent to hinder, delay or defraud any creditor of Seller or any of its Affiliates.  Seller has received or will receive reasonably equivalent value for the Repurchase Documents and each Transaction.  Seller has adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.  Seller is generally able to pay, and as of the date hereof is paying, its debts as they come due.

Section 7.04                       Taxes.  KKR REIT is a REIT.  Guarantor is a partnership that is a U.S. Person, and Seller is a disregarded entity of Guarantor for U.S. federal income tax purposes.  Seller and each of its Affiliates have each filed all required federal income tax returns and all other material tax returns (including the consolidated returns of Guarantor and its Subsidiaries), domestic and foreign, required to be filed by them and have (for all prior fiscal years and for the current fiscal year to date) paid all federal and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges (whether imposed with respect to their income or any of their properties or assets) which have become due and payable, other than any such taxes, assessments, fees, or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP.  There is no material (i) suit or (ii) claim, in each case relating to any such taxes now pending or, to the Knowledge of Seller, threatened by any Governmental Authority which is not being contested in good faith as provided above.

Section 7.05                       Financial Condition.  Beginning with the annual financial statements of KKR REIT for the fiscal year ended on December 31, 2015, the audited balance sheet of KKR REIT as at the fiscal year most recently ended for which such audited balance sheet is available, and the related audited statements of income and retained earnings and of cash flows for the fiscal year then ended, along with a separate presentation of Guarantor’s financial information, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification arising out of the audit conducted by KKR REIT’s independent certified public accountants, copies of which have been delivered to Buyer, are complete and correct and present fairly the financial condition of KKR REIT as of such date and the results of its operations and cash flows for the fiscal year then ended.  All financial statements of KKR REIT delivered by Guarantor to Buyer, including related schedules and notes, were prepared in accordance with GAAP except as disclosed therein; and further all unaudited financial statements for periods ended after the Closing Date were prepared in a manner consistent with the unaudited financial statements that were delivered to Buyer by Guarantor prior to the Closing Date.  Guarantor has no material contingent liability or liability for taxes or any long term lease or unusual forward or long term commitment, including any Derivatives Contract, which is not accounted for in the foregoing statements or notes.  Since the date of the financial statements and other information delivered to Buyer prior to the Closing Date, neither Seller nor Guarantor has sold, transferred or otherwise disposed of any material part of its property or assets (except pursuant to the Repurchase Documents) or acquired any property or assets (including Equity Interests of any other Person) that are material in relation to the financial condition of Seller.

Section 7.06                       True and Complete Disclosure.  The information, reports, certificates, documents, financial statements, operating statements, forecasts, books, records, files, exhibits and schedules furnished by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with the Repurchase Documents and the Transactions will be true, correct and complete in all material respects, or in the case of projections will be based on reasonable estimates prepared and presented in good faith, on the date as of which such information is stated or certified.

Section 7.07                       Compliance with Laws.  Seller and each of its Affiliates have complied in all respects with all Requirements of Laws, and no Purchased Asset contravenes any Requirements of Laws.  None of Seller or any of its Affiliates (a) is an “enemy” or an “ally of the enemy” as defined in the Trading with the Enemy Act of 1917, (b) is in violation of any Anti-Terrorism Laws, (c) is a blocked person described in Section 1 of Executive Order 13224 or to its knowledge engages in any dealings or transactions or is otherwise associated with any such blocked person, (d) is in violation of any country or list based economic and trade sanction administered and enforced by the Office of Foreign Assets Control, (e) is a Sanctioned Entity, (f) has more than ten percent (10%) of its assets located in Sanctioned Entities, or (g) derives more than ten percent (10%) of its operating income from investments in or transactions with Sanctioned Entities.  The proceeds of any Transaction have not been and will not be used to fund any operations in, finance any investments or activities in or make any payments to a Sanctioned Entity.  Seller is a “qualified purchaser” as defined in the Investment Company Act.  None of Seller or any of its Affiliates (a) is a “broker” or “dealer” as defined in, or could be subject to a liquidation proceeding under, the Securities Investor Protection Act of 1970, or (b) is subject to regulation by any Governmental Authority limiting its ability to incur the Repurchase Obligations.  No properties presently or previously owned or leased by Seller or any of its Affiliates, or to the Knowledge of Seller or any of its Affiliates, any of their respective predecessors, contain or previously contained any Materials of Environmental Concern that constitute or constituted a violation of Environmental Laws or reasonably could be expected to give rise to liability of Seller or any of its Affiliates.  Seller and each of its Affiliates each have no Knowledge of any violation, alleged violation, non-compliance, liability or potential liability of Seller or any of its Affiliates under any Environmental Law.  Materials of Environmental Concern have not been released, transported, generated, treated, stored or disposed of in violation of Environmental Laws or in a manner that reasonably could be expected to give rise to liability of Seller or any of its Affiliates thereunder.  Seller and all of its Affiliates are in compliance with the Foreign Corrupt Practices Act of 1977 and any foreign counterpart thereto.  None of Seller or any of its Affiliates has made, offered, promised or authorized a payment of money or anything else of value (a) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (b) to any foreign official, foreign political party, party official or candidate for foreign political office, or (c) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to Seller, any of its Affiliates or any other Person, in violation of the Foreign Corrupt Practices Act of 1977.

Section 7.08                       Compliance with ERISA.  (a)  None of Seller, Guarantor or KKR REIT has any employees as of the date of this Agreement.

(b)                                 Each of Seller, Pledgor, KKR REIT and Guarantor either (i) qualifies as a VCOC or a REOC, (ii) complies with an exception set forth in the Plan Asset Regulations such that the assets of such Person would not be subject to Title I of ERISA and/or Section 4975 of the Code, or (iii) does not hold any “plan assets” within the meaning of the Plan Asset Regulations that are subject to ERISA.

(c)                                  Assuming that no portion of the Purchased Assets are funded by Buyer with “plan assets” within the meaning of the Plan Asset Regulations, none of the transactions contemplated by the Repurchase Documents will constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Buyer to any tax or penalty or prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

Section 7.09                       No Default or Material Adverse Effect.  No Default or Event of Default exists.  No default or event of default (however defined) exists under any Indebtedness, Guarantee Obligations or Contractual Obligations of Seller.  Seller believes that it is and will be able to pay and perform each agreement, duty, obligation and covenant contained in the Repurchase Documents and Purchased Asset Documents to which it is a party, and that it is not subject to any agreement, obligation, restriction or Requirements of Law that would unduly burden its ability to do so or could reasonably be expected to have a Material Adverse Effect.  Seller has no Knowledge of any actual or prospective development, event or other fact that could reasonably be expected to have a Material Adverse Effect.  No Internal Control Event has occurred.  Seller has delivered to Buyer all underlying servicing agreements (or provided Buyer with access to a service, internet website or other system where Buyer can successfully access such agreements) with respect to the Purchased Assets, and to Seller’s Knowledge no material default or event of default (however defined) exists thereunder.

No event of default (however defined) on the part of Guarantor, Pledgor or any Affiliate exists under any credit facility, repurchase facility or substantially similar facility that is presently in effect, to which Guarantor, Pledgor or any Affiliate thereof is a party.

Section 7.10                       Purchased Assets.  Each Purchased Asset is an Eligible Asset.  Each representation and warranty of Seller set forth in the Repurchase Documents (including in Schedule 1 applicable to the Class of such Purchased Asset) and the Purchased Asset Documents with respect to each Purchased Asset is true and correct.  The review and inquiries made on behalf of Seller in connection with the next preceding sentence have been made by Persons having the requisite expertise, knowledge and background to verify such representations and warranties.  Seller has complied with all requirements of the Custodial Agreement with respect to each Purchased Asset, including delivery to Custodian of all required Purchased Asset Documents.  Seller has no Knowledge of any fact that could reasonably lead it to expect that any Purchased Asset will not be paid in full.  No Purchased Asset is or has been the subject of any compromise, adjustment, extension, satisfaction, subordination, rescission, setoff, counterclaim, defense, abatement, suspension, deferment, deduction, reduction, termination or modification, whether arising out of transactions concerning such Purchased Asset or otherwise, by Seller or any of its Affiliates, any Transferor, any Underlying Obligor, Guarantor or any other Person, except as set forth in the Purchased Asset Documents delivered to Buyer.  Each proposed Purchased Asset was underwritten in accordance with and satisfies applicable standards established by Seller or any Affiliate of Seller.  None of the Purchased Asset Documents has any marks or notations indicating that it has been sold, assigned, pledged, encumbered or otherwise conveyed to any Person other than Buyer.  If any Purchased Asset Document requires the holder or transferee of the related Purchased Asset to be a qualified transferee, qualified institutional lender or qualified lender (however defined), Seller meets such requirement.  Assuming that Buyer also meets such requirement, the assignment and pledge of such Purchased Asset to Buyer pursuant to the Repurchase Documents do not violate such Purchased Asset Document.  Seller and all Affiliates of Seller have sold and transferred all Servicing Rights with respect to the Purchased Assets to Buyer.  At Buyer’s election and at Seller’s sole cost and expense and at any time during the term of this Agreement, Buyer may complete and record any or all of the Blank Assignment Documents as further evidence of Buyer’s ownership interest in the related Purchased Assets.

Section 7.11                       Purchased Assets Acquired from Transferors.  With respect to each Purchased Asset purchased by Seller or an Affiliate of Seller from a Transferor, (a) such Purchased Asset was acquired and transferred pursuant to a Purchase Agreement, (b) such Transferor received reasonably equivalent value in consideration for the transfer of such Purchased Asset, (c) no such transfer was made for or on account of an antecedent debt owed by such Transferor to Seller or an Affiliate of Seller, (d) no such transfer is or may be voidable or subject to avoidance under the Bankruptcy Code, (e) if Seller acquired the Purchased Asset from an Affiliate, Seller has delivered to Buyer an opinion of counsel regarding the true sale of the purchase of such Asset by Seller and, if such Asset was acquired by Seller’s Affiliate from another Affiliate, the true sale of the purchase of the Asset by the Affiliate of Seller from the Transferor Affiliate, which opinions shall be in form and substance satisfactory to Buyer, and (f) the representations and warranties made by such Transferor to Seller or such Affiliate in such Purchase Agreement are hereby incorporated herein mutatis mutandis and are hereby remade by Seller to Buyer on each date as of which they speak in such Purchase Agreement.  Seller or such Affiliate of Seller has been granted a security interest in each such Purchased Asset, filed one or more UCC financing statements against the Transferor to perfect such security interest, and assigned such financing statements in blank and delivered such assignments to Buyer or Custodian.

Section 7.12                       Transfer and Security Interest.  The Repurchase Documents constitute a valid and effective transfer to Buyer of all right, title and interest of Seller in, to and under all Purchased Assets (together with all related Servicing Rights), free and clear of any Liens.  With respect to the protective security interest granted by Seller in Section 11.01, upon the delivery of the Confirmations and the Purchased Asset Documents to Custodian, the execution and delivery of the Controlled Account Agreement and the filing of the UCC financing statements as provided herein, such security interest shall be a valid first priority perfected security interest to the extent such security interest can be perfected by possession, filing or control under the UCC.  Upon receipt by Custodian of each Purchased Asset Document required to be endorsed in blank by Seller and payment by Buyer of the Purchase Price for the related Purchased Asset, Buyer shall either own such Purchased Asset and the related Purchased Asset Documents or have a valid first priority perfected security interest in such Purchased Asset Document.  The Purchased Assets constitute the following, as defined in the UCC: a general intangible, instrument, investment property, security, deposit account, financial asset, uncertificated security, securities account, or security entitlement.  Seller has not sold, assigned, pledged, granted a security interest in, encumbered or otherwise conveyed any of the Purchased Assets to any Person other than pursuant to the Repurchase Documents.  Seller has not authorized the filing of and is not aware of any UCC financing statements filed against Seller as debtor that include the Purchased Assets, other than any financing statement that has been terminated or filed pursuant to this Agreement.

Section 7.13                       No Broker.  None of Seller or any of its Affiliates has dealt with any broker, investment banker, agent or other Person, except for Buyer or an Affiliate of Buyer, who may be entitled to any commission or compensation in connection with any Transaction.

Section 7.14                       Interest Rate Protection Agreements.  (a) Seller has entered into all Interest Rate Protection Agreements required under Section 8.10, (b) each such Interest Rate Protection Agreement is in full force and effect, (c) no termination event, default or event of default (however defined) exists thereunder, and (d) Seller has effectively assigned or pledged to Buyer all Seller’s rights (but none of its obligations) under such Interest Rate Protection Agreements, subject to, in the case of a Cleared Swap, (i) the rights, if any, of the related DCO and FCM and (ii) any limitation on assignment or pledge of Seller required by the DCO or FCM.

Section 7.15                       Separateness.  Seller is in compliance with the requirements of Article 9.

Section 7.16                       Investment Company Act.  None of Seller, Pledgor, Guarantor or any Affiliate is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act, or otherwise required to register thereunder.  Seller is a “qualified purchaser” as defined in the Investment Company Act.

Section 7.17                       Location of Books and Records.  The location where Seller keeps its books and records, including all computer tapes and records relating to the Purchased Assets is its chief executive office.

Section 7.18                       Chief Executive Office; Jurisdiction of Organization.  On the Closing Date, each of Seller’s, Pledgor’s and Guarantor’s chief executive office, is, and has been, 9 West 57th Street, Suite 4200, New York, New York  10019.  On the Closing Date, (x) Seller’s jurisdiction of organization is Delaware, (y) Pledgor’s jurisdiction of organization is Delaware and (z) Guarantor’s jurisdiction of organization is Delaware.  Each of Seller, Pledgor and Guarantor shall provide Buyer with thirty (30) days advance notice of any change in its principal office or place of business or jurisdiction.  None of Seller, Pledgor or Guarantor has a trade name.  During the preceding five (5) years, none of Seller, Pledgor or Guarantor has been known by or done business under any other name, corporate or fictitious, and none of Seller, Pledgor or Guarantor has filed or had filed against it any bankruptcy receivership or similar petitions or made any assignments for the benefit of creditors.

ARTICLE 8

COVENANTS OF SELLER

From the date hereof until the Repurchase Obligations are indefeasibly paid in full and the Repurchase Documents are terminated, Seller shall perform and observe the following covenants, which shall be given independent effect (so that if a particular action or condition is prohibited by any covenant, the fact that it would be permitted by an exception to or be otherwise within the limitations of another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists):

Section 8.01                       Existence; Governing Documents; Conduct of Business.  Seller shall (a) preserve and maintain its legal existence, (b) qualify and remain qualified in good standing in each jurisdiction where the failure to be so qualified would have a Material Adverse Effect, (c) comply with its Governing Documents, including all special purpose entity provisions, and (d) not modify, amend or terminate its Governing Documents without the consent of Buyer; provided, however, that Buyer’s consent shall not be required for ministerial, typographical or clerical modifications or amendments with no material effect on the management, ownership or administration of the Purchased Assets, this Agreement or the other Repurchase Documents, so long as Seller provides Buyer with prior written notice thereof.  Seller shall (a) continue to engage in the same (and no other) general lines of business as presently conducted by it, (b) maintain and preserve all of its material rights, privileges, licenses and franchises necessary for the operation of its business, and (c) maintain Seller’s status as a qualified transferee, qualified lender or any similar term (however defined) under the Purchased Asset Documents.  Seller shall not (A) change its name, organizational number, tax identification number, fiscal year, method of accounting, identity, structure or jurisdiction of organization (or have more than one such jurisdiction), move the location of its principal place of business and chief executive office (as defined in the UCC) from the location referred to in Section 7.18, or (B) move, or consent to Custodian moving, the Purchased Asset Documents from the location thereof on the applicable Purchase Date for the related Purchased Asset, unless in each case Seller has given at least thirty (30) days prior notice to Buyer and has taken all actions required under the UCC to continue the first priority perfected security interest of Buyer in the Purchased Assets.  Seller shall enter into each Transaction as principal, unless Buyer agrees in writing before a Transaction that Seller may enter into such Transaction as agent for a principal and under terms and conditions disclosed to Buyer.

Section 8.02                       Compliance with Laws, Contractual Obligations and Repurchase Documents.  Seller shall comply in all material respects with each and every Requirements of Law, including those relating to any Purchased Asset and to the reporting and payment of taxes.  No part of the proceeds of any Transaction shall be used for any purpose that violates Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Seller shall conduct or cause to be conducted the requisite due diligence in connection with the origination or acquisition of each Purchased Asset for purposes of complying with the Anti-Terrorism Laws, including with respect to the legitimacy of the applicable Underlying Obligor and the origin of the assets used by such Person to purchase the Mortgaged Property, and will maintain sufficient information to identify such Person for purposes of the Anti-Terrorism Laws.  Seller shall maintain the Custodial Agreement and Controlled Account Agreement in full force and effect.  Seller shall not directly or indirectly enter into any agreement that would be violated or breached by any Transaction or the performance by Seller of any Repurchase Document.

Section 8.03           Structural Changes.  Seller shall not enter into merger or consolidation, or liquidate, wind up or dissolve, or sell all or substantially all of its assets or properties, or permit any changes in the ownership of the Equity Interests of Seller, without the consent of Buyer.  Seller shall ensure that all Equity Interests of Seller shall continue to be directly owned by the owner or owners thereof as of the date hereof.  Seller shall ensure that neither the Equity Interests of Seller nor any property or assets of Seller shall be pledged to any Person other than Buyer.  Except in connection with (i) Seller’s transfer from Seller of an Asset that was previously transferred to Seller in connection with a Transaction Request, if Buyer, subsequent to such transfer, declines to approve such Transaction, and if it had been properly requested by Seller pursuant to Section 3.10, or (ii) a repurchase by Seller of a Purchased Asset pursuant to the terms of this Agreement, Seller shall not enter into any transaction with an Affiliate of Seller unless (a) Seller notifies Buyer of such transaction at least ten (10) days before entering into it, and (b) such transaction is on market and arm’s-length terms and conditions, as demonstrated in Seller’s notice.

Section 8.04                       Protection of Buyer’s Interest in Purchased Assets.  With respect to each Purchased Asset, Seller shall take all action necessary or required by the Repurchase Documents, Purchased Asset Documents and each and every Requirements of Law, or requested by Buyer, to perfect, protect and more fully evidence the security interest granted in the Purchase Agreements and Buyer’s ownership of and first priority perfected security interest in such Purchased Asset and related Purchased Asset Documents, including executing or causing to be executed (a) such other instruments or notices as may be necessary or appropriate and filing and maintaining effective UCC financing statements, continuation statements and assignments and amendments thereto, and (b) all documents necessary to both collaterally and absolutely and unconditionally assign all rights (but none of the obligations) of Seller under each Purchase Agreement, in each case as additional collateral security for the payment and performance of each of the Repurchase Obligations.  Seller shall (a) not assign, sell, transfer, pledge, hypothecate, grant, create, incur, assume or suffer or permit to exist any security interest in or Lien (other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents) on any Purchased Asset to or in favor of any Person other than Buyer, (b) defend such Purchased Asset against, and take such action as is necessary to remove, any such Lien, and (c) defend the right, title and interest of Buyer in and to all Purchased Assets against the claims and demands of all Persons whomsoever.  Notwithstanding the foregoing, if Seller grants a Lien on any Purchased Asset in violation of this Section 8.04 or any other Repurchase Document, Seller shall be deemed to have simultaneously granted an equal and ratable Lien on such Purchased Asset in favor of Buyer to the extent such Lien has not already been granted to Buyer; provided, that such equal and ratable Lien shall not cure any resulting Event of Default.  Seller shall not materially amend, modify, waive or terminate any provision of any Purchase Agreement or Servicing Agreement.  Seller shall not, or permit any Servicer to, extend, amend, waive, terminate, rescind, cancel, release or otherwise modify the material terms of or any collateral, guaranty or indemnity for, or exercise any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of, any Purchased Asset, Purchased Asset Document, without the prior written consent of Buyer.  Seller shall mark its computer records and tapes to evidence the interests granted to Buyer hereunder.  Seller shall not take any action to cause any Purchased Asset that is not evidenced by an instrument or chattel paper (as defined in the UCC) to be so evidenced.  If a Purchased Asset becomes evidenced by an instrument or chattel paper, the same shall be immediately delivered to Custodian on behalf of Buyer, together with endorsements required by Buyer.

Section 8.05                       Actions of Seller Relating to Distributions, Indebtedness, Guarantee Obligations, Contractual Obligations, Investments and Liens.  Seller shall not declare or make any payment on account of, or set apart assets for, a sinking or similar fund for the purchase, redemption, defeasance, retirement or other acquisition of any Equity Interest of Seller or any of its Affiliates, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller or any of its Affiliates.  Seller shall not contract, create, incur, assume or permit to exist any Indebtedness, Guarantee Obligations, Contractual Obligations or Investments, except to the extent (a) arising or existing under the Repurchase Documents, (b) existing as of the Closing Date, as referenced in the financial statements delivered to Buyer prior to the Closing Date, and any renewals, refinancings or extensions thereof in a principal amount not exceeding that outstanding as of the date of such renewal, refinancing or extension, (c) incurred after the Closing Date to originate or acquire Assets to provide funding with respect to Assets, (d) related to Interest Rate Protection Agreements pursuant to Section 8.10 or entered into in order to manage risks related to Assets and (e) permitted by the terms of Section 9.01.  Seller shall not (a) contract, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets (including the Purchased Assets) of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, other than, except with respect to any Purchased Asset, any Liens granted pursuant to the Repurchase Documents, or (b) except as provided in the preceding clause (a), grant, allow or enter into any agreement or arrangement with any Person that prohibits or restricts or purports to prohibit or restrict the granting of any Lien on any of the foregoing.

Section 8.06                       Maintenance of Property, Insurance and Records.  Seller shall (a) keep all property useful and necessary in its business in good working order and condition, (b) maintain insurance on all its properties in accordance with customary and prudent practices of companies engaged in the same or a similar business, and (c) furnish to Buyer upon request information and certificates with respect to such insurance.  Seller shall maintain and implement administrative and operating procedures (including the ability to recreate records evidencing the Purchased Assets if the original records are destroyed) and shall keep and maintain all documents, books, records and other information (including with respect to the Purchased Assets) that are reasonably necessary or advisable in the conduct of its business.

Section 8.07                       Delivery of Income.  Seller shall, and pursuant to Irrevocable Redirection Notices shall cause the Underlying Obligors under the Purchased Assets and all other applicable Persons to, remit all Income in respect of the Purchased Assets to Servicer for immediate deposit by Servicer into the Servicer Account, and Seller shall cause Servicer to transfer all such Income into the Waterfall Account in accordance with Section 5.01 hereof.  Seller and Servicer (a) shall comply with and enforce each Irrevocable Redirection Notice, (b) shall not amend, modify, waive, terminate or revoke any Irrevocable Redirection Notice without Buyer’s consent, and (c) shall take all reasonable steps to enforce each Irrevocable Redirection Notice.  In connection with each principal payment or prepayment under a Purchased Asset, Seller shall provide or cause to be provided to Buyer and Servicer sufficient detail to enable Buyer and Servicer to identify the

Purchased Asset to which such payment applies.  If Seller receives any rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any Purchased Assets, or otherwise in respect thereof, Seller shall accept the same as Buyer’s agent, hold the same in trust for Buyer and immediately deliver the same to Buyer or its designee in the exact form received, together with duly executed instruments of transfer, stock powers or assignment in blank and such other documentation as Buyer shall reasonably request.  If any Income is received by Seller or any of its Affiliates, Seller or such Affiliate shall pay or deliver such Income for deposit into the Servicer Account to Servicer within two (2) Business Days after receipt, and, until so paid or delivered, hold such Income in trust for Buyer, segregated from other funds of Seller or such Affiliate.

Section 8.08                       Delivery of Financial Statements and Other Information.  Seller shall deliver the following to Buyer, as soon as available and in any event within the time periods specified:

(a)                                 within forty-five (45) days after the end of the first three fiscal quarters of each of KKR REIT’s fiscal years:  (i) the unaudited balance sheets of KKR REIT as at the end of such period, (ii) the related unaudited statements of income, retained earnings and cash flows for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, and (iii) a Compliance Certificate; provided, however, that (A) all such financial statements due to Buyer for the fiscal quarters ending on June 30, 2015 and on September 30, 2015 must be prepared in a manner consistent with those that were delivered to Buyer by KKR REIT prior to the Closing Date, and (B) a separate presentation of Guarantor’s financial information will accompany the financial statements described in this clause (a);

(b)                                 within one hundred and twenty (120) days after the end of each fiscal year of KKR REIT, (i) the audited balance sheets of KKR REIT as at the end of such fiscal year, (ii) the related statements of income, retained earnings and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, (iii) an opinion thereon of independent certified public accountants of recognized national standing (provided, however, that Deloitte Consulting LLP or its affiliates or designees shall be deemed to be an acceptable accountant for all purposes under this Agreement), which opinion shall not be qualified as to scope of audit or going concern and shall state that said financial statements fairly present the financial condition and results of operations of KKR REIT as at the end of and for such fiscal year in accordance with GAAP, (iv) a certification from such accountants that, in making the examination necessary therefor, no information was obtained of any Default or Event of Default except as specified therein, (v) projections of KKR REIT of the operating budget and cash flow budget of KKR REIT for the following fiscal year, if any, and (vi) a Compliance Certificate; provided, however, that a separate presentation of Guarantor’s financial information will accompany the financial statements described in this clause (b);

(c)                                  all reports submitted to KKR REIT by independent certified public accountants in connection with each annual, interim or special audit of the books and records of KKR REIT made by such accountants, including any management letter commenting on KKR REIT’s internal controls;

(d)                                 with respect to each Purchased Asset and related Mortgaged Property serviced by a Servicer other than Wells Fargo Bank, National Association:  (i) within thirty (30) days after the end of each fiscal quarter of Seller, a quarterly report of the following: delinquency, loss experience, internal risk rating, surveillance, rent roll, occupancy and other property-level information, and (ii) within ten (10) days after receipt or preparation thereof by Seller or any Servicer, remittance, servicing, securitization, exception and other reports, if any, and all operating and financial statements and rent rolls of all Underlying Obligors (including, for each Mezzanine Loan, all such information relating to the underlying Mortgaged Property), and modifications or updates to the items contained in the Underwriting Materials for all Mortgaged Properties during the prior month, when and as received from Servicer, an Underlying Obligor, a third-party servicer or from any other source;

(e)                                  all financial statements, reports, notices and other documents that Guarantor sends to holders of its Equity Interests or makes to or files with any Governmental Authority, promptly after the delivery or filing thereof;

(f)                                   within ten (10) days after the end of each month, a report of all proposed sales, repurchases and other transactions with respect to the Purchased Assets, which schedule shall be acceptable to Buyer;

(g)                                  within fifteen (15) days after the end of each month, a properly completed Purchased Asset Data Summary, substantially in the form of Exhibit E, with respect to each Purchased Asset;

(h)                                 any other material agreements, correspondence, documents or other information not included in an Underwriting Package which is related to Seller or the Purchased Assets, as soon as possible after the discovery thereof by Seller or any of its Affiliates; and

(i)                                     such other information regarding the financial condition, operations or business of Seller, Pledgor, Guarantor, Manager or any Underlying Obligor as Buyer may reasonably request including, without limitation, any such information that is otherwise necessary to allow Buyer to monitor compliance with the terms of the Repurchase Documents.

Section 8.09                       Delivery of Notices.  Seller shall notify Buyer of the occurrence of any of the following of which Seller has Knowledge within one (1) Business Day of the occurrence thereof, together with a certificate of a Responsible Officer of Seller setting forth details of such occurrence and any action Seller has taken or proposes to take with respect thereto:

(a)                                 a Representation Breach;

(b)                                 any of the following:  (i) with respect to any Purchased Asset or related Mortgaged Property: material change in Market Value, material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow, and (ii) with respect to Seller: violation of Requirements of Law, material decline in the value of Seller’s assets or properties, an Internal Control Event or other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(c)                                  the existence of any Default, Event of Default or material default under or related to a Purchased Asset, Purchased Asset Document, Indebtedness, Guarantee Obligation or Contractual Obligation of Seller;

(d)                                 the resignation or termination of any Servicer under any Servicing Agreement with respect to any Purchased Asset;

(e)                                  the establishment of a rating by any Rating Agency applicable to Seller or any of its Affiliates and any downgrade in or withdrawal of such rating once established; and

(f)                                   the commencement of, settlement of or material judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that (i) affects Seller or any of its Affiliates, or any Purchased Asset, Pledged Collateral or Mortgaged Property, (ii) questions or challenges the validity or enforceability of any Repurchase Document, Transaction, Purchased Asset or Purchased Asset Document, or (iii) individually or in the aggregate, if adversely determined, could reasonably be likely to have a Material Adverse Effect.

Section 8.10                       Hedging.  (a) With respect to each Purchased Asset that is a Hedge Required Asset, Seller shall enter into one or more one-hundred percent (100%) cash collateralized Interest Rate Protection Agreement(s) at the direction of and in a form acceptable to Buyer.  Seller shall take such actions as Buyer deems necessary to perfect the security interest granted in each Interest Rate Protection Agreement (including any Cleared Swap) pursuant to Section 11.01, and shall assign or pledge to Buyer, which assignment or pledge shall (other than in the case of a Cleared Swap) be consented to in writing by each Hedge Counterparty, all of Seller’s rights (but none of the obligations) in, to and under each Interest Rate Protection Agreement, subject to, in the case of a Cleared Swap, (i) the rights, if any, of the related DCO and FCM and (ii) any limitation on assignment or pledge by Seller required by the DCO or FCM.  Each Interest Rate Protection Agreement shall contain provisions acceptable to Buyer for additional credit support in the event the rating of any Rating Agency assigned to the Hedge Counterparty (other than an Affiliated Hedge Counterparty) is downgraded or withdrawn, in which event Seller shall ensure that such additional credit support is provided or promptly, subject to the approval of Buyer, enter into new Interest Rate Protection Agreements with respect to the related Purchased Assets with a replacement Hedge Counterparty.

(b)                                 Prior to the Purchase Date of the first Purchased Asset that is also a Hedge Required Asset, Seller shall establish the Hedge Account at the Deposit Account Bank.  Buyer shall have sole dominion and control (including, without limitation, “control” within the meaning of Section 9-104(a)) of the UCC) over the Hedge Account.  Except as expressly set forth in this Section 8.10(b), Seller shall not have any right to withdraw amounts on deposit in the Hedge Account without the prior written consent of Buyer.  With respect to any Interest Rate Protection Agreement entered into with respect to a Purchased Asset, Seller shall direct, in writing, the related Hedge Counterparty, or in the case of a Cleared Swap, the related FCM, to (i) make payment of all regularly scheduled payments and termination payments payable to Seller and (ii) deliver all collateral, including any variation margin payments, returned by the Hedge Counterparty to Seller with respect to such Interest Rate Protection Agreement into the Hedge Account.  Prior to the occurrence of a Default or an Event of Default, Seller may withdraw from the Hedge Account any amounts representing Permitted Withdrawals.  With respect to any Other Permitted Withdrawal, at least two (2) Business Days’ prior to the applicable withdrawal date, Seller shall deliver to Buyer written notice of its intent to make such Other Permitted Withdrawal which notice, at a minimum, provides evidence that the amounts remaining on deposit in the Hedge Account are at least equal to the aggregate amount of collateral, including any variation margin payments, returned by the related Hedge Counterparties to Seller (and not otherwise re-delivered to such Hedge Counterparties) that relate to Interest Rate Protection Agreements entered into by Seller with respect to Assets that remain Purchased Assets, and as soon as practicable thereafter any documentation related thereto reasonably requested by Buyer.  Buyer shall have two (2) Business Days, from the later of (x) receipt of such notice or (y) receipt of any related documentation requested by Buyer, to notify Seller that, in Buyer’s reasonable discretion, it has determined that the withdrawal is not an Other Permitted Withdrawal.  In such event, Seller shall not be permitted to make such Other Permitted Withdrawal.  If Buyer does not object to such Other Permitted Withdrawal within such two (2) Business Day period, Seller shall be permitted to withdraw from the Hedge Account any amounts representing the Other Permitted Withdrawal set forth in Seller’s previously delivered notice.  Notwithstanding anything set forth in this Section 8.10(b) to the contrary, all rights of Seller to withdraw amounts on deposit in the Hedge Account without Buyer’s prior written consent shall terminate upon the occurrence of a Default or an Event of Default hereunder.  Any withdrawal from the Hedge Account not in compliance with this Section 8.10(b) shall result in an Event of Default hereunder.

(c)                                  For the avoidance of doubt, to the extent amounts on deposit in the Hedge Account are not sufficient to satisfy collateral posting obligations owed by Seller to a Hedge Counterparty, Seller shall satisfy such obligations from amounts available to Seller from a source other than the Servicer Account or the Waterfall Account.

(d)                                 Following the occurrence and during the continuance of an Event of Default, Buyer shall have the right to apply all amounts on deposit in the Hedge Account to the outstanding Repurchase Obligations in such order and manner as Buyer determines in its discretion.

(e)                                  Promptly upon receipt, Seller shall deliver to Buyer a copy of each “daily statement” report from each applicable Hedge Counterparty and such other information reasonably requested by Buyer with respect to amounts required to be on deposit in the Hedge Account.

Section 8.11                       Escrow Imbalance.  Seller shall, no later than five (5) Business Days after learning of any material overdraw, deficit or imbalance in any escrow or reserve account relating to a Purchased Asset, correct and eliminate the same, including by depositing its own funds into such account.

Section 8.12                       Pledge and Security Agreement.  Seller shall not take any direct or indirect action inconsistent with the Pledge and Security Agreement or the security interest granted thereunder to Buyer in the Pledged Collateral.  Seller shall not permit any additional Persons to acquire Equity Interests in Seller other than the Equity Interests owned by Pledgor and pledged to Buyer on the Closing Date, and Seller shall not permit any sales, assignments, pledges or transfers of the Equity Interests in Seller other than to Buyer.

Section 8.13                       Taxes.  Guarantor will continue to be a partnership that is a U.S. Person, and Seller will continue to be a disregarded entity of Guarantor for U.S. federal income tax purposes.  Seller and Guarantor will each file all required federal tax returns and all other material tax returns, domestic and foreign, required to be filed by them and will pay all federal and other material taxes (including mortgage recording taxes), assessments, fees, and other governmental charges (whether imposed with respect to their income or any of their properties or assets) which become due and payable, other than any such taxes, assessments, fees, or other governmental charges that are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves are established in accordance with GAAP.  Seller will provide Buyer with written notice of any material suit or claim relating to any such taxes, whether pending or, to the Knowledge of Seller, threatened by any Governmental Authority.

Section 8.14                       Management Internalization.  Seller shall not permit Guarantor or KKR REIT to internalize its management.

Section 8.15                       Transaction with Affiliates.  Except in compliance with the Repurchase Documents, the Investment Company Act and any other Requirements of Law, none of Seller, Guarantor or KKR REIT will, directly or indirectly, (i) make any investment in an Affiliate (whether by means of share purchase; capital contribution; loan, advance or any other extension of credit, including repurchase agreements, securities lending transactions or any transaction involving a Derivatives Contract; deposit, or otherwise including any agreement or commitment to enter into any of the foregoing) or (ii) transfer, sell, lease, assign or otherwise dispose of any tangible or intangible property to an Affiliate or enter into any other transaction, directly or indirectly, with or for the benefit of any Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate).

Section 8.16                       Post-Closing Covenant.  Seller shall cause the Servicer Account to be opened with Deposit Account Bank within five (5) Business Days of the Closing Date.  The failure of Seller to do so on a timely basis shall constitute an immediate Event of Default under this Agreement.

ARTICLE 9

SINGLE-PURPOSE ENTITY

Section 9.01                       Covenants Applicable to Seller.  Seller shall (i) own no assets, and shall not engage in any business, other than entering into and performing its obligations under the Repurchase Documents, and activities incidental thereto, which activities may include acquiring, originating, and administering loans in connection with entering into the Transactions, (ii) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than (I) with respect to the Purchased Asset Documents and the Retained Interests, (II) commitments to make loans which may become Eligible Assets, and (III) as otherwise permitted under this Agreement, (iii) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, in each case other than in connection with the origination or acquisition of Assets for purchase under the Repurchase Documents, (iv) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; provided, however, that the foregoing provisions of this clause (iv) shall not, in and among themselves, require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity, (v) comply with the provisions of its Governing Documents, (vi) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without the prior written consent of Buyer; provided, however, that Buyer’s consent shall not be required for ministerial, typographical or other clerical modifications or amendments with no material effect so long as Seller provides prior written notice thereof to Buyer, (vii) except as provided in the Compliance Certificate, maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates; (except that such financial statements may be consolidated to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided that (A) appropriate notation shall be made on such financial statements to indicate the separateness of Seller from such Affiliate and to indicate that Seller’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and, (B) such assets shall also be listed on Seller’s own separate balance sheet) and file its own tax returns (except to the extent it is treated as a disregarded entity and is not required to file tax returns under applicable Requirements of Law), (viii) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business solely in its own name, and shall not identify itself or any of its Affiliates as a division or department of the other, (ix) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent; provided, however, that the foregoing provisions of this clause (ix) shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity, (x) to the fullest extent permitted by law not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (xi) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (xii) except as provided in the Compliance Certificate, maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (xiii) not guarantee or become obligated for the debts or obligations of any other Person and not hold itself out to be responsible for the debts or obligations of any other Person, (xiv) not, without the prior unanimous written consent of all of its Independent Directors or Independent Managers, take any Insolvency Action, (xv) (I) have at all times at least one (1) Independent Director or Independent Manager (or such greater number as reasonably required by Buyer or any Rating Agency, upon ten (10) Business Days’ prior written notice to Seller) whose vote is required to take any Insolvency Action, and (II) provide Buyer with up-to-date contact information for each such Independent Director or Independent Manager and a copy of the agreement pursuant to which such Independent Director or Independent Manager consents to and serves as an “Independent Director” or “Independent Manager” for Seller, (xvi) the Governing Documents for Seller shall provide that for so long as any Repurchase Obligations remain outstanding, (I) that Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of any Independent Director or Independent Manager, together with the name and contact information of the replacement Independent Director or Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Director or Independent Manager, (II) that, to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Insolvency Action, and (III) that, except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (A) all other interests of the holders of the Equity Interests in Seller, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Directors or Independent Managers shall not have any fiduciary duties to the holders of the Equity Interests in Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (xvii) not enter into any transaction, contract or agreement with an Affiliate of Seller except in the ordinary course of business on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (xviii) maintain a sufficient number of employees in light of contemplated business operations (xix) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate, (xx) not pledge its assets to secure the obligations of any other Person and not hold the credit or assets of any affiliate out to satisfy its debts or obligations (except Guarantor with respect to the Guarantee Agreement), (xxi) not form, acquire or hold any Subsidiary or own any Equity Interest in any other entity, and (xxii) not take legal title to any real property of any kind.

Section 9.02                             Covenants Applicable to Pledgor.  Pledgor shall, and Seller shall ensure that Pledgor shall, (a) own no assets other than its limited liability company interest in Seller, and shall not engage in any business other than (i) entering into and performing its obligations under the Repurchase Documents, (ii) acquiring, owning, transferring or pledging limited liability company interests in Seller, as expressly permitted or contemplated under the Repurchase Documents, and (iii) transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing, (b) not incur any Indebtedness or other obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), except as otherwise expressly permitted or contemplated under the Repurchase Documents, (c) not make any loans or advances to any Affiliate or third party and shall not acquire obligations or securities of its Affiliates, other than with respect to the equity interests in Seller, (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; provided, however, that the foregoing provisions of this clause (d) shall not, in and among themselves, require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity, (e) comply with the provisions of its Governing Documents, (f) do all things necessary to observe organizational formalities and to preserve its existence, and shall not amend, modify, waive provisions of or otherwise change its Governing Documents without the prior written consent of Buyer; provided, however, that Buyer’s consent shall not be required for ministerial, typographical or other clerical modifications or amendments with no material effect so long as Seller provides prior written notice thereof to Buyer, (g) except as provided in the Compliance Certificate, maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates (except that such financial statements may be to the extent consolidation is required under GAAP or as a matter of Requirements of Law; provided, that (i) appropriate notation shall be made on such financial statements to indicate the separateness of Pledgor from such Affiliate and to indicate that Pledgor’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person and (ii) such assets shall also be listed on the Pledgor’s own separate balance sheet) and file its own tax returns (except to the extent it is treated as a disregarded entity and is not required to file tax returns under applicable Requirements of Law), (h) be, and at all times shall hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business solely in its own name, and shall not identify itself or any of its Affiliates as a division or department of the other, (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations and shall remain Solvent; provided, however, that the foregoing provisions of this clause (i) shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity, (j) to the fullest extent permitted by law not engage in or suffer any Change of Control, dissolution, winding up, liquidation, consolidation or merger in whole or in part or convey or transfer all or substantially all of its properties and assets to any Person (except as contemplated herein), (k) not commingle its funds or other assets with those of any Affiliate or any other Person and shall maintain its properties and assets in such a manner that it would not be costly or difficult to identify, segregate or ascertain its properties and assets from those of any Affiliate or any other Person, (l) except as provided in the Compliance Certificate, maintain its properties, assets and accounts separate from those of any Affiliate or any other Person, (m) not guarantee or become obligated for the debts or obligations of any other Person and not hold itself out to be responsible for the debts or obligations of any other Person, (n) not, without the prior unanimous written consent of all of its Independent Directors, take any Insolvency Action with respect to itself or Seller, (o) (i) have at all times at least one (1) Independent Director or Independent Manager (or such greater number as required by Buyer or any Rating Agency), upon ten (10) Business Days’ prior written notice to Pledgor) whose vote is required to take any Insolvency Action, and (ii) provide Buyer with up-to-date contact information for each such Independent Director or Independent Manager and a copy of the agreement pursuant to which such Independent Director or Independent Manager consents to and as an “Independent Director” or “Independent Manager” for Pledgor, (p) the Governing Documents for Pledgor shall provide that for so long as any Repurchase Obligations remain outstanding, (I) that Buyer be given at least five (5) Business Days prior notice of the removal and/or replacement of any Independent Director or Independent Manager, together with the name and contact information of the replacement Independent Director or Independent Manager and evidence of the replacement’s satisfaction of the definition of Independent Director or Independent Manager, (II) that, to the fullest extent permitted by law, and notwithstanding any duty otherwise existing at law or in equity, any Independent Director or Independent Manager shall consider only the interests of Seller, including its respective creditors, in acting or otherwise voting on the Insolvency Action, and (III) that, except for duties to Seller as set forth in the immediately preceding clause (including duties to the holders of the Equity Interests in Seller or Seller’s respective creditors solely to the extent of their respective economic interests in Seller, but excluding (A) all other interests of the holders of the Equity Interests in Seller, (B) the interests of other Affiliates of Seller, and (C) the interests of any group of Affiliates of which Seller is a part), the Independent Directors or Independent Managers shall not have any fiduciary duties to the holders of the Equity Interests in

Pledgor or Seller, any officer or any other Person bound by the Governing Documents; provided, however, the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing, (q) not enter into any transaction, contract or agreement with an Affiliate of the Pledgor except in the ordinary course of business on commercially reasonable terms similar to those available to unaffiliated parties in an arm’s-length transaction, (r) maintain a sufficient number of employees in light of contemplated business operations, (s) allocate fairly and reasonably any overhead for shared office space and for services performed by an employee of an Affiliate, (t) except pursuant to the Pledge and Security Agreement, not pledge its assets to secure the obligations of any other Person, and (u) not form, acquire or hold any Subsidiary, except for Seller, or own any Equity Interest in any other entity, except for its Equity Interest in Seller.

Section 9.03                       Independent Director/Manager.  Each of Seller and Pledgor (i) shall continue to be a Delaware limited liability company; (ii) shall have at least one Independent Director or Independent Manager serving as manager of such company, (iii) shall not take any Insolvency Action and shall not cause or permit the members or managers of such entity to take any Insolvency Action with respect to itself unless all of its Independent Director(s) or Independent Manager(s) then serving as managers of the company shall have consented in writing to such action (directly or indirectly), and (iv) shall have either (A) a member which owns no economic interest in the company, has signed the company’s limited liability company agreement and has no obligation to make capital contributions to the company, or (B) two natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company simultaneously with the last remaining member of the company ceasing to be a member of the company.

ARTICLE 10

EVENTS OF DEFAULT AND REMEDIES

Section 10.01                Events of Default.  Each of the following events shall be an “Event of Default”:

(a)                                 Seller fails to make a payment of (i) Margin Deficit or Repurchase Price (other than Price Differential) when due, whether by acceleration or otherwise (including, if applicable, any Future Funding Amounts related to a Future Funding Transaction), (ii) Price Differential within one (1) Business Day of when due, or (iii) any fee or other amount within three (3) Business Days of when due, in each case under the Repurchase Documents (except that such failure shall not be an Event of Default by Seller if the amount on deposit in the Waterfall Account on the date such payment is due is sufficient to pay the total amount due and payable to Buyer pursuant to this clause (a) and the Waterfall Account Bank is Buyer or any Affiliate of Buyer);

(b)                                 Seller fails to observe or perform in any material respect any other Repurchase Obligation of Seller under the Repurchase Documents or Purchased Asset Documents to which Seller is a party, and (except in the case of a failure to perform or observe the Repurchase Obligations of Seller under Section 8.04 and 18.08(a)) such failure continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller; provided, however, in the case of any such failure to observe or perform the obligations set forth in Sections 8.04, 8.07 or the first sentence of Section 8.02 that are susceptible to cure but cannot be cured within such five (5) Business Day period through the exercise of reasonable diligence, if Seller commences such cure within the initial five (5) Business Day period and diligently prosecutes same to completion, such five (5) Business Day period shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed an additional twenty (20) days;

(c)                                  any Representation Breach (other than a Representation Breach arising out of the representations and warranties set forth in Schedule 1), exists and continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller; provided, however, in the case of any such failure which is susceptible to cure but cannot be cured within such five (5) Business Day period through the exercise of reasonable diligence, if Seller commences such cure within the initial five (5) Business Day period and diligently prosecutes same to completion, such period shall be extended for such additional period of time as may be reasonably necessary to cure same, but in no event shall such extended period exceed an additional twenty (20) days;

(d)                                 Seller, Pledgor, any Affiliate or Guarantor defaults beyond any applicable grace period in paying any amount or performing any obligation under any Indebtedness, Guarantee Obligation or Contractual Obligation with an outstanding amount of at least $100,000 with respect to Seller, or $7,500,000 with respect to Guarantor, Pledgor or any Affiliate, and the effect of such default is to permit the acceleration thereof (regardless of whether such default is waived or such acceleration occurs);

(e)                                  KKR REIT or any of its direct and indirect Subsidiaries defaults beyond any applicable grace period in paying any amount or performing any obligation due to Buyer or any Affiliate of Buyer under any other financing, hedging, security or other agreement (other than under this Agreement) between Seller, Pledgor, Guarantor or any Affiliate and Buyer or any Affiliate of Buyer, including, without limitation, Guarantor’s obligations under the Guarantee Agreement;

(f)                                   an Insolvency Event occurs with respect to KKR REIT or any of its direct and indirect Subsidiaries;

(g)                                  a Change of Control occurs;

(h)                                 a final judgment or judgments by any court of competent jurisdiction for the payment of money in excess (each determined in the aggregate) of $100,000 with respect to Seller, or $7,500,000 with respect to Guarantor, Pledgor or any Affiliate is entered against Seller, Pledgor, any Affiliate or Guarantor, as applicable, by one or more Governmental Authorities and the same is not satisfied, discharged (or provision has not been made for such discharge) or bonded, or a stay of execution thereof has not been procured, within thirty (30) days from the date of entry thereof; provided that the foregoing shall exclude any judgment as to which a reputable insurance company has unconditionally acknowledged coverage of such claim in writing or has unconditionally acknowledged in writing its willingness to defend any such claim under a reservation of rights and, if such claim is not successfully defended, such insurance company has unconditionally acknowledged in writing to pay the full amount of such judgment on behalf of each related judgment debtor;

(i)                                     a Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Seller, (ii) displace the management of Seller or curtail its authority in the conduct of the business of Seller, (iii) terminate the activities of Seller as contemplated by the Repurchase Documents, or (iv) remove, limit or restrict Seller’s ability to carry on its business as contemplated by Seller’s organizational documents and the Repurchase Documents;

(j)                                    Seller, Pledgor, Guarantor or any Affiliate admits that it is not Solvent or is not able or not willing to perform any of its Repurchase Obligations, Contractual Obligations, Guarantee Obligations, Capital Lease Obligations or Off-Balance Sheet Obligations;

(k)                                 any provision of the Repurchase Documents, any right or remedy of Buyer or obligation, covenant, agreement or duty of Seller thereunder, or any Lien, security interest or control granted under or in connection with the Repurchase Documents, Pledged Collateral or Purchased Assets terminates, is declared null and void, ceases to be valid and effective, ceases to be the legal, valid, binding and enforceable obligation of Seller or any other Person, or the validity, effectiveness, binding nature or enforceability thereof is contested, challenged, denied or repudiated by Seller or any of its Affiliates, in each case directly, indirectly, in whole or in part, except that, solely with respect to the Purchased Assets, Seller have a period of three (3) Business Days from the date of each such violation to either repurchase the related Purchased Asset from Buyer pursuant to Section 3.04 or cure the related breach, as such cure is determined by Buyer;

(l)                                     Buyer ceases for any reason to have a valid and perfected first priority security interest in any Purchased Asset or any Pledged Collateral, or Pledgor breaches any covenant, term or condition of the Pledge Agreement except that Seller or Pledgor, as appropriate, have a period of three (3) Business Days from the date of each such violation to cure the related breach, as such cure is determined by Buyer;

(m)                             (i) Seller or any of its Affiliates is required to register as an “investment company” (as defined in the Investment Company Act) or the arrangements contemplated by the Repurchase Documents shall require registration of Seller or any of its Affiliates as an “investment company”, (ii) the arrangements contemplated by the Repurchase Documents (including without limitation the execution, delivery and performance of any Repurchase Document by any Person party thereto) shall result in a violation of the Investment Company Act, or (iii) Seller, Guarantor, Pledgor or any Affiliate shall fail to comply with the Investment Company Act;

(n)                                 Seller or any of its Affiliates engages in any conduct or action where Buyer’s prior consent is required by any Repurchase Document and Seller or any such Affiliate, as applicable, fails to obtain such consent;

(o)                                 Seller, Servicer (but only to the extent that Buyer or one of its Affiliates is not Servicer), any Underlying Obligor or any other Person fails to deposit to the Waterfall Account all Income and other amounts as required by Section 5.01 and other provisions of this Agreement when due, or subject to a cure period of (I) one (1) Business Day after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller for payment related Servicer Events of Default, and (II) thirty (30) days after the earlier of receipt of notice thereof from Buyer or the discovery of such failure by Seller for all other Servicer Events of Default, the occurrence of a Servicer Event of Default;

(p)                                 KKR REIT’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of KKR REIT as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to Buyer’s rights in the Purchased Assets;

(q)                                 any termination event, default or event of default (however defined) shall have occurred with respect to Seller under any Interest Rate Protection Agreement and either (i) same is not cured or (ii) a replacement Interest Rate Protection Agreement acceptable to Buyer in its reasonable discretion has not been entered into and assigned to Buyer, in each case on or before the earlier to occur of (I) the date that is ten (10) Business Days after the occurrence of any such event and (II) the next Remittance Date; or Guarantor breaches any of the obligations, terms or conditions set forth in the Guarantee Agreement, in each case after the expiration of any applicable notice and cure periods;

(r)                                    any Material Modification is made to any Purchased Asset or any Purchased Asset Document without the prior written consent of Buyer; and

(s)                                   any condition or circumstance exists which causes, constitutes or could reasonably be expected to result in a Material Adverse Effect, as determined by Buyer.

Section 10.02                Remedies of Buyer as Owner of the Purchased Assets.  If an Event of Default exists, at the option of Buyer, exercised by notice to Seller (which option shall be deemed to be exercised, even if no notice is given, automatically and immediately upon the occurrence of an Event of Default under Section 10.01(f) or (g)), the Repurchase Date for all Purchased Assets shall be deemed automatically and immediately to occur (the date on which such option is exercised or deemed to be exercised, the “Accelerated Repurchase Date”).  If Buyer exercises or is deemed to have exercised the foregoing option:

(a)                                 All Repurchase Obligations shall become immediately due and payable on and as of the Accelerated Repurchase Date.

(b)                                 All amounts in either the Servicer Account or the Waterfall Account and all Income paid after the Accelerated Repurchase Date shall be retained by Buyer and applied in accordance with Article 5.

(c)                                  Buyer may complete any assignments, allonges, endorsements, powers or other documents or instruments executed in blank and otherwise obtain physical possession of all Purchased Asset Documents and all other instruments, certificates and documents then held by or on behalf of Custodian under the Custodial Agreement.  Buyer may obtain physical possession of all Servicing Files, Servicing Agreements and other files and records of Seller or any Servicer.  Seller shall deliver to Buyer such assignments and other documents with respect thereto as Buyer shall request.

(d)                                 Buyer may immediately, at any time, and from time to time, exercise either of the following remedies with respect to any or all of the Purchased Assets:  (i) sell such Purchased Assets on a servicing-released basis and/or without providing any representations and warranties on an “as-is where is” basis, in a recognized market and by means of a public or private sale at such price or prices as Buyer accepts, and apply the net proceeds thereof in accordance with Article 5, or (ii) retain such Purchased Assets and give Seller credit against the Repurchase Price for such Purchased Assets (or if the amount of such credit exceeds the Repurchase Price for such Purchased Assets, to credit against Repurchase Obligations due and any other amounts (without duplication) then owing to Buyer by any other Person pursuant to any Repurchase Document, in such order and in such amounts as determined by Buyer), in an amount equal to the Market Value of such Purchased Assets.  Until such time as Buyer exercises either such remedy with respect to a Purchased Asset, Buyer may hold such Purchased Asset for its own account and retain all Income with respect thereto.

(e)                                  The Parties agree that the Purchased Assets are of such a nature that they may decline rapidly in value, and may not have a ready or liquid market.  Accordingly, Buyer shall not be required to sell more than one Purchased Asset on a particular Business Day, to the same purchaser or in the same manner.  Buyer may determine whether, when and in what manner a Purchased Asset shall be sold, it being agreed that both a good faith public and a good faith private sale shall be deemed to be commercially reasonable.  Buyer shall not be required to give notice to Seller or any other Person prior to exercising any remedy in respect of an Event of Default.  If no prior notice is given, Buyer shall give notice to Seller of the remedies exercised by Buyer promptly thereafter.

(f)                                   Seller shall be liable to Buyer for (i) any amount by which the Repurchase Obligations due to Buyer exceed the aggregate of the net proceeds and credits referred to in the preceding clause (d), (ii) the amount of all actual out-of-pocket expenses, including reasonable legal fees and expenses, actually incurred by Buyer in connection with or as a consequence of an Event of Default, (iii) any costs and losses payable under Section 12.03, and (iv) any other actual out-of-pocket loss, damage, cost or expense incurred by Buyer resulting from the occurrence of an Event of Default.

(g)                                  Buyer shall be entitled to an injunction, an order of specific performance or other equitable relief to compel Seller to fulfill any of its obligations as set forth in the Repurchase Documents, including this Article 10, if Seller fails or refuses to perform its obligations as set forth herein or therein.

(h)                                 Seller hereby appoints Buyer as attorney-in-fact of Seller for purposes of carrying out the Repurchase Documents, including executing, endorsing and recording any instruments or documents and taking any other actions that Buyer deems necessary or advisable to accomplish such purposes, which appointment is coupled with an interest and is irrevocable.

(i)                                     Buyer may, without prior notice to Seller, exercise any or all of its set-off rights including those set forth in Section 18.17 and pursuant to any other Repurchase Document.  This Section 10.02(i) shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

(j)                                    All rights and remedies of Buyer under the Repurchase Documents, including those set forth in Section 18.17, are cumulative and not exclusive of any other rights or remedies that Buyer may have and may be exercised at any time when an Event of Default exists.  Such rights and remedies may be enforced without prior judicial process or hearing.  Seller agrees that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s-length.  Seller hereby expressly waives any defenses Seller might have to require Buyer to enforce its rights by judicial process or otherwise arising from the use of nonjudicial process, disposition of any or all of the Purchased Assets, or any other election of remedies.

ARTICLE 11

SECURITY INTEREST

Section 11.01                Grant.  Buyer and Seller intend that the Transactions be sales to Buyer of the Purchased Assets and not loans from Buyer to Seller secured by the Purchased Assets.  However, to preserve and protect Buyer’s rights with respect to the Purchased Assets and under the Repurchase Documents if any Governmental Authority recharacterizes any Transaction with respect to a Purchased Asset as other than a sale, and as security for Seller’s performance of the Repurchase Obligations, Seller hereby grants to Buyer a present Lien on and security interest in all of the right, title and interest of Seller in, to and under (i) the Purchased Assets (which for this purpose shall be deemed to include the items described in the proviso in the definition thereof) and each Mezzanine Loan assigned to Buyer pursuant to Section 3.01(i), and (ii) each Interest Rate Protection Agreement with each Hedge Counterparty relating to each Purchased Asset, and the transfer of the Purchased Assets to Buyer shall be deemed to constitute and confirm such grant, to secure the payment and performance of the Repurchase Obligations (including the obligation of Seller to pay the Repurchase Price, or if the related Transaction is recharacterized as a loan, to repay such loan for the Repurchase Price).

Section 11.02                Effect of Grant.  If any circumstance described in Section 11.01 occurs, (a) this Agreement shall also be deemed to be a security agreement as defined in the UCC, (b) Buyer shall have all of the rights and remedies provided to a secured party by Requirements of Law (including the rights and remedies of a secured party under the UCC and the right to set off any mutual debt and claim) and under any other agreement between Buyer and Seller or between any Affiliated Hedge Counterparty and Seller, (c) without limiting the generality of the foregoing, Buyer shall be entitled to set off the proceeds of the liquidation of the Purchased Assets against all of the Repurchase Obligations, without prejudice to Buyer’s right to recover any deficiency, (d) the possession by Buyer or any of its agents, including Custodian, of the Purchased Asset Documents, the Purchased Assets and such other items of property as constitute instruments, money, negotiable documents, securities or chattel paper shall be deemed to be possession by the secured party for purposes of perfecting such security interest under the UCC and Requirements of Law, and (e) notifications to Persons (other than Buyer) holding such property, and acknowledgments, receipts or confirmations from Persons (other than Buyer) holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents (as applicable) of the secured party for the purpose of perfecting such security interest under the UCC and Requirements of Law.  The security interest of Buyer granted herein shall be, and Seller hereby represents and warrants to Buyer and to all other Affiliated Hedge Counterparties that it is, a first priority perfected security interest.  For the avoidance of doubt, (i) each Purchased Asset and each Interest Rate Protection Agreement relating to a Purchased Asset secures the Repurchase Obligations of Seller with respect to all other Transactions and all other Purchased Assets, including any Purchased Assets that are junior in priority to the Purchased Asset in question, and (ii) if an Event of Default exists, no Purchased Asset or Interest Rate Protection Agreement relating to a Purchased Asset will be released from Buyer’s Lien or transferred to Seller until the Repurchase Obligations are indefeasibly paid in full.  Notwithstanding the foregoing, the Repurchase Obligations shall be full recourse to Seller.

Section 11.03                Seller to Remain Liable.  Buyer and Seller agree that the grant of a security interest under this Article 11 shall not constitute or result in the creation or assumption by Buyer of any Retained Interest or other obligation of Seller or any other Person in connection with any Purchased Asset, or any Interest Rate Protection Agreement whether or not Buyer exercises any right with respect thereto.  Seller shall remain liable under the Purchased Assets, each Interest Rate Protection Agreement and the Purchased Asset Documents to perform all of Seller’s duties and obligations thereunder to the same extent as if the Repurchase Documents had not been executed.

Section 11.04                Waiver of Certain Laws.  Seller agrees, to the extent permitted by Requirements of Law, that neither it nor anyone claiming through or under it will set up, claim or seek to take advantage of any appraisement, valuation, stay, extension or redemption law now or hereafter in force in any locality where any Purchased Assets may be situated in order to prevent, hinder or delay the enforcement or foreclosure of this Agreement, or the absolute sale of any of the Purchased Assets, or Interest Rate Protection Agreement relating to a Purchased Asset or any part thereof, or the final and absolute putting into possession thereof, immediately after such sale, of the purchasers thereof, and Seller, for itself and all who may at any time claim through or under it, hereby waives, to the full extent that it may be lawful so to do, the benefit of all such laws and any and all right to have any of the properties or assets constituting the Purchased Assets or Interest Rate Protection Agreement relating to a Purchased Asset marshaled upon any such sale, and agrees that Buyer or any court having jurisdiction to foreclose the security interests granted in this Agreement may sell the Purchased Assets and each Interest Rate Protection Agreement relating to a Purchased Asset as an entirety or in such parcels as Buyer or such court may determine.

ARTICLE 12

INCREASED COSTS; CAPITAL ADEQUACY

Section 12.01                Market Disruption.  If prior to any Pricing Period, Buyer determines that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR for such Pricing Period, Buyer shall give prompt notice thereof to Seller, whereupon the Pricing Rate for such Pricing Period, and for all subsequent Pricing Periods until such notice has been withdrawn by Buyer, shall be the Alternative Rate.

Section 12.02                Illegality.  If the adoption of or any change in any Requirements of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for Buyer to effect or continue Transactions as contemplated by the Repurchase Documents, (a) any commitment of Buyer hereunder to enter into new Transactions shall be terminated and the Maturity Date shall be deemed to have occurred, (b) the Pricing Rate shall be converted automatically to the Alternative Rate on the last day of the then current Pricing Period or within such earlier period as may be required by Requirements of Law, and (c) if required by such adoption or change, the Maturity Date shall be deemed to have occurred.

Section 12.03                Breakfunding.  In the event of (a) the failure by Seller to terminate any Transaction after Seller has given a notice of termination pursuant to Section 3.04, (b) any payment to Buyer on account of the outstanding Repurchase Price, including a payment made pursuant to Section 3.04 but excluding a payment made pursuant to Section 5.02, on any day other than a Remittance Date (based on the assumption that Buyer funded its commitment with respect to the Transaction in the London Interbank Eurodollar market and using any reasonable attribution or averaging methods that Buyer deems appropriate and practical), (c) any failure by Seller to sell Eligible Assets to Buyer after Seller has notified Buyer of a proposed Transaction and Buyer has agreed to purchase such Eligible Assets in accordance with this Agreement, or (d) any conversion of the Pricing Rate to the Alternative Rate because LIBOR is not available for any reason on a day that is not the last day of the then-current Pricing Period, Seller shall compensate Buyer for the out-of-pocket costs and expenses actually incurred by Buyer and attributable to such event.  A certificate of Buyer setting forth any amount or amounts that Buyer is entitled to receive pursuant to this Section 12.03 shall be delivered to Seller and shall be conclusive to the extent calculated in good faith and absent manifest error.  Seller shall pay Buyer the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 12.04                Increased Costs.  If the adoption of, or any change in, any Requirements of Law or in the interpretation or application thereof by any Governmental Authority, or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made after the date of this Agreement, shall:  (a) subject Buyer to any Taxes (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (iii) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (b) impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer, or (c) impose on Buyer any other condition (other than Taxes); and the result of any of the preceding clauses (a), (b) and (c) is to increase the cost to Buyer, by an amount that Buyer deems to be material, of entering into, continuing or maintaining Transactions, or to reduce any amount receivable under the Repurchase Documents in respect thereof, then, in any such case, upon not less than thirty (30) days’ prior written notice to Seller, Seller shall pay to Buyer such additional amount or amounts as reasonably necessary to fully compensate Buyer for such increased cost or reduced amount receivable; provided, however, that Buyer shall not treat Seller differently than other similarly situated customers in requiring the payment of such amount or amounts.  Seller shall not be required to compensate Buyer pursuant to Section 12.04(a) for any increased costs or reductions, or Section 12.06(c)(i) for any amount required to be indemnified thereby, incurred more than 18 months prior to the date that Buyer notifies Seller of the change in Requirement of Law giving rise to such indemnity under Section 12.04(a), or obligation to indemnity under Section 12.06(c)(i), as applicable, and of Buyer’s intention to claim compensation therefor.

Section 12.05                Capital Adequacy.  If Buyer determines that any change in a Requirement of Law or internal policy regarding capital requirements has or would have the effect of reducing the rate of return on Buyer’s capital as a consequence of this Agreement or its obligations under the Transactions hereunder to a level below that which Buyer could have achieved but for such change in a Requirement of Law or internal policy (taking into consideration Buyer’s policies with respect to capital adequacy), then from time to time Seller will promptly upon demand pay to Buyer such additional amount or amounts as will compensate Buyer for any such reduction suffered; provided, however, that if Buyer makes such demand, then Seller may, in its sole discretion, without payment of any fees, including, but not limited to, an Exit Fee, elect, within thirty (30) days from the date of each such demand, to repurchase any Purchased Assets.  In the event that Seller does not elect to repurchase any Purchased Assets pursuant to the previous sentence, then, in determining any additional amounts due under this Section 12.05, Buyer shall treat Seller in the same manner it treats other similarly situated sellers in facilities with substantially similar assets.  In determining any additional amounts due under this Section 12.05, Buyer shall treat Seller in the same manner it treats other similarly situated sellers in facilities with substantially similar assets.  Buyer will provide Seller with no less than thirty (30) days prior notice of the implementation of any change or event pursuant to which additional amounts are due or will become due under this Section 12.05.

Section 12.06                Taxes.

(a)                                 Any and all payments by or on account of any obligation of Seller under any Repurchase Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law requires the deduction or withholding of any Tax from any such payment, then Seller shall make (or cause to be made) such deduction or withholding and shall timely pay (or cause to be timely paid) the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased by Seller as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 12.06) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Seller shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  Seller shall indemnify Buyer, within thirty (30) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 12.06) paid by Buyer or required to be withheld or deducted from a payment to Buyer, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error.  In determining any additional amounts due under this Section 12.06(c), Buyer shall treat Seller in the same manner it treats other similarly situated sellers in facilities with substantially similar assets.

(d)                                 As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this Section 12.06, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Buyer.

(e)                                  (i) If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Repurchase Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by applicable law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 12.06(e)(ii)(A), Section 12.06(e)(ii)(B) and Section 12.06(e)(ii)(D) below) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer.

(ii)                                  Without limiting the generality of the foregoing:

(A)                               if Buyer is a U.S. Person, it shall deliver to Seller on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax;

(B)                               if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(I)                                   in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Repurchase Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Repurchase Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)                              executed originals of IRS Form W-8ECI;

(III)                         in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit L-1 to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(IV)                          to the extent a Foreign Buyer is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-2 or Exhibit L-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit L-4 on behalf of each such direct and indirect partner;

(C)                               if Buyer is a Foreign Buyer, it shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by Seller) on or prior to the date on which Buyer becomes a party under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Seller to determine the withholding or deduction required to be made; and

(D)                               if a payment made to Buyer under any Repurchase Document would be subject to Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f)                                   If any Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 12.06 (including by the payment of additional amounts pursuant to this Section 12.06), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 12.06 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes imposed with respect to such refund or such indemnity payment) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 12.06(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 12.06(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 12.06(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.  This Section 12.06(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g)                                  For the avoidance of doubt, for purposes of this Section 12.06, the term “applicable law” includes FATCA.

Section 12.07                Payment and Survival of Obligations.  Buyer may at any time send Seller a notice showing the calculation of any amounts payable pursuant to this Article 12, and Seller shall pay such amounts to Buyer within ten (10) Business Days after Seller receives such notice.  Each Party’s obligations under this Article 12 shall survive any assignment of rights by, or the replacement of the Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under any Repurchase Document.

ARTICLE 13

INDEMNITY AND EXPENSES

Section 13.01                Indemnity.

(a)                                 Seller shall release, defend, indemnify and hold harmless Buyer, Affiliates of Buyer and its and their respective officers, directors, shareholders, partners, members, owners, employees, agents, attorneys, Affiliates and advisors (each an “Indemnified Person” and collectively the “Indemnified Persons”), against, and shall hold each Indemnified Person harmless on an after-Tax basis from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, fees, costs, expenses (including reasonable legal fees, charges, and disbursements of any counsel for any such Indemnified Person and expenses), penalties or fines of any kind that may be imposed on, incurred by or asserted against any such Indemnified Person (collectively, the “Indemnified Amounts”) in any way relating to, arising out of or resulting from or in connection with (i) the Repurchase Documents, the Purchased Asset Documents, the Purchased Assets, the Pledged Collateral, the Transactions, any Mortgaged Property or related property, or any action taken or omitted to be taken by any Indemnified Person in connection with or under any of the foregoing, or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of any Repurchase Document, any Transaction, any Purchased Asset, any Purchased Asset Document, or any Pledged Collateral, (ii) any claims, actions or damages by an Underlying Obligor or lessee with respect to a Purchased Asset, (iii) any violation or alleged violation of, non—compliance with or liability under any Requirements of Law, (iv) ownership of, Liens on, security interests in or the exercise of rights or remedies under any of the items referred to in the preceding clause (i), (v) any accident, injury to or death of any person or loss of or damage to property occurring in, on or about any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vi) any use, nonuse or condition in, on or about, or possession, alteration, repair, operation, maintenance or management of, any Mortgaged Property or on the adjoining sidewalks, curbs, parking areas, streets or ways, (vii) any failure by Seller to perform or comply with any Repurchase Document, Purchased Asset Document or Purchased Asset, (viii) performance of any labor or services or the furnishing of any materials or other property in respect of any Mortgaged Property or Purchased Asset, (ix) any claim by brokers, finders or similar Persons claiming to be entitled to a commission in connection with any lease or other transaction involving any Repurchase Document, Purchased Asset or Mortgaged Property, (x) the execution, delivery, filing or recording of any Repurchase Document, Purchased Asset Document or any memorandum of any of the foregoing, (xi) any Lien or claim arising on or against any Purchased Asset or related Mortgaged Property under any Requirements of Law or any liability asserted against Buyer or any Indemnified Person with respect thereto, (xii) (1) a past, present or future violation or alleged violation of any Environmental Laws in connection with any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, (2) any presence of any Materials of Environmental Concern in, on, within, above, under, near, affecting or emanating from any Mortgaged Property in violation of Environmental Law, (3) the failure to timely perform any Remedial Work required under the Purchased Asset Documents or pursuant to Environmental Law, (4) any past, present or future activity by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Mortgaged Property of any Materials of Environmental Concern at any time located in, under, on, above or affecting any Mortgaged Property, in each case, in violation of Environmental Law, (5) any past, present or future actual Release (whether intentional or unintentional, direct or indirect, foreseeable or unforeseeable) to, from, on, within, in, under, near or affecting any Mortgaged Property by any Person or other source, whether related or unrelated to Seller or any Underlying Obligor, in each case, in violation of Environmental Law, (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Lien on any Mortgaged Property with regard to, or as a result of, any Materials of Environmental Concern or pursuant to any Environmental Law, or (7) any misrepresentation or failure to perform any obligations pursuant to any Repurchase Document or Purchased Asset Document relating to environmental matters in any way, (xiii) the Term Sheet or any business communications or dealings between the Parties relating thereto, or (xiv) Seller’s conduct, activities, actions and/or inactions in connection with, relating to or arising out of any of the foregoing clauses of this Section 13.01, that, in each case, results from anything whatsoever other than any Indemnified Person’s gross negligence or intentional misconduct, as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment.  In any suit, proceeding or action brought by an Indemnified Person in connection with any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller shall defend, indemnify and hold such Indemnified Person harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or Underlying Obligor arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or Underlying Obligor from Seller.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 13.01 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Seller, an Indemnified Person or any other Person or any Indemnified Person is otherwise a party thereto and whether or not any Transaction is entered into.  This Section 13.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)                                 If for any reason the indemnification provided in this Section 13.01 is unavailable to the Indemnified Person or is insufficient to hold an Indemnified Person harmless, even though such Indemnified Person is entitled to indemnification under the express terms thereof, then Seller shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by such Indemnified Person on the one hand and Seller on the other hand, the relative fault of such Indemnified Person, and any other relevant equitable considerations.

(c)                                  An Indemnified Person may at any time send Seller a notice showing the calculation of Indemnified Amounts, and Seller shall pay such Indemnified Amounts to such Indemnified Person within ten (10) Business Days after Seller receives such notice.  The obligations of Seller under this Section 13.01 shall apply (without duplication) to Eligible Assignees and Participants and survive the termination of this Agreement.

Section 13.02                Expenses.  Seller shall promptly on demand pay to or as directed by Buyer all third-party out-of-pocket costs and expenses (including legal, accounting and advisory fees and expenses) incurred by Buyer in connection with (a) the development, evaluation, preparation, negotiation, execution, consummation, delivery and administration of, and any amendment, supplement or modification to, or extension, renewal or waiver of, the Repurchase Documents and the Transactions, (b) any Asset or Purchased Asset, including pre-purchase and/or ongoing due diligence, inspection, testing, review, recording, registration, travel custody, care, insurance or preservation, (c) the enforcement of the Repurchase Documents or the payment or performance by Seller of any Repurchase Obligations, and (d) any actual or attempted sale, exchange, enforcement, collection, compromise or settlement relating to the Purchased Assets.

ARTICLE 14

INTENT

Section 14.01                Safe Harbor Treatment.  The Parties intend (a) for each Transaction to qualify for the safe harbor treatment provided by the Bankruptcy Code and for Buyer to be entitled to all of the rights, benefits and protections afforded to Persons under the Bankruptcy Code with respect to a “repurchase agreement” as defined in Section 101(47) of the Bankruptcy Code (to the extent that a Transaction has a maturity date of less than one (1) year) and a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and that payments and transfers under this Agreement constitute transfers made by, to or for the benefit of a financial institution, financial participant or repo participant within the meaning of Section 546(e) or 546(f) of the Bankruptcy Code, (b) the Guarantee Agreement and the Pledge and Security Agreement each constitute a security agreement or arrangement or other credit enhancement within the meaning of Section 101 of the Code related to a “securities contract” as defined in Section 741(7)(A)(xi) of the Bankruptcy Code and, to the extent that the Guarantee Agreement and the Pledge and Security Agreement relate to a Transaction that has a maturity date of less than one (1) year, a “repurchase agreement” as that term is defined in Section 101(47)(A)(v) of the Bankruptcy Code, and (c) that Buyer (for so long as Buyer is a “financial institution,” “financial participant,” “repo participant,” “master netting participant” or other entity listed in Section 555, 362(b)(6) or 362(b)(7) of the Bankruptcy Code) shall be entitled to the “safe harbor” benefits and protections afforded under the Bankruptcy Code with respect to a “repurchase agreement,” “securities contract” and a “master netting agreement,” including (x) the rights, set forth in Article 10 and in Sections 555, 559 and 561 of the Bankruptcy Code, to liquidate the Purchased Assets and terminate this Agreement, and (y) the right to offset or net out as set forth in Article 10 and Section 18.17 and in Sections 362(b)(6), 362(b)(7), 362(b)(27), 362(o) and 546 of the Bankruptcy Code.

Section 14.02                Liquidation.  The Parties acknowledge and agree that (a) Buyer’s right to liquidate Purchased Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Articles 10 and 11 and as otherwise provided in the Repurchase Documents is a contractual right to liquidate such Transactions as described in Sections 555, 559 and 561 of the Bankruptcy Code.

Section 14.03                Qualified Financial Contract.  The Parties acknowledge and agree that if a Party is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract,” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

Section 14.04                Netting Contract.  The Parties acknowledge and agree that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

Section 14.05                Master Netting Agreement.  The Parties intend that this Agreement, the Guarantee Agreement and the Pledge and Security Agreement constitutes a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code.

ARTICLE 15

DISCLOSURE RELATING TO CERTAIN FEDERAL PROTECTIONS

The Parties acknowledge that they have been advised and understand that:

(a)                                 if one of the Parties is a broker or dealer registered with the Securities and Exchange Commission under Section 14 of the Exchange Act, the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 do not protect the other Party with respect to any Transaction;

(b)                                 if one of the Parties is a government securities broker or a government securities dealer registered with the Securities and Exchange Commission under Section 14C of the Exchange Act, the Securities Investor Protection Act of 1970 will not provide protection to the other Party with respect to any Transaction;

(c)                                  if one of the Parties is a financial institution, funds held by or on behalf of the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable; and

(d)                                 if one of the Parties is an “insured depository institution” as that term is defined in Section 1813(c)(2) of Title 12 of the United States Code, funds held by or on behalf of the financial institution pursuant to any Transaction are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation, the Savings Association Insurance Fund or the Bank Insurance Fund, as applicable.

ARTICLE 16

NO RELIANCE

Each Party acknowledges, represents and warrants to the other Party that, in connection with the negotiation of, entering into, and performance under, the Repurchase Documents and each Transaction:

(a)                                 It is not relying (for purposes of making any investment decision or otherwise) on any advice, counsel or representations (whether written or oral) of the other Party, other than the representations expressly set forth in the Repurchase Documents;

(b)                                 It has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent that it has deemed necessary, and it has made its own investment, hedging and trading decisions (including decisions regarding the suitability of any Transaction) based on its own judgment and on any advice from such advisors as it has deemed necessary and not on any view expressed by the other Party;

(c)                                  It is a sophisticated and informed Person that has a full understanding of all the terms, conditions and risks (economic and otherwise) of the Repurchase Documents and each Transaction and is capable of assuming and willing to assume (financially and otherwise) those risks;

(d)                                 It is entering into the Repurchase Documents and each Transaction for the purposes of managing its borrowings or investments or hedging its underlying assets or liabilities and not for purposes of speculation;

(e)                                  It is not acting as a fiduciary or financial, investment or commodity trading advisor for the other Party and has not given the other Party (directly or indirectly through any other Person) any assurance, guaranty or representation whatsoever as to the merits (either legal, regulatory, tax, business, investment, financial accounting or otherwise) of the Repurchase Documents or any Transaction; and

(f)                                   No partnership or joint venture exists or will exist as a result of the Transactions or entering into and performing the Repurchase Documents.

ARTICLE 17

SERVICING

This Article 17 shall apply to all Purchased Assets.

Section 17.01                Servicing Rights.  Buyer is the owner of all Servicing Rights.  Without limiting the generality of the foregoing, Buyer shall have the right to hire or otherwise engage any Person to service or sub-service all or part of the Purchased Assets, provided, however, that at any time prior to an Event of Default, Seller may designate a Servicer to be selected by Buyer, so long as such Servicer is reasonably acceptable to Buyer, and such Person shall have only such servicing obligations with respect to such Purchased Assets as are approved by Buyer.  Notwithstanding the preceding sentence, Buyer agrees with Seller as follows with respect to the servicing of the Purchased Assets:

(a)                                 Each Servicer shall service the Purchased Assets on behalf of Buyer.  Each Servicing Agreement shall contain provisions which are consistent with this Article 17 and must otherwise be in form and substance satisfactory to Buyer, it being understood that (i) in all cases where an Affiliate of Seller is Servicer, the related Servicing Agreement shall be in the form approved by Buyer, and (ii) in all cases where Wells Fargo Bank, National Association is Servicer, the related Servicing Agreement shall be in the form attached hereto as Exhibit I.

(b)                                 Contemporaneously with the execution of this Agreement on the Closing Date, Buyer will enter into, and cause Servicer to enter into, the Servicing Agreement.  Each Servicing Agreement, where Servicer is not Buyer or an Affiliate of Buyer, shall automatically terminate on the 30th day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, Buyer shall agree, by prior written notice to the related Servicer to be delivered on or before the Remittance Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days.  Neither Seller nor the related Servicer may assign its rights or obligations under the related Servicing Agreement without the prior written consent of Buyer.

(c)                                  Seller shall not and shall not direct or otherwise permit any Servicer to (i) make any Material Modification without the prior written consent of Buyer or (ii) take any action which would result in a violation of the obligations of any Person under the related Servicing Agreement, this Agreement or any other Repurchase Document, or which would otherwise be inconsistent with the rights of Buyer under the Repurchase Documents.  Buyer, as owner of the Purchased Assets, shall own all related servicing and voting rights and, as owner, shall act as servicer with respect to the Purchased Assets, subject to an interim revocable option from Buyer in favor of Seller to direct each related Servicer, so long as no Default or Event of Default has occurred and is continuing; provided, however, that Seller cannot give any direction or take any action that could materially adversely affect the value or collectability of any amounts due with respect to the Purchased Assets without the consent of Buyer.  Such revocable option is not evidence of any ownership or other interest or right of Seller in any Purchased Asset.

(d)                                 The servicing fee payable to each Servicer shall be payable as a servicing fee in accordance with this Agreement and each Servicing Agreement, including without limitation pursuant to priority sixth of Section 5.02 or priority third of Section 5.03, as applicable.

(e)                                  Upon the occurrence and during the continuance of an Event of Default under this Agreement, in addition to all of the other rights and remedies of Buyer and Servicer under each Servicing Agreement, this Agreement and the other Repurchase Documents (and in addition to the provisions of each Servicing Agreement providing for termination of each such Servicing Agreement pursuant to its terms), (i) for the avoidance of doubt, the right, if any, of each Servicer to direct the servicing of the Purchased Assets shall immediately and automatically cease to exist, and (ii) either Buyer or each Servicer may at any time terminate the related Servicing Agreement immediately upon the delivery of a written termination notice from either Buyer or the related Servicer to Seller.  Seller shall pay all expenses associated with any such termination, including without limitation any fees and expenses required in connection with the transfer of servicing to the related Servicer and/or a replacement Servicer.

Section 17.02                Accounts Related to Purchased Assets.  All accounts directly related to the Purchased Assets shall be maintained at Wells Fargo Bank, N.A., and Seller shall cause each Underlying Obligor to enter into the contractual arrangements with Buyer and Seller that are necessary in order to create a perfected security interest in favor of Buyer in all such accounts, including, without limitation, an Account Control Agreement in form and substance reasonably acceptable to Buyer.

Section 17.03                Servicing Reports.  Seller shall deliver and cause each Servicer to deliver to Buyer and Custodian a monthly remittance report on or before the second Business Day immediately preceding each monthly Remittance Date containing servicing information, including those fields reasonably requested by Buyer from time to time, on an asset by asset basis and in the aggregate, with respect to the Purchased Assets for the month (or any portion thereof) before the date of such report

Section 17.04                Servicer Event of Default.  If an Event of Default or Servicer Event of Default exists, Buyer shall have the right at any time thereafter to terminate the related Servicing Agreement and transfer servicing of the related Purchased Assets to Buyer or its designee, at no cost or expense to Buyer, it being agreed that Seller will pay any fees and expenses required to terminate such Servicing Agreement and transfer servicing to Buyer or its designee.

ARTICLE 18

MISCELLANEOUS

Section 18.01                Governing Law.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

Section 18.02                Submission to Jurisdiction; Service of Process.  Each Party irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Repurchase Documents, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State court or, to the fullest extent permitted by applicable law, in such Federal court.  Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or the other Repurchase Documents shall affect any right that Buyer may otherwise have to bring any action or proceeding arising out of or relating to the Repurchase Documents against Seller or its properties in the courts of any jurisdiction.  Seller irrevocably and unconditionally waives, to the fullest extent permitted by Requirements of Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to the Repurchase Documents in any court referred to above, and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each Party irrevocably consents to service of process in the manner provided for notices in Section 18.12.  Nothing in this Agreement will affect the right of any Party hereto to serve process in any other manner permitted by applicable law.

Section 18.03                IMPORTANT WAIVERS.

(a)                                 SELLER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO ASSERT A COUNTERCLAIM, OTHER THAN A COMPULSORY COUNTERCLAIM, IN ANY ACTION OR PROCEEDING BROUGHT AGAINST IT BY BUYER OR ANY INDEMNIFIED PERSON.

(b)                                 TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE BETWEEN THEM, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH OR RELATED TO THE REPURCHASE DOCUMENTS, THE PURCHASED ASSETS, THE TRANSACTIONS, ANY DEALINGS OR COURSE OF CONDUCT BETWEEN THEM, OR ANY STATEMENTS (WRITTEN OR ORAL) OR OTHER ACTIONS OF EITHER PARTY.  NEITHER PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  INSTEAD, ANY SUCH DISPUTE RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.

(c)                                  TO THE EXTENT PERMITTED BY REQUIREMENTS OF LAW, SELLER HEREBY WAIVES ANY RIGHT TO CLAIM OR RECOVER IN ANY LITIGATION WHATSOEVER INVOLVING ANY INDEMNIFIED PERSON, ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE WHATSOEVER OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES, WHETHER SUCH WAIVED DAMAGES ARE BASED ON STATUTE, CONTRACT, TORT, COMMON LAW OR ANY OTHER LEGAL THEORY, WHETHER THE LIKELIHOOD OF SUCH DAMAGES WAS KNOWN AND REGARDLESS OF THE FORM OF THE CLAIM OF ACTION.  NO INDEMNIFIED PERSON SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH ANY REPURCHASE DOCUMENT OR THE TRANSACTIONS.

(d)                                 SELLER CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF BUYER OR AN INDEMNIFIED PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT BUYER OR AN INDEMNIFIED PERSON WOULD NOT SEEK TO ENFORCE ANY OF THE WAIVERS IN THIS SECTION 18.03 IN THE EVENT OF LITIGATION OR OTHER CIRCUMSTANCES.  THE SCOPE OF SUCH WAIVERS IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THE REPURCHASE DOCUMENTS, REGARDLESS OF THEIR LEGAL THEORY.

(e)                                  EACH PARTY ACKNOWLEDGES THAT THE WAIVERS IN THIS SECTION 18.03 ARE A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH PARTY HAS ALREADY RELIED ON SUCH WAIVERS IN ENTERING INTO THE REPURCHASE DOCUMENTS, AND THAT SUCH PARTY WILL

CONTINUE TO RELY ON SUCH WAIVERS IN THEIR RELATED FUTURE DEALINGS UNDER THE REPURCHASE DOCUMENTS.  EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED SUCH WAIVERS WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

(f)                                   THE WAIVERS IN THIS SECTION 18.03 ARE IRREVOCABLE, MEANING THAT THEY MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND SHALL APPLY TO ANY AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY OF THE REPURCHASE DOCUMENTS.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(g)                                  THE PROVISIONS OF THIS SECTION 18.03 SHALL SURVIVE TERMINATION OF THE REPURCHASE DOCUMENTS AND THE INDEFEASIBLE PAYMENT IN FULL OF THE REPURCHASE OBLIGATIONS.

Section 18.04                Integration.  The Repurchase Documents supersede and integrate all previous negotiations, contracts, agreements and understandings (whether written or oral), including, without limitation, the Term Sheet, between the Parties relating to a sale and repurchase of Purchased Assets and the other matters addressed by the Repurchase Documents, and contain the entire final agreement of the Parties relating to the subject matter thereof.

Section 18.05                Single Agreement.  Seller agrees that (a) each Transaction is in consideration of and in reliance on the fact that all Transactions constitute a single business and contractual relationship, and that each Transaction has been entered into in consideration of the other Transactions, (b) a default by it in the payment or performance of any its obligations under a Transaction shall constitute a default by it with respect to all Transactions, (c) Buyer may set off claims and apply properties and assets held by or on behalf of Buyer with respect to any Transaction against the Repurchase Obligations owing to Buyer with respect to other Transactions, and (d) payments, deliveries and other transfers made by or on behalf of Seller with respect to any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers with respect to all Transactions, and the obligations of Seller to make any such payments, deliveries and other transfers may be applied against each other and netted.

Section 18.06                Use of Employee Plan Assets.  No assets of an employee benefit plan subject to any provision of ERISA shall be used by either Party in a Transaction.

Section 18.07                Survival and Benefit of Seller’s Agreements.  The Repurchase Documents and all Transactions shall be binding on and shall inure to the benefit of the Parties and their successors and permitted assigns.  All of Seller’s representations, warranties, agreements and indemnities in the Repurchase Documents shall survive the termination of the Repurchase Documents and the payment in full of the Repurchase Obligations, and shall apply to and benefit all Indemnified Persons, Buyer and its successors and assigns, Eligible Assignees and Participants.  No other Person shall be entitled to any benefit, right, power, remedy or claim under the Repurchase Documents.

Section 18.08                Assignments and Participations.

(a)                                 None of Guarantor, Pledgor, any Affiliate or Seller shall sell, assign or transfer any of their respective rights or the Repurchase Obligations or delegate any of their respective duties under this Agreement or any other Repurchase Document without the prior written consent of Buyer, and any attempt to do so without such consent shall be null and void.

(b)                                 Buyer may at any time, without the consent of Seller, Pledgor, any Affiliate or Guarantor, sell participations to any Person (other than a natural person or Seller or any of its Affiliates) (a “Participant”) in all or any portion of Buyer’s rights and/or obligations under the Repurchase Documents except that, at all times prior to the occurrence and during the continuance of a Default or an Event of Default, Buyer may not sell such interests to Prohibited Transferees; and, provided further that, as conditions to the sale of such participations, (i) Buyer’s obligations under the Repurchase Documents shall remain unchanged, (ii) Buyer shall remain solely responsible to Seller for the performance of such obligations, (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under the Repurchase Documents, and (iv) each Participant agrees to be bound by the confidentiality provisions set forth in Section 18.10; provided, that, so long as no Event of Default has occurred and is continuing, Buyer shall retain full decision-making authority under the Repurchase Documents.  No Participant shall have any right to approve any amendment, waiver or consent with respect to any Repurchase Document, except to the extent that the Repurchase Price or Price Differential of any Purchased Asset would be reduced or the Repurchase Date of any Purchased Asset would be postponed.  Each Participant shall be entitled to the benefits of Article 12 (subject to the requirements and limitations therein, including the requirements under Section 12.06(e) (it being understood that the documentation required under Section 12.06(e) shall be delivered to the participating Buyer)) and Article 13 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c), provided that such Participant shall not be entitled to receive any greater payment under Section 12.04 or Section 12.06 than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from the adoption of or any change in any Requirements of Law or in the interpretation or application thereof by a Governmental Authority or compliance by Buyer or such Participant with a request or directive (whether or not having the force of law) from a central bank or other Governmental Authority having jurisdiction over Buyer or such Participant, in each case made or issued after the Participant acquired the applicable participation.  To the extent permitted by Requirements of Law, each Participant shall also be entitled to the benefits of Sections 10.02(i) and 18.17 to the same extent as if it had acquired its interest by assignment pursuant to Section 18.08(c).

(c)                                  Buyer may at any time, without the consent of Seller, Pledgor, any Affiliate or Guarantor but upon notice to Seller, sell and assign to any Eligible Assignee all or any portion of all of the rights and obligations of Buyer under the Repurchase Documents.  Each such assignment shall be made pursuant to an Assignment and Acceptance substantially in the form of Exhibit F (an “Assignment and Acceptance”).  From and after the effective date of such Assignment and Acceptance, (i) such Eligible Assignee shall be a Party and, to the extent provided therein, have the rights and obligations of Buyer under the Repurchase Documents with respect to the percentage and amount of the Repurchase Price allocated to it, (ii) Buyer shall, to the extent provided therein, be released from such obligations (and, in the case of an Assignment and

Acceptance covering all or the remaining portion of Buyer’s rights and obligations under the Repurchase Documents, Buyer shall cease to be a Party), (iii) the obligations of Buyer shall be deemed to be so reduced, and (iv) Buyer will give prompt written notice thereof (including identification of the Eligible Assignee and the amount of Repurchase Price allocated to it) to each Party (but Buyer shall not have any liability for any failure to timely provide such notice).  Any sale or assignment by Buyer of rights or obligations under the Repurchase Documents that does not comply with this Section 18.08(c) shall be treated for purposes of the Repurchase Documents as a sale by such Buyer of a participation in such rights and obligations in accordance with Section 18.08(b).

(d)                                 Seller shall cooperate with Buyer in connection with any such sale and assignment of participations or assignments and shall enter into such restatements of, and amendments, supplements and other modifications to, the Repurchase Documents to give effect to any such sale or assignment; provided, (i) that none of the foregoing shall change any economic or other material term of the Repurchase Documents in a manner adverse to Seller without the consent of Seller, and (ii) Seller shall not be obligated to incur any additional costs in connection therewith, except as provided in Section 12.06(b).

(e)                                  Buyer shall have the right to partially or completely syndicate any or all of its rights under the Agreement and the other Repurchase Documents to any Eligible Assignee.

(f)                                   Buyer, acting solely for this purpose as a non-fiduciary agent of Seller, shall maintain a copy of each Assignment and Acceptance and a register for the recordation of the names and addresses of the Eligible Assignees that become Parties hereto and, with respect to each such Eligible Assignee, the aggregate assigned Purchase Price and applicable Price Differential (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Parties shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Buyer for all purposes of this Agreement.  The Register shall be available for inspection by the Parties at any reasonable time and from time to time upon reasonable prior notice.

(g)                                  Each Party that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each Participant and their respective successors and registered assigns, and, with respect to each such Participant, the aggregate participated Purchase Price and applicable Price Differential, and any other interest in any obligations under the Repurchase Documents (the “Participant Register”); provided that no Party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Repurchase Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and the participating Party shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h)                                 In addition to the foregoing, within thirty (30) days from the date that Buyer shall, in combination, assign and/or participate more than fifty percent (50%) of its aggregate interests under this Agreement, Seller may, in its sole discretion, without payment of any fees, including, but not limited to, an Exit Fee, elect to repurchase any or all of the Purchased Assets upon five (5) Business Days prior written notice to Buyer.

Section 18.09                Ownership and Hypothecation of Purchased Assets.  Title to all Purchased Assets shall pass to and vest in Buyer on the applicable Purchase Dates and, subject to the terms of the Repurchase Documents, Buyer or its designee shall have free and unrestricted use of all Purchased Assets and be entitled to exercise all rights, privileges and options relating to the Purchased Assets as the owner thereof, including rights of subscription, conversion, exchange, substitution, voting, consent and approval, and to direct any servicer or trustee.  Buyer or its designee may, at any time, without the consent of Seller or any of its Affiliates, engage in repurchase transactions with the Purchased Assets or otherwise sell, pledge, repledge, transfer, hypothecate, or rehypothecate the Purchased Assets to Eligible Assignees, all on terms that Buyer may determine, to any Person other than, at all times prior to the occurrence and during the continuance of a Default or an Event of Default, no such Eligible Assignee may also be a Prohibited Transferee; provided, that no such transaction shall affect the obligations of Buyer pursuant to the terms hereof to (a) transfer the Purchased Assets to Seller on the applicable Repurchase Dates free and clear of any pledge, Lien, security interest, encumbrance, charge or other adverse claim or (b) credit or pay Income to, or apply Income to the obligations of, Seller.  In the event Buyer engages in a repurchase transaction with any of the Purchased Assets or otherwise pledges or hypothecates any of the Purchased Assets, Buyer shall have the right to assign to Buyer’s counterparty any of the applicable representations or warranties herein and the remedies for breach thereof, as they relate to the Purchased Assets that are subject to such repurchase transaction.

Section 18.10                Confidentiality.  All information regarding the terms set forth in any of the Repurchase Documents or the Transactions, and any information contained in the Underwriting Package, shall be kept confidential and shall not be disclosed by either Party to any Person except (a) to the Affiliates of such Party or its or their respective directors, officers, employees, agents, advisors, attorneys, accountants and other representatives who are informed of the confidential nature of such information and instructed to keep it confidential, (b) to the extent requested by any regulatory authority, stock exchange, government department or agency, or required by Requirements of Law, (c) to the extent required to be included in the financial statements of either Party or an Affiliate thereof, (d) to the extent required to exercise any rights or remedies under the Repurchase Documents, Purchased Assets or Mortgaged Properties, (e) to the extent required to consummate and administer a Transaction, (f) in the event any Party is legally compelled to make such information available pursuant to a deposition, interrogatory, request for documents, subpoena, civil investigative demand or other similar process by court order of a court of competent jurisdiction, and (g) to any actual or prospective Participant, Eligible Assignee or Hedge Counterparty that agrees to comply with this Section 18.10; provided that, except with respect to the following disclosures by Buyer under this clause (g), no such disclosure made with respect to any Repurchase Document shall include a copy of such Repurchase Document to the extent that a summary would suffice, but if it is necessary for a copy of any Repurchase Document to be disclosed, all pricing and other economic terms set forth therein shall be redacted before disclosure.

Section 18.11                No Implied Waivers.  No failure on the part of Buyer to exercise, or delay in exercising, any right or remedy under the Repurchase Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy thereunder preclude any further exercise thereof or the exercise of any other right.  The rights and remedies in the Repurchase Documents are cumulative and not exclusive of any rights and remedies provided by law.  Application of the Default Rate after an Event of Default shall not be deemed to constitute a waiver of any Event of Default or Buyer’s rights and remedies with respect thereto, or a consent to any extension of time for the payment or performance of any obligation with respect to which the Default Rate is applied.  Except as otherwise expressly provided in the Repurchase Documents, no amendment, waiver or other modification of any provision of the Repurchase Documents shall be effective without the signed agreement of Seller and Buyer.  Any waiver or consent under the Repurchase Documents shall be effective only if it is in writing and only in the specific instance and for the specific purpose for which given.

Section 18.12                Notices and Other Communications.  Unless otherwise provided in this Agreement, all notices, consents, approvals, requests and other communications required or permitted to be given to a Party hereunder shall be in writing and sent prepaid by hand delivery, by certified or registered mail, by expedited commercial or postal delivery service, or by facsimile or email if also sent by one of the foregoing, to the address for such Party specified in Annex 1 or such other address as such Party shall specify from time to time in a notice to the other Party.  Any of the foregoing communications shall be effective when delivered, if such delivery occurs a Business Day; otherwise, each such communication shall be effective on the first Business Day following the date of such delivery.  A Party receiving a notice that does not comply with the technical requirements of this Section 18.12 may elect to waive any deficiencies and treat the notice as having been properly given.

Section 18.13                Counterparts; Electronic Transmission.  Any Repurchase Document may be executed in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which shall together constitute but one and the same instrument.  The Parties agree that this Agreement, any documents to be delivered pursuant to this Agreement, any other Repurchase Document and any notices hereunder may be transmitted between them by email and/or facsimile.  The Parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

Section 18.14                No Personal Liability.  No administrator, incorporator, Affiliate, owner, member, partner, stockholder, officer, director, employee, agent or attorney of Buyer, any Indemnified Person, Seller or any of its Affiliates, as such, shall be subject to any recourse or personal liability under or with respect to any obligation of Buyer, Seller or any of its Affiliates under the Repurchase Documents, whether by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed that the obligations of Buyer, Seller, Pledgor, any Affiliate or Guarantor under the Repurchase Documents are solely their respective corporate, limited liability company or partnership obligations, as applicable, and that any such recourse or personal liability of Buyer, Seller, or any of its Affiliates is hereby waived by the Parties.  This Section 18.14 shall survive the termination of the Repurchase Documents and the repayment in full of the Repurchase Obligations.

Section 18.15                Protection of Buyer’s Interests in the Purchased Assets; Further Assurances.

(a)                                 Seller shall take such action as necessary to cause the Repurchase Documents and/or all financing statements and continuation statements and any other necessary documents covering the right, title and interest of Buyer to the Purchased Assets to be promptly recorded, registered and filed, and at all times to be kept recorded, registered and filed, all in such manner and in such places as may be required by law fully to preserve and protect such right, title and interest.  Seller shall deliver to Buyer file—stamped copies of, or filing receipts for, any document recorded, registered or filed as provided above, as soon as available following such recording, registration or filing.  Seller shall execute any and all documents reasonably required to fulfill the intent of this Section 18.15.

(b)                                 Seller will promptly at its expense execute and deliver such instruments and documents and take such other actions as Buyer may reasonably request from time to time in order to perfect, protect, evidence, exercise and enforce Buyer’s rights and remedies under and with respect to the Repurchase Documents, the Transactions and the Purchased Assets.

(c)                                  If Seller fails to perform any of its Repurchase Obligations, then Buyer may (but shall not be required to) perform or cause to be performed such Repurchase Obligation, and the costs and expenses incurred by Buyer in connection therewith shall be payable by Seller.  Without limiting the generality of the foregoing, Seller authorizes Buyer, at the option of Buyer and the expense of Seller, at any time and from time to time, to take all actions and pay all amounts that Buyer deems necessary or appropriate to protect, enforce, preserve, insure, service, administer, manage, perform, maintain, safeguard, collect or realize on the Purchased Assets and Buyer’s Liens and interests therein or thereon and to give effect to the intent of the Repurchase Documents.  No Default or Event of Default shall be cured by the payment or performance of any Repurchase Obligation by Buyer on behalf of Seller.  Buyer may make any such payment in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax Lien, title or claim except to the extent such payment is being contested in good faith by Seller in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

(d)                                 Without limiting the generality of the foregoing, Seller will no earlier than six (6) months or later than three (3) months before the fifth (5th) anniversary of the date of filing of each UCC financing statement filed in connection with to any Repurchase Document or any Transaction, (i) deliver and file or cause to be filed an appropriate continuation statement with respect to such financing statement (provided that Buyer may elect to file such continuation statement), and (ii) if requested by Buyer, deliver or cause to be delivered to Buyer an opinion of counsel, in form and substance reasonably satisfactory to Buyer, confirming and updating the security interest opinion delivered pursuant to Section 6.01(a) with respect to perfection and otherwise to the effect that the security interests hereunder continue to be enforceable and perfected security interests, senior to the rights of any other creditor of Seller, which opinion may contain usual and customary assumptions, limitations and exceptions.

(e)                                  Except as provided in the Repurchase Documents, the sole duty of Buyer, Custodian or any other designee or agent of Buyer with respect to the Purchased Assets shall be to use reasonable care in the custody, use, operation and preservation of the Purchased Assets in its possession or control.  Buyer shall incur no liability to Seller or any other Person for any act of Governmental Authority, act of God or other destruction in whole or in part or negligence or wrongful act of custodians or agents selected by Buyer with reasonable care, or Buyer’s failure to provide adequate protection or insurance for the Purchased Assets.  Buyer shall have no obligation to take any action to preserve any rights of Seller in any Purchased Asset against prior parties, and Seller hereby agrees to take such action.  Buyer shall have no obligation to realize upon any Purchased Asset except through proper application of any distributions with respect to the Purchased Assets made directly to Buyer or its agent(s).  So long as Buyer and Custodian shall act in good faith in their handling of the Purchased Assets, Seller waives or is deemed to have waived the defense of impairment of the Purchased Assets by Buyer and Custodian.

Section 18.16                Default Rate.  To the extent permitted by Requirements of Law, Seller shall pay interest at the Default Rate on the amount of all Repurchase Obligations not paid when due under the Repurchase Documents until such Repurchase Obligations are paid or satisfied in full.

Section 18.17                Set-off.  In addition to any rights now or hereafter granted under the Repurchase Documents, Requirements of Law or otherwise, Seller hereby grants to Buyer and each Indemnified Person, to secure repayment of the Repurchase Obligations, and Guarantor, hereby grants to Buyer and each Indemnified Person, to secure repayment of the Guaranteed Obligations (as defined in the Guarantee Agreement), a right of set-off upon any and all of the following: monies, securities, collateral or other property of Seller and Guarantor and any proceeds from the foregoing, now or hereafter held or received by Buyer, any Affiliate of Buyer or any Indemnified Person, for the account of Seller or Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general, specified, special, time, demand, provisional or final) and credits, claims or Indebtedness of Seller or Guarantor at any time existing, and any obligation owed by Buyer or any Affiliate of Buyer to Seller or Guarantor and to set—off against any Repurchase Obligations or Indebtedness owed by Seller or Guarantor and any Indebtedness owed by Buyer or any Affiliate of Buyer to Seller or Guarantor, in each case whether direct or indirect, absolute or contingent, matured or unmatured, whether or not arising under the Repurchase Documents and irrespective of the currency, place of payment or booking office of the amount or obligation and in each case at any time held or owing by Buyer, any Affiliate of Buyer or any Indemnified Person to or for the credit of Seller or Guarantor, without prejudice to Buyer’s right to recover any deficiency.  Each of Buyer, each Affiliate of Buyer and each Indemnified Person is hereby authorized upon any amount becoming due and payable by Seller or Guarantor to Buyer or any Indemnified Person under the Repurchase Documents, the Repurchase Obligations or otherwise or upon the occurrence of an Event of Default, without notice to Seller or Guarantor, any such notice being expressly waived by Seller and Guarantor to the extent permitted by any Requirements of Law, to set—off, appropriate, apply and enforce such right of set—off against any and all items hereinabove referred to against any amounts owing to Buyer or any Indemnified Person by Seller or Guarantor under the Repurchase Documents and the Repurchase Obligations, irrespective of whether Buyer, any Affiliate of Buyer or any Indemnified Person shall have made any demand under the Repurchase Documents and regardless of any other collateral securing such amounts, and in all cases without waiver or prejudice of Buyer’s rights to recover a deficiency.

Seller and Guarantor shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Persons by Seller and Guarantor under the Repurchase Documents and the Repurchase Obligations and Guarantor shall be deemed directly indebted to Buyer and the other Indemnified Persons in the full amount of all amounts owing to Buyer and the other Indemnified Persons by Guarantor under the Guarantee Agreement, and Buyer and the other Indemnified Persons shall be entitled to exercise the rights of set—off provided for above.  ANY AND ALL RIGHTS TO REQUIRE BUYER OR OTHER INDEMNIFIED PERSONS TO EXERCISE THEIR RIGHTS OR REMEDIES WITH RESPECT TO THE PURCHASED ASSETS OR OTHER INDEMNIFIED PERSONS UNDER THE REPURCHASE DOCUMENTS, PRIOR TO EXERCISING THE FOREGOING RIGHT OF SET—OFF, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED BY SELLER AND GUARANTOR.

Buyer or any Indemnified Person shall promptly notify the affected Seller or Guarantor after any such set-off and application made by Buyer or such Indemnified Person, provided that the failure to give such notice shall not affect the validity of such set—off and application.  If an amount or obligation is unascertained, Buyer may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant Party accounting to the other Party when the amount or obligation is ascertained.  Nothing in this Section 18.17 shall be effective to create a charge or other security interest.  This Section 18.17 shall be without prejudice and in addition to any right of set-off, combination of accounts, Lien or other rights to which any Party is at any time otherwise entitled.

Section 18.18                Seller’s Waiver of Set-off.  Seller hereby waives any right of set-off it may have or to which it may be or become entitled under the Repurchase Documents or otherwise against Buyer, any Affiliate of Buyer, any Indemnified Person or their respective assets or properties.

Section 18.19                Power of Attorney.  Seller hereby authorizes Buyer to file such financing statement or statements relating to the Purchased Assets as Buyer deems appropriate.  Seller hereby appoints Buyer as Seller’s agent and attorney in fact to file any such financing statement or statements in Seller’s name and to perform all other acts which Buyer deems appropriate to perfect and continue its ownership interest in and/or the security interest granted hereby, if applicable, and, during the continuance of an Event of Default, to protect, preserve and realize upon the Purchased Assets in accordance with the terms of this Agreement and the other Repurchase Documents, including, but not limited to, the right to endorse notes, complete blanks in documents, transfer servicing (including, but not limited, to sending “good-bye letters” to any Mortgagor in the form of Exhibit L with respect to Purchased Assets which are Whole Loans), and sign assignments on behalf of such Seller as its agent and attorney in fact.  This agency and power of attorney is coupled with an interest and is irrevocable without Buyer’s consent.  Notwithstanding the foregoing, the power of attorney hereby granted must be exercised by Buyer in a reasonable manner.  Seller shall pay the filing costs for any financing statement or statements prepared pursuant to this Section 18.19.  In addition, Seller shall execute and deliver to Buyer a power of attorney in the form and substance of Exhibit H hereto (“Power of Attorney”).

Section 18.20                Periodic Due Diligence Review.  Buyer may perform continuing due diligence reviews with respect to any or all of the Purchased Assets, Seller, Manager and all

Affiliates of Seller, including ordering new third party reports, for purposes of, among other things, verifying compliance with the representations, warranties, covenants, agreements, duties, obligations and specifications made under the Repurchase Documents or otherwise.  Upon reasonable prior notice to Seller or Manager, unless a Default or Event of Default exists, in which case no notice is required, Buyer or its representatives may during normal business hours inspect any properties and examine, inspect and make copies of the books and records of Seller and Manager (to the extent related to the management of the Transactions, Seller, Manager or the Purchased Assets) and all Affiliates of Seller (also to the extent related to the management of the Transactions, Seller, Manager or the Purchased Assets), together with the Servicing Files.  Seller and Manager shall make available to Buyer one or more knowledgeable financial or accounting officers and representatives of the independent certified public accountants of Seller and Manager for the purpose of answering questions of Buyer concerning any of the foregoing.  Seller and Manager shall cause Servicer to cooperate with Buyer by permitting Buyer to conduct due diligence reviews of the Servicing Files.  Buyer may purchase Purchased Assets from Seller based solely on the information provided by Seller to Buyer in the Underwriting Package and the representations, warranties, duties, obligations and covenants contained herein, and Buyer may at any time conduct a partial or complete due diligence review on some or all of the Purchased Assets, including ordering new credit reports and new Appraisals on the Mortgaged Properties and otherwise re-generating the information used to originate and underwrite such Purchased Assets.  Buyer may underwrite such Purchased Assets itself or engage a mutually acceptable third-party underwriter to do so.

Section 18.21                Time of the Essence.  Time is of the essence with respect to all obligations, duties, covenants, agreements, notices or actions or inactions of the parties under the Repurchase Documents.

Section 18.22                PATRIOT Act Notice.  Buyer hereby notifies Seller that Buyer is required by the PATRIOT Act to obtain, verify and record information that identifies Seller.

Section 18.23                Successors and Assigns; No Third Party Beneficiaries.  Subject to the foregoing, the Repurchase Documents and any Transactions shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

Section 18.24                Acknowledgement of Anti-Predatory Lending Policies.  Seller and Buyer each have in place internal policies and procedures that expressly prohibit their purchase of any high cost mortgage loan.

Section 18.25                Maintenance of Financial Covenants.  To the extent that Seller, KKR REIT or Guarantor is obligated, under any other repurchase agreement, loan agreement, warehouse facility, guaranty or similar credit facility involving the financing of commercial real estate assets which are similar to the Purchased Assets (expressly excluding loans secured by single-family rental properties), whether now in effect or in effect at any time during the term of this Agreement, to comply with a financial covenant that is comparable to any of the financial covenants set forth in this Agreement, and such comparable financial covenant is more restrictive to Seller or otherwise more favorable to the related lender or buyer thereunder than any financial covenant set forth in this Agreement, or is in addition to any financial covenant set forth in this Agreement, then such comparable or additional financial covenant shall, with no further action required on the part of either Seller or Buyer, automatically become a part of this Agreement and be incorporated herein, and Seller hereby covenants to maintain compliance with such comparable or additional financial covenant at all times throughout the remaining term of this Agreement.  In connection therewith, Seller agrees to promptly notify Buyer of the execution of any agreement or other document that would cause the provisions of this Section 18.25 to become effective.  Seller further agrees to execute and deliver any new guaranties, agreements or amendments to this Agreement or any other Repurchase Document necessary to evidence all such new or modified provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of this Section 18.25, but shall merely be for the convenience of the Parties.

[ONE OR MORE UNNUMBERED SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

SELLER:

KREF LENDING I LLC

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Allen Lewis
Name: Allen Lewis
Title: Director

Schedule 1(a)

REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF WHOLE LOANS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Whole Loan, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset as of the related Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(a) shall be true and correct in all material respects.  For purposes of this Schedule 1(a) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Whole Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.

1.                                      The Whole Loan is a performing Whole Loan secured by a first priority security interest in a commercial or multifamily property (subject to Permitted Liens and Title Exceptions).  All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Whole Loan by the deadlines set forth in the Agreement and the Custodial Agreement.

2.                                      Such Whole Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Whole Loan.

3.                                      Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good and marketable title to, and was the sole owner and holder of, such Whole Loan, and Seller is transferring such Whole Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Whole Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens) and Title Exceptions.  Upon consummation of the purchase contemplated to occur in respect of such Whole Loan on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Whole Loan free and clear of any pledge, lien, encumbrance or security interest.  There are no participation agreements affecting such Whole Loan.  Seller has full right and authority to sell, assign and transfer each Whole Loan, and the assignment to Buyer, other than as disclosed to Buyer in writing prior to the related Purchase Date.

4.                                      No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Whole Loan nor were any fraudulent acts committed by any other Person in connection with the origination of such Whole Loan.

Sch. 1(a)-1

5.                                      All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Whole Loan is accurate and complete in all material respects.  Seller has made available to Buyer for inspection, with respect to such Whole Loan, true, correct and complete Purchased Asset Documents, which Purchased Asset Documents have not been amended, modified, supplemented or restated since the related date of origination.

6.                                      Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Whole Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7.                                      Such Whole Loan is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.

8.                                      Seller has full right, power and authority to sell and assign such Whole Loan, and such Whole Loan or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9.                                      Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Whole Loan, for Buyer’s exercise of any rights or remedies in respect of such Whole Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Whole Loan.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind with respect to the Purchased Asset, and no other impediment exists to any such transfer or exercise of rights or remedies.

10.                               No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Whole Loan, other than recordation of assignments of each Mortgage and assignment of leases securing the related Whole Loan in the applicable real estate records where the Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

11.                               Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Whole Loan is or may become obligated under the Purchased Asset Documents.

Sch. 1(a)-2

12.                               Seller has not advanced funds, or received any advance of funds from a party other than the Mortgagor relating to such Whole Loan or the related Mortgage Note, directly or indirectly, for the payment of any amount required by such Whole Loan or the related Mortgage Note.

13.                               Each related Mortgage Note, Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related Whole Loan to any other Person, except, however, for customary intercreditor restrictions limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners” or “Qualified Institutional Lenders”.  With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

14.                               Except as set forth in paragraphs (13) and (16), there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Whole Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Purchased Asset Documents, except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

15.                               Seller has delivered to Buyer or its designee the original Mortgage Note(s) made in respect of such Whole Loan, together with an original endorsement thereof, executed by Seller in blank.

16.                               Each related assignment of Mortgage and assignment of assignment of leases from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely

Sch. 1(a)-3

assignable without the consent of the related Mortgagor.  Each Mortgaged Property (subject to and excepting Permitted Liens and the Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

17.                               The Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Whole Loan is cross-collateralized with any other Whole Loan, the lien of the Mortgage for such other Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property.  Each title policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.  There are no Whole Loans that are senior or pari passu with respect to the related Mortgaged Property or such Whole Loan.  The Mortgagor has good and marketable title to the Mortgaged Property, no claims under the title policies insuring the Mortgagor’s title to the Mortgaged Properties have been made,

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and the Mortgagor has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the Mortgaged Property.

18.                               UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on the Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Whole Loan) material to the value of the Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Whole Loan or any other personal property leases applicable to such personal property) to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

19.                               All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on the Mortgaged Property and that have become delinquent in respect of the Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

20.                               Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, the related Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such Mortgaged Property as security for the Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

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An engineering report was prepared in connection with the origination of each Whole Loan no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of such Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.  There are no material issues with the physical condition of the Mortgaged Property that would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

21.                               The lien of each related Mortgage as a first priority lien in the original principal amount of such Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy.  The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

22.                               Insurance coverage is being maintained with respect to the Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment located on such Mortgaged Property (with no deduction for physical depreciation), or (ii) the outstanding principal balance of the Whole Loan, and in any event, not less than the amount necessary, or

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containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related Mortgaged Property (or with respect to each Whole Loan with a principal balance of $35 million or more, 18 months); (B) for a Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to each related Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller.  Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Whole Loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (ii) the reduction of the outstanding principal balance of the Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans.  The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.  An architectural or engineering consultant has performed an analysis of the Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML.  If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms,  in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law.  Each Mortgage requires that the Mortgagor maintain insurance as described above or permits

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the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

23.                               Other than payments due but not yet thirty (30) days or more delinquent, there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(a) and (b) Seller has not waived any material default, breach, violation or event of acceleration under such Mortgage or Mortgage Note and pursuant to the terms of the related Purchased Asset Documents, and no Person or party other than the holder of such Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

24.                               Such Whole Loan is not, and since its origination, has not been thirty (30) days or more past due in respect of any scheduled payment.  There is no (i) monetary default, breach or violation with respect to such Whole Loan or any other obligation of the Mortgagor, (ii) material non-monetary default, breach or violation with respect to such Whole Loan or any other obligation of the Mortgagor or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.  Seller has not received any written notice that the Whole Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

25.                               Each related Mortgage does not provide for or permit, without the prior written consent of the holder of the Mortgage Note, the related Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence.  The related Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).

26.                               To the extent such Whole Loan is identified in writing by Seller to Buyer as being REMIC eligible, such Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Whole Loan and (B) either (1) substantially all of the proceeds of such Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Whole Loan as of

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the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Whole Loan was at least equal to eighty percent (80%) of the principal amount of the Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date.  For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced Whole Loan was originated unless (a) such Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Whole Loan was in default or when default with respect to such Whole Loan was reasonably foreseeable.  However, if the referenced Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Whole Loan was not in default or when default with respect to such Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

27.                               There is no material and adverse environmental condition or circumstance affecting the Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws; the Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse effect on the value, use or operations of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Whole Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Whole Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true:  (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been

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escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of the Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the Whole Loan.

28.                               Each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal

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benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

29.                               Neither the Mortgaged Property (other than any tenants of a multi-tenant Mortgaged Property), nor any portion thereof, is the subject of, and no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

30.                               Such Whole Loan is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization (except that an ARD loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date).  No Mortgagor has issued preferred equity.

31.                               Subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Whole Loan if, without complying with the requirements of the Mortgage or loan agreement (which documents provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishing, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Whole Loans which are cross-collateralized or cross-defaulted with other Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions.  The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.

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32.                               Except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable Whole Loan was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the Whole Loan.  Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Mortgaged Property may be released without the consent of the holder of the Whole Loan; (b) no material action may be taken by the Mortgagor with respect to the Mortgaged Property without the consent of the holder of the Whole Loan; (c) the holder of the Whole Loan is entitled to approve the budget of the Mortgagor as it relates to the Mortgaged Property; and (d) the holder of the Whole Loan’s consent is required prior to the Mortgagor incurring any additional indebtedness.

33.                               Each related Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.

34.                               Except as set forth in the related Purchased Asset Documents delivered to Buyer, since origination, no material portion of the related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Whole Loan or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Whole Loans (a) which permit defeasance by means of substituting for the Mortgaged Property (or, in the case of a Whole Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the Whole Loans (or portions thereof) in accordance with its terms, (b) where a release of the portion of the Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (d)  which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC provisions, if the Whole Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible) or (e) which permit the release(s) of unimproved out-parcels or other portions of the Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the Whole Loan or that were not allocated any value in the appraisal obtained at the origination of the Whole Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, the terms of the related Mortgage do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

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With respect to any Whole Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for any Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the Whole Loan.

With respect to any Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, no such Whole Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Whole Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

35.                               Based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related title policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing such Whole Loan, there are no material violations of any applicable zoning ordinances (acknowledging that legal, non-conforming properties shall not be deemed to be in violation of applicable zoning ordinances), building codes or land laws applicable to the Mortgaged Property or the use, operation and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property.  In the event of casualty or destruction, (a) the Mortgaged

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Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Mortgaged Property.  The Purchased Asset Documents require the Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.

36.                               None of the material improvements which were included for the purposes of determining the appraised value of any related Mortgaged Property lies outside of the boundaries and building restriction lines of the related Mortgaged Property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

37.                               The related Mortgagor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mortgagor under its organizational documents is to own, finance, sell or otherwise manage the Properties and to engage in any and all activities related or incidental thereto, and the Mortgaged Properties constitute the sole assets of the related Mortgagor.  The related Mortgagor has covenanted in its respective organizational documents and/or the Purchased Asset Documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

38.                               There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mortgagor, guarantor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under such Whole Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Whole Loan, (g) the use, operation or value of the Mortgaged Property or (h) the current principal use of the Mortgaged Property.

39.                               If the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged

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Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.

40.                               The Whole Loan and the interest (exclusive of any default interest, late charges or prepayment premiums) contracted for complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

41.                               The Whole Loan is not cross-collateralized or cross-defaulted with any other Indebtedness that is not also a Purchased Asset.

42.                               The improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

43.                               All escrow deposits and payments required pursuant to the Whole Loan (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail.  Any and all requirements under the Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released.  No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

44.                               The related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the Mortgaged Property.  The Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals.  The Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

45.                               The origination (or acquisition, as the case may be), servicing and collection practices used with respect to the Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans.

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46.                               Except for Mortgagors under Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Mortgaged Property.

47.                               The Purchased Asset Documents for such Whole Loan provide that such Whole Loan is non-recourse to the related Mortgagor except that the Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.  Furthermore, the Purchased Asset Documents for each Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the Mortgaged Property.

48.                               Subject to the exceptions set forth in paragraph (13) and upon possession of the Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with such Whole Loan establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

49.                               With respect to any Whole Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to such Whole Loan,

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any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

50.                               If such Whole Loan contains a provision for any defeasance of mortgage collateral, such Whole Loan permits defeasance (1) with respect to any Whole Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, no earlier than two years after any securitization of such Whole Loan and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the Mortgage Note when due.  If the Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption.  If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the Whole Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity.  Such Whole Loan was not originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages.  In addition, if such Mortgage contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral.  The related Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees (if the Whole Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC (if the Whole Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related Whole Loan (if the Whole Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible).

51.                               To the extent required under applicable law as necessary for the enforceability or collectability of the Whole Loan, each holder of the related Mortgage Note was authorized to do business in the jurisdiction in which the related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Whole Loan.

52.                               Neither the Mortgagee nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Whole Loan.  Neither the Mortgagee nor any affiliate thereof has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mortgagor or any other person under or in connection with the Whole Loan.

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53.                               Each related Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

54.                               An Appraisal of the related Mortgaged Property was conducted in connection with the origination of such Whole Loan with an appraisal date within  6 months of the Whole Loan origination date and within 12 months of the Purchase Date.  The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Whole Loan. Such Appraisal satisfied in all material respects the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Whole Loan was originated.

55.                               The related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under the related Purchased Asset Documents.

56.                               Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property.

57.                               With respect to each related Whole Loan that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

(i)                                     Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date.  The Ground Lease does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.

(ii)                                  Upon the foreclosure of the Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is

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so assigned, it is further assignable by the holder of the Whole Loan and its successors and assigns without the consent of the lessor.

(iii)                               Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.

(iv)                              Seller has not received any written notice of default under or notice of termination of such Ground Lease.  Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v)                                 The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee.  The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement and requires that the ground lessor will supply an estoppel.

(vi)                              The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and the Title Exceptions and the related fee interest of the ground lessor, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(vii)                           A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii)                        Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the Whole Loan.

(ix)                              Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Whole Loan, together with any accrued interest  (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Whole Loan).

(x)                                 Under the terms of the Ground Lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to

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ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Whole Loan, together with any accrued interest.

(xi)                              The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xii)                           The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

(xiii)                        The ground lessor consented to and acknowledged that (i) the Whole Loan is permitted / approved, (ii) any foreclosure of the Whole Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to the Mortgagee and (iv) it would accept cure from the Mortgagee on behalf of the ground lessee.

58.                               The Purchased Asset Documents for each Whole Loan that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator.  The Mortgage or related security agreement for each Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

59.                               It being understood that B notes secured by the same Mortgage as a Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing).  Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the Mortgaged Property.

60.                               Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Whole Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

61.                               With respect to each Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the

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Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

62.                               Each Whole Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Whole Loan is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Whole Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Whole Loan that is cross-collateralized and cross-defaulted with the related Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

63.                               Each Whole Loan bears interest at a rate that remains fixed throughout the remaining term of such Whole Loan (which for the avoidance of doubt, may include a spread over a benchmark rate (e.g., LIBOR)), except in the case of ARD loans and situations where default interest is imposed.

64.                               The origination practices of Seller (or the related originator if Seller was not the originator), with respect to each Whole Loan, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.

65.                               Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan.  Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the

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related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan.  The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

66.                               Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater (for foreign owners) or a 20% or greater share (for domestic) direct ownership share (i.e., the “Major Sponsors”).  Based solely on the searches performed by Seller in connection with the related Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

67.                               With respect to each Whole Loan secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll.  With respect to each Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.  With respect to each Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Whole Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Whole Loan that is represented on the rent roll.  Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

68.                               Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan.

69.                               To Seller’s knowledge, no default or event of default has occurred under any agreement pertaining to any lien relating to the Mortgaged Property ranking junior to, pari passu with or senior to the Mortgage securing the Whole Loan, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien.

70.                               To Seller’s knowledge, the representations and warranties made by the Mortgagor in the Purchased Asset Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no

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adverse change with respect to the Mortgagor, the related Whole Loan or the related Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

71.                               There are no pending, planned or ongoing building renovations and/or tenant improvements on any portion of the Mortgaged Property.

“Ground Lease”:  A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“REMIC”:  A REMIC, as that term is used in the REMIC Provisions.

“REMIC Provisions”:  Sections 860A through 860G of the Code.

“Servicing File:”  A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Whole Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the Whole Loans or for evidencing or enforcing any of the rights of the holder of the Whole Loans or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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Schedule 1(b)

REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING
OF SENIOR INTERESTS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Senior Interest, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset, as of the Purchase Date for each such related Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(b) shall be true and correct in all material respects.  For purposes of this Schedule 1(b) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Senior Interest if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.

1.                                      The Senior Interest is either (a) a performing senior or pari passu participation interest in a performing Whole Loan, secured by a first-priority security interest in a commercial or multifamily property (subject to Permitted Liens and Title Exceptions), or (b) a performing “A-note” in an “A/B structure” in a performing Whole Loan, secured by a first-priority security interest in a commercial or multifamily property.  All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Senior Interest and each underlying Whole Loan by the deadlines set forth in the Agreement and the Custodial Agreement.

2.                                      Such Senior Interest and related Whole Loan complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Senior Interest and related Whole Loan.

3.                                      Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mortgage Note related to a Senior Interest or related Mortgage was subject to any assignment (other than assignments to Seller), participation or pledge and Seller had good and marketable title to, and was the sole owner and holder of, such Senior Interest, and Seller is transferring such Senior Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Senior Interest, except to the extent otherwise permitted in this Agreement (including Permitted Liens) and Title Exceptions.  Upon consummation of the purchase contemplated to occur in respect of such Senior Interest on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Senior Interest free and clear of any pledge, lien, encumbrance or security interest.  Seller has full right and authority to sell, assign and transfer each Senior Interest, and the assignment to Buyer, other than as disclosed to Buyer in writing prior to the related Purchase Date.

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4.                                      No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Senior Interest nor were any fraudulent acts committed by any other Person in connection with the origination of such Senior Interest.

5.                                      All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Senior Interest is accurate and complete in all material respects.  Seller has made available to Buyer for inspection, with respect to such Senior Interest, true, correct and complete Purchased Asset Documents, which Purchased Asset Documents have not been amended, modified, supplemented or restated since the related date of origination.

6.                                      Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Senior Interest and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument or agreement and no such change or waiver exists.

7.                                      Each Senior Interest and related Whole Loan is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.

8.                                      Seller has full right, power and authority to sell and assign such Senior Interest and such Senior Interest or any related Mortgage Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9.                                      Other than consents and approvals obtained as of the related Purchase Date or those already granted in the related Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary intercreditor restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees”, or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Senior Interest, for Buyer’s exercise of any rights or remedies in respect of such Senior Interest (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Senior Interest.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind with respect to the Purchased Asset, and no other impediment exists to any such transfer or exercise of rights or remedies.

10.                               No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Senior Interest, other than recordation of assignments of each related Mortgage and assignment of leases securing the related Whole Loan in the applicable real estate records where the Mortgaged Properties are located and the filing of UCC-3 assignments in all applicable filing offices.

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11.                               Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind for which the holder of such Senior Interest is or may become obligated under the Purchased Asset Documents.

12.                               Seller has not advanced funds, or received any advance of funds for the payment of any amount required by such Senior Interest.  With respect to each Whole Loan related to a Senior Interest, no advance of funds has been made, directly or indirectly, by Seller to the Mortgagor, and no funds have been received from any person other than the Mortgagor relating to such Whole Loan, for or on account of payments due on such Whole Loan.

13.                               With respect to each Senior Interest and related Whole Loan, each related Mortgage Note, Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such related Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related Whole Loan or the related Senior Interest to any other Person, except, however, for customary intercreditor restrictions in the Purchased Asset Documents, limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners” or “Qualified Institutional Lenders”.  With respect to any Mortgaged Property that has tenants, there exists as either part of the Mortgage or as a separate document, an assignment of leases.

14.                               Except as set forth in paragraphs (13) and (16), with respect to the Senior Interest and each related Whole Loan, there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the related Whole Loan, that would deny the mortgagee the principal benefits intended to be provided by the related Mortgage Note, Mortgage or other Purchased Asset Documents except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

15.                               Seller has delivered to Buyer or its designee the original promissory note, certificate or other similar indicia of ownership of such Senior Interest, however denominated, together with an original assignment thereof, executed by Seller in blank.

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16.                               With respect to each Whole Loan related to a Senior Interest, each related assignment of Mortgage and assignment of assignment of leases from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely assignable without the consent of the related Mortgagor.  Each Mortgaged Property (subject to and excepting Permitted Liens and the Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

17.                               The Whole Loan related to such Senior Interest is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such Whole Loan is cross-collateralized with any other Whole Loan, the lien of the Mortgage for such other Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the related Whole Loan when they become due or materially and adversely affects the value of the Mortgaged Property.  Each title policy contains

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no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous. There are no other Whole Loans that are senior or pari passu with respect to the related Mortgaged Property or the related Whole Loan.  The Mortgagor has good and marketable title to the Mortgaged Property, no claims under the title policies insuring the Mortgagor’s title to the Mortgaged Properties have been made, and the Mortgagor has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the Mortgaged Property.

18.                               UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on each related Mortgaged Property that are owned by the Mortgagor and either (i) are reasonably necessary to operate such Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the Whole Loan related to such Senior Interest) material to the value of such Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Whole Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

19.                               All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on any related Mortgaged Property and that have become delinquent in respect of such Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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20.                               Except as may be set forth in the property condition reports delivered to Buyer with respect to the Mortgaged Properties, each related Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such Mortgaged Property as security for the Whole Loan related to such Senior Interest and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such Mortgaged Property.

An engineering report was prepared in connection with the origination of each Whole Loan related to a Senior Interest no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of the related Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.  There are no material issues with the physical condition of the Mortgaged Property that would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

21.                               With respect to each Whole Loan related to a Senior Interest, the lien of each related Mortgage as a first priority lien in the original principal amount of such Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy.  The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

22.                               Insurance coverage is being maintained with respect to the Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the

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related Mortgaged Property in the jurisdiction in which such Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of improvements, furniture, furnishings, fixtures and equipment located on such Mortgaged Property (with no deduction for physical depreciation) or (ii) the outstanding principal balance of the Whole Loan related to such Senior Interest, and in any event, not less than the amount necessary, or containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related Mortgaged Property (or with respect to each related Whole Loan with a principal balance of $35 million or more, 18 months); (B) for a related Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to each related Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller. Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar Whole Loan and which are set forth in the related Mortgage, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (ii) the reduction of the outstanding principal balance of such Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans.  The Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.  An architectural or engineering consultant has performed an analysis of the Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML.  If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm

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and/or windstorm related perils and/or named storms,  in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law.  Each Mortgage requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

23.                               Other than payments due but not yet thirty (30) days or more delinquent, there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(b) and (b) Seller has not waived any material default, breach, violation or event of acceleration under such Senior Interest, related Mortgage or related Mortgage Note and pursuant to the terms of the related Purchased Asset Documents, and no Person or party other than the holder of such related Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mortgage or Mortgage Note.

24.                               The Senior Interest and related Whole Loan are not, and since their origination, have not been thirty (30) days or more past due in respect of any scheduled payment.  There is no (i) monetary default, breach or violation with respect to such Senior Interest and related Whole Loan or any other obligation of the borrower under the related Whole Loan, (ii) material non-monetary default, breach or violation with respect to such Senior Interest and related Whole Loan or any other obligation of the Mortgagor or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.  Seller has not received any written notice that the Senior Interest and related Whole Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

25.                               Each Mortgage related to the Whole Loan relating to such Senior Interest does not provide for or permit, without the prior written consent of the holder of the related Mortgage Note, the related Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence.  The related Mortgaged Property is not encumbered, and none of the Purchased Asset Documents permits the related Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such Whole Loan, by any lien securing the payment of money junior to or of equal

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priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related Whole Loan).

26.                               To the extent the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer as being REMIC eligible, such Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the related Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of such Whole Loan and (B) either (1) substantially all of the proceeds of such Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such Whole Loan was at least equal to eighty percent (80%) of the principal amount of such Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date.  For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to such Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with such Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced Whole Loan was originated unless (a) such Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such Whole Loan was in default or when default with respect to such Whole Loan was reasonably foreseeable.  However, if the referenced Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such Whole Loan was not in default or when default with respect to such Whole Loan was not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

27.                               There is no material and adverse environmental condition or circumstance affecting the Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws; the related Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the Mortgaged Property or in a material adverse

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effect on the value, use or operations of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Whole Loans related to Senior Interests, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with the related Whole Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true:  (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each Senior Interest and related Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing such Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or

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(B) agreed in the Purchased Asset Documents to establish an operations and maintenance plan after the closing of such Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the related Whole Loan.

28.                               With respect to each Senior Interest and related Whole Loan, each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents, contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

29.                               No issuer of the Purchased Asset, no co-participant, no Mortgagor related to any Whole Loan related to a Senior Interest, no Mortgaged Property (other than any tenants of a multi-tenant Mortgaged Property), nor any portion thereof, is the subject of, and no guarantor or tenant occupying a single-tenant property is the subject of, or is a debtor in, state or federal bankruptcy, insolvency or similar proceeding.

30.                               Except for the related Purchased Asset, each Whole Loan related to a Senior Interest is a whole loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization (except that an ARD loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date).  No Mortgagor has issued preferred equity.

31.                               With respect to each Whole Loan related to a Senior Interest, subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such Whole Loan if, without complying with the requirements of the Mortgage or loan agreement (which documents provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishing, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other

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than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, and (iii) transfers of less than a controlling interest (as such term is defined in the related underlying Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to Whole Loans which are cross-collateralized or cross-defaulted with other Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions.  The underlying Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.

32.                               With respect to each Senior Interest and the related Whole Loan, except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by such Mortgage or the use, value or operation of such Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable Purchased Asset was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the related Whole Loan.  Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the Mortgaged Property may be released without the consent of the holder of such Senior Interest; (b) no material action may be taken by the Mortgagor with respect to the Mortgaged Property without the consent of the holder of such Senior Interest; (c) the holder of such Senior Interest is entitled to approve the budget of the Mortgagor as it relates to the Mortgaged Property; and (d) the holder of such Senior Interest’s consent is required prior to the Mortgagor incurring any additional indebtedness.

33.                               Each related Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.

34.                               Except as set forth in the Purchased Asset Documents delivered to Buyer, since origination, no material portion of any related Mortgaged Property has been released from the lien of the related Mortgage in any manner which materially and adversely affects the value of the Whole Loan related to such Senior Interest or the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to Whole Loans (a) which permit defeasance by means of substituting for the Mortgaged Property (or, in the case

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of a Whole Loan secured by multiple Mortgaged Properties, one or more of such Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the related Whole Loan (or portions thereof) in accordance with its terms, (b) where a release of the portion of the Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the related Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (d) which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC provisions, if the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible) or (e) which permit the release(s) of unimproved out-parcels or other portions of the Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the related Whole Loan or that were not allocated any value in the appraisal obtained at the origination of such Whole Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, the terms of the related Mortgage do not provide for release of any portion of the Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

With respect to any Whole Loan related to such Senior Interest identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for any Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any related Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of such Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the related Whole Loan.

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With respect to any related Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such Whole Loan was originated after December 6, 2010, no such Whole Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Whole Loan permits the release of cross-collateralization of the related Mortgaged Properties, other than in compliance with the REMIC Provisions.

35.                               Based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related title policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing the Whole Loan related to such Senior Interest, there are no material violations of any applicable zoning ordinances (acknowledging that legal, non-conforming properties shall not be deemed to be in violation of applicable zoning ordinances), building codes or land laws applicable to the Mortgaged Property or the use, operation and occupancy thereof other than those which (i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents, or (iii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property.  In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such Mortgaged Property.  The underlying Purchased Asset Documents require the Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.

36.                               None of the material improvements which were included for the purposes of determining the appraised value of any related Mortgaged Property lies outside of the boundaries and building restriction lines of the related Mortgaged Property (except Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the Mortgaged Property or related Mortgagor’s use and operation of such Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

37.                               The related Mortgagor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mortgagor under its organizational documents is to own, finance, sell or otherwise manage the Properties and to engage in any and all activities related or incidental thereto, and the

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Mortgaged Properties constitute the sole assets of the related Mortgagor.  The related Mortgagor has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related Mortgaged Properties, as applicable, and assets incidental to its respective ownership and operation of such Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

38.                               There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mortgagor, guarantor or the related Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under the Whole Loan related to such Senior Interest, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Purchased Asset Documents, (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Whole Loan, (g) the use, operation or value of the Mortgaged Property or (h) the current principal use of the Mortgaged Property.

39.                               With respect to each Whole Loan related to a Senior Interest, if the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.

40.                               With respect to the Purchased Asset and each Whole Loan related to a Senior Interest, such Whole Loan and the Purchased Asset and all interest thereon (exclusive of any default interest, late charges or prepayment premiums) contracted for complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

41.                               The Senior Interest and related Whole Loan are not cross-collateralized or cross-defaulted with any other Indebtedness that is not also a Purchased Asset.

42.                               The improvements located on the Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

43.                               All escrow deposits and payments required pursuant to the Whole Loan related to such Senior Interest (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the underlying Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection

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therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail.  Any and all requirements under the related Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released.  No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

44.                               With respect to each Whole Loan related to a Senior Interest, the related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the Mortgaged Property.  The underlying Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals.  The underlying Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

45.                               With respect to the Senior Interest and each related Whole Loan, the origination (or acquisition, as the case may be), servicing and collection practices used with respect to such Senior Interest and the related Whole Loan have been in all respects legal and have met customary industry standards for servicing of commercial mortgage loans.

46.                               With respect to each Whole Loan related to a Senior Interest, except for Mortgagors under Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related Mortgaged Property.

47.                               The Purchased Asset Documents for the Whole Loan related to such Senior Interest provide that such Whole Loan is non-recourse to the related Mortgagor except that such Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.  Furthermore, the Purchased Asset Documents for each related Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in

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the Purchased Asset Documents; or (v) commission of material physical waste at the Mortgaged Property.

48.                               Subject to the exceptions set forth in paragraph (13) and upon possession of the Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage or separate from the related Mortgage and related to and delivered in connection with each Whole Loan related to a Senior Interest establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such related Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

49.                               With respect to any Whole Loan related to such Senior Interest identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to each Whole Loan related to a Senior Interest, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

50.                               If any Whole Loan related to a Senior Interest contains a provision for any defeasance of mortgage collateral, such Whole Loan permits defeasance (1) with respect to any Whole Loan related to such Senior Interest identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, no earlier than two years after any securitization of the related Whole Loan or the Senior Interest and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the related Mortgage Note when due.  If the related Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption.  If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the related Whole Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity.  No related Whole Loan was originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages.  In addition, if the Mortgage related to any such

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Whole Loan contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder thereof can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral.  The related underlying Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees (if the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the underlying Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any such holder to lose its status as a REMIC (if the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related Whole Loan (if the Whole Loan related to such Senior Interest is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), or the Senior Interest.

51.                               To the extent required under applicable law as necessary for the enforceability or collectability of the Whole Loan related to such Senior Interest, each holder of the related Mortgage Note was authorized to do business in the jurisdiction in which the related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Whole Loan.

52.                               Neither the Mortgagee, the holder of the Senior Interest nor any affiliate thereof has any obligation to make any capital contributions to the Mortgagor under the Senior Interest or the related Whole Loan.  Neither the Mortgagee, the holder of the Senior Interest nor any affiliate thereof has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mortgagor or any other person under or in connection with the Senior Interest or the related Whole Loan.

53.                               With respect to each Whole Loan related to a Senior Interest, each related Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

54.                               With respect to each Whole Loan related to a Senior Interest, an Appraisal of the related Mortgaged Property was conducted in connection with the origination of such Whole Loan with an appraisal date within  6 months of the Whole Loan origination date and within 12 months of the Purchase Date.  The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of such Whole Loan. Such Appraisal satisfied in all material

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respects the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such Whole Loan was originated.

55.                               With respect to each Whole Loan related to a Senior Interest, the related Purchased Asset Documents require the Mortgagor to provide the Mortgagee with certain financial information at the times required under such Purchased Asset Documents.

56.                               Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property.

57.                               With respect to each Whole Loan related to a Senior Interest that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

(i)                                     Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Mortgage or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date.  The Ground Lease does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.

(ii)                                  Upon the foreclosure of the Whole Loan related to such Senior Interest (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is so assigned, it is further assignable by the holder of the related Whole Loan and its successors and assigns without the consent of the lessor.

(iii)                               Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.

(iv)                              Seller has not received any written notice of default under or notice of termination of such Ground Lease.  Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v)                                 The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee.  The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee

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unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement and requires that the ground lessor will supply an estoppel.

(vi)                              The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and the Title Exceptions and the related fee interest of the ground lessor or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject.

(vii)                           A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii)                        Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the Whole Loan related to such Senior Interest.

(ix)                              Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the Whole Loan related to such Senior Interest, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related Mortgaged Property to the outstanding principal balance of such Whole Loan).

(x)                                 Under the terms of the Ground Lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Whole Loan related to such Senior Interest, together with any accrued interest

(xi)                              The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xii)                           The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

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(xiii)                        The ground lessor consented to and acknowledged that (i) the Whole Loan related to such Senior Interest is permitted / approved, (ii) any foreclosure of such Whole Loan and related change in ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to the Mortgagee and (iv) it would accept cure from the Mortgagee on behalf of the ground lessee.

58.                               The Purchased Asset Documents for each Whole Loan related to a Senior Interest that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator.  The Mortgage or related security agreement for each related Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

59.                               It being understood that B notes secured by the same Mortgage as a Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing).  Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the Mortgaged Property.

60.                               Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage, and the holder of the Mortgage (if not the holder of the Senior Interest) is required to provide the holder of the Senior Interest, with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each Whole Loan related to a Senior Interest with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each related Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

61.                               With respect to each Senior Interest with a related Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other Senior Interest and related Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each related Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in

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TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

62.                               Each Whole Loan related to a Senior Interest requires the Mortgagor to be a Single-Purpose Entity for at least as long as such Whole Loan is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each related Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each related Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if such Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the related Whole Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Whole Loan that is cross-collateralized and cross-defaulted with the related Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

63.                               Each Whole Loan related to a Senior Interest bears interest at a rate that remains fixed throughout the remaining term of such Whole Loan (which for the avoidance of doubt, may include a spread over a benchmark rate (e.g., LIBOR)), except in the case of ARD loans and situations where default interest is imposed.

64.                               The origination practices of Seller (or the related originator if Seller was not the originator), with respect to each Whole Loan related to a Senior Interest, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.

65.                               Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the Whole Loan related to such Senior Interest.  Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Whole Loan.  The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

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66.                               Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater (for foreign owners) or a 20% or greater share (for domestic) direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the Whole Loan related to such Senior Interest, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

67.                               With respect to each Senior Interest with a related Whole Loan secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll.  With respect to each related Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.  With respect to each related Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related Whole Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a Whole Loan that is represented on the rent roll.  Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

68.                               Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Whole Loan related to such Senior Interest.

69.                               To Seller’s knowledge, no default or event of default has occurred under any agreement pertaining to any lien relating to the Mortgaged Property ranking junior to, pari passu with or senior to the Mortgage securing the Whole Loan relating to such Senior Interest, and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien.

70.                               To Seller’s knowledge, the representations and warranties made by the Mortgagor in the Purchased Asset Documents were true and correct in all material respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mortgagor, the Whole Loan related to such Senior Interest or the related Mortgaged Property that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

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71.                               The Senior Interest has not been and shall not be deemed to be a Security within the meaning of the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended.

72.                               There are no pending, planned or ongoing building renovations and/or tenant improvements on any portion of the Mortgaged Property.

“Ground Lease”:  A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“REMIC”:  A REMIC, as that term is used in the REMIC Provisions.

“REMIC Provisions”:  Sections 860A through 860G of the Code.

“Servicing File:”  A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Whole Loans related to Senior Interests, (ii) are reasonably necessary for the ongoing administration and/or servicing of the related Whole Loans or for evidencing or enforcing any of the rights of the holder of the related Whole Loans or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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Schedule 1(c)

REPRESENTATIONS AND WARRANTIES
RE: PURCHASED ASSETS CONSISTING OF MEZZANINE LOANS

Seller represents and warrants to Buyer, with respect to each Purchased Asset which is a Mezzanine Loan, that except as specifically disclosed to Buyer in an Approved Representation Exception for such Purchased Asset, as of the related Purchase Date for each such Purchased Asset by Buyer from Seller and as of the date of each Transaction hereunder and at all times while the Repurchase Documents or any Transaction hereunder is in full force and effect the representations set forth on this Schedule 1(c) shall be true and correct in all material respects.  For purposes of this Schedule 1(c) and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Purchased Asset which is a Mezzanine Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer affects such Purchased Asset or has repurchased such Purchased Asset in accordance with the terms of the Agreement.

1.                                      The Mezzanine Loan is a performing mezzanine loan secured by a pledge of all of the Capital Stock of a Mortgagor that owns income producing commercial real estate or multifamily property (subject to Permitted Liens and Title Exceptions), and the underlying Whole Loan is a performing Whole Loan secured by a first priority security interest in a commercial or multifamily property.  All documents comprising the Servicing File will be or have been delivered to Buyer with respect to each Mezzanine Loan by the deadlines set forth in the Agreement and the Custodial Agreement.

2.                                      Such Mezzanine Loan, and the underlying Whole Loan, each complies in all material respects with, or is exempt from, all requirements of federal, state or local law relating to such Mezzanine Loan and underlying Whole Loan, as applicable.

3.                                      Immediately prior to the sale, transfer and assignment to Buyer thereof, no Mezzanine Loan or Mezzanine Note was subject to any assignment (other than assignments to Seller), participation or pledge, and Seller had good and marketable title to, and was the sole owner and holder of, such Mezzanine Loan, and Seller is transferring such Mezzanine Loan free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Mezzanine Loan, except to the extent otherwise permitted in this Agreement (including Permitted Liens) and Title Exceptions.  Upon consummation of the purchase contemplated to occur in respect of such Mezzanine Loan on the related Purchase Date therefor, Seller will have validly and effectively conveyed to Buyer all legal and beneficial interest in and to such Mezzanine Loan free and clear of any pledge, lien, encumbrance or security interest.  There are no participation agreements affecting such Mezzanine Loan.  Seller has full right and authority to sell, assign and transfer each Mezzanine Loan and the assignment to Buyer, other than as disclosed to Buyer in writing prior to the related Purchase Date.

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4.                                      No fraudulent acts were committed by Seller in connection with its acquisition or origination of such Mezzanine Loan nor were any fraudulent acts committed by any other Person in connection with the origination of such Mezzanine Loan.

5.                                      All information contained in the related Underwriting Package (or as otherwise provided to Buyer) in respect of such Mezzanine Loan is accurate and complete in all material respects.  Seller has made available to Buyer for inspection, with respect to such Mezzanine Loan, true, correct and complete Purchased Asset Documents, which Purchased Asset Documents have not been amended, modified, supplemented or restated since the related date of origination.

6.                                      Except as included in the Underwriting Package, Seller is not a party to any document, instrument or agreement, and there is no document, instrument or agreement that by its terms modifies or materially affects the rights and obligations of any holder of such Mezzanine Loan or underlying Whole Loan and Seller has not consented to any material change or waiver to any term or provision of any such document, instrument, agreement or other Purchased Asset Document and no such change or waiver exists.

7.                                      Such Mezzanine Loan is presently outstanding, the proceeds thereof have been fully disbursed as of the Purchase Date therefor pursuant to the terms of the related Purchased Asset Documents and, except for amounts held in escrow or reserve accounts, there is no requirement for any future advances thereunder.

8.                                      Seller has full right, power and authority to sell and assign such Mezzanine Loan and such Mezzanine Loan or any related Mezzanine Note has not been cancelled, satisfied or rescinded in whole or part nor has any instrument been executed that would effect a cancellation, satisfaction or rescission thereof.

9.                                      Other than consents and approvals obtained as of the related Purchase Date or those already granted in the Purchased Asset Documents, and assuming that Buyer and any other transferees comply with customary restrictions in the Purchased Asset Documents limiting assignees to “Qualified Transferees” or similar transfer restriction provisions in the Purchased Asset Documents, no consent or approval by any Person is required in connection with Seller’s sale and/or Buyer’s acquisition of such Mezzanine Loan, for Buyer’s exercise of any rights or remedies in respect of such Mezzanine Loan (except for compliance with applicable Requirements of Law in connection with the exercise of any rights or remedies by Buyer) or for Buyer’s sale, pledge or other disposition of such Mezzanine Loan.  No third party holds any “right of first refusal”, “right of first negotiation”, “right of first offer”, purchase option, or other similar rights of any kind with respect to the Purchased Asset, and no other impediment exists to any such transfer or exercise of rights or remedies.

10.                               No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority is required for any transfer or assignment by the holder of such Mezzanine Loan.

11.                               Seller has not received written notice of any outstanding material liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements

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of any kind for which the holder of such Mezzanine Loan is or may become obligated under the Purchased Asset Documents.

12.                               Seller has not advanced funds, or received any advance of funds from a party other than the borrower under the Mezzanine Loan (the “Mezzanine Borrower”) relating to such Mezzanine Loan or the related Mezzanine Note, directly or indirectly, for the payment of any amount required by such Mezzanine Loan or Mezzanine Note.  With respect to each underlying Whole Loan, Seller has not advanced funds, or received any advance of funds from a party other than the other than the Mortgagor relating to such Whole Loan or related Mortgage Note, directly or indirectly, for the payment of any amount required by such Whole Loan or related Mortgage Note.

13.                               Each Mortgage Note relating to a Mezzanine Loan, related Mortgage, assignment of leases (if a document separate from the Mortgage), guaranty and other agreement executed by the related Mortgagor, guarantor or other obligor in connection with such underlying Whole Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions therein and any state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) that certain provisions contained in such Purchased Asset Documents are or may be unenforceable in whole or in part under applicable state or federal laws, but neither the application of any such laws to any such provision nor the inclusion of any such provisions renders any of the Purchased Asset Documents invalid as a whole or materially interfere with the mortgagee’s practical realization of the principal rights and benefits afforded thereby and/or security provided thereby and (ii) as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage Note and Mortgage contain no provision limiting the right or ability of any holder thereof to assign, transfer and convey all or any portion of the related underlying Whole Loan to any other Person, except, however, for customary intercreditor restrictions limiting assignees to “Qualified Transferees”, “Institutional Lender/Owners” or “Qualified Institutional Lenders”.  With respect to any underlying Mortgaged Property that has tenants, there exists as either part of the related Mortgage or as a separate document, an assignment of leases.

14.                               Except as set forth in paragraphs (13) and (16), with respect to the underlying Whole Loan, there is no valid offset, defense, counterclaim, abatement or right of rescission available to the related Mortgagor with respect to any Mortgage Note related to a Mezzanine Loan, related Mortgage or other agreements executed in connection therewith, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the related Mortgage that would deny the mortgagee the principal benefits intended to be provided by the related Mortgage Note, Mortgage or other Purchased Asset Documents except with respect to the enforceability of any provisions requiring the payment of default interest, late fees, additional interest, prepayment premiums or yield maintenance charges.

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15.                               Seller has delivered to Buyer or its designee the original promissory note made in respect of such Mezzanine Loan, together with an original endorsement thereof, executed by Seller in blank.

16.                               With respect to the underlying Whole Loan, each related assignment of Mortgage and assignment of assignment of leases (if applicable) from Seller in blank constitutes a legal, valid and binding assignment from Seller (assuming the insertion of Buyer’s name), except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Each related Mortgage and assignment of leases evidences a first-priority lien, and each is freely assignable without the consent of the related Mortgagor.  Each underlying Mortgaged Property (subject to and excepting Permitted Liens and the Title Exceptions) is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Liens and the Title Exceptions), and no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for, or insured against by a lender’s title insurance policy.

17.                               The underlying Whole Loan is secured by one or more Mortgages and each such Mortgage is a valid and enforceable first lien on the related underlying Mortgaged Property subject only to the exceptions set forth in paragraphs (13) and (16) above and the following title exceptions (each such title exception, a “Title Exception”, and collectively, the “Title Exceptions”): (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (c) the exceptions (general and specific) and exclusions set forth in the applicable policy described in paragraph (21) below or appearing of record, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (d) other matters to which like properties are commonly subject, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property, (e) the right of tenants (whether underground leases, space leases or operating leases) pertaining to the related underlying Mortgaged Property to remain following a foreclosure or similar proceeding (provided that such tenants are performing under such leases) and (f) if such underlying Whole Loan is cross-

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collateralized with any other underlying Whole Loan, the lien of the Mortgage for such other underlying Whole Loan, none of which, individually or in the aggregate, materially and adversely interferes with the value, current use or operation of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or with the Mortgagor’s ability to pay its obligations under the underlying Whole Loan when they become due or materially and adversely affects the value of the underlying Mortgaged Property.  Each title policy contains no exclusion for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the area shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the underlying Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.  There are no underlying Whole Loans that are senior or pari passu with respect to the related underlying Mortgaged Property or such underlying Whole Loan.  The Mortgagor has good and marketable title to the underlying Mortgaged Property, no claims under the title policies insuring the Mortgagor’s title to the underlying Mortgaged Properties have been made, and the Mortgagor has not received any written notice regarding any material violation of any easement, restrictive covenant or similar instrument affecting the underlying Mortgaged Property.

18.                               UCC financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in the appropriate public filing and/or recording offices necessary to perfect a valid security interest in all items of personal property in which a security interest may be perfected under the UCC, located on the underlying Mortgaged Property that are owned by the related Mortgagor and either (i) are reasonably necessary to operate the underlying Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related underlying Whole Loan) material to the value of the underlying Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such underlying Whole Loan or any other personal property leases applicable to such personal property) to the extent perfection may be effected pursuant to applicable law by recording or filing of UCC financing statements, and the Mortgages, security agreements, chattel Mortgages or equivalent documents related to and delivered in connection with the related underlying Whole Loan establish and create a valid and enforceable lien and priority security interest on the items of personalty described above, which security interest is senior to all other creditors of the Mortgagor, other than with respect to Permitted Liens, except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  Notwithstanding any of the foregoing, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

19.                               All real estate taxes and governmental assessments, and other outstanding governmental charges (including, without limitation, water and sewage charges) or installments thereof, which would be a lien on any related underlying Mortgaged Property and that have become delinquent in respect of such underlying Mortgaged Property have been paid, or if the appropriate

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amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon.  For purposes of this representation and warranty, real estate taxes and governmental assessments and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

20.                               Except as may be set forth in the property condition reports delivered to Buyer with respect to the underlying Mortgaged Properties, each related underlying Mortgaged Property is free and clear of any material damage (other than deferred maintenance for which escrows were established at origination or which are then-currently being maintained) that would affect materially and adversely the value of such underlying Mortgaged Property as security for the related underlying Whole Loan and there was no proceeding pending or, based solely upon the delivery of written notice thereof from the appropriate condemning authority, threatened for the total or partial condemnation of such underlying Mortgaged Property.

An engineering report was prepared in connection with the origination of each underlying Whole Loan no more than twelve months prior to the Purchase Date, which states that all building systems for the improvements of each related underlying Mortgaged Property are in good working order, and further indicates that each related underlying Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the underlying Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per underlying Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by Seller (or the originator of such underlying Whole Loan, if applicable) with respect to similar loans it holds for its own account have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs.  There are no material issues with the physical condition of the underlying Mortgaged Property that would have a material adverse effect on the use, operation or value of the underlying Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

21.                               With respect to each related underlying Whole Loan, the lien of each related Mortgage as a first priority lien in the original principal amount of such underlying Whole Loan after all advances of principal is insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, insuring the Mortgagee, its successors and assigns, subject only to Permitted Liens and the Title Exceptions; the Mortgagee or its successors or assigns is the sole named insured of such policy; such policy is assignable without consent of the insurer and Seller and will inure to the benefit of the Mortgagee of record; such title policy is in full force and effect upon the consummation of the transactions contemplated by this Agreement; all premiums thereon have been paid; no claims have been made under such policy and no circumstance exists which would impair or diminish the coverage of such policy.  The insurer issuing such policy is either (x) a nationally-recognized title insurance company or (y) qualified to do business in the jurisdiction in which the related underlying

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Mortgaged Property is located to the extent required; such policy contains no material exclusions for, or affirmatively insures (except for any underlying Mortgaged Property located in a jurisdiction where such insurance is not available) (a) access to public road or (b) against any loss due to encroachments of any material portion of the improvements thereon.

22.                               Insurance coverage is being maintained with respect to the underlying Mortgaged Property in compliance in all material respects with the requirements under each related Mortgage, which insurance covered such risks as are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property in the jurisdiction in which such underlying Mortgaged Property is located, and (A) with respect to a “special cause of loss form” or “all risk form” insurance policy that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (the “Insurance Rating Requirements”), is in an amount (subject to a customary deductible) at least equal to the lesser of (i) the full insurable value on a replacement cost basis of improvements, furniture, furnishings, fixtures and equipment located on such underlying Mortgaged Property (with no deduction for physical depreciation) or (ii) the outstanding principal balance of the underlying Whole Loan, and in any event, not less than the amount necessary, or containing such endorsements as are necessary, to prevent operation of any co-insurance provisions; and, except if such underlying Mortgaged Property is operated as a mobile home park, is also covered by business interruption or rental loss insurance, in an amount at least equal to twelve (12) months of operations of the related underlying Mortgaged Property (or with respect to each underlying Whole Loan with a principal balance of $35 million or more, 18 months); (B) for an underlying Whole Loan with a principal balance of $50 million or more contains a 180 day “extended period of indemnity”; and (C) covers the actual loss sustained during restoration, all of which is in full force and effect with respect to each related underlying Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Seller.  Except for certain amounts not greater than amounts which would be considered prudent by an institutional commercial and/or multifamily mortgage lender with respect to a similar mortgage loan and which are set forth in the Purchased Asset Documents and/or any underlying Whole Loan related to the underlying Mortgaged Property, any insurance proceeds in respect of a casualty loss, will be applied either (i) to the repair or restoration of all or part of the related underlying Mortgaged Property, with respect to all property losses in excess of 5% of the principal amount of the related underlying Whole Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses or (ii) the reduction of the outstanding principal balance of the underlying Whole Loan together with any accrued interest thereon, subject in either case to requirements with respect to leases at the related underlying Mortgaged Property and to other exceptions customarily provided for by prudent institutional lenders for similar loans.  The underlying Mortgaged Property is covered, and required to be covered pursuant to the related Purchased Asset Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.  An architectural or engineering consultant has performed an

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analysis of the underlying Mortgaged Properties located in seismic zone 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the underlying Mortgaged Property in the event of an earthquake.  In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance.  If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such underlying Mortgaged Property was obtained by an insurer meeting the Insurance Rating Requirements in an amount not less than 150% of the PML.  If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the underlying Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related underlying Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The insurance policies contain a standard mortgagee clause naming the Mortgagee, its successors and assigns as loss payee, in the case of a property insurance policy, and additional insured in the case of a liability insurance policy and provide that they are not terminable without at least thirty (30) days prior written notice to the Mortgagee (or, with respect to non-payment, ten (10) days prior written notice to the Mortgagee) or such lesser period as prescribed by applicable law.  Each Mortgage related to a Mezzanine Loan and each Mezzanine Loan requires that the Mortgagor maintain insurance as described above or permits the Mortgagee to require insurance as described above, and permits the Mortgagee to purchase such insurance at the Mortgagor’s expense if Mortgagor fails to do so.

23.                               Other than payments due but not yet thirty (30) days or more delinquent, there is no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related Purchased Asset Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not address or otherwise cover any default, breach, violation or event of acceleration that specifically pertains to any matter otherwise covered by any other representation and warranty made by Seller in any paragraph of this Schedule 1(c) and (b) Seller has not waived any material default, breach, violation or event of acceleration under such Mezzanine Loan or Mezzanine Note (or underlying Purchased Asset Documents) and pursuant to the terms of the related Purchased Asset Documents, and no Person or party other than the holder of such Mezzanine Loan or Mezzanine Note or underlying Whole Loan or Mortgage Note (or its servicer) may declare any event of default or accelerate the related indebtedness under either of such Mezzanine Loan or Mezzanine Note or the underlying Purchased Asset Documents.

24.                               Such Mezzanine Loan and underlying Whole Loan are not, and since their origination, have not been thirty (30) days or more past due in respect of any scheduled payment. There is no (i) monetary default, breach or violation with respect to such Mezzanine Loan and underlying Whole Loan or any other obligation of the Mezzanine Borrower under the Mezzanine Loan and underlying Whole Loan, (ii) material non-monetary default, breach or violation with

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respect to such Mezzanine Loan and underlying Whole Loan or any other obligation of the Mezzanine Borrower or Mortgagor or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.  Seller has not received any written notice that the Mezzanine Loan and related underlying Whole Loan may be subject to reduction or disallowance for any reason, including without limitation, any setoff, right of recoupment, defense, counterclaim or impairment of any kind.

25.                               Each Mortgage related to the underlying Whole Loan does not provide for or permit, without the prior written consent of the holder of the Mortgage Note related to such Mezzanine Loan, the related underlying Mortgaged Property to secure any other promissory note or obligation except as expressly described in the following sentence.  The related underlying Mortgaged Property is not encumbered, and none of the related underlying Purchased Asset Documents permits the related underlying Mortgaged Property to be encumbered subsequent to the related Purchase Date without the prior written consent of the holder of such underlying Whole Loan, by any lien securing the payment of money junior to or of equal priority with, or superior to, the lien of the related Mortgage (other than Permitted Liens, Title Exceptions, taxes, assessments and contested mechanics and materialmens liens that become payable after the Purchase Date of the related underlying Whole Loan).

26.                               To the extent such underlying Whole Loan is identified in writing by Seller to Buyer as being REMIC eligible, such underlying Whole Loan constitutes a “qualified mortgage” within the meaning of Section 860G(a)(3)of the Code (without regard to Treasury Regulations Sections 1.860G-2(a)(3) or 1.860G-2(f)(2)), is directly secured by a Mortgage on a commercial property or a multifamily residential property, and (A) the issue price of the underlying Whole Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the underlying Whole Loan and (B) either (1) substantially all of the proceeds of such underlying Whole Loan were used to acquire, improve or protect the portion of such commercial or multifamily residential property that consists of an interest in real property (within the meaning of Treasury Regulations Sections 1.856-3(c) and 1.856-3(d)) and such interest in real property was the only security for such underlying Whole Loan as of the Testing Date (as defined below), or (2) the fair market value of the interest in real property which secures such underlying Mortgage Loan was at least equal to eighty percent (80%) of the principal amount of the underlying Whole Loan (a) as of the Testing Date, or (b) as of the related Purchase Date.  For purposes of the previous sentence, (1) the fair market value of the referenced interest in real property shall first be reduced by (a) the amount of any lien on such interest in real property that is senior to the underlying Whole Loan, and (b) a proportionate amount of any lien on such interest in real property that is on a parity with the underlying Whole Loan, and (2) the “Testing Date” shall be the date on which the referenced underlying Whole Loan was originated unless (a) such underlying Whole Loan was modified after the date of its origination in a manner that would cause a “significant modification” of such underlying Whole Loan within the meaning of Treasury Regulations Section 1.1001-3(b), and (b) such “significant modification” did not occur at a time when such underlying Whole Loan was in default or when default with respect to such underlying Whole Loan was reasonably foreseeable.  However, if the referenced underlying Whole Loan has been subjected to a “significant modification” after the date of its origination and at a time when such underlying Whole Loan was not in default or when default with respect to such underlying Whole Loan was

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not reasonably foreseeable, the Testing Date shall be the date upon which the latest such “significant modification” occurred.

27.                               There is no material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property; there is no material violation of any applicable Environmental Law with respect to the underlying Mortgaged Property; neither Seller nor the Mortgagor has taken any actions which would cause the underlying Mortgaged Property not to be in compliance with all applicable Environmental Laws; the underlying Purchased Asset Documents require the borrower to comply with all Environmental Laws; and each Mortgagor has agreed to indemnify the Mortgagee for any losses resulting from any material, adverse environmental condition or failure of the Mortgagor to abide by such Environmental Laws or has provided environmental insurance.

At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by Environmental Laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the underlying Mortgaged Property, except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the underlying Mortgaged Property in compliance with all Environmental Laws and in a manner that does not result in contamination of the underlying Mortgaged Property or in a material adverse effect on the value, use or operations of the underlying Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain underlying Whole Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such underlying Whole Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the underlying Mortgaged Property at the date of the ESA in material noncompliance with applicable Environmental Laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with Environmental Laws or the existence of an Environmental Condition was indicated in any such ESA, then at least one of the following statements is true:  (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related underlying Mortgaged Property was otherwise listed by such governmental authority as “closed”); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified

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as the responsible party for such condition or circumstance and Seller has reasonably estimated that the responsible party has financial resources adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action.  The ESA will be part of the Servicing File; and except as set forth in the ESA, there is no (1) known circumstance or condition that rendered the underlying Mortgaged Property in material noncompliance with applicable Environmental Laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each underlying Whole Loan that is the subject of an environmental insurance policy, issued by the issuer thereof (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (i) the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (ii)(a) a property condition or engineering report was prepared, if the related underlying Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related underlying Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related underlying Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the underlying Whole Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by Seller, for the remediation of the problem, and/or (B) agreed in the underlying Purchased Asset Documents to establish an operations and maintenance plan after the closing of the underlying Whole Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the underlying Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the underlying Whole Loan.

28.                               With respect to each related underlying Whole Loan, each related Mortgage, assignment of leases, or one or more of the other Purchased Asset Documents, contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the underlying Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure, subject to the effects of bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

29.                               Neither the underlying Mortgaged Property (other than any tenants of a multi-tenant underlying Mortgaged Property), nor any portion thereof, is the subject of, and no Mezzanine Borrower, Mortgagor under any underlying Whole Loan, guarantor or tenant

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occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

30.                               The underlying Whole Loan is a Whole Loan and contains no equity participation by the lender or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related underlying Mortgaged Property or provide for negative amortization (except that an ARD loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the anticipated repayment date).  No Mortgagor has issued preferred equity.

31.                               With respect to each underlying Whole Loan, subject to specific exceptions set forth below and to certain exceptions, which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related underlying Mortgaged Property, each related Mortgage or loan agreement contains provisions for the acceleration of the payment of the unpaid principal balance of such underlying Whole Loan if, without complying with the requirements of the Mortgage or loan agreement (which documents provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related underlying Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishing, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Purchased Asset Documents), (a) the related underlying Mortgaged Property, or any controlling interest in the related Mortgagor, is directly transferred or sold (other than (i) by reason of family and estate planning transfers, transfers by devise, descent or operation of law upon the death of a member, general partner or shareholder of the related borrower, (ii) transfers to certain affiliates as defined in the related Purchased Asset Documents, (iii) transfers of less than a controlling interest (as such term is defined in the related Purchased Asset Documents) in a mortgagor, (iv) issuance of non-controlling new equity interests, transfers among existing members, partners or shareholders in the Mortgagor or an affiliate thereof, transfers among affiliated Mortgagors with respect to underlying Whole Loans which are cross-collateralized or cross-defaulted with other underlying Whole Loans or (v) transfers of a similar nature to the foregoing meeting the requirements of the underlying Whole Loan (such as pledges of ownership interests that do not result in a change of control) or a substitution or release of collateral within the parameters of paragraph (34) below), or (b) the related underlying Mortgaged Property or controlling interest in the borrower is encumbered in connection with subordinate financing by a lien or security interest against the related underlying Mortgaged Property, other than (i) any existing permitted additional debt, (ii) any purchase money security interests, or (iii) Permitted Liens or Title Exceptions.  The Purchased Asset Documents require the borrower to pay all reasonable costs incurred by the Mortgagor with respect to any transfer, assumption or encumbrance requiring lender’s approval, including any Rating Agency fees incurred in connection with the review of and consent to any transfer or encumbrance.  The Purchased Asset Documents provide for the acceleration of the payment of the unpaid principal balance of the Mezzanine Loan if (i) the Mezzanine Borrower voluntarily transfers or encumbers all or any portion of any related collateral pledged in respect of such Mezzanine Loan, or (ii) any direct or indirect interest in the Mezzanine Borrower is voluntarily transferred or assigned, other than, in each case, as permitted under the terms and conditions of the related Purchased Asset Documents.

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32.                               Except as set forth in the related Purchased Asset Documents delivered to Buyer, the terms of the related Purchased Asset Documents have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner which materially interferes with the security intended to be provided by the Mortgage relating to such Mezzanine Loan or the use, value or operation of such underlying Mortgaged Property and no such waiver, modification, alteration, satisfaction, impairment, cancellation, subordination or rescission has occurred since the date upon which the due diligence file related to the applicable underlying Whole Loan was delivered to Buyer or its designee and neither borrower nor guarantor has been released from its obligations under the underlying Whole Loan.  Pursuant to the terms of the Purchased Asset Documents: (a) no material terms of any related Mortgage may be waived, canceled, subordinated or modified in any material respect and no material portion of such Mortgage or the underlying Mortgaged Property may be released without the consent of the holder of the Mezzanine Loan; (b) no material action may be taken by the underlying Property Owner with respect to the underlying Mortgaged Property without the consent of the holder of the Mezzanine Loan; (c) the holder of the Mezzanine Loan is entitled to approve the budget of the underlying Mortgagor as it relates to the underlying Mortgaged Property; and (d) the holder of the Mezzanine Loan’s consent is required prior to the underlying Mortgagor incurring any additional indebtedness.

33.                               Each related underlying Mortgaged Property was inspected by or on behalf of the related originator or an affiliate during the four (4) month period prior to the related origination date and within twelve (12) months of the Purchase Date.

34.                               Except as set forth in the Purchased Asset Documents delivered to Buyer, since origination, no material portion of any related underlying Mortgaged Property has been released from the lien of the Mortgage related to such Mezzanine Loan in any manner which materially and adversely affects the value of the underlying Whole Loan or the Purchased Asset or materially interferes with the security intended to be provided by such Mortgage, and, except with respect to underlying Whole Loans (a) which permit defeasance by means of substituting for the underlying Mortgaged Property (or, in the case of an underlying Whole Loan secured by multiple underlying Mortgaged Properties, one or more of such underlying Mortgaged Properties) “government securities” as defined in the Investment Company Act of 1940, as amended, sufficient to pay the underlying Whole Loan (or portions thereof) in accordance with its terms, (b) where a release of the portion of the underlying Mortgaged Property was contemplated at origination and such portion was not considered material for purposes of underwriting the underlying Whole Loan, (c) where a partial release is conditional upon the satisfaction of certain underwriting and legal (including REMIC, if applicable) requirements and the payment of a release price not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the underlying Mortgaged Property, (d) which permit the related Mortgagor to substitute a replacement property in compliance with certain underwriting and legal requirements (including REMIC provisions, if the Whole Loan related to such Mezzanine Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible) or (e) which permit the release(s) of unimproved out-parcels or other portions of the underlying Mortgaged Property that will not have a material adverse effect on the underwritten value of the security for the underlying Whole Loan or that were not allocated any value in the appraisal obtained at the origination of the underlying Whole Loan and are not necessary for physical access to the underlying Mortgaged Property or compliance with zoning requirements,

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the terms of the related Mortgage do not provide for release of any portion of the underlying Mortgaged Property from the lien of the Mortgage except in consideration of payment in full therefor.

With respect to any Whole Loan related to such Mezzanine Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to any partial release, either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject underlying Whole Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject underlying Whole Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Purchased Asset Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x).  For purposes of the preceding clause (x), for any underlying Whole Loan originated after December 6, 2010, if the fair market value of the real property constituting such underlying Mortgaged Property after the release is not equal to at least 80% of the principal balance of the underlying Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

With respect to any underlying Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such underlying Whole Loan was originated after December 6, 2010, in the event of a taking of any portion of an underlying Mortgaged Property by a state or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the underlying Whole Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, may not be required to be applied to the restoration of the underlying Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the underlying Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining underlying Mortgaged Property is not equal to at least 80% of the remaining principal balance of the underlying Whole Loan.

With respect to any underlying Whole Loan identified in writing by Seller to Buyer as being REMIC eligible, and if such underlying Whole Loan was originated after December 6, 2010, no such underlying Whole Loan that is secured by more than one underlying Mortgaged Property or that is cross-collateralized with another underlying Whole Loan permits the release of cross-collateralization of the related underlying Mortgaged Properties, other than in compliance with the REMIC Provisions.

35.                               Based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related title policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each underlying Mortgaged Property securing such underlying Whole Loan, there are no material violations of any applicable zoning ordinances (acknowledging that legal, non-conforming properties shall not be deemed to be in violation of applicable zoning ordinances), building codes or land laws applicable to the underlying Mortgaged Property or the use, operation and occupancy thereof other than those which

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(i) are insured by an ALTA lender’s title insurance policy (or a binding commitment therefor), or its equivalent as adopted in the applicable jurisdiction, or a law and ordinance insurance policy, (ii) are adequately reserved for in accordance with the Purchased Asset Documents or (iii) would not have a material adverse effect on the value, operation or net operating income of the underlying Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such underlying Mortgaged Property.  In the event of casualty or destruction, (a) the underlying Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the underlying Mortgaged Property in amounts customarily required by prudent commercial mortgage lenders that provides coverage for additional costs to rebuild and/or repair the property to current zoning regulations, or (c) the inability to restore the underlying Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use, operation or value of such underlying Mortgaged Property.  The Purchased Asset Documents require the underlying Mortgaged Property to comply in all material respects with all applicable governmental regulations, zoning and building laws and ordinances.

36.                               None of the material improvements which were included for the purposes of determining the appraised value of any related underlying Mortgaged Property lies outside of the boundaries and building restriction lines of such property (except underlying Mortgaged Properties which are legal non-conforming uses), to an extent which would have a material adverse effect on the value of the underlying Mortgaged Property or the related Mortgagor’s use and operation of such underlying Mortgaged Property (unless affirmatively covered by title insurance) and no improvements on adjoining properties encroached upon such underlying Mortgaged Property to any material and adverse extent (unless affirmatively covered by title insurance).

37.                               The related Mezzanine Borrower has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mezzanine Borrower under its organizational documents is to own, finance, sell or otherwise manage the ownership of the related Mortgagor and to engage in any and all activities related or incidental thereto, and the ownership of the related Mortgagor constitutes the sole asset of the Mezzanine Borrower.  The Mezzanine Borrower has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related Mortgagor and underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.  The related Mortgagor has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with requisite power and authority to own its assets and to transact the business in which it is now engaged, the sole purpose of the related Mortgagor under its organizational documents is to own, finance, sell or otherwise manage the underlying Mortgaged Properties and to engage in any and all activities related or incidental thereto, and the underlying Mortgaged Properties constitute the sole assets of the related Mortgagor.  The related Mortgagor has covenanted in its respective organizational documents and/or the underlying Purchased Asset Documents to own no significant asset other than the related underlying Mortgaged Properties, and assets incidental to its respective ownership and operation of such underlying Mortgaged Properties, and to hold itself out as being a legal entity, separate and apart from any other Person.

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38.                               There are no pending, filed or threatened actions, suits or proceedings, governmental investigations or arbitrations of which Seller has received notice, against the Mezzanine Borrower, Mortgagor, guarantor or the related underlying Mortgaged Property the adverse outcome of which could reasonably be expected to materially and adversely affect (a) title to the underlying Mortgaged Property, (b) the validity or enforceability of any Mortgage securing the underlying Whole Loan, (c) such Mortgagor’s ability to pay principal, interest or any other amounts due under such underlying Whole Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the underlying Purchased Asset Documents, (f) the current ability of the underlying Mortgaged Property to generate net cash flow sufficient to service such underlying Whole Loan, (g) the use, operation or value of the underlying Mortgaged Property, (h) the current principal use of the underlying Mortgaged Property or (i) the Mezzanine Borrower.

39.                               With respect to each related underlying Whole Loan, if the related Mortgage is a deed of trust, as of the date of origination and, currently, a trustee, duly qualified under applicable law to serve as such, has either been properly designated and serving under such Mortgage or may be substituted in accordance with the Mortgage and applicable law, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related underlying Mortgaged Property or related security for such Whole Loan, no fees are payable to such trustee except for de minimis fees paid.

40.                               The Mezzanine Loan and related underlying Whole Loan and all interest thereon (exclusive of any default interest, late charges or prepayment premiums) contracted for complies with, or is exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

41.                               The underlying Whole Loan is not cross-collateralized or cross-defaulted with any other Indebtedness that is not also an underlying Whole Loan with respect to the related Mezzanine Loan that is a Purchased Asset.

42.                               The improvements located on the underlying Mortgaged Property are either not located in a federally designated special flood hazard area or, if so located, the Mortgagor is required to maintain or the Mortgagee maintains, flood insurance with respect to such improvements and such policy is in full force and effect in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

43.                               All escrow deposits and payments required pursuant to the Mezzanine Loan and underlying Whole Loan (including capital improvements and environmental remediation reserves) to be deposited with Seller in accordance with the Purchased Asset Documents have been so deposited, are in the possession, or under the control, of Seller or its agent and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits that are required to be escrowed with Seller under the related Purchased Asset Documents are being conveyed by Seller to Buyer or its servicer and identified as such with appropriate detail.  Any and all requirements under the underlying Whole Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose,

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which requirements were to have been complied with on or before the Purchase Date, have been complied with in all material respects or the funds so escrowed have not been released.  No other escrow amounts have been released except in accordance with the terms and conditions of the related Purchased Asset Documents.

44.                               With respect to each related underlying Whole Loan, the related Mortgagor, or the related lessee, franchisor or operator was in possession of all material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals then required for the use and operation of the related underlying Mortgaged Property by the related Mortgagor, other than any licenses, permits and authorizations the failure to possess of which would not have a material adverse effect on the use or value of the underlying Mortgaged Property.  The underlying Purchased Asset Documents require the borrower to maintain all such material licenses, permits, franchises, certificates of occupancy, consents and authorizations and approvals.  The underlying Purchased Asset Documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related underlying Mortgaged Property is located.

45.                               With respect to the Mezzanine Loan and related Whole Loan, the origination (or acquisition, as the case may be), servicing and collection practices used with respect to such Mezzanine Loan and related underlying Whole Loan have been in all respects legal and have met customary industry standards for servicing of mezzanine loans and commercial mortgage loans.

46.                               With respect to each related underlying Whole Loan, except for Mortgagors under underlying Whole Loans secured in whole or in part by a Ground Lease, the related Mortgagor (or its affiliate) has title in the fee simple interest in each related underlying Mortgaged Property.

47.                               The Purchased Asset Documents for such underlying Whole Loan provide that such underlying Whole Loan is non-recourse to the related Mortgagor except that the underlying Whole Loan becomes full recourse to the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related underlying Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the underlying Mortgaged Property or equity interests in Mortgagor made in violation of the Purchased Asset Documents.  Furthermore, the Purchased Asset Documents for each underlying Whole Loan provide for recourse against the Mortgagor and/or guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related underlying Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) any Mortgagor’s misappropriation of rents, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or willful misrepresentation; (iii) willful misconduct, fraud or material misrepresentation by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Purchased Asset Documents; or (v) commission of material physical waste at the underlying Mortgaged Property.

Sch. 1(c)-17

48.                               Subject to the exceptions set forth in paragraph (13) and upon possession of the underlying Mortgaged Property as required under applicable state law, any assignment of leases set forth in the Mortgage related to such Mezzanine Loan or separate from the related Mortgage and related to and delivered in connection with each underlying Whole Loan establishes and creates a valid, first priority and enforceable collateral assignment of, or a valid first priority and enforceable lien and security interest in, the related Mortgagor’s interest in all leases, subleases, licenses or other agreements pursuant to which any person is entitled to occupy, use or possess all or any portion of the real property, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).  The related Mortgage or related assignment of leases, subject to applicable law and to bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditors’ rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law), provides that, upon an event of default under such underlying Whole Loan, the beneficiary thereof is permitted to seek the appointment of a receiver for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

49.                               With respect to any Whole Loan related to such Mezzanine Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, with respect to each related underlying Whole Loan, any prepayment premium and yield maintenance charge constitutes a “customary prepayment penalty” within the meaning of Treasury Regulations Section 1.860G-1(b)(2).

50.                               If any related underlying Whole Loan contains a provision for any defeasance of mortgage collateral, such underlying Whole Loan permits defeasance (1) with respect to any Whole Loan related to such Mezzanine Loan identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible, no earlier than two years after any securitization of the underlying Whole Loan and (2) only with substitute collateral constituting “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(i) in an amount sufficient to make all scheduled payments under the related Mortgage Note when due.  If the underlying Whole Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released and the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption.  If the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the underlying Whole Loan secured by defeasance collateral is required to be assumed by a Single-Purpose Entity.  No related underlying Whole Loan was originated with the intent to collateralize a REMIC offering with obligations that are not real estate mortgages.  In addition, if the Mortgage related to any such underlying Whole Loan contains such a defeasance provision, it provides (or otherwise contains provisions pursuant to which the holder can require) that an opinion be provided to the effect that such holder has a first priority perfected security interest in the defeasance collateral.  The related

Sch. 1(c)-18

underlying Purchased Asset Documents permit the lender to charge all of its expenses associated with a defeasance to the Mortgagor (including rating agencies’ fees (if the Whole Loan related to such Mezzanine Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), accounting fees and attorneys’ fees), and provide that the related Mortgagor must deliver (or otherwise, the underlying Purchased Asset Documents contain certain provisions pursuant to which the lender can require) (a) an accountant’s certification as to the adequacy of the defeasance collateral to make payments under the related underlying Whole Loan for the remainder of its term, (b) an opinion of counsel that the defeasance will not cause any holder to lose its status as a REMIC (if the Whole Loan related to such Mezzanine Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible), and (c) assurances from each applicable Rating Agency that the defeasance will not result in the withdrawal, downgrade or qualification of the ratings assigned to any certificates backed by the related underlying Whole Loan if the Whole Loan related to such Mezzanine Loan is identified in writing by Seller to Buyer on or before the related Purchase Date as being REMIC eligible).

51.                               To the extent required under applicable law as necessary for the enforceability or collectability of the underlying Whole Loan, each holder of the related Mortgage Note was authorized to do business in the jurisdiction in which the related underlying Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such underlying Whole Loan.

52.                               Neither the holder of the Mezzanine Loan (the “Mezzanine Lender”) nor any affiliate thereof has any obligation to make any capital contributions to the Mezzanine Borrower under the Mezzanine Loan or to the Mortgagor under the underlying Whole Loan.  Neither the Mezzanine Lender nor any affiliate thereof has no obligation to make loans to, make guarantees on behalf of, or otherwise extend credit to, or make any of the foregoing for the benefit of, the Mezzanine Borrower under the Mezzanine Loan or to the Mortgagor under the underlying Whole Loan or any other person under or in connection with the Mezzanine Loan or the underlying Whole Loan.

53.                               With respect to each related underlying Whole Loan, each related underlying Mortgaged Property constitutes one or more complete separate tax lots (or the related Mortgagor has covenanted or applied to obtain separate tax lots and a Person has indemnified the Mortgagee for any loss suffered in connection therewith or an escrow of funds in an amount sufficient to pay taxes resulting from a breach thereof has been established) or is subject to an endorsement under the related title insurance policy.

54.                               An Appraisal of the related underlying Mortgaged Property was conducted in connection with the origination of the underlying Whole Loan; with an appraisal date within 6 months of the underlying Whole Loan origination date and within 12 months of the Purchase Date.  The Appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and had no interest, direct or indirect, in the underlying Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the underlying Whole Loan. Such Appraisal satisfied in all material respects the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, as in effect on the date such underlying Whole Loan was originated.

Sch. 1(c)-19

55.                               With respect to each related underlying Whole Loan, the related Purchased Asset Documents require the Mezzanine Borrower to provide the Mezzanine Lender with certain financial information at the times required under such Purchased Asset Documents.

56.                               Each underlying Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, and (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the underlying Mortgaged Property.

57.                               With respect to each related underlying Whole Loan that is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interests in such underlying Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants the following with respect to the related Ground Lease:

(i)                                     Such Ground Lease or a memorandum thereof has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction, and such Ground Lease permits the interest of the lessee thereunder to be encumbered by the Mortgage related to such Mezzanine Loan or, if consent of the lessor thereunder is required, it has been obtained prior to the related Purchase Date.  The Ground Lease does not restrict the use of the related underlying Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage.  No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related Underwriting Package.

(ii)                                  Upon the foreclosure of the underlying Whole Loan (or acceptance of a deed in lieu thereof), the Mortgagor’s interest in such Ground Lease is assignable to the Mortgagee under the leasehold estate and its assigns without the consent of the lessor thereunder and in the event it is so assigned, it is further assignable by the holder of the underlying Whole Loan and its successors and assigns without the consent of the lessor.

(iii)                               Such Ground Lease may not be amended, modified, canceled or terminated without the prior written consent of the Mortgagee.

(iv)                              Seller has not received any written notice of default under or notice of termination of such Ground Lease.  Such Ground Lease is in full force and effect, there is no material default under such Ground Lease, and no condition which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default under such Ground Lease.

(v)                                 The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give notice of any default by the lessee to the Mortgagee.  The Ground Lease or ancillary agreement further provides that no notice given is effective against the Mortgagee

Sch. 1(c)-20

unless a copy has been given to the Mortgagee in a manner described in the Ground Lease or ancillary agreement and requires that the ground lessor will supply an estoppel.

(vi)                              The Ground Lease (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, subject, however, to only Permitted Liens and the Title Exceptions and the related fee interest of the ground lessor or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the underlying Mortgaged Property is subject.

(vii)                           A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease) to cure any curable default under such Ground Lease before the lessor thereunder may terminate such Ground Lease.

(viii)                        Such Ground Lease has an original term (together with any extension options, whether or not currently exercised, set forth therein all of which can be exercised by the Mortgagee if the Mortgagee acquires the lessee’s rights under the Ground Lease) that extends not less than twenty (20) years beyond the stated maturity date of the underlying Whole Loan.

(ix)                              Under the terms of such Ground Lease, any estoppel or consent letter received by the Mortgagee from the lessor, and the related Mortgage, taken together, any related insurance proceeds or condemnation award (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking) will be applied either to the repair or restoration of all or part of the related underlying Mortgaged Property, with the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment or defeasance of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest (except in cases where a different allocation would not be viewed as commercially unreasonable by any commercial mortgage lender, taking into account the relative duration of the Ground Lease and the related Mortgage and the ratio of the market value of the related underlying Mortgaged Property to the outstanding principal balance of such underlying Whole Loan).

(x)                                 Under the terms of the Ground Lease and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related underlying Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the underlying Whole Loan, together with any accrued interest

(xi)                              The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial lender.

(xii)                           The ground lessor under such Ground Lease is required to enter into a new lease with Seller upon termination of the Ground Lease for any reason, including the rejection of the Ground Lease in bankruptcy.

(xiii)                        The ground lessor consented to and acknowledged that (i) the Mezzanine Loan is permitted / approved, (ii) any foreclosure of the Mezzanine Loan and related change in

Sch. 1(c)-21

ownership of the ground lessee will not require the consent of the ground lessor or constitute a default under the ground lease, (iii) copies of default notices would be sent to Mezzanine Lender and (iv) it would accept cure from Mezzanine Lender on behalf of the ground lessee.

58.                               The Purchased Asset Documents for each underlying Whole Loan that is secured by a hospitality property operated pursuant to a franchise agreement include an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Mortgagee against such franchisor, either directly or as an assignee of the originator.  The Mortgage related to such Mezzanine Loan or related security agreement for each underlying Whole Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

59.                               It being understood that B notes secured by the same Mortgage as an underlying Whole Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related underlying Mortgaged Property (other than Permitted Liens, Title Exceptions, taxes and assessments, mechanics’ and materialmen’s liens and equipment and other personal property financing).  Except as specifically disclosed to Buyer in an Approved Representation Exception, there is no mezzanine debt related to the underlying Mortgaged Property other than the Mezzanine Loan.

60.                               With respect to each underlying Whole Loan, each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) and annual rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each underlying Whole Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the underlying Mortgaged Properties on a combined basis and (ii) for each underlying Whole Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

61.                               With respect to each underlying Whole Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each other underlying Whole Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy.  With respect to each underlying Whole Loan, the related Purchased Asset Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related

Sch. 1(c)-22

thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

62.                               Each underlying Whole Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the underlying Whole Loan is outstanding.  Both the Purchased Asset Documents and the organizational documents of the Mortgagor with respect to each underlying Whole Loan with a Purchase Date principal balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each underlying Whole Loan with a Purchase Date principal balance of $50 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor.  For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the underlying Whole Loan has a Purchase Date principal balance equal to $5 million or less, its organizational documents or the related Purchased Asset Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the underlying Mortgaged Properties securing the underlying Whole Loans and prohibit it from engaging in any business unrelated to such underlying Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Purchased Asset Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such underlying Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Purchased Asset Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for an underlying Whole Loan that is cross-collateralized and cross-defaulted with the related underlying Whole Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

63.                               Each underlying Whole Loan bears interest at a rate that remains fixed throughout the remaining term of such underlying Whole Loan (which for the avoidance of doubt, may include a spread over a benchmark rate (e.g., LIBOR)), except in the case of ARD loans and situations where default interest is imposed.

64.                               The origination practices of Seller (or the related originator if Seller was not the originator), with respect to the Mezzanine Loan and each underlying Whole Loan, complied in all material respects with the terms, conditions and requirements of, as appropriate, all of Seller’s or such party’s origination, due diligence standards and/or practices for similar mezzanine and commercial and multifamily mortgage loans, as applicable, and, in each such case, otherwise complied with all applicable laws and regulations.

65.                               Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related underlying Whole Loan.  Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each underlying Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related underlying Whole Loan.  The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the underlying Mortgaged Property was owned, operated or

Sch. 1(c)-23

constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time.

66.                               Seller has obtained an organizational chart or other description of each Mezzanine Borrower and related Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) and all owners that hold a 10% or greater (for foreign owners) or a 20% or greater share (for domestic) direct ownership share (i.e., the “Major Sponsors”). Based solely on the searches performed by Seller in connection with the related Mezzanine and the related underlying Whole Loan, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

67.                               With respect to each underlying Whole Loan secured by retail, office or industrial properties, Seller requested the related Mortgagor to obtain estoppels from each commercial tenant with respect to the Certified Rent Roll.  With respect to each underlying Whole Loan predominantly secured by a retail, office or industrial property leased to a single tenant, Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related underlying Whole Loan, and each such estoppel indicated (x) the related lease is in full force and effect and (y) there exists no default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.  With respect to each underlying Whole Loan predominantly secured by a retail, office or industrial property, Seller has received lease estoppels executed within 90 days of the origination date of the related underlying Whole Loan that collectively account for at least 65% of the in-place base rent for the underlying Mortgaged Property or set of cross-collateralized properties that secure an underlying Whole Loan that is represented on the rent roll.  Each rent roll indicated that (x) each lease is in full force and effect and (y) there exists no material default under any such related lease that represents 20% or more of the in-place base rent for the underlying Mortgaged Property or set of cross-collateralized properties either by the lessee thereunder or by the related Mortgagor, subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

68.                               Seller has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA PATRIOT Act of 2001 with respect to the origination of the Mezzanine Loan and, if applicable, the underlying Whole Loan.

69.                               To Seller’s knowledge, no default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or junior or senior to the interests of the holder of such Mezzanine Loan or with respect to any underlying Whole Loan or other indebtedness in respect of the related underlying Mortgaged Property and there is no provision in any agreement related to any such lien, interest or loan which would provide for any increase in the principal amount of any such lien, other interest or loan.

70.                               To Seller’s knowledge, the representations and warranties made by the Mezzanine Borrower in the Purchased Asset Documents were true and correct in all material

Sch. 1(c)-24

respects as of the date such representations and warranties were stated to be true therein, and there has been no adverse change with respect to the Mezzanine Borrower that would render any such representation or warranty not true or correct in any material respect as of the Purchase Date.

71.                               The collateral pledged in respect of such Mezzanine Loan is secured by a pledge of equity ownership interests in the related borrower under the underlying Whole Loan that is senior to the Mezzanine Loan or a direct or indirect owner of the related borrower and the security interest created thereby has been fully perfected in favor of Seller as the Mezzanine Lender.

72.                               Seller’s security interest in the Mezzanine Loan is covered by a UCC-9 insurance policy (the “UCC-9 Policy”) in the maximum principal amount of the Mezzanine Loan insuring that the related pledge is a valid first priority lien on the collateral pledged in respect of such Mezzanine Loan, subject only to the exceptions stated therein (or a pro forma title policy or marked up title insurance commitment on which the required premium has been paid exists which evidences that such UCC-9 Policy will be issued), such UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, no material claims have been made thereunder and no claims have been paid thereunder, Seller has not done, by act or omission, anything that would materially impair the coverage under the UCC-9 Policy, and the UCC-9 Policy (or, if it has yet to be issued, the coverage to be provided thereby) inures to the benefit of Buyer without the consent of or notice to the insurer.  To the extent Seller was granted a security interest with respect to the Mezzanine Loan, such interest (i) was given for due consideration, (ii) has attached, (iii) is perfected, (iv) is a first priority Lien, and (v) has been appropriately assigned to Buyer by Seller.

73.                               There are no pending, planned or ongoing building renovations and/or tenant improvements on any portion of the Mortgaged Property.

“Ground Lease”:  A ground lease containing the following terms and conditions: (a) a remaining term (exclusive of any unexercised extension options) of thirty (30) years or more from the Purchase Date of the related Asset, (b) the right of the lessee to mortgage and encumber its interest in the leased property without the consent of the lessor or with such consent given, (c) the obligation of the lessor to give the holder of any mortgage lien on such leased property written notice of any defaults on the part of the lessee and agreement of such lessor that such lease will not be terminated until such holder has had a reasonable opportunity to cure or complete foreclosures, and fails to do so, (d) reasonable transferability of the lessee’s interest under such lease, including ability to sublease, and (e) such other rights customarily required by mortgagees making a loan secured by the interest of the holder of the leasehold estate demised pursuant to a ground lease.

“REMIC”:  A REMIC, as that term is used in the REMIC Provisions.

“REMIC Provisions”:  Sections 860A through 860G of the Code.

“Servicing File:”  A copy of the Underwriting Package and documents and records not otherwise required to be contained in the Underwriting Package that (i) relate to the origination and/or servicing and administration of the Mezzanine Loan and underlying Whole Loan, (ii) are

Sch. 1(c)-25

reasonably necessary for the ongoing administration and/or servicing of the Mezzanine Loan and underlying Whole Loan or for evidencing or enforcing any of the rights of the holder of the Mezzanine Loan and underlying Whole Loan or holders of interests therein and (iii) are in the possession or under the control of Seller, provided that Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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EXHIBIT A

FORM OF TRANSACTION REQUEST

[    ] [  ], 20[  ]

Wells Fargo Bank, National Association
One Wells Fargo Center
301 South College Street
MAC D1053-125, 12th Floor
Charlotte, North Carolina  28202

Attention:  Karen Whittlesey

Re:                             Master Repurchase and Securities Contract dated as of October 21, 2015, (the “Agreement”) between KREF Lending I LLC (“Seller”) and Wells Fargo Bank, National Association (“Buyer”)

Ladies and Gentlemen:

This is a Transaction Request (as this and other terms used but not defined herein are defined in the Agreement) delivered pursuant to Section 3.01 of the Agreement.  Seller hereby requests that Buyer enter into a Transaction upon the proposed terms set forth below.

Assets (including Class and Mortgaged Property):	As described in Appendix 1 hereto

Mortgaged Property Type:	As described in Appendix 1 hereto

Book Value:	As described in Appendix 1 hereto

Market Value:	$

Applicable Percentage:	%

Maximum Applicable Percentage:	%

Purchased Asset Documents:	As described in Appendix 1 hereto

Purchase Date:	[ ] [ ], 20[ ]

Repurchase Date:	[ ] [ ], 20[ ]

Purchase Price:	$

Except as specified in Appendix 1 hereto, on the Purchase Date for each Asset described in this Transaction Request, Seller will make all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset) with respect thereto.

Seller:

KREF Lending I LLC, a Delaware limited liability company

By:
Name:
Title:

Appendix 1 to Transaction Request

List of Eligible Assets requested to be purchased, to include, as applicable:

(a)	Transaction Name
(b)	Seller Loan Number
(c)	Class (Whole Loan, Senior Interest or Mezzanine Loan)
(d)	Lien Type
(e)	Property Type
(f)	Property Street Address
(g)	Property City, State, County, Zip Code
(h)	Appraised Value
(i)	Appraisal Firm
(j)	Appraisal Date
(k)	Original Balance
(l)	Seller Origination Balance as of Closing Date
(m)	Current Balance
(n)	Amortization
(o)	Balloon Amount
(p)	[Current] Interest Rate
(q)	Spread
(r)	Index (Ex: 1 mo LIBOR; [ ]%)
(s)	Next Interest Change Date
(t)	Next Payment Change Date
(u)	Interest Rate cap
(v)	Current Principal and Interest
(w)	Note Date
(x)	First Payment Due Date to Seller
(y)	Initial Maturity Date
(z)	Extended Maturity Date
(aa)	Current delinquency status
(bb)	Payment Type
(cc)	Payment Frequency
(dd)	Rate Change Frequency
(ee)	Original Principal and Interest
(ff)	Sponsor Name (including first name, if any)
(gg)	Borrowing Entity Name
(hh)	Open to Prepayment?
(ii)	Prepayment Penalty
(jj)	Current Debt Yield
(kk)	Current LTV/LTC
(ll)	Book Value
(mm)	Mortgaged Property Type

[Description of any exceptions to representations and warranties to be made by Seller in the related Confirmation]

EXHIBIT B

FORM OF CONFIRMATION

[    ] [  ], 20[  ]

Wells Fargo Bank, National Association
One Wells Fargo Center
301 South College Street
MAC D1053-053, 12th Floor
Charlotte, North Carolina  28202

Attention:  Karen Whittlesey

Re:                             Master Repurchase and Securities Contract dated as of October 21, 2015, (the “Agreement”) between KREF Lending I LLC (“Seller”) and Wells Fargo Bank, National Association (“Buyer”)

Ladies and Gentlemen:

This is a Confirmation (as this and other terms used but not defined herein are defined in the Agreement) executed and delivered by Seller and Buyer pursuant to Section 3.01 of the Agreement.  Seller and Buyer hereby confirm and agree that as of the Purchase Date and upon the other terms specified below, Seller shall sell and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in, to and under the Purchased Assets listed in Appendix 1 hereto.

Purchased Assets (including Class and Mortgaged Property):	As described in Appendix 1 hereto

Mortgaged Property Type:	As described in Appendix 1 hereto

Book Value:	As described in Appendix 1 hereto

Market Value:	$

Applicable Percentage:	%

Maximum Applicable Percentage:	%

Pricing Margin:	%

Future Funding Amount (if applicable, and subject to approval in Buyer’s sole

discretion pursuant to Section 3.10 of the Agreement):	$

Seller’s total future funding obligations:	$

Purchased Asset Documents:	As described in Appendix 1 hereto

Purchase Date:	[ ] [ ], 20[ ]

Repurchase Date:	[ ] [ ], 20[ ]

Purchase Price:	$

Seller hereby certifies as follows, on and as of the above Purchase Date with respect to each Purchased Asset described in this Confirmation:

1.                                      All of the conditions precedent in Article 6 of the Agreement have been satisfied.

2.                                      Except as specified in Appendix 1 hereto, Seller will make all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset).

Seller:

KREF Lending I LLC, a Delaware limited liability company

By:
Name:
Title:

Buyer:

Acknowledged and Agreed:

Wells Fargo Bank, National Association

By:
Name:
Title:

Appendix 1 to Confirmation

List of Purchased Assets, including, as applicable:

(a)	Transaction Name
(b)	Seller Loan Number
(c)	Class (Whole Loan, Senior Interest or Mezzanine Loan)
(d)	Lien Type
(e)	Property Type
(f)	Property Street Address
(g)	Property City, State, County, Zip Code
(h)	Appraised Value
(i)	Appraisal Firm
(j)	Appraisal Date
(k)	Original Balance
(l)	Seller Origination Balance as of Closing Date
(m)	Current Balance
(n)	Amortization
(o)	Balloon Amount
(p)	[Current] Interest Rate
(q)	Spread
(r)	Index (Ex: 1 mo LIBOR; [ ]%)
(s)	Next Interest Change Date
(t)	Next Payment Change Date
(u)	Interest Rate cap
(v)	Current Principal and Interest
(w)	Note Date
(x)	First Payment Due Date to Seller
(y)	Initial Maturity Date
(z)	Extended Maturity Date
(aa)	Current delinquency status
(bb)	Payment Type
(cc)	Payment Frequency
(dd)	Rate Change Frequency
(ee)	Original Principal and Interest
(ff)	Sponsor Name (including first name, if any)
(gg)	Borrowing Entity Name
(hh)	Open to Prepayment?
(ii)	Prepayment Penalty
(jj)	Current Debt Yield
(kk)	Current LTV/LTC
(ll)	Book Value
(mm)	Mortgaged Property Type

[Description of any exceptions to representations and warranties made by Seller in the Confirmation]

EXHIBIT C

FORM OF ACCOUNT CONTROL AGREEMENT

Execution Version

CONTROLLED ACCOUNT AGREEMENT
(Waterfall Account and Servicer Account)

CONTROLLED ACCOUNT AGREEMENT (this “Agreement”) is entered into as of October 21, 2015 by and among KREF LENDING I LLC, a Delaware limited liability company (“Debtor”), Wells Fargo Bank, National Association, as Secured Party (in such capacity, “Secured Party”), and Wells Fargo Bank, National Association, a national banking association (“Bank”) with respect to the following.  Defined terms used in this Agreement but not otherwise defined in this Agreement shall have the respective meanings given to such terms in the Repurchase Agreement (as defined below).

A.            Pursuant to that certain Master Repurchase and Securities Contract, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) between Debtor, as Seller, and Secured Party, as Buyer, and in support of the Repurchase Obligations under the Repurchase Agreement, Debtor granted in favor of Secured Party, a security interest in (i) deposit account number ##########, established by and maintained at Bank (the “Waterfall Account”), and (ii) deposit account number ###-#######, established by and maintained at Bank (the “Servicer Account” and, together with the Waterfall Account, the “Controlled Accounts”) and in all amounts, including all writings and other records that are instruments that are from time-to-time on deposit in the Controlled Accounts (“Instruments”) as defined in Section 9-102(a)(47) of the Uniform Commercial Code as in effect in the State of New York (the “UCC”).

B.            Debtor, Secured Party and Bank are entering into this Agreement to evidence and perfect Secured Party’s security interest in the Controlled Accounts and to provide for the disposition of Instruments that are, from time to time, on deposit in the Waterfall Account.

C.            The Waterfall Account is a “deposit account” within the meaning of Section 9-102(a) of the Uniform commercial Code, as amended from time to time, as in effect in the State of New York.

Accordingly, Debtor, Secured Party and Bank agree as follows:

1.             (a) Bank shall establish on its books and records, and thereafter so maintain, the Controlled Accounts in the name of Debtor (with such additional descriptive detail as Debtor shall designate to Bank), subject to the security interest granted by Debtor in favor of Secured Party pursuant to this Agreement, as perfected hereby.  Bank is hereby authorized to follow its usual operating procedures with respect to the administration of the Controlled Accounts and the handling of any Instruments, except as such usual operating procedures are modified by this Agreement.

(b)           This Agreement evidences Secured Party’s control within the meaning of Section 9-104(a)(2) of the UCC over the Controlled Accounts.  Notwithstanding anything to the contrary herein, or in any agreement between Debtor and Bank pertaining to the Controlled Accounts, the parties agree that Bank will comply with all instructions originated by Secured Party

WF — KKR — Controlled Account Agreement

directing the disposition of the funds in the Controlled Accounts (including, without limitation, instructions concerning the disposition of all Instruments), from time-to-time, on deposit therein without further consent of Debtor or any other person.

(c)           Debtor represents and warrants to Secured Party and Bank that it has not assigned or granted a security interest in any Controlled Account or any Instruments deposited therein, except to Secured Party.

(d)           Bank has not entered into and, until the termination of the Repurchase Agreement, will not enter into, any agreement with any other person relating to any Controlled Account or the Instruments credited thereto or funds held in any Controlled Account pursuant to which it has agreed, or will agree, to comply with orders or instructions of such other person.

2.             Neither Debtor nor any other Person shall have any right to make any withdrawals from any Controlled Account at any time, except for such withdrawals as may be specifically authorized in writing by Secured Party; provided, however, that unless and until instructed otherwise by Secured Party, no approval of Secured Party shall be necessary in order to transfer funds directly from the Servicer Account to the Waterfall Account at the direction of Servicer as provided in the second following sentence.  All withdrawals or disbursements from, and deposits to the Controlled Accounts shall be made in accordance with the terms of the Repurchase Agreement or as otherwise directed in writing by Secured Party.  All income received in respect of the Purchased Assets, shall be deposited directly into the Servicer Account and such Income shall be transferred by Servicer from the Servicer Account into the Waterfall Account within two (2) Business Days of receipt thereof.  All such Income, once deposited in the Waterfall Account, shall be applied and remitted by Bank pursuant to Article 5 of the Repurchase Agreement.

3.             Bank agrees it shall not offset, charge, deduct or otherwise withdraw funds from the Controlled Accounts, except as permitted by Section 4 below, until it has been advised in writing by Secured Party that all of Debtor’s Repurchase Obligations have been paid in full.  In the event that Bank has or hereafter obtains by agreement, operation of law or otherwise a security interest in any Controlled Account or the Instruments credited to any Controlled Account or funds held in any Controlled Account, Bank hereby agrees that such security interest shall be subordinate to the security interest of Secured Party.  Secured Party shall notify Bank promptly in writing upon payment in full of Debtor’s Repurchase Obligations.

4.             Bank is permitted to charge the Waterfall Account:

(a)           for its standard and customary fees and charges relating to the Controlled Accounts and or associated with the performance of its obligations under this Agreement; and

(b)           in the event that any Instruments on deposit in any Controlled Account is returned unpaid for any reason.

5.             If the balances in the Waterfall Account are not sufficient to compensate Bank for any standard and customary fees or charges due and payable to Bank in connection with this Agreement or to pay Bank for any Instruments returned unpaid, Debtor agrees to pay Bank upon written demand therefore, the amount due to Bank.  It is a breach of this Agreement by Debtor

3

if it has not paid to Bank, within five (5) Business Days after the date of any demand for payment hereunder, the amount due and payable to Bank.

6.             Resignation of Bank.

(a)           Bank shall have the right to resign as Bank hereunder upon thirty (30) days prior written notice to Debtor and Secured Party, and in the event of such resignation, Debtor shall appoint a successor bank which must be an Eligible Institution (as defined below) and be approved by Secured Party in its reasonable discretion.

(b)           In connection with any resignation by Bank, the resigning bank shall, at the sole cost of Debtor, (A) duly assign, transfer and deliver to the successor bank this Agreement and all funds and Instruments held by it hereunder, (B) execute such instruments as may be necessary to give effect to such succession and (C) take such other actions as may be reasonably required by Debtor or the successor bank in connection with the foregoing.

(c)           At any time Bank fails to meet the requirements of an Eligible Institution, Secured Party may require Debtor to designate a substitute for Bank.  Debtor shall designate a substitute for Bank, which meets the requirements of an Eligible Institution, within thirty (30) days after Secured Party’s request, and the substitute designated by Debtor shall be subject to the approval of Secured Party, not to be unreasonably withheld, conditioned or delayed.  If Debtor fails to designate a substitute for Bank within thirty (30) days or if the substitute does not meet the requirements of an Eligible Institution in Secured Party’s reasonable judgment, then Secured Party may designate a substitute for Bank, subject to the reasonable approval of Debtor, which substitute meets the requirements of an Eligible Institution and has agreed to serve as the Bank pursuant to this Agreement, in such case, such substitute designated by Secured Party shall be deemed the Bank.

(d)           For the purposes of this Agreement, “Eligible Institution” shall mean Secured Party; or a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).  Bank has no duty to inform Secured Party or Debtor whether it is or is not an Eligible Institution.

7.             (a) Bank will not be liable to Debtor or Secured Party for any expense, claim, loss, damage or cost (“Damages”) arising out of or relating to its performance under this Agreement other than those Damages which result directly from its acts or omissions constituting negligence, fraud or willful misconduct.

(b)           In no event will Bank be liable for any special, indirect, exemplary or consequential damages, including but not limited to, lost profits.

(c)           Bank will be excused from failing to act or delay in acting, and no such failure or delay shall constitute a breach of this Agreement or otherwise give rise to any liability of Bank, if (i) such failure or delay is caused by circumstances beyond Bank’s reasonable control,

4

including but not limited to legal constraint, emergency conditions, action or inaction of governmental, civil or military authority, fire, strike, lockout or other labor dispute, war, riot, theft, flood, earthquake or other natural disaster, breakdown of public or private or common carrier communications or transmission facilities, equipment failure, or act, negligence or default of Debtor or Secured Party or (ii) such failure or delay resulted from Bank’s reasonable belief that the action would have violated any guideline, rule or regulation of any governmental authority.

8.             Debtor shall indemnify Bank against, and hold it harmless from, any and all liabilities, claims, costs, expenses and damages of any nature (including but not limited to reasonable attorney’s fees and any standard and customary fees and expenses incurred in enforcing this Agreement) in any way arising out of or relating to disputes or legal actions concerning Bank’s performance under this Agreement or with respect to the Controlled Accounts or any amounts or Instruments at any time on deposit therein.  This section does not apply to any liabilities, claims, costs, expenses and damages attributable to the negligence, fraud or intentional misconduct of Bank.  Debtor’s obligations under this section shall survive termination of this Agreement.

9.             Debtor and Secured Party each represent and warrant to Bank that (i) this Agreement constitutes its duly authorized, legal, valid, binding and enforceable obligation; (ii) the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereunder will not (A) constitute or result in a breach of its certificate or articles of incorporation or formation, by-laws, partnership agreement or limited liability company agreement, as applicable, or the provisions of any material contract to which it is a party or by which it is bound or (B) result in the violation of any law, regulation, judgment, decree or governmental order applicable to it; and (iii) all approvals and authorizations required to permit the execution, delivery, performance and consummation of this Agreement and the transactions contemplated hereunder have been obtained.

10.          Bank hereby represents and warrants to Secured Party and Debtor that (i) the Controlled Accounts have been established as set forth in Section 1 above and will be maintained in the manner set forth herein until the termination of this Agreement, and (ii) this Agreement is the valid and legally binding obligation of Bank.

11.          Debtor agrees that:

(a)           it cannot, and shall not, withdraw any amounts or Instruments from any Controlled Account until such time as Secured Party advises Bank in writing (a “Termination Notice”) that Secured Party no longer claims any interest in the Controlled Accounts and the amounts and Instruments deposited and to be deposited in the Controlled Accounts, which Termination Notice Secured Party shall deliver to Bank upon the payment in full of the Repurchase Obligations and the termination of the Repurchase Documents; and

(b)           at all times while the Repurchase Obligations remain outstanding, it shall not cause, permit or suffer to exist any Controlled Account to become subject to any other pledge, assignment, lien, charge or encumbrance of any kind, nature or description, other than Secured Party’s security interest pursuant to the Repurchase Agreement.

5

12.          Secured Party acknowledges and agrees that Bank has the right to charge the Waterfall Account from time-to-time, as set forth in this Agreement, as this Agreement may be amended or otherwise modified from time-to-time, for amounts due and payable to Bank hereunder and that Secured Party has no right to amounts so withdrawn by Bank.

13.          Bank will provide Secured Party and Debtor with a copy (which may be an electronic copy) of each statement prepared in respect of the Controlled Accounts.

14.          Debtor agrees to pay to Bank, upon receipt of Bank’s invoice, all reasonable out-of-pocket costs, expenses and attorneys’ fees (but not including the costs of any in-house legal services) incurred by Bank in connection with the enforcement of this Agreement and any instrument or agreement required hereunder, including but not limited to any such reasonable out-of-pocket costs, expenses and fees arising out of the resolution of any conflict, dispute, motion regarding entitlement to rights or rights of action, or other action to enforce Bank’s rights in a case arising under Title 11, United States Code.  Debtor agrees to pay Bank, upon receipt of Bank’s invoice, all reasonable out-of-pocket costs, expenses and attorneys’ fees (but not including the costs of any in-house legal services) incurred by Bank in the preparation and administration of this Agreement (including any amendments hereto or instruments or agreements required hereunder).

15.          Notwithstanding any of the other provisions in this Agreement, in the event of the commencement of a case pursuant to Title 11, United States Code, filed by or against Debtor, or in the event of the commencement of any similar case under then applicable federal or state law providing for the relief of debtors or the protection of creditors by or against Debtor, Bank may act as Bank deems reasonably necessary to comply with all applicable provisions of governing statutes and shall be held harmless from any claim of any of the parties for so doing.

16.          This Agreement may be amended only by a writing signed by Debtor, Secured Party and Bank.

17.          This Agreement may be executed in counterparts; all such counterparts shall constitute but one and the same agreement.

18.          Any written notice or other written communication to be given under this Agreement shall be addressed to each party at its address set forth on the signature page of this Agreement or to such other address as a party may specify in writing.  Except as otherwise expressly provided herein, any such notice shall be effective upon receipt.

19.          This Agreement controls in the event of any conflict between this Agreement and any other document or written or oral statement.  This Agreement supersedes all prior understandings, writings, proposals, representations and communications, oral or written, of any party relating to the subject matter hereof.

20.          Neither Debtor nor Bank may assign any of its respective rights under this Agreement without the prior written consent of the other parties, and any attempted assignment of this Agreement in violation of this Section 20 shall be null and void.  Secured Party may assign this Agreement to any assignee in connection with any permitted assignment of the Repurchase Agreement to such assignee pursuant to the terms of the Repurchase Agreement.  Debtor and Bank hereby consent to any such assignment.

6

21.          Nothing contained in the Agreement shall create any agency, fiduciary, joint venture or partnership relationship between Debtor, Secured Party and Bank.

22.          Bank, Secured Party and Debtor agree that Bank’s jurisdiction for purposes of Section 9-304 of the UCC shall be the State of New York.  THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

[signatures on following pages]

7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first above written.

KREF LENDING I LLC
(the “Debtor”)

By:	/s/ Patrick Mattson	Address for notices:
Name:	Patrick Mattson	9 West 57th Street, Suite 4200
Title:	Authorized Signatory	New York, NY 10019

Wells Fargo Bank, National Association
(the “Secured Party”)

By:	/s/ Allen Lewis	Address for notices:
Name:	Allen Lewis	301 S. College St, 12th Fl.
Title:	Director	MAC D1053-053
Charlotte, NC 28202

Wells Fargo Bank, National Association
(the “Bank”)

Address for notices:
By:	/s/ Allen Lewis	301 S. College St, 12th Fl.
Name:	Allen Lewis	MAC D1053-053
Title:	Director	Charlotte, NC 28202

WF — KKR — Controlled Account Agreement

EXHIBIT D-1

FORM OF CLOSING CERTIFICATE

FORM OF OFFICER’S CERTIFICATE

October [    ], 2015

I, Patrick Mattson, in my capacity as Chief Operating Officer and Secretary of KKR Real Estate Finance Trust Inc.,  a Maryland corporation, (the “General Partner”), which is the general partner of KKR Real Estate Finance Holdings L.P., a Delaware limited partnership (the “Guarantor”), which is the sole member of KREF Holdings I LLC, a Delaware limited liability company (the “Pledgor”), which is the sole member of KREF Lending I LLC, a Delaware limited liability company (the “Seller”) hereby certifies as follows:

Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Formation of the Seller, filed with the Secretary of State of the State of Delaware on August 12, 2015, and such Certificate of Formation is in full force and effect and has not been otherwise modified, amended or supplemented, except as set forth on Exhibit A.

Attached hereto as Exhibit B is a true, correct and complete copy of the Limited Liability Company Agreement of the Seller, dated as of the date hereof, and such Limited Liability Company Agreement is in full force and effect and has not been amended, modified or supplemented.

Attached hereto as Exhibit C is a true, correct and complete copy of the Certificate of Good Standing of the Seller, issued by the Secretary of State of Delaware on October 19, 2015.

Attached hereto as Exhibit D is a true, correct and complete copy of the Certificate of Formation of the Pledgor, filed with the Secretary of State of the State of Delaware on August 12, 2015, and such Certificate of Formation is in full force and effect and has not been otherwise modified, amended or supplemented, except as set forth on Exhibit D.

Attached hereto as Exhibit E is a true, correct and complete copy of the Limited Liability Company Agreement of the Pledgor dated as of the date hereof, and such Limited Liability Company Agreement is in full force and effect and has not been amended, modified or supplemented.

Attached hereto as Exhibit F is a true, correct and complete copy of the Certificate of Good Standing of the Pledgor, issued by the Secretary of State of Delaware on October 19, 2015.

Attached hereto as Exhibit G is a true, correct and complete copy of the Certificate of Limited Partnership of the Guarantor, filed with the Secretary of State of the State of Delaware on October 2, 2014, and such Certificate of Limited Partnership is in full force and has not been otherwise modified, amended or supplemented, except as set forth on Exhibit G.

Attached hereto as Exhibit H is a true, correct and complete copy of the Agreement of Limited Partnership of the Guarantor dated as October 8, 2014 as amended by that certain First Amendment to the Agreement of Limited Partnership of the Guarantor, dated as of January 23, 2015, and such Agreement of Limited Partnership is in full force and effect and has not been amended, modified or supplemented, except as set forth on Exhibit H.

Attached hereto as Exhibit I is a true, correct and complete copy of the Certificate of Good Standing of the Guarantor issued by the Secretary of State of Delaware on October 1, 2015.

Attached hereto as Exhibit J is a true, correct and complete copy of the Unanimous Written Consent of the Board of Directors of the General Partner, adopted as of the date hereof, and such Unanimous Written Consent has not been amended, modified or repealed in any respect, and all of the resolutions incorporated therein are in full force and effect on the date hereof.

Incumbency of Officers. The following named individuals are the Authorized Signatories of the General Partner, Seller and Pledgor and the signatures set forth opposite their names are their true and authentic signatures:

Name	Title	Signature
Christen (Chris) Lee	Co-Chief Executive Officer and Co-President

Matthew Salem	Co-Chief Executive Officer and Co-President

Patrick Mattson	Chief Operating Officer and Secretary

William Miller	Chief Financial Officer and Treasurer

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first written above.

KKR REAL ESTATE FINANCE TRUST INC., a
Maryland Corporation

By:
Name: Patrick Mattson
Title: Chief Operating Officer and Secretary

I,               , in my capacity as                   of the General Partner, hereby certify that                 is the duly appointed Chief Operating Officer and Secretary of the General Partner, and that the signature set forth immediately above is his genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first set forth above.

Name:
Title:

EXHIBIT D-2

FORM OF COMPLIANCE CERTIFICATE

[      ] [   ], 20[   ]

Wells Fargo Bank, National Association
One Wells Fargo Center
301 South College Street
MAC D1053-125, 12th Floor
Charlotte, NC  28202

Attention:  Karen Whittlesey

Re:                             Master Repurchase and Securities Contract dated as of October 21, 2015, (the “Agreement”) among KREF Lending I LLC (“Seller”) and Wells Fargo Bank, National Association (“Buyer”)

This Compliance Certificate is furnished pursuant to the above Agreement.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the respective meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

I am a duly elected Responsible Officer of Guarantor and Seller, as applicable.

All of the financial statements, calculations and other information set forth in this Compliance Certificate, including in any exhibit or other attachment hereto, are true, complete and correct as of the date hereof.

I have reviewed the terms of the Agreement and the Guarantee Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and financial condition of Seller and Guarantor during the accounting period covered by the financial statements attached hereto (or most recently delivered to Buyer if none are attached).

The examinations described in the preceding paragraph did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Compliance Certificate (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Attached as Exhibit 1 hereto are the financial statements required to be delivered pursuant to Section 8.08 of the Agreement (or, if none are required to be delivered as of the date of this Compliance Certificate, the financial statements most recently delivered pursuant to Section 8.08 of the Agreement), which financial statements, to the best of my knowledge after due inquiry, fairly and accurately present in all material respects, the consolidated financial condition and operations of Guarantor and the consolidated results of their operations as of the date or with respect to the period therein specified, determined in accordance with GAAP.

Attached as Exhibit 2 hereto are the calculations demonstrating Guarantor’s compliance with the financial covenants set forth in Section 9 of the Guarantee Agreement for the immediately preceding fiscal quarter.

To the best of Guarantor’s and Seller’s knowledge, each of Seller and Guarantor has, during the period since the delivery of the immediately preceding Compliance Certificate, observed or performed all of its covenants and other agreements in all material respects, and satisfied in all material respects every condition, contained in the Agreement and the other Repurchase Documents to be observed, performed or satisfied by it, and I have no knowledge of the occurrence during such period, or present existence, of any condition or event which constitutes an Event of Default or Default (including after giving effect to any pending Transactions requested to be entered into), except as set forth below.

Described below are the exceptions, if any, to the above paragraph, setting forth in detail the nature of the condition or event, the period during which it has existed and the action which Seller has taken, is taking, or proposes to take with respect to such condition or event:

The foregoing certifications, together with the financial statements, updates, reports, materials, calculations and other information set forth in any exhibit or other attachment hereto,  or otherwise covered by this Compliance Certificate, are made and delivered as of                    , 20  .

RESPONSIBLE OFFICER OF GUARANTOR:

Name: Title:

RESPONSIBLE OFFICER OF SELLER:

Name: Title:

Exhibit 1: Financial Statements
Exhibit 2: Financial Covenant Compliance Calculations

EXHIBIT E

FORM OF PURCHASED ASSET DATA SUMMARY

[Due from Seller]

EXHIBIT F

FORM OF ASSIGNMENT AND ACCEPTANCE

1.             Reference is made to the Master Repurchase and Securities Contract dated as of October 21, 2015, (the “Agreement”) by and between KREF Lending I LLC (“Seller”) and Wells Fargo Bank, National Association (“Buyer”).

2.             Wells Fargo Bank, National Association (“Assignor”) and                                               (“Assignee”) hereby agree as follows:

3.             Assignor hereby sells and assigns and delegates, without recourse except as to the representations and warranties made by it herein, to Assignee, and Assignee hereby purchases and assumes from Assignor, an interest in and to Assignor’s rights and obligations under the Agreement as of the Effective Date (as hereinafter defined) equal to the percentage interest specified on Schedule I hereto of all outstanding rights and obligations under the Repurchase Agreement (collectively, the “Assigned Interest”).

4.             Assignor:

(a)           hereby represents and warrants that its name set forth on Schedule I hereto is its legal name, that it is the legal and beneficial owner of the Assigned Interest and that such Assigned Interest is free and clear of any adverse claim;

(b)           other than as provided herein, makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the other Repurchase Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, the Repurchase Agreement or any of the other Repurchase Documents, or any other instrument or document furnished pursuant thereto; and

(c)           makes no representation or warranty and assumes no responsibility with respect to the financial condition of Seller or the performance or observance by Seller of any of its Obligations.

5.             Assignee:

(a)           confirms that it has received a copy of the Agreement, the other Repurchase Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance;

(b)           agrees that it will, independently and without reliance upon the Agent or any Buyer, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Repurchase Agreement;

(c)           represents and warrants that its name set forth on Schedule I hereto is its legal name;

(d)           agrees that, from and after the Effective Date, it will be bound by the provisions of the Agreement and the other Repurchase Documents and, to the extent of the Assigned Interest, it will perform in accordance with their terms all of the obligations that by the terms of the Repurchase Agreement are required to be performed by it as a Buyer; and

(e)           The effective date for this Assignment and Acceptance (the “Effective Date”) shall be the date specified on Schedule I hereto.

6.             As of the Effective Date, (a)  Assignee shall be a party to the Agreement and, to the extent of the Assigned Interest, shall have the rights and obligations of Buyer thereunder and (b)  Assignor shall, to the extent that any rights and obligations under the Agreement have been assigned and delegated by it pursuant to this Assignment and Acceptance, relinquish its rights (other than provisions of the Agreement and the other Repurchase Documents that are specified under the terms thereof to survive the payment in full of the Obligations) and be released from its obligations under the Agreement (and, if this Assignment and Acceptance covers all or the remaining rights and obligations of such Assignor under the Agreement, such Assignor shall cease to be a party thereto).

7.             Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

8.             This Assignment and Acceptance shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

9.             This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of Schedule I hereto in Portable Document Format (PDF) or by telecopier or facsimile transmission shall be effective as delivery of an originally executed counterpart of this Assignment and Acceptance.

IN WITNESS WHEREOF, each of Assignor and Assignee have caused Schedule I hereto to be executed by their respective officers thereunto duly authorized, as of the date specified thereon.

Schedule I
to
ASSIGNMENT AND ACCEPTANCE

Assignor:  Wells Fargo Bank, National Association

Assignee:

Effective Date:                     , 201

Assigned Purchase Price	$
Aggregate Purchase Price	$
Assigned Buyer Percentage		%
Outstanding Aggregate Purchase Amount	$
Outstanding Buyer Purchase Amount	$

Assignor:

Wells Fargo Bank, National Association, as Assignor
[Type or print legal name of Assignor]

By
Name:
Title:

Dated: , 201

Assignee:

, as Assignee [Type or print legal name of Assignee]

By:
Name:
Title:

Dated: ,

Address for Notices:

EXHIBIT G

FORM OF SERVICER NOTICE(1)

[DATE]

[SERVICER]
[ADDRESS]
Attention:

Re:                             Master Repurchase and Securities Contract, dated as of October 21, 2015, by and between WELLS FARGO BANK, NATIONAL ASSOCIATION (“Buyer”) and KREF LENDING I LLC (“Seller”) (as amended, restated, supplemented, or otherwise modified and in effect from time to time, the “Repurchase Agreement”); (capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Repurchase Agreement).

Ladies and Gentlemen:

[    ] (the “Servicer”) is servicing certain mortgage loan, mezzanine assets and/or participation interests sold by Seller to Buyer pursuant to the Repurchase Agreement (the “Purchased Assets”) pursuant to a servicing agreement dated as of [    ] between Servicer and Seller (as such agreement may be amended, modified and/or restated, the “Servicing Agreement”).

Servicer is hereby notified pursuant to this instruction letter that Seller is selling the Purchased Assets to Buyer on a “servicing released” basis pursuant to the Repurchase Agreement, and the Purchased Assets, together with all Servicing Rights with respect thereto, have been sold, transferred and assigned to Buyer pursuant to the Repurchase Agreement and, in connection therewith, the Purchased Assets and all Servicing Rights have also been pledged to Buyer.  The Servicing Agreement, together with all of Seller’s rights thereunder, including but not limited to the Servicing Rights, has been assigned to Buyer pursuant to the Repurchase Agreement, and Servicer acknowledges and consents to such assignment.  Notwithstanding the foregoing, Buyer has agreed to retain Servicer, as Servicer, for a term of 30 days, as may be extended in writing by Buyer for one or more additional 30-day periods, to service the Purchased Assets at Seller’s sole cost and expense for the benefit of Buyer pursuant to the Servicing Agreement and subject to the terms of this instruction letter.  Where there is a conflict between the Servicing Agreement and this instruction letter, as with respect to the servicing of, and Servicing Rights in connection with, the Purchased Assets, this instruction letter shall govern.  Servicer and Seller each agree that Buyer is and shall be an express third-party beneficiary of the Servicing Agreement.  Servicer hereby acknowledges that neither it nor any other Person, other than Buyer, owns or has any rights with respect to the Servicing Rights of the Purchased Assets.

(1)  Use for loans with a separate loan-level servicer.

Servicer agrees to and shall service the Purchased Assets pursuant to the Servicing Agreement and this instruction letter, and, except as otherwise provided herein and subject to the terms and conditions of the Repurchase Agreement, Buyer shall have all of the rights, but none of the duties or obligations (including, without limitation, any obligations regarding the payment of any fees, indemnification, costs, reimbursement or expenses) of Seller under the Servicing Agreement.  Servicer has been provided with, and has reviewed a copy of the Repurchase Agreement, in particular, Section 8.04 and Article 17 thereof, and agrees to take no action that would violate or is otherwise inconsistent with the requirements set forth in the Repurchase Agreement.

Servicer agrees to notify Buyer and Seller simultaneously in writing (a) of any payment default or material non-payment default with respect to any Purchased Asset (or any underlying Mortgage Loan), (b) if Servicer becomes aware that a loan file for any Purchased Asset is incomplete in any material respect, (c) if Servicer becomes aware that property insurance is not maintained on any mortgaged property securing a Purchased Asset (or any underlying Mortgage Loan) and/or (d) any other acts, omissions or events with respect to which notice is required to be given to any party pursuant to the Servicing Agreement.

Servicer agrees (a) to provide Buyer with copies of any notice, report or summary relating to the Purchased Assets prepared pursuant to the Servicing Agreement, as applicable, or prepared by any other Person as and when received by Servicer, and (b) upon the request of Buyer or its designee, to promptly provide Buyer or its designee a Servicing File for any month (or portion thereof) as requested by Buyer or its designee.

Servicer may, only with Buyer’s prior written consent, assign its rights, duties and/or obligations under the Servicing Agreement, or enter into subservicing agreements with sub-servicers for the servicing and administration of all or part of the Purchased Assets; provided that, Servicer will remain obligated and liable to Buyer for the servicing and administering of the Purchased Assets in accordance with the provisions of the Servicing Agreement and this instruction letter without diminution of any such duties and obligation or liability by virtue of any other subservicing agreement.

Servicer agrees to notify Buyer and Seller in writing whenever a borrower under a Purchased Asset requests any review or approval that would require Servicer to make a Material Modification, and Servicer further agrees that Servicer will not make any Material Modification, without Buyer’s prior written consent.

Notwithstanding anything to the contrary in the Servicing Agreement, Servicer hereby agrees, (a) to segregate all amounts collected on account of the Purchased Assets, (b) hold the Purchased Assets in trust for Buyer, and (c) within one (1) Business Day of the receipt thereof by Servicer, to remit all amounts required to be remitted to Seller pursuant to the Servicing Agreement in accordance with the wiring instructions provided below (the [“Servicer Account”](2)

(2)  Use if third-party Servicer is remitting to Wells as Servicer under the Repurchase Agreement.

[“Waterfall Account”](3)), or in accordance with any other instructions that may be delivered to Servicer by Buyer or its designee:

Bank:  Wells Fargo Bank, National Association
ABA #:          [              ]
Acct #: [              ]
Acct Name:       [              ]

Under no circumstances will Servicer remit any such amounts in accordance with any instructions delivered to Servicer by either Seller or any other Person (other than Buyer or Buyer’s designee), without Buyer’s prior written consent.

Servicer further agrees, upon their receipt of written notification (a “Default Notice”), from Buyer that an Event of Default has occurred and is continuing under the Repurchase Agreement (a “Seller Event of Default”), that, solely with respect to the Purchased Assets (i) Buyer or its designee shall assume all of the rights (but none of the duties and obligations) of Seller under the Servicing Agreement, except as otherwise provided herein, (ii) Servicer shall follow the instructions of Buyer or its designee with respect to the Purchased Assets and deliver to Buyer or its designee any information with respect to the Purchased Assets reasonably requested by Buyer or its designee and in accordance with the obligations of Servicer under the Servicing Agreement, (iii) Servicer shall not follow any instructions received from either Seller or any other Person (other than Buyer or Buyer’s designee) with respect to the Purchased Assets, (iv) Buyer may, in its sole discretion, sell its right to the Purchased Assets on a servicing released basis, and (v) Servicer shall treat this instruction letter as a separate and distinct servicing agreement between Servicer and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in Servicer’s favor (or the favor of any third party claiming through Servicer) under any other agreement or arrangement between Seller and Servicer or otherwise.  Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by Servicer or Seller, or any of their respective Affiliates, or otherwise owed to Servicer or Seller, or any of their respective Affiliates, at any time.

Servicer may rely and shall be protected in acting or refraining from acting upon any notice, request, consent, order, certificate, report, opinion or document (including, but not limited to, electronically confirmed facsimiles thereof) believed by it to be genuine and to have been signed or presented by the proper party or parties.  Servicer shall have no obligation to review or confirm that actions taken pursuant to the foregoing in accordance with this instruction letter comply with any other agreement or document to which it is not a party.  In particular, Servicer need not investigate whether Buyer is entitled under the Repurchase Agreement to give a Default Notice.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, all [Servicing Fees](4) (each as defined in the Servicing Agreement), and other unreimbursed costs and

(3)  Use if third-party Servicer is remitting directly into the Waterfall Account.

(4)  Insert all servicing fee definitions from Servicing Agreement.

expenses otherwise due and payable thereunder to Servicer shall not be withheld from Income prior to the remittance thereof to the [Servicer Account] [Waterfall Account].  Instead, all such amounts shall be deposited by Servicer as Income directly into the [Servicer Account] [Waterfall Account] and then paid to Servicer by Buyer in accordance with Article 5 of the Repurchase Agreement.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, any and all rights of Servicer to service some or all of the Purchased Assets shall automatically terminate upon (i) Servicer receiving a written termination notice from Buyer or its designee, or (ii) on the thirtieth (30th) day following the execution of this instruction letter, or if the term of this instruction letter is extended in writing by Buyer or its designee for the applicable additional thirty (30) day period, on the thirtieth (30th) day following the effective date of such extension (in each case, a “Servicing Termination”).  For the avoidance of doubt, all Servicing Rights belong to Buyer, and no such Servicing Rights are owned by Servicer or Seller in any respect; provided, however, the parties hereto agree that Buyer has granted a revocable license to Seller, as set forth in the Repurchase Agreement, to direct servicing.

In the event of a Servicing Termination, Servicer hereby agrees to (i) deliver to Buyer or its designee the funds in the [Collection Account](5) (as defined in the Servicing Agreement), net of all unpaid [Servicing Fees](6) (each as defined in the Sub-Servicing Agreement), and unreimbursed costs and expenses otherwise due and payable thereunder to Servicer under the Servicing Agreement, and the [Escrow Account](7) (as defined in the Servicing Agreement) and electronic copies of the Servicing Files and related documents and statements held by Servicer with respect to the applicable Purchased Assets so affected and account for all funds, (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee and (iii) direct any party liable for any payment under any such Purchased Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, sending “goodbye” letters.  The out-of-pocket third-party costs and expenses of such transfer shall be paid by Seller.  The transfer of servicing and such records by Servicer shall be in accordance with customary standards in the mortgage loan servicing industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the net amount of all escrows held for the related mortgagors.

Servicer acknowledges that Buyer or its designee has the right to perform continuing due diligence reviews with respect to the Purchased Assets and with respect to Servicer for purposes of verifying compliance with the representations, warranties and specifications made under the Repurchase Agreement or otherwise.  Servicer agrees that upon reasonable prior notice, Servicer shall provide reasonable access to Buyer or its designee and any of its agents, representatives or permitted assigns to the offices of Servicer during normal business hours and permit them to examine, inspect, and, at the expense of Buyer, make copies and extracts of the Servicing Files (as defined in the Sub-Servicing Agreement) and any and all documents, records,

(5)  Insert appropriate definition from Servicing Agreement.

(6)  Insert all servicing fee definitions from Servicing Agreement.

(7)  Insert appropriate definition from Servicing Agreement.

agreements, instruments or information relating to the Purchased Assets in the possession or under the control of Servicer.

The Servicing Agreement may not be amended or modified without the prior written approval of Buyer.  No provision of this letter may be amended, countermanded or otherwise modified without the prior written consent of Buyer.

Notices hereunder to Buyer, Seller and Servicer shall be delivered to the following addresses:

Buyer:

Wells Fargo Bank, National Association
One Wells Fargo Center
301 South College Street
MAC D1053-053, 12th Floor
Charlotte, North Carolina  28202

Seller:

KREF Lending I LLC
9 West 57th Street, Suite 4200
New York, New York 10019
Attention: Patrick Mattson
Email: ###############@kkr.com

With a copy to

Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Attention: John Cahill, Esq.
Email: ##########@paulhastings.com

Servicer:

[SERVICER]
[                            ]
[                            ]
[                            ]

This instruction letter shall be governed by the laws of the State of New York.

By countersigning below, each of Servicer acknowledges and agrees to the terms of this instruction letter.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt.

Very truly yours,

BUYER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

ACKNOWLEDGED AND AGREED TO:

SELLER:

KREF LENDING I LLC

By:
Name:
Title:

SERVICER:

[SERVICER]

By:
Name:
Title:

EXHIBIT H

POWER OF ATTORNEY

October 21, 2015

Know All Men by These Presents, that KREF LENDING I LLC, a Delaware limited liability company (“Seller”), does hereby appoint WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Buyer”), its attorney-in-fact to act in Seller’s name, place and stead in any way that Seller could do with respect to the enforcement of Seller’s rights under the Purchased Assets purchased by Buyer pursuant to the Master Repurchase and Securities Contract, dated as of October 21, 2015, among Buyer and Seller (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Repurchase Agreement”), and to take such other steps as may be necessary or desirable to enforce Buyer’s rights against such Purchased Assets to the extent that Seller is permitted by law to act through an agent.  Notwithstanding the foregoing or anything to the contrary contained in the Repurchase Agreement, prior to the occurrence and during the continuance of a Default or an Event of Default, Buyer may use this Power of Attorney only to the extent necessary or desirable to preserve and protect its interests in the Purchased Assets and other collateral under the Repurchase Agreement and the other Repurchase Documents and the perfection and priority thereof (other than registering the Purchased Assets in Buyer’s name or in the name of its nominee, unless such registration is required pursuant to any Requirement of Law).

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND SELLER, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

THIS POWER OF ATTORNEY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL SUCH TIME AS ALL OBLIGATIONS OF SELLER TO BUYER ARE FULLY AND IRREVOCABLY PERFORMED AND SATISFIED.  THIS POWER OF ATTORNEY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF Seller has caused this Power of Attorney to be executed as a deed on the date first written above.

KREF LENDING I LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT I

FORM OF SERVICING AGREEMENT

Execution Version

SERVICING AGREEMENT

by and among

KREF LENDING I LLC

SELLER

WELLS FARGO BANK, NATIONAL ASSOCIATION

BUYER

and

SITUS ASSET MANAGEMENT LLC

SERVICER

Dated as of October 21, 2015

Fixed or Adjustable Rate Multifamily/Commercial Loans and/or Mezzanine Loans

i

EXHIBITS

EXHIBIT A	INITIAL LOANS

EXHIBIT B	CRITICAL TO BOARD

EXHIBIT C	MONTHLY REMITTANCE REPORT

EXHIBIT D	SELLER’S INTERNAL REVENUE SERVICE FORM W-8 OR FORM W-9

ii

SERVICING AGREEMENT

Servicing Agreement (as amended from time to time, this “Agreement”), dated as of October 21, 2015, by and among KREF Lending I LLC, as seller (including any successor or assignee, the “Seller”), Wells Fargo Bank, National Association as buyer (including any successor or assignee, in such capacity, the “Buyer”) and Situs Asset Management LLC as servicer (including any successor or assignee, in such capacity, the “Servicer”).

W I T N E S S E T H

WHEREAS, the Seller, under that certain Master Repurchase and Securities Contract (as amended, modified, restated, replaced, waived, substituted, supplemented or extended from time to time, the “Master Contract”), dated October 21, 2015, by and between Seller as seller and Buyer as buyer, has agreed to sell, transfer and assign all the rights in and interests related to certain Loans (as defined herein) to the Buyer;

WHEREAS, the Buyer as owner of the Loans (including any and all Servicing Rights with respect thereto) has selected the Servicer under the Master Contract to service the Loans; and

WHEREAS, Seller has agreed to be responsible for certain fees and other obligations as provided in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which are hereby acknowledged, the Seller, the Buyer and the Servicer hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01          Definitions.

For purposes of this Agreement, the following capitalized terms, unless the context otherwise requires, shall have the respective meanings set forth below:

“Accepted Servicing Practices”:  The procedures that the Servicer follows in the servicing and administration of, and in the same manner in which, and with the same care, skill, prudence and diligence with which the Servicer services and administers, loans similar to the Loans, and giving due consideration to customary and usual standards of practice of prudent institutional multifamily and commercial mortgage lenders, loan servicers and asset managers and with a view to the maximization of timely recovery of principal and interest on the Loans but without regard to any potential conflict of interest arising from: (i) any relationship that the Servicer, any sub-servicer or any Affiliate of the Servicer may have with any Borrower or any Affiliate of any Borrower; (ii) the Servicer’s or any other sub-servicer’s obligations to make servicing advances with respect to the Mortgage Loans; (iii) the Servicer’s or any other sub-servicer’s right to receive compensation for its services hereunder or with respect to any particular transaction; or (iv) the ownership of any other loans by the Servicer or any Affiliate of the Servicer.

“Affiliate”:  (a) When used with respect to Seller, Pledgor, Guarantor, KKR REIT or Manager (as each of Pledgor, Guarantor, KKR REIT and Manager is defined in the Master Contract), (i) Intervening Holdco, KKR REIT and any Subsidiary of KKR REIT (as each such entity is defined in the Master Contract) that is also a direct or indirect parent of Seller, and (ii) Manager, and (b) with respect to any other specified Person, any other Person controlling or controlled by or under common control of such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by management contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Balloon Payment”:  With respect to any Loan that by its original terms provides for an amortization schedule extending beyond its Maturity Date or is interest-only, as of any date of determination, the Monthly Payment payable on the Maturity Date of such Loan.

“Borrower”:  The obligor or obligors on a Loan.  Defined as the “Underlying Obligor” in the Master Contract.

“Borrower Request”: As defined in Section 3.10(a) hereof.

“Business Day”:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the Buyer’s or the Servicer’s principal place of business, the State of North Carolina or the State of New York are authorized or obligated by law, regulation or executive order to be closed.

“Buyer Account”:  The “Waterfall Account” as defined in the Master Contract, an account of the Buyer at Wells Fargo Bank, National Association with the account:

Bank:     Wells Fargo Bank, NA

ABA:      ### ### ###

Acct:      ##########

Name:  KREF Lending I LLC

Attn:       Karen Whittlesey

or such other “Waterfall Account” as defined and, in accordance with, in the Master Contract as the Buyer may otherwise direct to the Servicer in writing at least two (2) Business Days prior to the related Servicer Remittance Date. The Seller has provided a copy of the Seller’s Internal Revenue Service, Request for Taxpayer Identification Number and Certification Form W-8 or Form W-9 (as applicable), to the Servicer, attached as Exhibit D.

“Commission”:  The Securities and Exchange Commission or any successor agency.

“Condemnation Proceeds”:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, in any case to the extent not applied to the restoration or repair of such Mortgaged

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Property or required to be released to a Borrower in accordance with the terms of applicable Law, the related Loan Documents or Accepted Servicing Practices.

“Corrected Loan”: Any Loan that had been a Defaulted Loan but has ceased to be a Defaulted Loan, so long as at that time no circumstance identified in the definition of Defaulted Loan currently exists that would cause the Loan to continue to be characterized as a Defaulted Loan.

“Critical To Board Package”:  With respect to each Loan, fully executed copies of the related documents and information on Exhibit B, as required by the Servicer.

“Custodial Agreement”:  As defined in the Master Contract.

“Custodian”: Wells Fargo Bank, National Association having a principal address at 1055 10th Avenue SE, Minneapolis, Minnesota 55414 or any successor or assignee appointed by the Buyer under the Custodial Agreement.

“Default”:  A “Default,” an “Event of Default,” a “Material Default” or an “Insolvency Event” (each such term as defined in the Master Contract) with respect to the Seller.

“Defaulted Asset”:  As defined in the Master Contract.

“Defaulted Loan”:  Any Loan as to which any of the following events have occurred and continue:

(a)           such Loan becomes a Defaulted Asset; or

(b)           in the reasonable business judgment of the Directing Party, there is (i) an event of default with respect to such Loan consisting of a failure to make a Monthly Payment or (ii) an imminent risk of or any other default that is likely to materially impair the use or marketability of the related Mortgaged Property or the value thereof as security for the repayment of the applicable Loan, which event of default or other default with respect to such Loan, in either case, is likely to remain unremedied for a period of sixty (60) days or more.

“Defaulted Loan Servicing Fee”:  Collectively, as appropriate, each of the fees set forth on the attached Exhibit E, determined in the manner set forth therein.  Notwithstanding the foregoing, the Seller and the Servicer may agree to subsequently modify the Defaulted Loan Servicing Fee, but only with the prior written approval of the Buyer.

“Determination Date”:  For each calendar month during the term of this Agreement, with respect to each Loan, four (4) Business Days prior to the 12th day of the month (or if such day is not a Business Day, the next following Business Day).

“Directing Party”:  During the occurrence and continuance of a Default, the Buyer; at any other time, the Seller.

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“Due Date”:  With respect to any Loan on or prior to its Maturity Date, the day of the month set forth in the Note or Loan Agreement on which each Monthly Payment thereon is scheduled to be due.

“Eligible Account”:  An account, which may bear interest and which may be a trust account, maintained by the Servicer with: (i)  a federal or state chartered depository institution or trust company, (x) with respect to deposits held for less than thirty (30) days in such account, the short-term deposits or other short-term unsecured debt obligations which are rated at least “A-1” by Standard and Poor’s Ratings Services, “P-1” by Moody’s Investors Service, Inc. and “F-1” by Fitch Inc. at the time of any deposit therein, or (y) otherwise acceptable to the Buyer as confirmed in writing; (ii) a federal or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to 12 C.F.R. § 9.10(b) or trust company acting in its fiduciary capacity; or (iii) Wells Fargo Bank, National Association.

“Escrow Account”:  As defined in Section 3.08(a) hereof.

“Escrow Payments”:  With respect to any Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, repair or maintenance reserves, and any other payments required to be escrowed by the Borrower with the mortgagee pursuant to the related Loan Documents.

“Events of Default”:  As defined in Section 6.01(a) and (b) hereof, as applicable.

“Initial Transfer Date”:  Shall be October 22, 2015.

“Initial Loans”:  The Loans that shall initially be serviced by the Servicer hereunder, as more fully described on Exhibit A.

“Insurance Proceeds”:  With respect to each Loan or Mortgaged Property, proceeds of any primary hazard insurance policy required to be maintained pursuant to Section 3.09 hereof, title insurance policy or any other insurance policy covering such Loan or the related Mortgaged Property, other than any proceeds to be applied to the restoration or repair of the related Mortgaged Property or required to be released to the related Borrower in accordance with applicable Law, the terms of the related Loan Documents or Accepted Servicing Practices.

“Law”:  Any judgment, order, decree, writ, injunction, award, statute, rule, regulation or requirement of any federal, state, local or other agency, commission, instrumentality, tribunal, governmental authority, arbitrator or court having or asserting jurisdiction over any particular Person, property or matter applicable to such particular Person, property or matter.

“Liquidation Proceeds”:  Cash received in connection with the final liquidation of a Defaulted Loan, whether through the sale or assignment of such Loan, trustee’s sale, foreclosure sale or otherwise or the sale of the related Mortgaged Property or Pledged Property if acquired in satisfaction of the Loan.

“Loan”:  (a) A mortgage loan or Participation Interest, including fixed rate or adjustable rate, secured by a property, and evidenced by one or more Notes and one or more Mortgages; or

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(b) a Mezz Loan; and that, in each case, is owned or purchased by the Buyer pursuant to the Master Contract, and is or becomes the subject of this Agreement.  Defined as “Asset” in the Master Contract.

“Loan Agreement”:  With respect to each Loan, the loan agreement (if any) entered into by and among the Seller (or the originator of such Loan or Participation Interest), any mezzanine noteholder, as applicable, and the related Borrower.

“Loan Documents”:  The Note, and as applicable, the Mortgage, Loan Agreement, Pledge Agreement, co-lender agreement, intercreditor agreement, security agreement, participation certificate, and any other document executed and delivered in connection with the origination or modification of a Loan.  Defined as the “Mortgage Loan Documents” in the Master Contract.

“Loan File”:  With respect to each Loan, the Loan Documents that are required to be held by the Custodian pursuant to the Custodial Agreement.

“Material Modification”:  As defined in the Master Contract.

“Maturity Date”:  With respect to any Loan as of any Determination Date, the date on which the final payment of principal is due and payable under the related Note or Loan Agreement, after taking into account all Principal Prepayments received prior to such Determination Date.

“Mezz Loan”:  A mezzanine loan evidenced by a promissory note or other evidence of indebtedness of the related Borrower and secured by Pledged Property.  To the extent no such Mezz Loan assets are permitted under the Master Contract, then there shall be no such assets serviced hereunder.

“Monthly Payment”:  With respect to any Loan and any Due Date, the scheduled monthly payment of principal and/or interest due on such Loan on such Due Date, including any Balloon Payment, which is payable by a Borrower from time to time under the related Note or Loan Agreement and applicable Law.

“Monthly Remittance Report”: With respect to each Loan, a monthly report prepared by the Servicer and substantially in the form attached hereto as Exhibit C.

“Mortgage”:  As to each Mortgage Loan, the mortgage, deed of trust or other instrument creating a lien on an estate in fee simple interest or leasehold interest in real property securing the related Note, together with all riders thereto and amendments thereof.

“Mortgage Loan”:  A Loan described in clause (a) of the definition of “Loan”.

“Mortgaged Property”:  The underlying property that secures a Mortgage Loan, in each case consisting of a parcel or parcels of land improved by a commercial (including a multifamily residential) building or facility, together with any improvements, personal property, fixtures, leases and other property or rights pertaining thereto.  Defined as the “Underlying Mortgaged Property” in the Master Contract.

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“Non-Exempt Person”:  Any Person other than a Person who either (i) is a U.S. Person or (ii) has provided to the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Internal Revenue Code of 1986, as amended from time to time and any successor statute, or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer to make such payments free of any obligation or liability for withholding.

“Note”:  The note or notes or other evidence of indebtedness of a Borrower under a Loan, together with all riders thereto and amendments thereof, including, without limitation, any Mezz Loan.

“Participation Interest”:  A senior participation interest or pari passu participation interest in a performing loan, as permitted under the Master Contract.

“Permitted Investments”:  Any one or more of the obligations and securities listed below that provides, in the case of the investment of funds in the Servicer Account, for a date of maturity not later than the first Business Day prior to the Servicer Remittance Date next following the date of investment or, in the case of the investment of funds in the Escrow Account, for a date of maturity not later than the first Business Day prior to the date on which payments are required to be made out of the Escrow Account; provided, however, that if such investment is an obligation of the institution that maintains the Servicer Account or the Escrow Account, as the case may be, then such Permitted Investment shall mature, in the case of the investment of funds in the Servicer Account, not later than the Servicer Remittance Date next following the date of such investment or, in the case of the investment of funds in the Escrow Account, the date on which payments are required to be made out of the Escrow Account:

(i)                                     direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii)                                  federal funds, demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) are rated “ P-1” by Moody’s Investors Service, Inc. and the long-term debt obligations of such depository institution, trust company or holding company, as applicable, are rated by at least two of the Rating Agencies in one of the three highest long-term rating categories;

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(iii)                               units of a taxable fund that have been rated by at least two of the Rating Agencies in one of its two highest rating categories; or

(iv)                              any other obligation or security acceptable to the Buyer;

provided, however, that no such instrument shall be a Permitted Investment if such instrument evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument, or (y) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

“Person”:  Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pledge Agreement”:  As to each Mezz Loan, the pledge agreement or other collateral document pursuant to which the related Borrower pledges the Pledged Property as security for such Mezz Loan.

“Pledged Property”:  As to each Mezz Loan, the direct or indirect equity interest in property owned by the related Borrower securing payment of such Mezz Loan.

“Prepayment Premium”:  Any premium, penalty or fee, including any yield maintenance charge or exit fee, paid or payable, as set forth in the related Note or Loan Agreement, by a Borrower in connection with a Principal Prepayment.

“Prime Rate”:  The “prime rate” as published by The Wall Street Journal.  If The Wall Street Journal ceases to publish the “prime rate”, then the Servicer shall select a comparable interest rate index.

“Principal Prepayment”:  Any payment or other recovery of principal on a Loan that is received in advance of its scheduled Due Date, including any Prepayment Premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

“Qualified Insurer”:  An insurance company: (a) with respect to any Loan, duly qualified as such under the laws of the state in which the related Mortgaged Property is located and that meets the minimum requirements, if any, set forth in the related Loan Documents; and (b) with respect to the Servicer errors and omissions insurance policy or fidelity bond, with a claim paying ability with any one (1) of the following ratings: (i) “A “ or better by Fitch Ratings, Inc., (ii) “A3” or better by Moody’s Investors Service, Inc., (iii) “A-” or better by Standard & Poor’s Ratings Services, (iv) “A (low)” or better by DBRS, Inc. or (v) “A:X” or better by A.M. Best Company; or (c) in either case, an insurance company not satisfying clause (a) or (b), but with respect to which a Rating Agency confirmation is obtained from a Rating Agency.

“Rating Agency”:  Each of Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Inc., or their respective successors.

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“Regulation AB”:  Subpart 229.1100 — Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506 - 1,631 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“REO Mortgage Loan”:  Any Mortgage Loan at such time as the related Mortgaged Property has been acquired through foreclosure, by deed in lieu of foreclosure or otherwise.

“Repurchase Document”:  As defined under the terms of the Master Contract.

“Senior Interest”: With respect to each Mezz Loan serviced hereunder, the underlying mortgage loan that (i) is not being serviced under this Agreement, and (ii) is senior in right of payment to such Mezz Loan to the extent set forth in the Loan Documents.

“Senior Interest Servicer”:  With respect to each Mezz Loan serviced hereunder, the Person indicated in the related Critical To Board Package (along with necessary contact information) that is responsible for the servicing of the related Senior Interest and any successor or assign of such Person.

“Servicer Account”:  The separate account or accounts, each of which shall be an Eligible Account, created and maintained pursuant to Section 3.05(a) hereof, which shall be in the Servicer’s name on behalf of the Buyer pursuant to this Agreement.  The Servicer Account is located at Wells Fargo Bank, National Association and the account number is 418-8751036.

“Servicer Approved Borrower Request”: As defined in Section 3.10(b) hereof.

“Servicer Remittance Date”:  For each calendar month during the term of this Agreement, with respect to each Loan, two (2) Business Days prior to the 12th day of the month (or if such day is not a Business Day, the next following Business Day).

“Servicing Expenses”: All customary, reasonable and necessary out-of-pocket costs and expenses paid or incurred in connection with the Servicer’s obligations hereunder or in connection with any Defaulted Loan to be performed by the Servicer pursuant to Section 4.01, including without limitation:

(a)                                 real estate taxes, assessments and similar charges;

(b)                                 customary expenses for the collection, enforcement or foreclosure of the Transaction Assets and the collection of deficiency judgments against Borrowers and guarantors (including but not limited to the fees and expenses of any trustee under a deed of trust, foreclosure title searches and other lien searches);

(c)                                  costs and expenses of any appraisals, valuations, inspections, environmental assessments (including, but not limited to, the fees and expenses of environmental consultants), audits or consultations, engineers, architects, accountants, on-site property managers, market studies, title and survey work and financial investigating services;

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(d)                                 customary expenses for liquidation, restructuring, modification or loan workouts, such as sales brokerage expenses and other costs of conveyance;

(e)                                  costs and expenses related to travel and lodging; and

(f)                                   any other reasonable costs and expenses, including without limitation, legal fees and expenses and any bank charges or fees attributable to the Transaction Assets and any related accounts, incurred by the Servicer under this Agreement in connection with the enforcement, collection, foreclosure, disposition, condemnation or destruction of the Transaction Assets or related Mortgaged Properties, as applicable, and the performance of Loan Servicing by the Servicer under this Agreement;

provided, however, any and all “Servicing Expenses” listed in this definition shall be paid by the Servicer in accordance with Section 3.06.  Notwithstanding anything to the contrary in this Agreement, for the sake of clarity, it is understood and agreed that Servicer will not be obligated under any circumstances to advance its own funds for any cost or expense.

“Servicing Fee”:  Collectively, as appropriate, each of the fees set forth on the attached Exhibit E, determined in the manner set forth therein.

“Servicing File”:  With respect to each Loan, the file delivered, or caused to be delivered, by the Seller (for the benefit of the Buyer) to the Servicer pursuant to the Transfer Guidelines and Section 2.01(c), and shall include any other documents received or produced by the Servicer from time to time and reasonably necessary to enable the Servicer to service such Loan.

“Servicing Officer”:  Any Assistant Treasurer, Assistant Secretary, Assistant Vice President, Associate, Vice President, Director, Managing Director or other officer of the Servicer principally involved in, or primarily responsible for, the administration and servicing of the Loans under this Agreement, as designated by inclusion on a list of such officers furnished to the Seller and the Buyer by the Servicer, as such list may from time to time be amended.

“Servicing Rights”:  The rights defined as “Servicing Rights” in the Master Contract.

“Subservicing Agreement”:  A written agreement between the Servicer and a sub-servicer for the servicing and administration of Loans, as permitted pursuant to the provisions of Section 3.02(b) hereof.

“Transfer Date”:  With respect to a Loan, the date on which the Servicer will begin to perform the servicing of the related Loans, which will be the date the related Critical To Board Package is delivered to the Servicer in accordance with the terms set forth herein. With respect to the Initial Loans, the Transfer Date shall be the Initial Transfer Date.

“Transfer Guidelines”: With respect to each Loan, the guidelines and process for transferring the servicing responsibility for new Loans to the Servicer.

“USAP”: The Uniform Single Attestation Program for Mortgage Bankers, where a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants furnishes a statement that such firm has examined the servicing operations of the

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Servicer for the previous calendar year and that on the basis of such examination, conducted substantially in compliance with USAP, such firm confirms that the Servicer complied with the minimum servicing standards identified in USAP, in all material respects, except for such significant exceptions or errors in records that, in the opinion of such firm, the USAP requires it to report.

“U.S. Person”: Any Person organized under the laws of the United States, any state thereof or the District of Columbia.

Section 1.02                             General Interpretive Principles.

The Article and Section titles and headings in this Agreement are for convenience of reference only and will be disregarded in and have no effect on any interpretation of the provisions of this Agreement. Unless the context otherwise requires, singular nouns and pronouns, when used herein, shall be deemed to include the plurals of such nouns or pronouns and pronouns of one gender shall be deemed to include the equivalent pronouns of the other gender. Whenever used, the words “including” or “included” shall be deemed followed by the phrase “without limitation”.  All “Exhibit” references herein are references to Exhibits of this Agreement unless otherwise indicated.

Section 1.03                             Transaction Specific Terms.

(a)                                 The Buyer hereby directs the Servicer to take all of its direction, to the extent such right of direction is expressly provided to the Directing Party under this Agreement, from the Directing Party.  The Seller shall not have any rights hereunder during the continuance of a Default or an Event of Default. As between the Buyer and the Seller, nothing herein shall derogate from the Buyer’s rights pursuant to the Master Contract. Without limiting the generality of the preceding sentence, the Seller shall not itself, nor shall it direct the Servicer to or permit the Seller to directly or indirectly (i) make any Material Modification without the prior written consent of the Buyer or (ii) take any action (including without limitation any enforcement actions against any Person with respect to this Agreement) which would result in a violation of the obligations of any Person under the Master Contract, this Agreement or any other Repurchase Document, or which would otherwise be inconsistent with the rights of the Buyer under the Repurchase Documents. The Seller shall have no right to enforce this Agreement against any Person during the continuance of a Default or an Event of Default.

(b)                                 Upon the occurrence of a Default, the Buyer shall notify the Servicer of such Default and that the rights and remedies under Section 10.02 and 17.01 of the Master Contract are available to the Buyer.  The Servicer shall have no obligation to identify, determine or verify any Default under the Master Contract and shall have no obligation to acknowledge any such rights and remedies of the Buyer under Section 10.02 and 17.01 of the Master Contract until the Servicer receives a notice from the Buyer of such Default under the Master Contract.

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ARTICLE 2

CONVEYANCE OF LOANS

Section 2.01                             Contract for Servicing; Commencement of Servicing Responsibilities.

(a)                                 The Buyer, by execution and delivery of this Agreement (and delivery by the Seller, for the benefit of the Buyer, of each related Critical To Board Package), does hereby contract with the Servicer for the performance of, and subject to the terms of this Agreement, the Servicer agrees to the servicing of the Loans pursuant to this Agreement, such servicing duties to commence, with respect to any particular Loan, on the related Transfer Date. The Buyer hereby covenants to fully cooperate with the Servicer in carrying out the Servicer’s servicing responsibilities under this Agreement. The Seller hereby covenants to fully cooperate with the Servicer in carrying out the Servicer’s servicing responsibilities under this Agreement.

(b)                                 The Seller’s delivery to the Servicer, in accordance with the requirements in the Transfer Guidelines of the related Critical To Board Package identifying the related Loan, shall serve as notice to the Servicer of each Loan that the Servicer shall service in accordance with this Agreement as of the related Transfer Date.  On each Servicer Remittance Date, the delivery by the Servicer to the Seller and the Buyer of the Monthly Remittance Report shall be deemed to be an acknowledgment by the Servicer that, as of the related Determination Date, the Loans listed on such statement are the Loans being serviced by the Servicer pursuant to this Agreement, and the Seller’s or the Buyer’s failure to object to the accuracy of such listing by written notice to the Servicer within five (5) Business Days of delivery of such statement shall be deemed to be an agreement by the Seller and the Buyer that, as of the related Determination Date, the Loans listed on such statement are the Loans being serviced by the Servicer pursuant to this Agreement.

(c)                                  Not later than the related Transfer Date for each Loan, the Seller shall deliver or cause to be delivered to the Servicer, the Servicing File and all funds held by any previous servicer or the Seller relating to such Loan. The Servicer shall promptly deposit all amounts received on or after the related Transfer Date for such Loan(s) in accordance with the terms of this Agreement.  The Seller or the Buyer shall promptly notify the Servicer in writing of any payments received by such Person from the Borrower (and if received by the Seller, shall not commingle such funds with other funds of the Seller) and shall, within one (1) Business Day of receipt thereof, remit such payments to the Servicer.

(d)                                 Not later than the related Transfer Date for each Loan, the Seller shall notify each Borrower or, if applicable, the related Senior Interest Servicer, that the Servicer has been engaged to service such Loan and direct such Borrower to make payments (including Monthly Payments and Escrow Payments) and to send all notices with respect to such Loan directly to the Servicer or direct any related Senior Interest Servicer to make remittances and to send all notices with respect to such Loan directly to the Servicer.  The Servicer shall, within ten (10) Business Days after the Servicer’s receipt of the Critical To Board Package for each Loan, send written notice to the related Borrower or, if applicable, the related Senior Interest Servicer that the Servicer has been engaged to service such Loan(s).

(e)                                  With respect to any tax payment coming due on a Loan within sixty (60) days of the related Transfer Date, the Seller shall collect from the Borrower the amount of such tax payment and shall make such tax payment prior to the Transfer Date.  In the instance that the Seller is unable to make such tax payment prior to the Transfer Date, the Seller shall notify the Servicer in writing on the Transfer Date of such tax payment, including the tax parcel number, the state where the payment is due, information on the tax authority, the tax payment due date and the amount of tax payment due and, upon receipt from the Seller of such information and an amount

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sufficient to pay any such outstanding tax payment, the Servicer shall, on behalf of the Seller and the related Borrower, remit such amount to the taxing authority specified by the Seller in such notice.

Section 2.02                             Possession of Servicing Files.

(a)                                 The ownership of the related Loan Documents and the contents of the related Servicing File shall be vested in the Buyer and the ownership of all records and documents (including records stored electronically) with respect to the related Loan prepared by or which come into the possession of the Servicer shall immediately vest in the Buyer and shall be retained and maintained by the Servicer, in trust, at the will of the Buyer in such custodial capacity only.  For the avoidance of doubt, the Servicer shall only retain copies of the Loan Documents; the originals in the Loan File shall be safeguarded by the Custodian pursuant to the Custodial Agreement.  Notwithstanding any other provision herein, the Servicing Rights have been conveyed to the Buyer pursuant to the terms of the Master Contract and nothing herein shall create any ownership or other rights to the Loans or the Servicing Rights in the Seller, the Servicer or any other Person.

(b)                                 Notwithstanding any provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any failure of the Servicer to perform its obligations hereunder to the extent that such failure was caused by the failure of the Seller to provide to the Servicer a complete and accurate Servicing File for each Loan.

Section 2.03                             Custodian Possession of Loan File and Cooperation.

The Seller hereby certifies as of each related Transfer Date that it has delivered to the Custodian each document required in the Loan File in accordance with the Custodial Agreement. In accordance with the terms of the Custodial Agreement, the Buyer shall authorize the Custodian, from time to time and as appropriate for the servicing, foreclosure or payoff of any Loan, to release to the Servicer the related Loan File or documents from such Loan File. The Servicer hereby agrees to return to the Custodian each and every document previously requested from the Loan File when the Servicer’s need in connection with such servicing duty no longer exists.

ARTICLE 3

ADMINISTRATION AND SERVICING OF LOANS

Section 3.01                             The Servicer.

The Servicer, as an independent contractor, shall service and administer the Loans, from and after the related Transfer Date, on behalf of and in the best interests of and for the benefit of the Buyer in the following order of priority in accordance with: first, applicable Law; second, the terms of the related Loan Documents; third, the terms of this Agreement and the Master Contract; and fourth, Accepted Servicing Practices.  For the avoidance of doubt, the Servicer shall only be responsible for the servicing activities to the extent and as set forth in this Agreement, any

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other duties or obligations in the Loan Documents but not delegated to the Servicer herein shall be the responsibility of the Directing Party.

Section 3.02                             Subservicing and Subservicing Agreements.

(a)                                 Subject to the Loan Documents, the terms of this Agreement and Accepted Servicing Practices, the Servicer shall have full power and authority, acting alone and/or through one or more sub-servicers, Affiliates or vendors, to do or cause to be done any and all things in connection with such servicing and administration that it may deem, in its reasonable judgment, necessary or desirable, but subject to the terms and conditions of this Agreement.  Upon written request, each of the Seller and the Buyer shall furnish to the Servicer and any sub-servicer, Affiliates or vendors any powers of attorney and other documents reasonably necessary or appropriate to enable the Servicer and any sub-servicer to carry out their servicing and administrative duties hereunder.

(b)                                 The Servicer may enter into Subservicing Agreements with sub-servicers for the servicing and administration of all or a part of the Loans and may contract with third parties for the performance of incidental services of the Servicer hereunder; provided that the Servicer shall remain obligated and liable to the Buyer for the servicing and administering of the Loans in accordance with the provisions hereof without diminution of such obligation or liability by virtue of such Subservicing Agreement and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Loans.  References in this Agreement to actions taken or to be taken by the Servicer in servicing the Loans include actions taken or to be taken by a sub-servicer on behalf of the Servicer.  For purposes of this Agreement, the Servicer shall be deemed to have received any payment in respect of a Loan when the applicable or related sub-servicer receives such payment.  The Servicer shall notify the Seller and the Buyer promptly upon the appointment of a sub-servicer and shall be obligated to pay all fees and expenses of any sub-servicer out of its Servicing Fee.

(c)                                  In connection with any Senior Interest that is being primarily serviced and administered by a Senior Interest Servicer under an agreement other than this Agreement, the Servicer shall not have any obligations or authority to supervise any Senior Interest Servicer and shall not have any obligation to make servicing advances with respect to the Mezz Loans.  The obligation of the Servicer to provide information or remit collections to the Seller and the Buyer with respect to any Mezz Loan is dependent on its receipt of the corresponding information and collections from the related Senior Interest Servicer.

Section 3.03                             Servicing Compensation.

(a)                                 As compensation for its services hereunder, the Servicer shall be entitled to receive with respect to each Loan (with the exception of a Defaulted Loan), the Servicing Fee.  The Servicing Fee is payable out of any related recoveries, including Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds, of such Monthly Payment collected by the Servicer, or as otherwise provided under Section 3.06 hereof.

(b)                                 With respect to any Defaulted Loan, the Servicer shall be entitled to receive the Defaulted Loan Servicing Fee.  The Defaulted Loan Servicing Fee with respect to any

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Defaulted Loan shall cease to accrue as of the date the Loan is paid in full, a final recovery determination occurs in respect thereof or it becomes a Corrected Loan or an REO Mortgage Loan. Earned but unpaid Defaulted Loan Servicing Fees shall be payable monthly out of general collections on deposit in the Servicer Account.

(c)                                  As additional servicing compensation under this Agreement, the Servicer shall be entitled to retain (i) the investment earnings on amounts in the Servicer Account and Escrow Account (to the extent not required to be paid to the Borrower), (ii) 100% of the fees associated with a Borrower Request (with respect to a Loan that the Directing Party requests the Servicer to process pursuant to Section 3.10(a)), (iii) 100% of the fees associated with a Servicer Approved Borrower Request pursuant to Section 3.10(b); (iv) 100% of late payment charges and default interest; (v) insufficient funds fees and (vi) any other fees provided for in this Agreement.

(d)                                 The Servicer shall be required to pay out of its own funds all allocable overhead and all general and administrative expenses incurred by it in connection with its servicing activities hereunder, if and to the extent the Servicer is not entitled to reimbursement in accordance with the terms of this Agreement.

Section 3.04                             Collection of Loan Payments; No Advancing.

(a)                                 The Servicer shall make all reasonable efforts to collect all payments called for under the terms and provisions of the Loan Documents, and shall follow such collection procedures as are in accordance with Accepted Servicing Practices, including, without limitation, providing reasonable advance notice to Borrowers of Balloon Payments due.  With respect to each Mezz Loan, if the Servicer does not receive from the related Senior Interest Servicer the Monthly Payment due thereunder on the date when such remittance is scheduled to be made, the Servicer shall promptly notify the Seller and the Buyer.  The Servicer shall notify the related Senior Interest Servicer and make all reasonable efforts to cause the Senior Interest Servicer to remit the Monthly Payment to the Servicer. Consistent with the foregoing, the Servicer may, in its discretion, waive any late payment charge or default interest in connection with a Loan.

(b)                                 The Seller shall not collect, or direct any Borrower or other applicable Person to make to the Seller, any payments (including Monthly Payments or Escrow Payments) called for under the terms and provisions of the Loan. The Seller shall promptly notify the Servicer in writing of any payments from a Borrower received by the Seller (and shall not commingle such funds with other funds of the Seller and shall hold all such funds separately solely as the bailee for the Buyer) and shall, within one (1) Business Day of receipt thereof, remit such payments to the Servicer.

(c)                                  In the event that a payment default with respect to a Loan has occurred, the Servicer shall notify the Seller and the Buyer in writing.

(d)                                 Notwithstanding anything herein to the contrary, the Servicer has no obligation to make any servicing advances under this Agreement.

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Section 3.05                             Servicer Account.

(a)                                 On or before the Initial Transfer Date, the Servicer shall establish, and hereby agrees to maintain for the duration of this Agreement, the Servicer Account. The Servicer Account shall relate solely to the Loans and shall not be commingled with any other moneys and shall be held in the name of the Servicer for the sole benefit of the Buyer.  The Servicer shall give the Seller and the Buyer written notice of any change of the location or account number of the Servicer Account promptly after the date of such change.

(b)                                 Funds in the Servicer Account may be invested by, at the risk of, and for the benefit of, the Servicer in Permitted Investments. All such Permitted Investments shall be registered in the name of the Servicer or its nominee.  All income therefrom shall be the property of the Servicer as additional servicing compensation and may be withdrawn therefrom from time to time.  Any losses realized in connection with any such investment shall be for the account of the Servicer, and the Servicer shall deposit the amount of such loss in the Servicer Account immediately upon the realization of such loss; provided that the Servicer shall not be required to deposit any loss on an investment of funds in the Servicer Account if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such Servicer Account, so long as such depository institution or trust company satisfied the qualifications set forth in the definition of Eligible Account at the time such investment was made.

(c)                                  The Servicer shall deposit into the Servicer Account daily, within two (2) Business Days of receipt of properly identified funds, the following collections received by the Servicer after the related Transfer Date:

(i)                                     all payments on account of principal, including Principal Prepayments, on the Loans;

(ii)                                  all payments on account of interest on the Loans;

(iii)                               all Liquidation Proceeds with respect to the Mortgaged Properties or a Defaulted Loan, net of any unpaid Servicing Fees with respect thereto;

(iv)                              all Condemnation Proceeds with respect to the Mortgaged Properties that are applied or required to be applied to Principal in accordance with the terms of the related Loan documents;

(v)                                 all Insurance Proceeds with respect to the Mortgaged Properties or the Loans that are applied or required to be applied to Principal in accordance with the terms of the related Loan documents;

(vi)                              out of the Servicer’s own funds, net losses on Permitted Investments as required pursuant to Section 3.05(b);

(vii)                           any other amounts collected or received in respect of a Loan or a Mortgaged Property which are due to Seller;

(viii)                        any amounts representing Prepayment Premiums and/or extension fees paid by Borrowers;

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(ix)                              any amounts representing assumption fees, modification fees and related processing fees, to the extent the Servicer is not entitled to such amounts pursuant to Section 3.03(c); and

(x)                                 any other amounts received from a Senior Interest Servicer.

Section 3.06                             Permitted Withdrawals from the Servicer Accounts; Reimbursement of Expenses.

(a)                                 The Servicer may make withdrawals from the Servicer Account of amounts on deposit therein for (without duplication) the following purposes:

(i)                                     To recoup any amount deposited in the Servicer Account in error and not required to be deposited therein;

(ii)                                  From amounts on deposit in the Servicer Account representing payments by a Borrower of interest or other recoveries with respect to a Loan, to pay to itself on each Servicer Remittance Date the Servicing Fee or Defaulted Loan Servicing Fee, as applicable;

(iii)                               To reimburse itself for any previously unreimbursed Servicing Expenses, including interest at the Prime Rate, from general amounts on deposit in the Servicer Account and to the extent not reimbursed from amounts on deposit in the Escrow Account pursuant to Section 3.08(c)(v) hereof;

(iv)                              As set forth in Section 3.06(d) hereof, to pay the Servicer’s legal expenses;

(v)                                 On each Servicer Remittance Date to make remittances to the Buyer Account pursuant to Section 3.07 hereof;

(vi)                              To pay to itself investment and interest income earned on the funds deposited in the Servicer Account (net of any and all losses on the investment of such funds); and

(vii)                           To clear and terminate the Servicer Account upon termination of this Agreement.

(b)                                 The Servicer shall keep and maintain separate accounting records, on a Loan-by-Loan basis, for the purpose of justifying any withdrawal from the Servicer Account and determining any shortfall or overpayment of any amounts due from or on behalf of any Borrower or Mortgaged Property.

(c)                                  With respect to any fees, costs, expenses or advances due to the Servicer, to the extent earned or incurred under this Agreement, within two (2) Business Days of the Servicer’s written request, the Seller shall reimburse the Servicer the amount of any outstanding reasonable fees, costs, expenses or advances, to the extent earned or incurred under this Agreement, including

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interest at the Prime Rate, not reimbursed to the Servicer pursuant to Section 3.06(a)(ii), Section 3.06(a)(iii) or Section 3.08(c)(v).

(d)                                 With respect to the drafting and negotiation of this Agreement, within thirty (30) days of receipt of an invoice from Bryan Cave LLP, the Seller agrees to pay directly to Bryan Cave the amount of the Servicer’s legal expenses.  To the extent such legal expense is not paid within thirty (30) days of receipt of the invoice from Bryan Cave LLP, the Servicer is authorized by the Seller to pay such invoice from funds in the Servicer Account.

Section 3.07                             Remittances to the Buyer.

On each Servicer Remittance Date, the Servicer shall withdraw from the Servicer Account and remit to the Buyer Account (or such other account designated by the Buyer), by wire transfer of immediately available funds, all amounts on deposit in the Servicer Account as of the close of business on the Determination Date prior to such Servicer Remittance Date, minus any permitted charges against or withdrawals from the Servicer Account pursuant to Section 3.06 hereof.

Section 3.08                             Escrow Accounts, Etc.

(a)                                 In addition to the Servicer Account, the Servicer shall establish and maintain a custodial account or accounts for the maintenance of Escrow Payments, which shall be an Eligible Account (the “Escrow Account”).  The Escrow Account shall be titled in the Servicer’s name on behalf of the Buyer.  The Servicer shall deposit into the Escrow Account any Escrow Payments that it receives within two (2) Business Days of receipt of properly identified funds.

(b)                                 Subject to the terms of the applicable Loan Documents and to applicable Law, any funds in the Escrow Account may be invested by, at the risk of, and for the benefit of, the Servicer in Permitted Investments. If, however, pursuant to the terms of the related Loan Documents or pursuant to applicable Law, any funds in the Escrow Account are required to be invested for the benefit of the related Borrower, the Servicer shall so invest such funds.  Servicer shall not be responsible for any losses incurred on funds invested pursuant to the Loan Documents for the benefit of the related Borrower.  To the extent that interest earned on funds in the Escrow Account is insufficient to pay interest on such funds to the related Borrower to the extent required by applicable Law, the Servicer shall notify the Seller and the Buyer of the amount of such insufficiency and the Seller shall pay such amount from its own funds.

(c)                                  Withdrawals from the Escrow Account may be made (to the extent amounts have been escrowed for such purpose and to the extent permitted by the applicable Loan Documents) only:

(i)                                     to recoup any amount deposited in the Escrow Account in error and not required to be deposited therein;

(ii)                                  from amounts on deposit in the Escrow Account representing a payment reserve for a Loan, to effect (by means of deposit to the Servicer Account pursuant to Section 3.05(c) of this Agreement) the timely payment of principal or interest on such Loan;

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(iii)          to effect the timely payment of taxes, assessments, insurance and other basic carrying costs in connection with the related Loan;

(iv)          from amounts on deposit in the Escrow Account representing tenant improvements, leasing, repair or maintenance, or other reserves to pay or refund any Borrower sums, pursuant to the Loan Documents;

(v)           to reimburse the Servicer out of related collections for any unreimbursed costs and expenses, including interest at the Prime Rate, made by the Servicer pursuant to this Agreement;

(vi)          to refund the Borrower any sums determined to be overages;

(vii)         if any funds in the Escrow Account are invested pursuant to Subsection (b) above, to pay interest earned on such account, if any, to the Servicer or to the related Borrower, as applicable; or

(viii)        to clear and terminate the Escrow Account on payment in full of the related Loan or upon termination of this Agreement.

(d)           The Servicer shall maintain accurate records, on a Loan-by-Loan basis, with respect to each Mortgaged Property reflecting the status of taxes, assessments, insurance premiums, basic carrying costs and other similar items that are or may become a lien thereon and the status of insurance premiums and ground rent, if applicable, payable in respect thereof.  The Servicer shall obtain, from time to time, all bills for the payment of such items (including renewal premiums) and shall effect timely payment thereof prior to the applicable penalty or termination date, employing for such purpose amounts in the Escrow Account as allowed under the terms of the related Loan Documents or, if not paid from amounts on deposit in the Escrow Account, the Servicer shall notify the Seller and the Buyer of the amount of such insufficiency and the Seller shall pay such amount from its own funds.

Section 3.09          Insurance, Hazard, Errors and Omissions and Fidelity Coverage.

(a)           The Servicer shall use reasonable efforts consistent with Accepted Servicing Practices, and taking into account the insurance in place at closing, to cause the related Borrower under a Loan to maintain all insurance required by the terms of the Loan Documents in the amounts set forth therein; provided that if the Loan Documents permit the holder thereof to dictate to the Borrower the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such requirements as it shall determine in accordance with Accepted Servicing Practices; and provided further that, to the extent permitted under the Loan Documents, the Servicer shall require the related Borrower to obtain the required coverage from insurers that, at the time coverage is obtained, constitute Qualified Insurers.

(b)           In the event that the Borrower does not maintain insurance for each Mortgaged Property, the Servicer shall promptly notify the Seller and the Buyer. Only upon the Directing Party’s written consent and direction and, if the Directing Party is the Seller, the prior written consent of the Buyer, the Servicer shall use best efforts consistent with Accepted Servicing Practices to obtain and maintain (force place) an insurance policy or policies that meet the

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requirements of the Loan Documents for the Mortgaged Properties with a Qualified Insurer. Such policy may contain a deductible clause, in which case, the Borrower shall pay from its own funds the cost of the deductible to the Servicer or as otherwise directed by the Servicer; provided however, any cost incurred by the Servicer in maintaining any insurance policy or policies that is not paid by the Borrower, pursuant to this Subsection (b), shall be paid from funds in the Servicer Account or if insufficient, the Servicer shall notify the Seller and the Buyer of the amount of such insufficiency and the Seller shall pay such amount from its own funds.  Notwithstanding the foregoing, to the extent that the Servicer determines that a Mortgaged Property securing a Loan is not insured against terrorist acts and the related Loan Documents do not expressly provide that such insurance is not required, the Servicer shall notify the Seller and the Buyer and shall not be required to take any further action with respect to such matter.

(c)           In connection with its activities as servicer of the Loans, the Servicer shall provide all reasonably requested assistance, on behalf of itself, the Seller and the Buyer, with respect to the claims process, in accordance with the terms of the Servicer’s insurance policy or policies, Accepted Servicing Practices and the Loan Documents.

(d)           The Servicer shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Servicer’s officers and employees and other Persons acting on behalf of the Servicer in connection with its activities under this Agreement. The amount of coverage shall be determined in accordance with Accepted Servicing Practices. The Servicer may self-insure.  Also, coverage of the Servicer under a policy or bond obtained by an Affiliate of the Servicer and providing the coverage required by this Section 3.09(d) shall satisfy the requirements of this Section 3.09(d).

Section 3.10          Assumptions; Modifications; Consents; Approvals.

(a)           With respect to any Loan where the Borrower contacts the Servicer requesting one of the following reviews or approvals (a “Borrower Request”):

(i)            conveyance of all or any portion of its interests in a Mortgaged Property or Pledged Property;

(ii)           placing a subordinate lien on a Mortgaged Property or Pledged Property;

(iii)          release of collateral;

(iv)          loan advancing;

(v)           modifications or amendments;

(vi)          waivers (other than waivers of late payment charges or default interest), consents or approvals;

(vii)         new leases, lease modifications or extensions; or

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(viii)        any other terminations, cancellations or releases;

the Servicer shall promptly give notice to the Seller and the Buyer of any Borrower Request. The Directing Party may analyze, approve and close such Borrower Request itself, or may request the Servicer to do so, with the Servicer’s acceptance of such request and for the additional servicing compensation as provided in Section 3.03(c). Provided the foregoing request and acceptance has occurred, the Servicer shall take such actions with respect to such Borrower Request as the Directing Party approves and as is consistent with applicable Law, the Loan Documents and with Accepted Servicing Practices; provided, however, if such Borrower Request involves a Material Modification, the Buyer’s consent thereto is required, to be granted or withheld in the Buyer’s sole and absolute discretion.  All reasonable costs and expenses incurred by the Servicer in connection therewith, including the Servicer’s fee for performing such Borrower Request (if any), reimbursement of reasonable expenses, reasonable legal fees and other reasonable consultant fees (all to the extent not collected from the related Borrower), shall be paid at the closing of such transaction by the Seller.

(b)           With respect to any Loan where the Borrower contacts the Servicer requesting one of the following reviews (a “Servicer Approved Borrower Request”):

(i)            reimbursement of any reserve amounts, provided if there is a provision under the Loan Documents that prior to remitting any such funds to the Borrower a financial analysis or threshold calculation test is required, the Directing Party shall perform such analysis or calculation and approve the release of such reserve funds;

(ii)           draw on a letter of credit;

(iii)          loan payoff, provided, the Servicer shall (x) determine the amounts required for payoff of the related Loan, including any expenses or required interest calculations relating to any Principal Prepayments, (y) deliver the payoff information to the Directing Party and, (z) upon the Directing Party’s approval, complete the payoff process;

(iv)          review and approval of any annual budgets, lease abstracts, lease renewals or routine leasing activity (including any subordination, non-disturbance and attornment agreements);

(v)           review and approval of any property management changes; or

(vi)          review and approval of any defeasance;

the Servicer shall review, approve and close any Servicer Approved Borrower Request, pursuant to the Loan Documents.  All costs and expenses incurred by the Servicer in connection therewith, including reimbursement of actual expenses, including reasonable legal fees and other reasonable consultant fees (to the extent not collected from the related Borrower), shall be paid at the closing of such transaction by the Seller.  The Servicer may also charge the related Borrower a reasonable and customary review fee for processing the related Servicer Approved Borrower Request.

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(c)           With respect to any closing completed by the Directing Party, the Directing Party shall forward to the Custodian original documents, and the Seller, the Buyer and the Servicer copies of the documents, evidencing any Borrower Request within ten (10) Business Days after closing. With respect to any closing completed by the Servicer, the Servicer shall forward to the Custodian original documents, and the Seller and the Buyer copies of the documents, evidencing any Borrower Request or Servicer Approved Borrower Request within ten (10) Business Days after closing.

(d)           Notwithstanding the foregoing or anything to the contrary contained in this Agreement, (i) the Servicer shall have no right or authority to exercise or agree to any modification or amendment to, grant any waiver (with the exception of late fees and default interest), consent or approval or exercise any remedies of the lender under any of the Loan Documents with respect to any Loan, in each case without the prior written consent of the Directing Party, in the case of the Seller, in its discretion, or in the case of the Buyer, in its sole and absolute discretion and (ii) with respect to all required approvals by the Directing Party with respect to Borrower Requests, if the Seller is the Directing Party, it shall not approve or otherwise undertake any action or failure to act that would be a Material Modification without the prior written consent of the Buyer, to be granted or withheld in its sole and absolute discretion. In addition, it is expressly acknowledged and agreed by the parties hereto that any Material Modifications shall require the prior written consent of the Buyer.

Section 3.11          Release of Loan Files.

Upon any payment in full of a Loan, the Servicer shall promptly forward to the Seller (unless the Buyer has recorded a change in ownership, then the Buyer) any documentation, so that Seller (unless the Buyer has recorded a change in ownership, then the Buyer) may execute, or cause to be executed, an instrument of satisfaction regarding the related Mortgage (if applicable) and any other related Loan Documents, which instrument of satisfaction may be sent for recording by the Servicer if directed by the Seller (unless the Buyer has recorded a change in ownership, then the Buyer) and required by applicable Law and shall be delivered to the Person entitled thereto, it being understood and agreed that all reasonable expenses incurred by the Servicer in connection with such instruments of satisfaction shall be reimbursed by the Seller.

Section 3.12          Reporting.

(a)           The Servicer shall complete and deliver each report set forth below to the Seller and the Buyer at or before the time described opposite such report:

Description of Report	Frequency of Report	Date of Reporting	Comments
Monthly Remittance Report	Monthly	Servicer Remittance Date	The Servicer shall send the report electronically.

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Property Inspections	Annually	Upon receipt and review of the inspection report, the next Servicer Remittance Date	The Servicer shall commence inspection on the related Loan in the calendar year following the related Transfer Date.
Operating Statements, Budgets, Rent Rolls and Financial Statements	Quarterly and Annually	Provided electronically on the Servicer’s website for the Seller and the Buyer to access

The Servicer shall make reasonable efforts to collect the operating statements, budgets, rent rolls and financial statements, but shall have no obligation to review or analyze such operating statements, budgets, rent rolls and financial statements.

Annual Independent Public Accountants’ Servicing Report	Annually	April 30th (commencing in 2016)	Delivery by the Servicer of the USAP or Regulation AB reporting is acceptable.
Annual Statement as to Compliance	Annually	April 30th (commencing in 2016)	The Servicer shall deliver a Servicing Officer’s certificate.

(b)           With respect to the Monthly Remittance Report, the Seller has identified William Miller to receive the Monthly Remittance Report at the email address ##############@KKR.com or as the Seller may otherwise direct the Servicer in writing at least two (2) Business Days prior to the related Servicer Remittance Date. With respect to the Monthly Remittance Report, the Buyer has identified Karen Whittlesey; Karen Berka; Jane Hurley; and Carin Bissiere-Grote to receive the Monthly Remittance Report at the email addresses ###############@wellsfargo.com; ##########@wellsfargo.com; ###########@wellsfargo.com; and ####################@wellsfargo.com or as the Buyer may otherwise direct the Servicer in writing at least two (2) Business Days prior to the related Servicer Remittance Date.

(c)           The Servicer shall have no obligation to perform any economic calculations or threshold tests required under the Loan Documents, including, but not limited to, financial statement analysis, financial covenants, lockbox triggers, debt service coverage tests, rent roll changes or debt yield triggers. The Directing Party shall perform any and all economic calculations or threshold tests under the Loan Documents and may direct the Servicer to make any necessary changes to servicing the Loans in accordance with the Loan Documents and Accepted Servicing Practices. The Servicer shall not be responsible for any changes to servicing such Loan until it has received such written direction from the Directing Party and, if the Directing Party is the Seller, the Seller has received any necessary prior written consent of the Buyer.

Section 3.13          Record Title to Loans.

The Servicer shall not hold record title to any Mortgage, any Note or other Loan Document.  The Servicer shall not be required to prepare or record any assignment of mortgage pursuant to this Section, nor shall the Servicer be required to pay any recording fees associated with recording any assignment of mortgage. Notwithstanding the foregoing, the Servicer shall

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cooperate with the Seller’s or the Buyer’s reasonable requests for information in connection with the Seller’s or the Buyer’s preparation and recordation of any and all assignments of the Mortgage. The Servicer shall prepare and record any UCC continuations pursuant to this Agreement, provided, the Servicer shall not be required to pay any recording fees or continuation fees, all of which shall be at the Seller’s expense.

Section 3.14          Access to Certain Documentation.

(a)           The Servicer shall also provide the Seller and the Buyer with access to its internet website so the Seller and the Buyer may access Loan information.  In connection with providing access to the Servicer’s internet website, the Servicer may require registration and the acceptance of a disclaimer.

(b)           Upon reasonable advance notice (and in any event no later than three (3) Business Days following any such notice), the Servicer shall give the Seller or the Buyer or their agents or representatives or, during normal business hours at the Servicer’s offices, reasonable access to all reports, information and documentation regarding the Loans, this Agreement, and the rights and obligations of the Seller, the Buyer and the Servicer hereunder (including the right to make copies or extracts therefrom at the Seller’s expense).

Section 3.15          Further Assignment or Participation.

The Buyer shall, if the Buyer elects to assign or participate any of its interest in a Loan, provide written notice to the Servicer at least five (5) Business Days prior to closing, with respect to the Non-Exempt Person status of any new or successor participant or owner (including any evidence satisfactory to the Servicer substantiating that it is not a Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to such Loan) and will require that such Person provide evidence of compliance with United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended, renewed or extended from time to time, and the rules and regulations promulgated thereunder from time to time and in effect.

Section 3.16          Delivery of Notices.

Terms used in this Section 3.16, but not otherwise defined, shall have the meaning set forth in the Master Contract. The Servicer shall immediately notify the Buyer and the Seller of the occurrence of any of the following of which the Servicer has actual knowledge, with no investigation independent of such obligation:

(a)           any of the following with respect to any Loan or related Mortgaged Property: material loss or damage, material licensing or permit issues, violation of Requirements of Law, discharge of or damage from Materials of Environmental Concern or any other actual or expected event or change in circumstances that could reasonably be expected to result in a default or material decline in value or cash flow;

(b)           the existence of any Default, Event of Default or of any default under or related to a Loan or Loan Documents; and

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(c)           the commencement of, settlement of or judgment in any litigation, action, suit, arbitration, investigation or other legal or arbitrable proceedings before any Governmental Authority that affects the Seller, any Loan, Mortgaged Property or the Pledged Collateral.

ARTICLE 4

SERVICING DEFAULTED LOANS

Section 4.01          Determination of Loan as a Defaulted Loan.

(a)           Upon any Loan becoming a Defaulted Loan, the Servicer shall promptly notify the Seller and the Buyer. The Buyer shall appoint a Person (which may include appointing itself) to perform asset management servicing responsibilities with respect to a Defaulted Loan.  The Servicer shall have no obligation to perform any asset management servicing responsibilities unless and until it accepts such appointment. If Seller is required to repurchase such Defaulted Loan as a result of it no longer being an “Eligible Asset” (as defined in the Master Contract), Servicer shall transfer the Loan to the Seller upon consummation of the repurchase obligation in the Master Contract and this Agreement shall be terminated with respect to such Loan.

(b)           In the event that any Loan becomes a Defaulted Loan, the Servicer shall be entitled to the Defaulted Loan Servicing Fee.  Pursuant to this Section 4.01(b), the Servicer shall continue to deposit and withdraw funds from the Servicer Account pursuant to Sections 3.05 and 3.06 and monitor taxes, insurance and reserves pursuant to Sections 3.08 and 3.09 on the Defaulted Loan.  Notwithstanding anything to the contrary in this Agreement, with respect to the related funds for the Defaulted Loan, the Servicer shall make remittances from the Servicer Account in accordance with Sections 3.06 and Section 3.07 and the related Escrow Account in accordance with Section 3.08, but such remittances shall be solely based on the Directing Party’s written direction. The Servicer shall not be responsible for any other actions, and shall take no other action, in connection with the Defaulted Loan.

Section 4.02          Realization Upon Defaulted Loans.

(a)           Any Liquidation Proceeds, Insurance Proceeds or Condemnation Proceeds received in respect of a Loan or the related Mortgaged Property or Pledged Property shall be deposited to the Servicer Account pursuant to Section 3.05(c) hereof and applied pursuant to Section 3.06(a) hereof.

(b)           The Servicer shall not obtain title to a Mortgaged Property or Pledged Property as a result of a foreclosure, deed in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of any Mortgaged Property or Pledged Property.

(c)           The Servicer shall no longer service the Defaulted Loan once it has become an REO Mortgage Loan. The Seller or the Buyer shall notify the Servicer when a Defaulted Loan becomes an REO Mortgage Loan then such REO Mortgage Loan shall no longer appear on the Monthly Remittance Report.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES; LIABILITY

Section 5.01          Representations, Warranties and Agreements of the Seller and the Buyer.

(a)           The Seller, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Buyer and the Servicer as of the date hereof and as of the related Transfer Date:

(i)            The Seller is a duly organized, validly existing and in good standing under the laws of the state or jurisdiction where it has its principal place of business and has all licenses necessary to carry on its business as now being conducted;

(ii)           The Seller has the full limited liability company power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments to be delivered pursuant to this Agreement) by the Seller and the consummation by the Seller of the transactions contemplated hereby have been duly and validly authorized;

(iii)          This Agreement and all agreements contemplated hereby to which the Seller is or will be a party constitute the valid, legal, binding and enforceable obligation of the Seller, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and all requisite company action has been taken by the Seller to make this Agreement and all agreements contemplated hereby to which the Seller is or will be a party valid and binding upon the Seller in accordance with their terms and conditions;

(iv)          No litigation is pending or, to the best of the Seller’s knowledge, threatened, against the Seller that would prohibit the Seller from entering into this Agreement or, in the Seller’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Seller to perform its obligations under this Agreement; and

(v)           Each Critical To Board Package is complete and accurate in all material respects.

The representations and warranties of the Seller set forth in this Section 5.01(a) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons they were made for so long as this Agreement is not terminated.

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(b)           The Buyer, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Servicer as of the date hereof and as of the related Transfer Date:

(i)            The Buyer is a duly organized, validly existing and in good standing under the laws of the state or jurisdiction where it has its principal place of business and has all licenses necessary to carry on its business as now being conducted;

(ii)           The Buyer has the full corporate, company or organizational power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments to be delivered pursuant to this Agreement) by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been duly and validly authorized;

(iii)          This Agreement and all agreements contemplated hereby to which the Buyer is or will be a party constitute the valid, legal, binding and enforceable obligation of the Buyer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law); and all requisite company action has been taken by the Buyer to make this Agreement and all agreements contemplated hereby to which the Buyer is or will be a party valid and binding upon the Buyer in accordance with their terms and conditions; and

(iv)          No litigation is pending or, to the best of the Buyer’s knowledge, threatened, against the Buyer that would prohibit the Buyer from entering into this Agreement or, in the Buyer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.

The representations and warranties of the Buyer set forth in this Section 5.01(b) shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons they were made for so long as this Agreement is not terminated.

Section 5.02          Representations, Warranties and Agreements of the Servicer.

The Servicer, as a condition to the consummation of the transactions contemplated hereby, hereby makes the following representations and warranties to the Seller and the Buyer as of the date hereof and as of the related Transfer Date:

(a)           The Servicer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has all licenses necessary to carry on its business as now being conducted;

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(b)           The Servicer has the full corporate power, authority and legal right to execute and deliver this Agreement and to perform its obligations in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments to be delivered pursuant to this Agreement) by the Servicer and the consummation of the transactions contemplated hereby by the Servicer have been duly and validly authorized;

(c)           This Agreement and all agreements contemplated hereby to which the Servicer is or will be a party constitute the valid, legal, binding and enforceable obligations of the Servicer, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and all requisite corporate action has been taken by the Servicer to make this Agreement and all agreements contemplated hereby to which the Servicer is or will be a party valid and binding upon the Servicer in accordance with their terms and conditions; and

(d)           No litigation is pending or, to the best of the Servicer’s knowledge, threatened, against the Servicer that would prohibit the Servicer from entering into this Agreement or, in the Servicer’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Servicer to perform its obligations under this Agreement.

The representations and warranties of the Servicer set forth in this Section 5.02 shall survive the execution and delivery of this Agreement and shall inure to the benefit of the Persons they were made for so long as this Agreement is not terminated.

Section 5.03          Reserved.

Section 5.04          Merger or Consolidation of the Servicer.

(a)           The Servicer shall keep in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Texas except as permitted in this Section 5.04, and shall maintain its compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to protect the validity and enforceability of this Agreement, and to perform its duties under this Agreement.

(b)           Any Person into which the Servicer may be merged, converted, or consolidated, or any Person resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 5.05          The Servicer May Resign.

The Servicer may resign from its duties and obligations hereunder upon thirty (30) days prior written notice thereof to the Seller and the Buyer.

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Section 5.06          Assignment or Transfer of Servicing.

The Servicer may assign or transfer this Agreement to a new servicer, provided such successor is subject to the prior written approval of the Buyer and such successor shall have assumed the Servicer’s responsibility and obligations under this Agreement and if the Buyer elects, the successor enters into a new servicing agreement with the Buyer in form and substance satisfactory to the Buyer in its discretion. Notwithstanding any other provision in this Agreement, the Servicer may assign its rights in this Agreement, at any time and for any reason, to its Affiliates, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 5.07          Liability of the Seller, the Buyer and the Servicer.

The Seller, the Buyer and the Servicer shall each be liable in accordance herewith only to the extent of the obligations specifically and respectively imposed upon and undertaken by the Seller, the Buyer and the Servicer, respectively, herein.

Section 5.08          Limitation on Liability of the Servicer and Others.

(a)           Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to anyone other than the Buyer, and shall not be liable even to the Buyer for any action taken or for refraining from the taking of any action in good faith pursuant to the terms of this Agreement or for errors in judgment (not constituting gross negligence or willful misconduct); provided, however, that this provision shall not protect the Servicer or any of the agents of the Servicer against any liability resulting from any breach of any representation or warranty made herein, or from any liability specifically imposed on the Servicer herein; and provided, further, that this provision shall not protect the Servicer or any of the agents of the Servicer against any liability that would otherwise be imposed against it or them by reason of the willful misfeasance, bad faith or gross negligence in the performance of the Servicer’s, or such officers’, employees’ or agents’, duties or by reason of reckless disregard of the obligations or duties of the Servicer or such officers, employees or agents hereunder.  The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(b)           The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties to service the Loans in accordance with this Agreement and that in its reasonable opinion may involve it in any significant expenses or liability; provided, however, that the Servicer may, with the prior written consent of the Directing Party, undertake any such action that it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto or the interest of the Seller and the Buyer hereunder.  In such event, the reasonable and necessary legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Seller will be liable.  The Servicer shall be entitled to be reimbursed therefor from the Seller upon written demand or by withdrawal from general funds on deposit in the Servicer Account pursuant to Section 3.06(a)(iii).  The Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder or be liable hereunder with respect to any action or inaction taken in accordance with the direction or consent of the Directing Party, so long as any such action directed or consented to is not performed with gross negligence.

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Section 5.09          Indemnification by the Servicer and the Seller.

(a)           The Servicer shall indemnify each of the Seller and the Buyer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Buyer or the Seller may sustain by reason of a breach by the Servicer of any representation or warranty made in Section 5.02(a) hereof, by reason of the Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations or duties under this Agreement.  The provisions of this Section 5.09(a) shall survive the termination of this Agreement.

(b)           The Seller shall indemnify each of the Buyer and the Servicer and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses, arising or resulting from any action or inaction taken, that each of the Buyer and the Servicer may sustain (i) by reason of a breach by the Seller of any representation or warranty made in Section 5.01(a) hereof, (ii) by reason of the Seller’s willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement, or by reason of reckless disregard of its obligations or duties under this Agreement (iii) by reason of any Critical-To-Board Package or Servicing File delivered to the Servicer containing any material misstatement or omission, or (iv) in connection with any claim or legal action relating to this Agreement or the Servicer’s performance hereunder, other than by reason of the Servicer’s willful misfeasance, bad faith or gross negligence in the performance of its duties under this Agreement or by reason of reckless disregard of its obligations or duties under this Agreement. The provisions of this Section 5.09(b) is in addition to any indemnity obligation under the Repurchase Documents and shall survive the termination of this Agreement.

ARTICLE 6

DEFAULT

Section 6.01          Events of Default.

(a)           With respect to the Servicer, if one or more of the following events (“Events of Default”) shall occur and be continuing:

(i)            the Servicer shall fail to remit to the Buyer Account or deposit in the Servicer Account, as applicable, any amount required to be so remitted or deposited under the terms of this Agreement and such failure shall continue unremedied for a period of three (3) Business Days following receipt by the Servicer of written notice of such failure from the Buyer; or

(ii)           the Servicer shall fail to duly observe or perform in any material respect any other covenant or agreement on the part of the Servicer set forth in this Agreement and such failure continues unremedied for a period of five (5) Business Days after the earlier of receipt of notice thereof from the Buyer or the discovery of such failure by the Servicer; provided, however, if such failure is

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capable of cure and the Servicer has commenced the cure of such failure within such five (5) Business Day period, then the Servicer will be permitted an additional cure period, not to exceed thirty (30) days following the date the Servicer received notice or otherwise became aware of such failure so long as the Servicer proceeds with reasonable diligence to cure such failure;

then, and in each and every such case, the Buyer, by notice in writing to the Seller and the Servicer may, in addition to whatever rights the Buyer may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations (but not the liabilities or rights that accrue prior to such termination) of the Servicer under this Agreement. The Buyer has the sole right and authority to declare an Event of Default by the Servicer pursuant to this Section 6.01.  In the event of such termination, all authority and power of the Servicer, if the terminated entity, under this Agreement, whether with respect to the Loans or otherwise, shall, in accordance with Section 7.03 hereof, pass to and be vested in the Buyer or the successor appointed pursuant to Section 7.03 hereof.

(b)           With respect to the Seller, if one or more of the following events (“Events of Default”) shall occur and be continuing:

(i)            the Seller fails to make any payment required to be made under the terms of this Agreement within one (1) Business Day of the date due (except that such failure shall not be an Event of Default if the amount on deposit in the Waterfall Account (as defined in the Master Contract) on the date such payment is due is sufficient to pay the total amount due and payable pursuant to this clause (i), and the Waterfall Account Bank (as defined in the Master Repurchase Agreement) is Buyer or any Affiliate of Buyer);

(ii)           the Seller shall fail to duly observe or perform in any material respect any other covenant or agreement on the part of the Seller set forth in this Agreement and such failure continues unremedied for a period of five (5) Business Days after the earlier of receipt of notice thereof from the Buyer or the Servicer or the discovery of such failure by the Seller; provided, however, if such failure is capable of cure and the Seller has commenced the cure of such failure within such five (5) Business Day period, the Seller will be permitted an additional cure period, not to exceed thirty (30) days following the date the Seller received notice or otherwise became aware of such failure so long as the Seller proceeds with reasonable diligence to cure such failure;

(iii)          any representation, warranty, certification, statement or affirmation made or deemed made by the Seller in this Agreement proves to be incorrect, false or misleading in any material respect when made or deemed made, without regard to any knowledge or lack of knowledge thereof by the Seller, the Buyer or Servicer or any Affiliate of the foregoing or qualification, representation or warranty relating to such knowledge or lack of knowledge, and such breach continues unremedied for five (5) Business Days after the earlier of receipt of notice thereof from the Buyer or the Servicer;

30

(iv)          the Seller engages in fraud, willful misconduct or gross negligence in connection with the performance of their duties under this Agreement; or

(v)           an Event of Default has occurred under the Master Contract;

then, and in each and every such case, (x) the Buyer, by notice in writing to the Seller and the Servicer, and pursuant to the terms and conditions of the Master Contract, may declare an Event of Default by the Seller under the Master Contract or (y) the Servicer, by notice in writing to the Seller and the Buyer may, in addition to whatever rights the Servicer may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations (but not the liabilities or rights that accrue prior to such termination) of the Servicer under this Agreement. In the event of such termination, all rights and obligations of the Servicer, whether with respect to the Loans or otherwise, shall, in accordance with Section 7.03 hereof, pass to and be vested in the Buyer or the successor appointed pursuant to Section 7.03 hereof.

ARTICLE 7

TERMINATION

Section 7.01          Automatic Termination and Renewal Provisions.

This Agreement shall automatically terminate on the thirtieth (30th) day following its execution and at the end of each thirty (30) day period thereafter, unless, in each case, the Buyer shall agree, by prior written notice to the Servicer, to be delivered within two (2) Business Days after the Servicer Remittance Date immediately preceding each such scheduled termination date, to extend the termination date an additional thirty (30) days.  Neither the Seller nor the Servicer may assign its rights or obligations under this Agreement without the prior written consent of the Buyer.

Section 7.02          Termination Without Cause.

Notwithstanding anything herein contained to the contrary, but subject to Section 7.03(b) below, upon ten (10) days written notice to the Servicer, the Buyer may, without cause and for whatever reason, and at the Buyer’s option, terminate this Agreement and any rights and obligations the Servicer may have hereunder as to the Loans.  Any such notice of termination shall be in writing and delivered to the Servicer as provided in Section 8.01 hereof. After delivery of such notice to the Servicer, the Buyer shall arrange for the transfer of servicing to another party, and the Servicer shall continue servicing the Loan under this Agreement, for the Servicing Fee or Defaulted Loan Servicing Fee, as applicable, until the Buyer gives the Servicer notice of the appointment of a successor servicer and of the transfer of such servicing in accordance with Section 7.03 hereof.  In connection with any termination pursuant to this Section 7.02, the Seller shall reimburse the Servicer for its unreimbursed out-of-pocket costs and expenses associated with the transfer of servicing and of the Servicing Files.

31

Section 7.03          Successor to the Servicer.

(a)           In the event that the Servicer resigns or is terminated pursuant to Section 5.05, 6.01 or Section 7.02 herein, the Servicer shall, at the Buyer’s option, perform such duties and responsibilities hereunder during the period from the date it acquires knowledge of such termination or resignation until the effective date of such termination or resignation (if such dates are not the same) with the same degree of diligence and prudence that it is obligated to exercise under this Agreement.

(b)           Any termination of this Agreement or resignation or termination of the Servicer pursuant to Section 5.05, 6.01 or Section 7.02 herein shall not affect any claims that the Seller, the Buyer or the Servicer may have against each other, prior to any such termination or resignation.

(c)           Upon the appointment by the Buyer of a successor servicer following the Servicer’s termination or resignation (the Buyer shall provide to the Servicer the name, address and wiring instructions of such successor servicer), the Servicer shall promptly deliver to such successor the funds in the Servicer Account (net of all unpaid Servicing Fees or Defaulted Loan Servicing Fee, as applicable, unreimbursed costs and expenses under this Agreement) and the Escrow Account, along with the Servicing Files and related documents and statements held by it hereunder with respect to the Loan(s) so affected and the Servicer shall account for all funds.  The Servicer shall execute and deliver such other instruments and do such other things as may reasonably be requested to more fully and definitely vest and confirm in the successor servicer all such rights, powers, duties, responsibilities, obligations and liabilities of servicing the Loans.  Upon the appointment by the Buyer of a successor servicer following the termination or resignation of the Servicer, the Seller shall reimburse the Servicer for all unpaid Servicing Fees or Defaulted Loan Servicing Fee, as applicable, and unreimbursed out-of-pocket costs and expenses under this Agreement.

ARTICLE 8

MISCELLANEOUS

Section 8.01          Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when: (i) with respect to notices, written direction, approvals or consents required under Article 3 and Article 4, delivered by email, with an email confirmation of receipt back from the receiving party, shall be acceptable and (ii) personally delivered at or mailed by first class mail, postage prepaid, or by recognized overnight courier (with a copy delivered by email to the email address provided by each party), and shall be deemed to have been duly given when delivered to:

If to the Seller:

KREF Lending I LLC
9 West 57th Street, Suite 4200
New York, New York 10019

Attention:  Patrick Mattson

32

If to the Buyer:

Wells Fargo Bank, National Association

301 S. College St, 12th Fl.
Charlotte, NC 28202 MAC D1053-125

Attention:  Karen Whittlesey

Facsimile Number:  (855) 882-3270

If to the Servicer:

Situs Asset Management LLC

13128 Hwy 24/27

West Robbins, NC 27325

Attention:  Jim Goodall

with a copy to:

Situs Asset Management LLC

5065 Westheimer Suite 700E

Houston TX 77056

Attention:  Christopher Hyatt, Managing Director

And with a copy to:

Situs Group LLC

5065 Westheimer Suite 700E

Houston TX 77056

Attention:  Legal Department

or such other address as may hereafter be furnished to the other parties by like notice.

Section 8.02          Severability Clause.

(a)           Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Law, the parties hereto waive any provision of Law which prohibits or renders void or unenforceable any provision hereof.

(b)           If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall, in good faith, negotiate an agreement the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

33

Section 8.03          Counterparts.

This Agreement may be executed simultaneously in any number of counterparts.  Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.

Section 8.04          Governing Law.

This Agreement and any claim, controversy or dispute arising under or related to or in connection with this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

Section 8.05                             Protection of Confidential Information.

The Servicer will keep non-public, confidential or and proprietary information in relation to this transaction (“Confidential Information”) confidential and will not disclose the Confidential Information to anyone other than its Affiliates and representatives or in accordance with Accepted Servicing Practices under the terms and conditions referred to in this Agreement, except where (a) such disclosure is required or requested by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, by the rules of any stock exchange on which the shares or other securities of any of the parties or their Affiliates are listed, by the laws or regulations of any country with jurisdiction over the affairs of any Affiliates of any party, or with the prior written consent of the Seller and the Buyer, or (b) the Servicer is advised by its counsel that such disclosure is required by law, regulation or the rules of any supervisory or regulatory agency to which it is subject.  Once the Seller and the Buyer have granted consent, the Servicer is permitted to provide such Confidential Information to such requesting party to the full extent of the permission until such time as the Seller or the Buyer sends written notice requesting the Servicer no longer divulge confidential information.

Section 8.06                             Intention of the Parties.

It is the intention of the parties that the Buyer is conveying, and the Servicer is receiving, only a contract for servicing the Loans.  Accordingly, the parties hereby acknowledge that, subject to the terms and conditions hereof and the Master Contract, the Buyer remains the sole and absolute owner of the Loans and all rights related thereto (including, without limitation, the Servicing Rights) and nothing herein shall be deemed or construed to create a partnership or joint venture between the parties hereto and the Servicer’s services are rendered as an independent contractor and not as an agent for the Buyer.

Section 8.07                             Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Seller, the Buyer and the Servicer and the respective permitted successors and assigns of each.

34

Section 8.08                             Waivers.

The Buyer may waive (which waiver must be in writing) any default by the Servicer in the performance of its obligations hereunder and its consequences.  Upon any such waiver of a past default, such default shall cease to exist.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

Section 8.09                             Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 8.10                             Reproduction of Documents.

This Agreement and all documents relating hereto, including (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process.  The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 8.11                             Further Agreements.

The Seller, the Buyer and the Servicer each agree to execute and deliver to the other such reasonable and appropriate additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 8.12                             Amendment.

This Agreement may be amended from time to time by the parties hereto, but only by written instrument signed by the parties hereto.

[Signatures on the Following Page]

35

IN WITNESS WHEREOF, the Seller, the Buyer and the Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

KREF LENDING I LLC
(Seller)

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION
(Buyer)

By:	/s/ Allen Lewis
Name: Allen Lewis
Title: Director

SITUS ASSET MANAGEMENT LLC
(Servicer)

By:	/s/ George Wisniewski
Name: George Wisniewski
Title: Senior Managing Director

Wells Fargo, Situs & KREF Lending I LLC  - Servicing Agreement (Wells Fargo REPO)

EXHIBIT A

INITIAL LOANS

Property Name	Borrowing Entity Name	Original UPB	Current UPB	Paid Thru Date	Maturity Date	Monthly Principal and Interest Payment

A-1

EXHIBIT B

CRITICAL TO BOARD

1.                          Promissory Note

2.                          Loan Agreement (if applicable)

3.                          Mortgage/Deed of Trust and, if applicable, the Pledge Agreement

4.                          Cash Management Agreement (if applicable)

5.                          Pre-funding Insurance Review Documentation and Insurance Certificates

6.                          Legal Description

7.                          Reserve Agreement (if applicable)

8.                          Post Closing Obligations (if applicable)

9.                          Closing Statement/Sources & Uses

10.                   Closing Worksheet/Escrow Summary (Exhibit II)—to include property address and borrower contact information: name, address, phone and fax (and email address if available)

11.                   Seller’s Asset Summary

12.                   Borrower Tax ID

13.                   PIP Schedule (if applicable)

14.                   Interest Rate Cap Agreement (if applicable)

15.                   Approved Operating Budget (if applicable)

16.                   Ground Lease (if applicable)

17.                   Co-Lender Agreement or Intercreditor Agreement (if applicable)

18.                   Allonges and Assignments for all Purchased Assets that were previously sold or assigned.

B-1

EXHIBIT C
MONTHLY REMITTANCE REPORT

Beg Default Balance	Principal	Contract Interest	Default Interest	Transfer Funding	Payment Due Date	Current Rate	Transactions Misc Fee to Investor	Misc Fee To Situs	Service Fee Amount	Master Service Fee Strip	Net Interest	Net Remittence	Previously Remitted	End Participant Balance	End Default Balance

C-1

EXHIBIT D

SELLER’S INTERNAL REVENUE SERVICE FORM W-8 OR FORM W-9

[To be attached at closing]

D-1

Pricing and Fee Schedule

Portfolio & Contract Formation

Portfolio On-Boarding	$3,500.00 one-time charge for initiating a new portfolio within servicing system and establishing dedicated bank accounts

Legal Review - Servicing Contract	Actual expense not to exceed $10,000.

Loan Servicing Levels

Primary Servicing - Per Note	$3,000.00 annually, assessed as a fixed monthly payment (not subject to partial month proration) of $250.00

Participation Interest - Reporting / Remittance	$200.00 per remittance, deducted from participant payment

Note: Annual fee pro-rated monthly and deducted from remittance

Ancillary Fees

Loan Setup*	$ 1,500 Per Promissory Note

*one-time charge for on-boarding to Enterprisel; does not apply to loans currently serviced by Situs

Transaction-Based Fees (if not paid by borrower)

Per Event
Site Inspections	$175(+ travel)
Cash Management Services (Loan Waterfall Admin.)	$2,000
Payoff Administration Expenses	$200
Bank Fees & Charges	Pass Thru Expense
Legal Fees & Expenses	Pass Thru Expense

EXHIBIT J

FORM OF FUTURE FUNDING CONFIRMATION

[    ] [  ], 20[  ]

Wells Fargo Bank, National Association

One Wells Fargo Center

301 South College Street

MAC D1053-125, 12th Floor

Charlotte, North Carolina  28202

Attention:  Karen Whittlesey

Re:                             Master Repurchase and Securities Contract dated as of October 21, 2015, (the “Agreement”) by and between KREF Lending I LLC and Wells Fargo Bank, National Association (“Buyer”)

Ladies and Gentlemen:

This is a Future Funding Confirmation (as this and other terms used but not defined herein are defined in the Agreement) executed and delivered by Seller and Buyer pursuant to Section 3.10 of the Agreement.  Seller and Buyer hereby confirm and agree that as of the Future Funding Date and upon the other terms specified below, shall advance funds to Seller, or at the request of Seller, to the borrower identified below related to the Purchased Assets listed identified below.

Related Purchased Asset:

Market Value:	$

Applicable Percentage:	%

Maximum Applicable Percentage:	%

Purchased Asset Documents:	As described in Appendix 1 hereto

Future Funding Date:	[ ] [ ], 20[ ]

Purchase Price:	$

Future Funding Amount:	$

Borrower:	$

Seller hereby certifies as follows, on and as of the above Future Funding Date with respect to the Purchased Asset described in this Confirmation:

1.                                      All of the conditions precedent in Article 6 of the Agreement have been satisfied.

2.                                      Seller will make all of the representations and warranties contained in the Agreement (including Schedule 1 to the Agreement as applicable to the Class of such Asset).

Seller:

KREF Lending I LLC, a Delaware limited liability company

By:
Name:
Title:

Buyer:

Acknowledged and Agreed:

Wells Fargo Bank, National Association

By:
Name:
Title:

EXHIBIT K

FORM OF IRREVOCABLE REDIRECTION LETTER

[SELLER LETTERHEAD]

IRREVOCABLE REDIRECTION LETTER

AS OF [    ] [  ], 201[ ]

Ladies and Gentlemen:

Please refer to: (a) that certain [Loan Agreement], dated [    ] [  ], 201[   ], by and between [    ] (the “Borrower”), as borrower, and KREF Lending I LLC (the “Lender”), as lender; and (b) all documents securing or relating to that certain $[    ] loan made by the Lender to the Borrower on [    ] [  ], 201[ ] (the “Loan”).

You are advised as follows, effective as of the date of this letter.

Assignment of the Loan.  The Lender has entered into a Master Repurchase and Securities Contract, dated as of October 21, 2015 (as the same may be amended and/or restated from time to time, the “Repurchase Agreement”), with Wells Fargo Bank, National Association (“Buyer”), One Wells Fargo Center, 301 South College Street, MAC D1053-125, 12th Floor, Charlotte, North Carolina 28202, and has assigned its rights and interests in the Loan (and all of its rights and remedies in respect of the Loan) to Buyer, subject to the terms of the Repurchase Agreement.  This assignment shall remain in effect unless and until Buyer has notified Borrower otherwise in writing.

Direction of Funds.  In connection with Borrower’s obligations under the Loan, Lender hereby directs Borrower to disburse, by wire transfer, any and all payments to be made under or in respect of the Loan to the following account, for the benefit of Buyer:

Wells Fargo Bank, N.A.

ABA # [         ]

Account # [         ]

Acct Name: [         ]

(Reference loan number and property name/borrower name)

This direction shall remain in effect unless and until Buyer has notified Borrower otherwise in writing.

Modifications, Waivers, Etc.  No modification, waiver, deferral, or release (in whole or in part) of any party’s obligations in respect of the Loan, or of any collateral for any obligations in respect of the Loan, shall be effective without the prior written consent of Buyer.  Notwithstanding the foregoing, neither Lender nor any servicer shall take any material action or effect any modification or amendment to any Purchased Asset without first having given prior notice thereof to Buyer in each such instance and receiving the prior written consent of Buyer.

Please acknowledge your acceptance of the terms and directions contained in this correspondence by executing a counterpart of this correspondence and returning it to the undersigned.

Very truly yours,

KREF LENDING I LLC, a Delaware limited liability company

By:
Name:
Title:
Date: [ ] [ ], 201[ ]

Agreed and accepted this [ ]
day of [ ], 201[ ]
[ ]

By:
Name:
Title:

EXHIBIT L-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Buyers That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of October 21, 2015 (as amended, supplemented or otherwise modified from time to time, the “Contract”), among KREF Lending I LLC, as Seller, and Wells Fargo Bank, National Association, as Buyer.

Pursuant to the provisions of Section 12.06 of the Contract, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Repurchase Obligations in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Seller with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller, and (2) the undersigned shall have at all times furnished the Seller with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Contract and used herein shall have the meanings given to them in the Contract.

[NAME OF BUYER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT L-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of October 21, 2015 (as amended, supplemented or otherwise modified from time to time, the “Contract”), among KREF Lending I LLC, as Seller, and Wells Fargo Bank, National Association, as Buyer.

Pursuant to the provisions of Section 12.06 of the Contract, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten-percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer in writing, and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Contract and used herein shall have the meanings given to them in the Contract.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT L-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of October 21, 2015 (as amended, supplemented or otherwise modified from time to time, the “Contract”), among KREF Lending I LLC, as Seller, and Wells Fargo Bank, National Association, as Buyer.

Pursuant to the provisions of Section 12.06 of the Contract, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Buyer with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Buyer and (2) the undersigned shall have at all times furnished such Buyer with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Contract and used herein shall have the meanings given to them in the Contract.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT L-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Buyers That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Master Repurchase and Securities Contract dated as of October 21, 2015 (as amended, supplemented or otherwise modified from time to time, the “Contract”), among KREF Lending I LLC, as Seller, and Wells Fargo Bank, National Association, as Buyer.

Pursuant to the provisions of Section 12.06 of the Contract, the undersigned hereby certifies that (i) it is the sole record owner of the Repurchase Obligations in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Repurchase Obligations, (iii) with respect to the extension of credit pursuant to this Contract or any other Repurchase Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten-percent shareholder of the Seller within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Seller as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Seller with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Seller, and (2) the undersigned shall have at all times furnished the Seller with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Contract and used herein shall have the meanings given to them in the Contract.

[NAME OF BUYER]

By:
Name:
Title:

Date: , 20[ ]

ANNEX 1

BUYER’S LOCATION

Wells Fargo Bank, National Association

One Wells Fargo Center

301 South College Street

MAC D1053-125, 12th Floor

Charlotte, North Carolina  28202

Attention:  Allen Lewis

SELLER’S LOCATION

KREF Lending I LLC

9 West 57th Street, Suite 4200

New York, New York 10019

Attention: Patrick Mattson

Email: ###############@kkr.com

With a copy to

Paul Hastings LLP

75 East 55th Street

New York, New York 10022

Attention: John Cahill, Esq.

Email: #########@paulhastings.com

SELLER’S ACCOUNT INFORMATION

Bank:	JPMorgan Chase Bank, N.A.
Account Name:	KKR Real Estate Finance Holdings LP
ABA Number:	#########
Account Number:	##########
Attention:	JPM Service Team (Phone Number - ###-###-####)